  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1998

                                                REGISTRATION NO. 333-62211
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                        ARCH COMMUNICATIONS GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                    4812                    31-1358569
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL)    (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
      INCORPORATION OR
        ORGANIZATION)

                        1800 WEST PARK DRIVE, SUITE 250
                       WESTBOROUGH, MASSACHUSETTS 01581
                                (508) 870-6700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             C. EDWARD BAKER, JR.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        ARCH COMMUNICATIONS GROUP, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                       WESTBOROUGH, MASSACHUSETTS 01581
                                (508) 870-6700
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                COPIES TO:

                            EDWARD YOUNG, ESQ.
                           DAVID A. WESTENBERG, ESQ.
                             C/O HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                (617) 526-6000
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the effective registration statement for the same offering. [_]

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A + +REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 1998

PROSPECTUS

  SHARES OF COMMON STOCK AND CLASS B COMMON STOCK STOCK PURCHASE WARRANTS AND
          TRANSFERABLE RIGHTS TO PURCHASE SUCH STOCK AND WARRANTS

                                       OF

(LOGO)
                        ARCH COMMUNICATIONS GROUP, INC.

  Arch Communications Group, Inc. a Delaware corporation ("Arch"), is offering the securities described herein (the "Securities") to certain unsecured creditors of MobileMedia Communications, Inc., a Delaware corporation ("MMC" and, together with its subsidiaries, "MobileMedia") and MMC's parent company, MobileMedia Corporation ("Parent"), in the manner described herein (the "Rights Offering"), subject to certain conditions.

  The nature, amount and pricing of the Securities will depend on whether or not the average closing sales price, calculated in the manner described herein, for Arch's Common Stock, $.01 par value per share ("Common Stock") during a future 15 trading-day period (the "Subsequent Pricing Period") is not less than $6.25 per share. If such average price (an "Arch Common Stock Price") is not less than $6.25 per share, the Securities will consist of a maximum of 43,400,000 shares (subject to adjustment) and a minimum of 31,114,000 shares (subject to adjustment) of Arch's Common Stock, a maximum of 12,286,000 shares (subject to adjustment) and a minimum of zero shares of its Class B Common Stock, $.01 par value per share ("Class B Common Stock"; together with the Common Stock, "Stock"), for a total of 43,400,000 shares (subject to adjustment) of such Stock, 2,239,000 Stock Purchase Warrants to acquire up to 2,239,000 additional shares of Stock in specified circumstances ("Warrants"), and transferable subscription rights to acquire such Stock and Warrants (the "Rights"). Each Right will entitle its holder to purchase, for $5.00(/1/) in cash (subject to adjustment) (the "Subscription Price"), one unit (a "Unit") consisting of one share of Stock and 0.0516 of one Warrant. Each Warrant will entitle its holder to purchase one share of Stock for $8.19 (the

                                                        (continued on next page)
-----

(1) It is assumed throughout this Prospectus that the Arch Common Stock Price, calculated as described herein during an Initial Measurement Period (as defined herein) which ends on September 22, 1998 will be at the lowest point of the range for the Initial Measurement Period under the formula described under "The MobileMedia Plan of Reorganization--Calculation of Shares". See "Risk Factors--Uncertainties Related to the Transaction--Use of Pro Forma Assumptions".

                                  -----------

  SEE "RISK FACTORS", BEGINNING ON PAGE 14, FOR A DISCUSSION OF CERTAIN FACTORS (INCLUDING SUBSTANTIAL DILUTION) THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THIS OFFERING AND AN INVESTMENT IN THE SECURITIES.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      UNDERWRITING
                                         SUBSCRIPTION DISCOUNTS AND PROCEEDS TO
                                            PRICE      COMMISSIONS    ARCH (2)
--------------------------------------------------------------------------------
Per Unit................................    $5.00(1)      None         $5.00(1)
--------------------------------------------------------------------------------
Total................................... $217,000,000     None      $217,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See note (1) above

(2) Before deducting offering expenses payable by Arch estimated at $    and
    assuming that none of the Warrants is exercised. A holder of Rights or its assignee need not exercise any minimum number of Rights. There are no underwriting arrangements with any underwriter or broker-dealer or other person with respect to any of the Securities offered hereby. The Standby Purchasers (as defined herein) have entered into binding written commitments to exercise Rights distributable to them to purchase a maximum of 56,760,000 Units and to subscribe for up to an additional 51,740,000 unsubscribed Units. There are no other agreements or understandings regarding the distribution of Rights and no agreements or understandings regarding the exercise of Warrants by the Standby Purchasers and no assurance can be given that any Warrants will be exercised.

  Arch intends to issue certificates evidencing the shares of Common Stock, Class B Common Stock and Warrants to subscribers as soon as possible after consummation of the Rights Offering. It is expected that such consummation will occur simultaneously with consummation of the Merger (as defined herein) and as soon as practicable after the Expiration Date (as defined herein) and the date that the FCC Grant (as defined herein) has become final, but in no event later than June 30, 1999.

                  THE DATE OF THIS PROSPECTUS IS       , 1998.

(continued from previous page)

"Warrant Exercise Price"), payable solely in cash. The Warrants will be exercisable from date of issuance through September 1, 2001. The terms of the Warrants and the other Securities are described in detail under "Description of Securities".

  If average closing sales prices for Common Stock, calculated in the manner described herein, are less than $6.25 during the Subsequent Pricing Period, the terms of the Rights will be adjusted (an "Adjustment") so that each Right will entitle its holder to purchase, for a Subscription Price of $3.50(/1/) in cash (subject to adjustment to between $2.00 and $4.99 per share), a Unit consisting of one share of Stock and no Warrants. In such circumstances, the Securities will consist of a maximum of 108,500,000 shares and a minimum of 31,114,000 shares of Common Stock and a maximum of 45,487,000 shares and a minimum of zero shares of Class B Common Stock, for a total maximum of 108,500,000 and a total minimum of 43,470,000 shares of Stock, no Warrants and a maximum of 108,500,000 and a minimum of 43,470,000 Rights.

  MobileMedia and Parent, operating as debtors-in-possession (the "Debtors"), have filed an amended plan of reorganization dated August 18, 1998 (the "Amended Plan" or the "Plan") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), proposing a reorganization of MobileMedia (the "Reorganization") in connection with the pending insolvency proceedings of MobileMedia and Parent (the "Insolvency Proceedings") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). The Plan contemplates a merger of MMC with a subsidiary of Arch (the "Merger") at the time the Amended Plan becomes effective (the "Effective Time"). Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger. The Merger is conditioned upon (i) entry by the Bankruptcy Court of a Confirmation Order (as defined herein) for the Amended Plan ("Confirmation") (ii) receipt of all other necessary governmental approvals, including approval by the Federal Communications Commission (the "FCC") in the form of an FCC Grant (as defined herein) and (iii) satisfaction of various other conditions (collectively, the "Closing Conditions"). As provided in the Plan, each holder of a general unsecured claim against the Debtors (an "Unsecured Claim") which is not disputed as of the Confirmation Date, as defined in the Amended Plan (an "Unsecured Creditor") will be entitled to
receive a distribution consisting of one Right for each $   of Unsecured
Claims held by it, if no Adjustment is made, and between $    and $    of such
Unsecured Claims if an Adjustment is made (the "Distribution Ratio"). The Subscription Price will be equal to 80% of the Arch Common Stock Price, which will be the lower of (i) average closing sales prices for Common Stock on five randomly selected trading days, with the highest and lowest prices disregarded, during the Subsequent Pricing Period (provided that the Arch Common Stock Price shall not be less than $2.50 nor more than $6.25 if calculated on the basis of prices during the Subsequent Pricing Period) or
(ii) average closing sales prices for Common Stock on eight randomly selected trading days, with the two highest and two lowest prices disregarded, during a 20 trading-day period commencing on August 25, 1998 and ending on September 22, 1998 (the "Initial Measurement Period"), provided that the Arch Common Stock Price shall not be less than $6.25 nor greater than $10.63 if calculated on the basis of prices during the Initial Measurement Period. The Subscription Price will reflect a 20% discount from the Arch Common Stock Price and will range from $5.00 to $8.50 if calculated on the basis of prices during the Initial Measurement Period and from $2.00 to $4.99 if calculated on the basis of prices during the Subsequent Pricing Period. See "The MobileMedia Plan of Reorganization--Calculation of Shares".

  The Rights will be evidenced by transferable certificates which will be mailed to each holder of undisputed Unsecured Claims on the date described herein promptly following the effective date of the registration statement of which this Prospectus is a part (the "Registration Statement"). The Rights will expire at 5:00 p.m., New York City time, on a date that is selected by Arch and MobileMedia which is at least 15 days after the later of (i) the
--------

(1) Based upon the midpoint of the range for the Subsequent Pricing Period under the formula described under "The MobileMedia Plan of Reorganization--Calculation of Shares". See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions".

last day of the Subsequent Pricing Period or (ii) the date on which all Closing Conditions (other than the expiration of the Rights Offering, the finality of the FCC Grant and other conditions which by their terms cannot be satisfied until the Effective Time) are first satisfied or, if legally permissible, waived (the "Expiration Date"). See "The Rights Offering--Terms of the Rights Offering". Any Rights which remain unexercised at the close of business on the Expiration Date will no longer be exercisable.

  Certain Unsecured Creditors (the "Standby Purchasers") have entered into binding written commitments (i) to subscribe for the full number of Units subject to Rights which they are entitled to receive based upon their Unsecured Claims (a total of 22,704,000 Units, assuming a Subscription Price of $5.00) and (ii) subject to certain conditions, to act as standby purchasers of any and all additional unsubscribed Units at the Subscription Price (a maximum of 20,696,000 Units, assuming a Subscription Price of $5.00). See "The Rights Offering--Standby Purchase Agreements". The Standby Purchasers who purchase unsubscribed Units pursuant to such commitments may from time to time re-offer the Securities underlying the Units through ordinary brokerage transactions on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In consideration of the Standby Purchasers' commitments, Arch has agreed to issue to the Standby Purchasers at the Effective Time warrants, which (unless an Adjustment is made) will be identical in all respects to the Warrants offered hereby, to acquire a total of 2,239,000 shares of Common Stock at an exercise price of $8.19 per share (the "Standby Purchasers' Warrants"). If an Adjustment is made, the exercise price of the Standby Purchasers' Warrants will be recalculated, using a formula based in part on the adjusted Subscription Price, to an amount ranging from approximately $3.25 to approximately $8.11 per share, and the number of shares of Stock covered by
such Warrants will be subject to increase to a maximum of     shares. Arch has
also granted certain registration rights with respect to the Stock to be held by the Standby Purchasers at the Effective Time and the Stock underlying the Standby Purchasers' Warrants.


  Votes in favor of approval of the Amended Plan ("Plan Approval") are being solicited pursuant to an amended Disclosure Statement dated August 25, 1998 (the "Disclosure Statement") which is expected to be mailed to the creditors of MobileMedia and Parent on or about September , 1998 and which has been filed as an exhibit to the Registration Statement and is attached hereto as Annex A. The Bankruptcy Court has approved the Disclosure Statement as containing adequate information with respect to the Amended Plan in accordance with Section 1125 of the Bankruptcy Code.



  Holders of Rights may subscribe for Units in the Rights Offering in the manner described under "The Rights Offering--Method of Exercise of Rights". All subscriptions will be irrevocable. Subscriptions for Units received by Arch will be accepted subject to Arch's right, to the extent permitted under the Merger Agreement (as defined herein) to reject any subscription and subject to satisfaction or, if legally permissible, waiver of the Closing Conditions and consummation of the Merger. Subscription documents and subscribed funds will be held in escrow by The Bank of New York (the "Subscription Agent") pending receipt of subscriptions for all of the Units. If the Rights Offering is not fully subscribed, the Confirmation Order is not entered by March 31, 1999 or the Merger does not take place by June 30, 1999, the Subscription Agent will promptly return all subscribed funds to subscribers without interest. Any and all interest earned on subscribed funds will be remitted to Arch.

  All purchasers of Units will acquire shares of Common Stock and (unless an Adjustment is made) Warrants to purchase Common Stock, except that Standby Purchasers or others will instead acquire shares of Class B Common Stock and (unless an Adjustment is made) Warrants to purchase Class B Common Stock to the extent described under "The Rights Offering--Standby Purchase Agreements" if they would otherwise hold in the aggregate more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or securities having more than 49.0% of the total voting power of Arch's outstanding capital stock. Shares of Common Stock and Class B Common Stock are identical except that holders of Common Stock are entitled to vote on the election of directors and cast one vote per share on all other matters while holders of Class B Common Stock are not entitled to vote on the election of directors and are entitled to cast 1/100th of one vote per share on all other matters. Shares of Class B Common Stock are convertible into shares of Common Stock at a one-for-one ratio in specified circumstances. See "Description of Securities".

  The Common Stock, Class B Common Stock and Warrants included in the Units will be transferable separately, commencing immediately after issuance. Arch has agreed to use its best efforts to cause such

Common Stock, Class B Common Stock and Warrants and the Common Stock and Class B Common Stock underlying the Warrants to be approved for quotation on the Nasdaq National Market. Prior to this Rights Offering there has been no market for the Rights, the Units, the Class B Common Stock or the Warrants; it is unlikely that a market for the Rights, the Units or the Class B Common Stock will develop and uncertain whether a market for the Warrants will develop. Arch's Common Stock is quoted on the Nasdaq National Market under the symbol "APGR". On August 18, 1998 (the last day prior to public announcement of the existence of negotiations regarding the proposed Merger) the high and low reported sale prices for the Common Stock on the Nasdaq National Market were $4.00 and $3.375 per share, respectively. On September 11, 1998 the last reported sales price for the Common Stock was $2.375 per share. The terms of the Rights Offering, including the formulas and other methods for determining the Distribution Ratio, the Subscription Price, the Arch Common Stock Price, the number of Units and the Warrant Exercise Price have been determined by negotiation among Arch, the Debtors and certain Unsecured Creditors and are not necessarily related to Arch's assets, net worth, results of operations or other recognized criteria of value, although Arch and such Unsecured Creditors considered the trading prices of the Common Stock prior to August 18, 1998, as well as recent operating results of Arch and MobileMedia, projected combined operating results of Arch and MobileMedia and pricing practices customary in transactions of this type, when negotiating the formulas and other methods for determining the Distribution Ratio, the Subscription Price, the Arch Common Stock Price, the number of Units and the Warrant Exercise Price.

  The Amended Plan provides for distribution of additional shares of Common Stock to Unsecured Creditors at the Effective Time as further consideration for discharge of their Unsecured Claims. These additional shares are described in the Disclosure Statement. Unsecured Creditors should carefully read this Prospectus for an understanding of Arch's securities and the Disclosure Statement for an understanding of other matters relating to the Amended Plan and to Plan Approval. The Amended Plan also provides for the issuance of warrants and (if an Adjustment is made) stock purchase rights to holders of Arch's outstanding Common Stock and Series C Preferred Stock (as defined herein). See "Prospectus Summary--The Merger and the Reorganization".

  Rights, Units and the Stock and Warrants which comprise the Units may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), by Unsecured Creditors and their assignees who are not affiliates (as defined herein) of Arch or underwriters within the meaning of the Securities Act. The Standby Purchasers and any other Unsecured Creditors who acquire 10% or more of the Common Stock may be deemed to be statutory underwriters with respect to the Securities they purchase. A person deemed to be a statutory underwriter under the Securities Act may be subject to certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act. Arch intends to file a separate registration statement or statements covering exercises of the Warrants and certain resales of the Stock and Warrants by affiliates, the Standby Purchasers or others.

  THE RIGHTS OFFERING IS NOT BEING MADE TO, NOR WILL ARCH ACCEPT SUBSCRIPTIONS FROM, PERSONS IN ANY JURISDICTION IN WHICH THE RIGHTS OFFERING OR THE ACCEPTANCE OF SUCH SUBSCRIPTION WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE RIGHTS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING SUBSCRIPTION CERTIFICATE, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ARCH OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING SUBSCRIPTION CERTIFICATE, NOR ANY SUBSCRIPTION MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ARCH OR MOBILEMEDIA SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

  UNTIL      , 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
OFFERING TRANSACTIONS IN THE RIGHTS OFFERING MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

                               ----------------

                             AVAILABLE INFORMATION

  Arch is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Parent and MMC are also subject to the informational requirements of the Exchange Act but have filed only limited reports since the commencement of their bankruptcy proceedings in January 1997. See "Business--MobileMedia--Events Leading up to MobileMedia's Bankruptcy Filings". Financial statements included in Parent's and MMC's periodic reports for all periods since February 1997 have not been prepared in accordance with generally accepted accounting principles ("GAAP") due to Parent's and MMC's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included herein reflect adjustments from the unaudited statements, including but not limited to an impairment adjustment of $792.5 million recorded as of December 31, 1996. The reports, proxy statements and other information filed with the Commission by Arch and, to the extent available, by Parent and MMC, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, Arch, Parent and MMC are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Stock is traded on the Nasdaq National Market under the symbol "APGR". Reports and other information filed by Arch can also be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Parent's Common Stock is not currently traded on any exchange.

  Arch has filed with the Commission the Registration Statement on Form S-4 under the Securities Act with respect to the Securities offered hereby. (The term "Registration Statement" includes all amendments, exhibits, annexes and schedules thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to Arch and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  COPIES OF ARCH'S FILINGS WITH THE COMMISSION MAY BE OBTAINED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE FROM ARCH, 1800 WEST PARK DRIVE, SUITE 250, WESTBOROUGH, MASSACHUSETTS 01581, ATTENTION: INVESTOR RELATIONS, TELEPHONE
(508) 870-6700. COPIES OF PARENT'S AND MMC'S FILINGS WITH THE COMMISSION MAY BE OBTAINED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE FROM PARENT, FORT LEE EXECUTIVE PARK, ONE EXECUTIVE DRIVE, SUITE 500, FORT LEE, NEW JERSEY 07024,
ATTENTION: SECRETARY, TELEPHONE (201) 224-9200.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   1
  The Companies...........................................................   1
    Arch..................................................................   1
    MobileMedia...........................................................   2
  The Combined Company....................................................   3
  The Merger and the Reorganization.......................................   3
    Stockholdings Before and After the Merger.............................   5
    Board of Directors of Arch upon the Merger............................   5
    Effective Time of the Merger..........................................   5
    Regulatory Approvals..................................................   5
    Certain Federal Income Tax Consequences of the Merger.................   6
    Accounting Treatment..................................................   6
    Termination; Amendment and Waiver.....................................   6
    Interests of Certain Persons in the Merger............................   7
  Risk Factors............................................................   7
  The Rights Offering.....................................................   8
FORWARD-LOOKING STATEMENTS................................................  12
RISK FACTORS..............................................................  14
  Uncertainties Related to the Merger and the Reorganization..............  14
    Challenges of Business Integration....................................  14
    Certain Risks Associated with the Merger..............................  14
    Transaction Costs.....................................................  14
    Substantial Amortization Charges......................................  15
    Use of Pro Forma Assumptions..........................................  15
  Risks Common to Arch and MobileMedia....................................  15
    Growth and Acquisition Strategy.......................................  15
    Future Capital Needs; Uncertainty of Additional Funding...............  15
    Competition and Technological Change..................................  16
    Government Regulation, Foreign Ownership and Possible Redemption......  16
    High Degree of Leverage After the Merger..............................  18
    Subscriber Turnover...................................................  18
    Dependence on Third Parties...........................................  19
    Possible Acquisition Transactions.....................................  19
    Dependence on Key Personnel...........................................  19
    Impact of the Year 2000 Issue.........................................  19
    No Dividends..........................................................  20
    History of Losses.....................................................  20
    Volatility of Trading Price...........................................  21
    Risks Relating to the Unaudited Combined Company Projections..........  21
    Certain Federal Income Tax Considerations; Possible Loss of Corporate
     Tax Benefits.........................................................  21
  Risks Related to Arch...................................................  22
    Arch's Indebtedness and High Degree of Leverage.......................  22
    Lender Approval and Merger Cash Requirements..........................  22
    API Credit Facility, Bridge Facility and Indenture Restrictions.......  23
    Possible Fluctuations in Revenues and Operating Results...............  23
    Divisional Reorganization of Arch.....................................  23
    Anti-Takeover Provisions..............................................  24
  Risks Related to MobileMedia............................................  24
    Disruption of Operations Prior to and Following Bankruptcy Filing.....  24

                                                                           PAGE
                                                                           ----
  Assumptions Regarding Value of MobileMedia Assets.......................  24
 Risks Related to the Rights Offering.....................................  24
  Market Risks in Exercising Rights.......................................  24
  Absence of Trading Market for the Rights, Units, Class B Common Stock
   and Warrants...........................................................  25
  Dilution................................................................  25
  Class B Common Stock....................................................  25
  Possible Adverse Effect on Market Price of Common Stock of Shares
   Eligible for Future Sale...............................................  25
  Possible Inability to Exercise Warrants.................................  25
THE RIGHTS OFFERING.......................................................  26
  Background..............................................................  26
  Terms of the Rights Offering............................................  26
  Standby Purchase Agreements.............................................  27
  Subscription Agent......................................................  30
  Information Agent.......................................................  30
  Method of Exercise of Rights............................................  31
  Payment for Units.......................................................  31
  No Revocation...........................................................  33
  Method of Transferring Rights...........................................  33
  Procedures for Book Entry Transfer Facility Participants................  33
  Foreign and Certain Other Holders.......................................  33
  Certain Federal Income Tax Consequences.................................  33
USE OF PROCEEDS...........................................................  34
DILUTION..................................................................  34
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH.......  35
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--
 MOBILEMEDIA..............................................................  37
UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA..................  39
COMPARATIVE PER SHARE DATA................................................  40
MARKET PRICE INFORMATION AND DIVIDEND POLICY..............................  41
THE MERGER AND THE REORGANIZATION.........................................  42
  Background of the Merger................................................  42
  Arch Reasons for the Merger.............................................  45
  Interests of Certain Persons in the Merger..............................  45
  Accounting Treatment....................................................  45
  Certain Federal Income Tax Consequences.................................  45
  Regulatory Approvals....................................................  46
    FCC Approval..........................................................  46
    State Approvals.......................................................  47
    Antitrust.............................................................  48
  Federal Securities Law Consequences.....................................  48
  Nasdaq National Market Listing..........................................  48
THE MERGER AGREEMENT......................................................  49
  The Merger..............................................................  49
  Effect of the Merger....................................................  49
  Representations and Warranties..........................................  49
  Certain Covenants and Agreements........................................  49
    Best Efforts..........................................................  50

                                                                          PAGE
                                                                          ----
    Approvals, Consents..................................................  50
    Arch Not to Control..................................................  50
    Bankruptcy Covenants.................................................  50
    Conduct of MobileMedia's Business Pending the Merger.................  51
    Conduct of Arch's Business Pending the Merger........................  51
    Notice of Breaches...................................................  52
    Exclusivity Provisions...............................................  52
    Break-up Fee Provisions..............................................  54
    Nasdaq National Market Quotation.....................................  55
    Delivery of Financial Statements.....................................  55
    Full Access..........................................................  55
    Stockholder Approval; Special Meeting................................  56
    Preparation of Prospectus and Disclosure Statement...................  56
    Application of MobileMedia Tower Sale Proceeds.......................  56
    Fee Filing...........................................................  56
    Indemnification; Directors and Officers Insurance....................  57
    State Takeover Laws..................................................  57
    Employees............................................................  57
    Effects of Arch's Rights Agreement...................................  58
    Rights Offering; Registration Statement..............................  58
    Reimbursement of Arch's Expenses.....................................  58
  Conditions.............................................................  58
  Termination............................................................  61
  Amendment and Waiver...................................................  62
    Related Agreements...................................................  62
    Registration Rights Agreements.......................................  62
  Warrant Agreements.....................................................  63
  Related Matters After the Merger.......................................  63
THE MOBILEMEDIA PLAN OF REORGANIZATION...................................  64
  The Amended Plan.......................................................  64
  Executory Contracts....................................................  66
  Implementation of Plan.................................................  66
  Conditions to Effectiveness of the Plan................................  66
  Discharge..............................................................  67
  Releases and Indemnification...........................................  67
  Jurisdiction...........................................................  67
  Calculation of Shares..................................................  67
THE COMBINED COMPANY.....................................................  69
  Overview...............................................................  69
  Strategy...............................................................  69
  Unaudited Financial Projections and Operational Cost Synergies.........  70
UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS......................  72
UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATION.............  73
UNAUDITED COMBINED COMPANY PROJECTED STATEMENT OF CASH FLOW..............  74
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS .........  76
ARCH COMMUNICATIONS GROUP, INC. UNAUDITED PRO FORMA CONDENSED
 CONSOLIDATED BALANCE SHEET..............................................  77

                                                                          PAGE
                                                                          ----
ARCH COMMUNICATIONS GROUP, INC. UNAUDITED PRO FORMA CONDENSED
 CONSOLIDATED STATEMENT OF OPERATIONS....................................  78
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
 STATEMENTS..............................................................  80
INDUSTRY OVERVIEW........................................................  82
  General................................................................  82
  Paging and Messaging Services..........................................  83
  Competition............................................................  83
  Regulation.............................................................  84
    Federal Regulation...................................................  84
    State Regulation.....................................................  87
    Future Regulation....................................................  87
BUSINESS.................................................................  88
  Arch...................................................................  88
    Business Strategy....................................................  88
    Paging and Messaging Services, Products and Operations...............  89
    Investments in Narrowband PCS Licenses...............................  91
    Subscribers and Marketing............................................  92
    Competition..........................................................  93
    Regulation...........................................................  93
    Sources of Equipment.................................................  93
    Employees............................................................  93
    Trademarks...........................................................  93
    Properties...........................................................  93
    Litigation...........................................................  94
  Arch Management........................................................  94
    Directors and Executive Officers.....................................  94
    Board Committees.....................................................  96
    Indemnification and Director Liability...............................  96
  Arch Executive Compensation............................................  97
    Summary Compensation Table...........................................  97
    Executive Retention Agreements.......................................  98
    Stock Option Grants..................................................  98
    Option Exercises and Year-End Option Table...........................  99
    Compensation Committee Interlocks and Insider Participation..........  99
  Principal Stockholders................................................. 100
  Stockholdings Before and After the Merger.............................. 102
  Arch Management's Discussion and Analysis of Financial Condition and
   Results of Operations................................................. 103
    Overview............................................................. 103
    Shift in Operating Focus............................................. 103
    Divisional Reorganization............................................ 104
    ACE/USAM Merger...................................................... 104
    Results of Operations................................................ 105
    Liquidity and Capital Resources...................................... 109
    Recent and Pending Accounting Pronouncements......................... 111
  MobileMedia............................................................ 112
    Business Strategy.................................................... 112
    Paging and Messaging Services Products and Operations................ 112
    Networks and Licenses................................................ 113

                                                                           PAGE
                                                                           ----
    Sales and Marketing................................................... 114
    Competition........................................................... 115
    Regulation............................................................ 115
    Sources of Equipment.................................................. 115
    Employees............................................................. 116
    Trademarks............................................................ 116
    Properties............................................................ 116
    Events Leading Up To MobileMedia's Bankruptcy Filings................. 117
    Litigation............................................................ 118
  MobileMedia Management's Discussion and Analysis of Financial Condition
   and Results of Operations.............................................. 121
    Presentation of Financial Condition and Results of Operations......... 121
    Overview.............................................................. 121
    Pending FCC Action Against MobileMedia................................ 122
    Results of Operations................................................. 124
    Liquidity and Capital Resources....................................... 130
    New Authoritative Accounting Pronouncements........................... 134
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS................................. 134
  The Receipt of Rights by Unsecured Creditors for Unsecured Claims....... 135
    Receipt of Rights by Holders of Unsecured Claims not Constituting
     Securities........................................................... 135
    Receipt of Rights by Holders of Unsecured Claims Constituting
     Securities........................................................... 135
  Sale of the Rights...................................................... 136
  Expiration of Unexercised Rights........................................ 136
  Exercise of the Rights and Acquisition of the Units..................... 136
  Tax Basis and Holding Period of the Warrants and Stock.................. 136
  Sale of the Warrants or Stock........................................... 137
  Exercise of the Warrants................................................ 137
  Lapse of the Warrants................................................... 137
  Constructive Distributions with Respect to the Warrants................. 137
  Distributions on the Stock Acquired Through the Exercise of Rights or
   Warrants............................................................... 137
  Backup Withholding...................................................... 138
DESCRIPTION OF SECURITIES................................................. 139
  Rights.................................................................. 139
  Units................................................................... 139
  Warrants................................................................ 139
  Common Stock............................................................ 140
  Class B Common Stock.................................................... 140
  Preferred Stock......................................................... 140
  Series C Preferred Stock................................................ 141
  Foreign Ownership Restrictions.......................................... 141
  Anti-Takeover Provisions................................................ 141
    Rights Plan........................................................... 142
    Classified Board of Directors......................................... 142
    Stockholder Actions and Meetings...................................... 143
    Amendment of Certain Provisions of the Arch Certificate and Arch By-
     laws................................................................. 143
    Consideration of Non-Economic Factors in Acquisitions................. 143
    Restrictions on Certain Purchasers of Stock by Arch................... 143
    "Blank Check" Preferred Stock......................................... 144
    Delaware Anti-Takeover Statute........................................ 144
    Director Liability and Indemnification................................ 144

                                                                          PAGE
                                                                          ----
  Transfer Agent and Registrar........................................... 145
  Registration Rights.................................................... 145
DESCRIPTION OF CERTAIN ARCH INDEBTEDNESS................................. 146
  API Credit Facility.................................................... 146
  Bridge Facility........................................................ 146
  ACI 9 1/2% Notes....................................................... 147
  ACI 14% Notes.......................................................... 149
  ACI 12 3/4% Notes...................................................... 150
  Arch Discount Notes.................................................... 151
  Arch Convertible Debentures............................................ 153
LEGAL MATTERS............................................................ 155
EXPERTS.................................................................. 155
INDEX TO FINANCIAL STATEMENTS............................................ F-1
ANNEX A: DISCLOSURE STATEMENT TO DEBTORS' SECOND AMENDED JOINT PLAN OF
 REORGANIZATION.......................................................... A-1
ANNEX B: AGREEMENT AND PLAN OF MERGER (COMPOSITE COPY)................... B-1
ANNEX C: DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION ........... C-1

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Prospectus and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus. None of the financial or share information reflects the effect of a reverse stock split that Arch has recently proposed for stockholder approval. Prospective investors in the Rights Offering are urged to read this Prospectus and the Annexes hereto in their entirety.

                                 THE COMPANIES

ARCH

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States based on earnings before interest, taxes, depreciation and amortization ("EBITDA"). Arch had 4.1 million pagers in service at June 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

  Arch has achieved significant growth in pagers in service and EBITDA through a combination of internal growth and acquisitions. From January 1, 1995 through June 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 79.0%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 56.1%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase. For the twelve months ended June 30, 1998, Arch's total revenues were $408.2 million, representing a compound growth rate on an annualized basis of 61.7% since January 1, 1995. For the same period, Arch's EBITDA was $136.2 million, representing a compound growth rate on an annualized basis of 78.4% since January 1, 1995.

  Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital; (v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such consolidation.

  Arch's operating objectives are to increase its EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. To achieve its operating objectives, Arch: (i) has selected a low-cost operating strategy as its principal competitive tactic; (ii) is seeking to reduce its financial leverage by reducing capital requirements and increasing EBITDA; (iii) has focused its capital and marketing resources on one-way paging and enhanced services while taking steps to position itself to participate in new and emerging services and applications in narrowband personal communications services ("N-PCS"); and (iv) is pursuing new revenue opportunities associated with its 4.1 million pagers in service.

  A predecessor to Arch, also named Arch Communications Group, Inc. ("Old Arch"), was incorporated in January 1986 in Delaware and conducted its operations through wholly owned direct and indirect subsidiaries.

On September 7, 1995, Old Arch completed its acquisition of USA Mobile Communications Holdings, Inc. ("USA Mobile") through the merger (the "USA Mobile Merger") of Old Arch with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. In accordance with GAAP, Old Arch was treated as the acquirer in such merger for accounting and financial reporting purposes, and Arch reports the historical financial statements of Old Arch as its historical financial statements. See Note 2 to Arch's Consolidated Financial Statements. As used herein, unless the context otherwise requires the term "Arch" refers to Arch Communications Group, Inc. from and after the USA Mobile Merger and Old Arch prior to the USA Mobile Merger, in each case together with its wholly owned direct and indirect subsidiaries. Arch's principal office is located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581 and its telephone number is (508) 870-6700.

MOBILEMEDIA

  Parent, through MobileMedia, operates one of the largest paging companies in the United States, with approximately 3.2 million units in service as of June 30, 1998. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia offers local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia markets its services primarily under the MobileComm brand name. Parent's business is conducted primarily through MobileMedia, and MMC and various subsidiaries of MMC hold the FCC licenses and, where applicable, state public utility commission authorizations that grant MobileMedia the authority to operate its paging systems.

  MobileMedia distributes its paging services using three primary distribution channels: direct, reseller and retail. MobileMedia's paging and wireless messaging services consist principally of numeric and alphanumeric paging services, offering local, regional and national coverage. Parent and MMC were each incorporated in Delaware in 1993. Unless the context otherwise requires, references to MobileMedia refer to MMC and its consolidated subsidiaries. The executive offices of Parent and MMC are located at Fort Lee Executive Park, One Executive Drive, Suite 500, Fort Lee, New Jersey 07024 and their telephone number is (201) 224-9200.

  In January 1996, MMC completed the acquisition of Mobile Communications Corporation of America ("MobileComm"). During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy due largely to problems encountered in integrating the operations of MobileComm and Dial Page Inc. ("Dial Page"), which MMC had acquired in August 1995. Accordingly, during 1996 MobileMedia's financial position deteriorated. At September 30, 1996, MMC was in violation of certain financial covenants under its $750.0 million senior secured credit agreement (as amended, the "MobileMedia 1995 Credit Agreement"), which resulted in the occurrence of "Events of Default" under that agreement and precluded MobileMedia from borrowing additional funds thereunder. In the fall of 1996, MobileMedia commenced negotiations with The Chase Manhattan Bank, the agent (the "Pre-Petition Agent") for the lenders (the "Pre-Petition Lenders") under the MobileMedia 1995 Credit Agreement, regarding the terms of a possible financial restructuring. In addition, in the fall of 1996, MobileMedia failed to make payments due to certain of its most important vendors, including Motorola, Inc. ("Motorola"), MobileMedia's largest supplier of pagers and pager repair parts. As a result, MobileMedia was unable to place orders with or obtain shipments from Motorola and certain of MobileMedia's other important vendors. In addition, MobileMedia disclosed in September and October of 1996 that misrepresentations had been made to the FCC by certain members of its management (none of whom are now employed by MobileMedia) and that other violations of law had occurred during the licensing process for as many as 400 to 500 authorizations, which authorizations relate to approximately 6% to 7% of its approximately 8,000 local transmission one-way paging stations. MobileMedia is still in the process of resolving these issues with the FCC. See "Business-- MobileMedia--Litigation" and "Business--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending FCC Action Against MobileMedia". On January 30, 1997 (the "Petition Date"), the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. During the pendency of the

Insolvency Proceedings, MobileMedia's management has continued to manage the operations and affairs of the Debtors as debtors-in-possession under the jurisdiction of the Bankruptcy Court. The Debtors filed an initial plan of reorganization on January 27, 1998, which has now been superseded by the Amended Plan.

                              THE COMBINED COMPANY

  Arch, after giving effect to the acquisition of MobileMedia (together, the "Combined Company"), would be the second largest paging operator in the United States as measured by pagers in service, net revenues (total revenues less cost of products sold) and EBITDA. On a pro forma basis (but excluding the impact of expected operational cost synergies), at and for the six months ended June 30, 1998, the Combined Company would have approximately 7.2 million pagers in service, net revenues of $403.5 million, EBITDA (before reorganization expenses and restructuring charges) of $125.5 million and total debt of $1.3 billion. Leverage for the Combined Company on a pro forma basis (but excluding the impact of expected operational cost synergies), as measured by the ratio of total debt to annualized EBITDA for the six months ended June 30, 1998, would have been 5.3:1. See "The Combined Company" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

  Arch believes that the Combined Company will be well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets will significantly broaden the geographic scope of Arch's marketing presence and should position the Combined Company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the Combined Company should be better able to serve strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third party retail distribution agreements, which serve the more rapidly growing consumer market, should complement Arch's over 200 company-owned retail outlets. Similarly, MobileMedia's two nationwide paging networks (and the potential for higher revenue nationwide services) should enhance Arch's local coverage and provide the opportunity to take advantage of Arch's distribution platforms. MobileMedia's plan to deploy its nationwide N-PCS spectrum over its existing network infrastructure should permit Arch to market enhanced N-PCS services (primarily multi-market alphanumeric and text messaging services) sooner than it would otherwise be able to, and these services are expected to provide higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to "scalable" regional customer service centers. See "The Combined Company".

                       THE MERGER AND THE REORGANIZATION

  The Debtors filed the Amended Plan, which constitutes the Second Amended Joint Plan of Reorganization, with the Bankruptcy Court on September 4, 1998. The Amended Plan provides for consummation of the Merger in accordance with the terms set forth in the Merger Agreement dated as of August 18, 1998 among Arch, MMC, Parent and Farm Team Corp. (the "Merger Subsidiary"), a wholly owned subsidiary of Arch, as amended as of September 3, 1998 (as amended, the "Merger Agreement"). Upon consummation of the Merger pursuant to the Merger Agreement and the Amended Plan, MMC will be merged with and into the Merger Subsidiary, which will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation"). Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and in connection with the Merger MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger. See "The Merger Agreement" and "The MobileMedia Plan of Reorganization". The Amended Plan also requires Arch to (i) contribute approximately $479.0 million for distribution to certain secured creditors of Parent and MobileMedia in consideration of the discharge of their claims against MobileMedia, (ii) issue 14,344,969(/1/) shares of Common Stock, subject to adjustment, to the Unsecured Creditors in consideration of the discharge of their claims against MobileMedia, which shares will represent approximately 17.2%(/1/) of the total number of shares of Arch's Common Stock (on an as-converted basis) outstanding immediately following the Merger (the "Directly Distributed Creditor Stock Pool"), (iii) distribute the Rights to the Unsecured Creditors and issue, pursuant to exercises of Rights or purchases pursuant to the Standby Purchase Agreements (as defined herein), the Stock and (unless an Adjustment is made) Warrants which will represent (unless an Adjustment is made) approximately 52.1%(/2/) and 2.5%, respectively, of the total number of shares of Stock outstanding immediately following the Merger on an as-converted basis, in the case of the Stock, and in the case of the Warrants on an as-converted basis and after giving further effect to the issuance of Stock upon exercise of all warrants issued in connection with the Merger and the Reorganization (a "Fully Diluted Basis"), (iv) distribute the Standby Purchasers' Warrants, which will represent approximately 2.5% of the total number of shares of Common Stock outstanding immediately following the Merger on a Fully Diluted Basis, and (v) distribute to the holders of shares of Common Stock and Series C Convertible Preferred Stock ("Series C Preferred Stock") outstanding immediately prior to the Merger (A) (unless an Adjustment is made) warrants having an exercise price of $8.19, to acquire additional shares of Common Stock which will represent approximately 7.0% of the total number of shares of Common Stock (on a Fully Diluted Basis) outstanding immediately following the Merger or (B) if an Adjustment is made, such number of stock purchase rights, having terms identical to the Rights ("Arch Stockholders' Rights"), as is sufficient to enable such stockholders to hold (together with their previous stockholdings, and assuming that all such rights are exercised) 32.2% of the total number of shares of Common Stock (on a Fully Diluted Basis) outstanding immediately following the Merger. To the extent that any of such Arch Stockholders' Rights are not exercised, their holders will receive warrants ("Arch Stockholders' Participation Warrants") to acquire one share of Common Stock per unexercised Arch Stockholders' Right at a fixed exercise price per share equal to the Subscription Price plus an amount reflecting compounding, from the Effective Time until September 1, 2001, at a 20% per annum internal rate of return over the Subscription Price. Assuming a December 31, 1998 Effective Date, such exercise price would range between $3.25 and $8.11 per share, depending on the amount of the Subscription Price.

  The Amended Plan also provides that holders of pre-petition claims which are entitled to priority in accordance with applicable provisions of the Bankruptcy Code will be paid in full in cash on the date on which the Amended Plan becomes effective (the "Effective Date") or be unimpaired under the Bankruptcy Code and that all post-petition claims incurred by the Debtors in the ordinary course of business or as authorized by the Bankruptcy Court will either be paid in full in cash on the Effective Date or in accordance with the terms applicable to such post-petition claims. The Amended Plan requires Arch to make sufficient funds available to pay all such priority and administrative claims; provided, however, that if the total required to be paid on account of priority tax claims, professional fees (other than those paid monthly pursuant to orders entered by the Bankruptcy Court in the Insolvency Proceedings), cure payments due with respect to assumed executory contracts, bonus payments and amounts required to pay the Dial Page 12 1/4% Senior Notes due 2000 (the "Dial Page Notes"), payable by MMC, together with the costs and expenses of the Standby Purchasers in accordance with the Standby Purchase Agreements, exceeds $34.0 million, the number of shares of Stock issuable to the Unsecured Creditors in connection with the Merger will be reduced by a number of shares equal to the amount by which such claims
--------

(1) Based upon the lowest point of the range for the Initial Measurement Period under the formula described under "The Merger and the Reorganization-- Calculation of Shares"; 14,344,969 and 14.1%, respectively, based upon the midpoint of the range for the Subsequent Pricing Period as described above. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions."

(2) Based upon the lowest point of the range for the Initial Measurement Period under the formula described under "The Merger and the Reorganization-- Calculation of Shares; approximately 60.8% if an Adjustment is made, based upon the midpoint of the range for the Subsequent Pricing Period, as described above." See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions."

exceed $34.0 million divided by $25.315. Arch has also agreed to pay in cash on the Effective Date loans outstanding under MMC's Revolving Credit and Guarantee Agreement dated as of January 30, 1997 among MMC, The Chase Manhattan Bank and other lenders who are a party thereto (as amended, the "DIP Credit Agreement"). The Merger Agreement provides that at the Effective Time the amount of loans outstanding under the DIP Credit Agreement shall not exceed specified amounts. See "The Merger Agreement". The Amended Plan will become effective on a business day that is between seven and 10 business days after the day that all conditions to closing under the Merger Agreement have been satisfied or waived, other than the condition that the Amended Plan be confirmed (which condition cannot be waived). See "The MobileMedia Plan of Reorganization".

STOCKHOLDINGS BEFORE AND AFTER THE MERGER

  The number of shares of Stock and Warrants to be issued in connection with the Merger will be determined by reference to the Arch Common Stock Price. Based upon the capitalization of Arch at June 30, 1998, if the Merger is approved and becomes effective, Arch stockholders who collectively own, on an as-converted basis, 100% of the outstanding Stock immediately prior to the Effective Time will own, on an as-converted basis, approximately 30.7% of the outstanding Stock at the Effective Time (approximately 34.0% on a Fully Diluted Basis), if no Adjustment is made, or approximately 17.3% to 30.7% (approximately 32.2% on a Fully Diluted Basis) if an Adjustment is made, and the Unsecured Creditors (including the Standby Purchasers), their successors and assigns will collectively own, on an as-converted basis, approximately 69.3% of the outstanding Stock at the Effective Time (approximately 66.0% on a Fully Diluted Basis), if no Adjustment is made, or approximately 69.3% to 82.7% (approximately 67.8% on a Fully Diluted Basis), if an Adjustment is made. See
Note 11 to the Unaudited Pro Forma Condensed Consolidated Financial Statements and "The MobileMedia Plan of Reorganization--Calculation of Shares".

BOARD OF DIRECTORS OF ARCH UPON THE MERGER

  Edwin M. Banks, a designee of W.R. Huff Asset Management Co., L.L.C.
("W.R. Huff"), and H. Sean Mathis, a designee of Whippoorwill Associates, Inc. ("Whippoorwill"), will become directors of Arch at the Effective Time, and Arch will be required to nominate for election as directors one designee of W.R. Huff and one designee of Whippoorwill so long as W.R. Huff or Whippoorwill, as the case may be, holds securities of Arch representing at least 10% of the combined voting power of all outstanding securities of Arch (5% in the case of the initial renomination of such designees). At the Effective Time, therefore, the directors of Arch are expected to be: Edwin M. Banks, James S. Hughes and Allan L. Rayfield, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending December 31, 1998, H. Sean Mathis, John B. Saynor and John A. Shane, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending December 31, 1999; and C. Edward Baker, Jr., R. Schorr Berman and John Kornreich, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending December 31, 2000. In addition, a designee of W.R. Huff will be granted observation rights at all meetings of the Arch Board following the Merger. See "The Merger Agreement-- Related Agreements--Registration Rights Agreements".

EFFECTIVE TIME OF THE MERGER

  The Effective Time will occur, and the Merger will become effective, upon the filing of a duly executed Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, or at such later time as may be specified in the Certificate of Merger. It is anticipated that the Merger will become effective as promptly as practicable after FCC approval has been obtained, the Rights Offering has been fully subscribed and all regulatory approvals and other conditions to the Merger set forth in the Merger Agreement and the Amended Plan have been satisfied or, if legally permissible, waived. Assuming all such conditions are met, the Merger is expected to be consummated in the first quarter of 1999. See "The Merger Agreement--Conditions"and "The MobileMedia Plan of Reorganization--Conditions to Effectiveness of the Plan".

REGULATORY APPROVALS

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"), and, to a much more limited extent, by public utility or public service commissions in certain states. See "Industry Overview--Regulation". The consummation of the Merger is subject to certain regulatory approvals, including FCC approval and the approval of various state regulatory authorities. The Merger is also subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until certain required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. Arch and MobileMedia have filed the required information and material with the Antitrust Division and the FTC. See "The Merger and the Reorganization--Regulatory Approvals".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Arch will not recognize gain or loss for federal income tax purposes as a result of the Merger. It is anticipated that (S)382 of the Internal Revenue Code of 1986, as amended (the "Tax Code"), will limit the amount of income earned by Arch after the Merger that may be offset by Arch's net operating loss ("NOL") carryforwards and other tax attributes. It is also anticipated that the NOL carryforwards and possibly other tax attributes of MMC will be substantially reduced as a result of consummation of the Amended Plan pursuant to (S)108 and (S)382 of the Tax Code. See "The Merger and the Reorganization-- Certain Federal Income Tax Consequences".

ACCOUNTING TREATMENT

  The Merger will be accounted for under the "purchase" method of accounting; the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. In accordance with GAAP, Arch will be treated as the acquiror in the Merger for accounting and financial reporting purposes, and Arch will continue to report its historical financial statements as the historical financial statements of the Combined Company. See "The Merger and the Reorganization--Accounting Treatment".

TERMINATION; AMENDMENT AND WAIVER

  The Merger Agreement provides that Arch and MMC may terminate the Merger Agreement prior to the Effective Date as follows: (i) Arch and MMC may terminate the Merger Agreement by mutual written consent; (ii) either Arch or MMC may terminate the Merger Agreement by giving written notice to the other in the event the other is in material breach of its representations and warranties or its material covenants or agreements contained in the Merger Agreement (with certain bankruptcy-related exceptions); (iii) Arch or MMC may terminate the Merger Agreement by written notice to the other, if the order of the Bankruptcy Court confirming the Amended Plan (the "Confirmation Order") has not been entered by the Bankruptcy Court on or prior to March 31, 1999, or if the Merger has not occurred on or prior to June 30, 1999; (iv) MMC may terminate the Merger Agreement if it has decided to pursue a Company Superior Proposal (as defined in the Merger Agreement) by giving written notice to Arch, provided that on or before such termination MMC will have paid to Arch the applicable Buyer Breakup Fee (as defined herein); (v) MMC may terminate the Merger Agreement by giving written notice to Arch if (A) the Arch Board does not issue its recommendation prior to the special meeting of Arch's stockholders called for the purpose of approving the Merger and related transactions (the "Special Meeting") or withdraws or amends in a manner adverse to MMC such recommendation or otherwise materially breaches its obligations with respect to soliciting proxies from its stockholders for approval of transactions to be considered and approved at the Special Meeting or (B) at the Special Meeting such transactions are not approved by the requisite vote of Arch's stockholders and upon such termination Arch must pay the

MobileMedia Breakup Fee to MMC; and (vi) Arch may terminate the Merger Agreement by giving written notice to MMC if MMC or any other Debtor files either an amendment to the Amended Plan or any other plan of reorganization in violation of the Merger Agreement.

  If any party terminates the Merger Agreement, all obligations of Arch and MMC thereunder will generally terminate without any liability of any party to any other party, except for any liability of any party for willful or intentional breaches of the Merger Agreement, and except for MMC's obligation to pay the Buyer Breakup Fee (as defined herein), if applicable, and Arch's obligation to pay the MobileMedia Breakup Fee (as defined herein), if applicable, which will survive any such termination.

  Arch, Parent and MMC may mutually amend any provision of the Merger Agreement (in certain cases Parent and MMC may do so only with the consent of the Official Committee of Unsecured Creditors (the "Unsecured Creditors Committee")) or pursuant to an order of the Bankruptcy Court. The Merger Agreement provides that no waiver by any party to the Merger Agreement of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  MMC, on behalf of itself, Parent and MobileMedia, has agreed not to make any material change to the Amended Plan or the Merger Agreement, exercise any rights they may have to terminate the Merger Agreement or take any action which could result in the termination of the Merger Agreement by Arch without the prior written consent of the Unsecured Creditors Committee or the entry of an order by the Bankruptcy Court. MMC has further agreed not to exercise its rights to respond to or negotiate acquisition proposals received from third parties without advising and consulting with the Unsecured Creditors Committee. MMC also agreed that the Unsecured Creditors Committee could request MMC to exercise its right to terminate the Merger Agreement, and if MMC does not do so, the Unsecured Creditors Committee may seek an order of the Bankruptcy Court to do so. The Unsecured Creditors Committee has undertaken with each Standby Purchaser to provide copies of all notices, documents or information provided to it by Arch, Parent or MobileMedia and to consult with such Standby Purchaser prior to delivering any consent or exercising any right of the Unsecured Creditors Committee under the foregoing agreement or under the Amended Plan.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Arch is unaware of any interests that any directors or officers of Arch have in connection with the Merger that are in addition to the interests of the stockholders of Arch generally. See "The Merger and the Reorganization-- Interests of Certain Persons in the Merger".

                                  RISK FACTORS

  In considering an investment in the Combined Company, participants in the Rights Offering should consider, among other risks, the risks associated with the proposed integration of the businesses of Arch and MobileMedia through the Merger, the structure of the Merger and the Reorganization and financing the future capital needs of the Combined Company following the Merger. Other risks to be considered include risks of the Combined Company related to competition, technological change, government regulation, subscriber turnover, reliance on equipment suppliers, dependence on key personnel and possible volatility of stock price. Each of Arch and MobileMedia has a history of operating losses. Arch does not anticipate that it will make any cash distributions to its stockholders after the Merger and expects to continue to have a highly leveraged capital structure. Participation in the Rights Offering involves certain market risks, illiquidity in certain of the Securities being offered and substantial dilution. See "Risk Factors".

                              THE RIGHTS OFFERING

Securities Offered..........
                              43,400,000 transferable Rights, if no Adjustment is made, or between 43,470,000 and 108,500,000
                              Rights, if an Adjustment is made. Each Right will entitle its holder to subscribe for and purchase one Unit consisting of one share of Stock and
                              0.0516 of one Warrant if no Adjustment is made, or one share of Stock, if an Adjustment is made.

Distribution Ratio..........
                              One Right for each $ of each Unsecured Credi-tor's allowed Unsecured Claims in the Insolvency Proceedings if no Adjustment is made; between
                              $ and $ of such Unsecured Claims if an Ad-justment is made. No fractional Rights will be distributed.

Allocation of Rights........  A total of    Rights has been allocated and dis-
                              tributed on the basis of Unsecured Claims allowed to date. If additional Unsecured Claims are al-lowed prior to the Confirmation Date, additional
                              Rights will be allocated and distributed to the holders of such Unsecured Claims; any unallocated
                              Rights will be sold by Arch for cash (or in such other manner as Arch reasonably determines) for the account of holders of Unsecured Claims al-lowed thereafter, or as otherwise provided in the Amended Plan.

Subscription Price..........
                              $5.00(/1/) per Unit in cash (subject to adjust-ment) if no Adjustment is made; $3.50(/2/) per Share in cash (subject to adjustment to between $2.00 and $4.99) if an Adjustment is made.

Oversubscription              None, except incident to the commitments of the
 Privileges.................  Standby Purchasers

Standby Purchasers..........
                              The Standby Purchasers have made binding written commitments, subject to certain conditions,
                              (i) to subscribe for the full number of Units subject to Rights which they are entitled to re-ceive based upon their Unsecured Claims (a total of 22,704,000 Units if no Adjustment is made; be-tween 22,741,000 and 56,760,000 Units if an Ad-
                              justment is made) and (ii) to act as standby pur-chasers of any and all unsubscribed Units at the Subscription Price (a maximum of 20,696,000 Units if no Adjustment is made; between 20,739,000 and 51,740,000 Units if an Adjustment is made). See "The Rights Offering--Standby Purchase Agree-ments".

Common Stock and Class B
 Common Stock...............

                              All purchasers of Units will acquire shares of
                              Common Stock and (unless an Adjustment is made)
                              Warrants to purchase Common Stock, except that
                              Standby Purchasers or others will instead acquire
                              shares of Class B Common Stock and (unless an Ad-
                              justment is made) Warrants to purchase Class B
--------                      Common Stock to the extent

(1) Based upon the lowest point of a range for the Initial Measurement Period under the formula described under "The MobileMedia Plan of Reorganization-- Calculation of Shares". See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions".

(2) Based upon the midpoint of the range for the Subsequent Pricing Period as described above.

                              described under "The Rights Offering--Standby Purchase Agreements" if they would otherwise hold more in the aggregate than 49.0% of the securi-ties of Arch generally entitled to vote on the election of directors or 49.0% of the total vot-ing power of the outstanding securities of Arch. Shares of Common Stock and Class B Common Stock are identical except that holders of Common Stock are entitled to vote on the election of directors and cast one vote per share on all other matters while holders of Class B Common Stock are not en-titled to vote on the election of directors and are entitled to cast 1/100th of one vote per share on all other matters. Shares of Class B Common Stock are convertible into an equal number of shares of Common Stock in specified circum-stances. See "Description of Securities".

Warrants....................
                              Each Warrant will entitle its holder to purchase one share of Stock for $8.19, payable solely in cash, if no Adjustment is made. If an

                              Adjustment is made, Warrants will not be offered
                              in the Rights Offering and the Standby Purchas-
                              ers' Warrants will have an exercise price equal
                              to the Subscription Price plus an amount reflect-
                              ing compounding from the Effective Time through
                              September 1, 2001 at a 20% per annum internal
                              rate of return over the Subscription Price, if an
                              Adjustment is made. The Warrants will be exercis-
                              able from date of issuance through September 1,
Equity Securities to be       2001.
 Outstanding Following the
 Rights Offering............

                              If no Adjustment is made, between    and
                              shares of Common Stock (including for this pur-pose Class B Common Stock), 250,000 shares of Se-ries C Preferred Stock that are currently con-vertible into 4,545,455 shares of Common Stock, and warrants (including the Warrants) and options
                              to purchase    shares of Common Stock; if an Ad-
                              justment is made, between     and     shares of
                              Stock, 250,000 shares of Series C Preferred Stock and warrants (including the Warrants) and options
                              to purchase between    and    shares of Common
                              Stock.

Expiration Date.............
                              5:00 p.m., New York City time, on a date selected by Arch and MobileMedia which is at least 15 days after the later of (i) the last day of the Subse-quent Pricing Period and (ii) the date on which all Closing Conditions (other than consummation of the Rights Offering, the finality of the FCC Grant and certain other conditions which by their terms cannot be satisfied until the Effective
                              Time) are first satisfied or, if legally permis-sible, waived. Rights not exercised prior to the Expiration Date will be void and will no longer be exercisable by any Rights holder.

Subscription Agent..........  The Bank of New York will serve as Subscription
                              Agent for the Rights Offering.

Information Agent...........
                              Bear, Stearns & Co. Inc. ("Bear Stearns") will serve as Information Agent for the Rights Offer-ing.

Method of Exercise of
 Rights.....................  Unsecured Creditors or their transferees may sub-
                              scribe by properly completing and signing the Subscription Certificate evidencing the Rights (each, a "Subscription Certificate"), and for-warding such Subscription Certificate (or by fol-lowing the guaranteed delivery procedures), to-gether with payment in good funds of the Sub-scription Price for each Unit subscribed for, to the Subscription Agent, on or prior to the Expi-ration Date. In forwarding Subscription Certifi-cates by mail, it is recommended that insured, registered mail be used. See "The Rights Offer-ing--Method of Exercise of Rights".

NO REVOCATION...............  ONCE A HOLDER OF RIGHTS HAS SUBSCRIBED, SUCH SUB-
                              SCRIPTION MAY NOT BE REVOKED. SEE "THE RIGHTS OF-FERING--NO REVOCATION".

Exercise Through Others.....
                              Persons holding Unsecured Claims beneficially and receiving Rights issuable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding Rights directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect such transaction for them. See "The Rights Offering--Method of Exercise of Rights".

Foreign Holders.............  Subscription Certificates will not be mailed to holders whose addresses are outside the United States, but will be held by the Subscription Agent for their accounts. To exercise the Rights represented thereby, such holders must notify the Subscription Agent and take all other steps which are necessary to exercise the Rights on or prior to 5:00 p.m., New York City time, on the Expira-tion Date. See "The Rights Offering--Foreign and Certain Other Holders".

Transfer....................  The Rights are transferable, although it is not expected that they will trade on the Nasdaq Na-tional Market, the Electronic Bulletin Board or elsewhere. It is not expected that a market for the Rights will develop or that, if a market de-velops, the market will remain available through-out the period during which the Rights may be ex-ercised, or that the Rights will trade at any particular price levels. See "The Rights Offer-ing--Method of Transferring Rights".

Escrow of Funds.............  Subscribed funds will be held in a segregated ac-
                              count pending conclusion of the offering. No in-terest will be paid to subscribers on their sub-scribed funds.

Federal Income Tax            For United States federal income tax purposes
 Considerations.............  ("tax purposes"), Unsecured Creditors may recog-
                              nize income, gain or loss in connection with the distribution of Rights to them, depending upon their particular circumstances, including whether their Unsecured Claims are properly treated as securities for tax purposes, what items of income and deduction they have previously taken into ac-count for tax purposes with respect to such claims, and whether their receipt of Rights is treated as part of a "reorganization" for tax purposes.

                              Unsecured Creditors generally will not recognize any gain or loss in connection with the exercise of Rights or Warrants. Unsecured Creditors may recognize income, gain or loss upon the sale or other taxable disposition of Rights, Stock or Warrants or the receipt of distributions with re-spect to Stock. See "Certain Federal Income Tax Consequences."

Use of Proceeds.............  Arch intends to use the net proceeds of the
                              Rights Offering to pay a portion of the cash con-sideration payable to secured creditors of MobileMedia pursuant to the Amended Plan.

Trading Symbol..............
                              Arch's Common Stock is traded on the Nasdaq Na-tional Market under the symbol "APGR". Arch has filed applications to have the Common Stock, Class B Common Stock and Warrants that are in-cluded in the Units and the Common Stock and Class B Common Stock underlying the Warrants ap-proved for quotation on the Nasdaq National Mar-ket. No assurance can be given that such applica-tions will be approved. Arch does not intend for the Rights or the Units to be so quoted.

Resale......................
                              The Securities may be resold without registration under the Securities Act by Unsecured Creditors and their assignees who are not affiliates (as defined herein) of Arch or underwriters within the meaning of the Securities Act or Section 1145 of the Bankruptcy Code. The Standby Purchasers and any other Unsecured Creditors who acquire 10% or more of the Common Stock may be deemed to be statutory underwriters with respect to the Secu-rities they purchase. Arch intends to file a sep-arate registration statement or statements cover-ing exercises of the Warrants and certain resales of the Stock and Warrants by affiliates, Standby Purchasers or others.

Right to Terminate Rights
 Offering...................  Arch expressly reserves the right, in its sole and absolute discretion, at any time prior to the delivery of the Units offered hereby, to termi-nate the Rights Offering if the Rights Offering is prohibited by law or regulation or to the ex-tent permitted by the Merger Agreement, Arch's Board concludes, in its sole judgment, that it is not in Arch's best interests to complete the Rights Offering under the circumstances. If the Rights Offering is terminated, all funds received pursuant to the Rights Offering will be promptly refunded, without interest.

                           FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained herein (including, without limitation, statements to the effect that Arch, MobileMedia, Parent or their respective managements or boards of directors "believe", "expect", "anticipate", "plan" and similar expressions) that are not statements of historical fact should be considered forward-looking statements. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Arch, MobileMedia, Parent or their respective managements or boards of directors. Achieving the anticipated benefits of the Merger and the Reorganization will depend in significant part upon whether the integration of the two companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution, and accounting and finance functions and expansion of information and management systems. The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on the Combined Company following the Merger. In addition, the process of combining the companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could also have a material adverse effect on the Combined Company. The difficulty of combining the businesses may be increased by the need to integrate personnel and the geographic distance separating the organizations. There can be no assurance that Arch will retain key employees or that Arch will realize any of the other anticipated benefits of the Merger. See "Risk Factors".

  The unaudited combined company projections (the "Unaudited Combined Company Projections") contained herein have been prepared jointly by Arch and MobileMedia as a projection of possible future results based upon the assumptions set forth therein, and are dependent on many factors over which neither Arch nor MobileMedia has any control. No assurance can be given that any of the assumptions on which the projections are based will prove to be correct. THE NUMBER OF SHARES OF STOCK TO BE ISSUED IN CONNECTION WITH THE RIGHTS OFFERING, THE MERGER AGREEMENT AND THE AMENDED PLAN IS SUBJECT TO ADJUSTMENT BASED UPON THE ARCH COMMON STOCK PRICE. SEE "THE MOBILEMEDIA PLAN OF REORGANIZATION--CALCULATION OF SHARES". THE LAST REPORTED SALE PRICE OF COMMON STOCK WAS $2.375 PER SHARE ON SEPTEMBER 11, 1998. FOR PURPOSES OF PREPARING THE PROJECTIONS, ARCH HAS ASSUMED THE ARCH COMMON STOCK PRICE TO BE $6.25. IN THE EVENT THAT THE ARCH COMMON STOCK PRICE AT THE RELEVANT TIME FOR DETERMINING SUCH PRICE IS BELOW $6.25, ADDITIONAL SHARES OF STOCK, STANDBY PURCHASERS' WARRANTS, ARCH STOCKHOLDERS' RIGHTS AND ARCH STOCKHOLDERS' PARTICIPATION WARRANTS WILL BE ISSUED. THIS WILL HAVE THE EFFECT OF INCREASING THE NUMBER OF SHARES OF STOCK OUTSTANDING ON AN AS-CONVERTED BASIS AND ON A FULLY DILUTED BASIS. SEE "RISK FACTORS--UNCERTAINTIES RELATED TO THE MERGER AND THE REORGANIZATION--USE OF PRO FORMA ASSUMPTIONS", "THE COMBINED COMPANY--UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES". ARCH AND MOBILEMEDIA DO NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS. THE UNAUDITED COMBINED COMPANY PROJECTIONS CONTAINED HEREIN WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH (I) PUBLISHED GUIDELINES OF THE COMMISSION, (II) THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR (III) GAAP. ARTHUR ANDERSEN LLP, THE INDEPENDENT PUBLIC ACCOUNTANTS FOR ARCH, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. ERNST & YOUNG LLP, THE INDEPENDENT AUDITORS FOR MOBILEMEDIA, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, SUCH PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, RELATING TO THE FUTURE BUSINESS AND OPERATIONS OF ARCH AND MOBILEMEDIA AND THE INTEGRATION OF THEIR OPERATIONS AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND MOBILEMEDIA. NEITHER ARCH, ON THE ONE HAND,

NOR MOBILEMEDIA OR PARENT, ON THE OTHER HAND, MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE UNAUDITED COMBINED COMPANY PROJECTIONS OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

  FOR A DISCUSSION OF SOME OF THE FACTORS WHICH COULD CAUSE FUTURE RESULTS TO VARY, SEE "RISK FACTORS".

                                 RISK FACTORS

  In evaluating the Rights Offering, prospective investors should carefully consider the following factors, as well as the other information included in this Prospectus and the Annexes hereto.

UNCERTAINTIES RELATED TO THE MERGER AND THE REORGANIZATION

CHALLENGES OF BUSINESS INTEGRATION

  There can be no assurance that the expectations regarding the future operations of Arch following the Merger described in "The Merger and the Reorganization--Arch Reasons for the Merger" will be fulfilled. The success of the Merger will depend in part on the ability of Arch to effectively integrate the businesses of Arch and MobileMedia. The process of integrating the businesses of Arch and MobileMedia may involve unforeseen difficulties and may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch following the Merger. Although it is anticipated that the Merger will provide the opportunity for synergies and efficiencies, there can be no assurance as to the timing or amount of synergies or efficiencies that may ultimately be attained. Certain of the anticipated benefits of the Merger may not be achieved if Arch's and MobileMedia's existing operations are not successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. There can be no assurance that Arch will be able to successfully integrate MobileMedia's operations or, even if successfully integrated, that Arch's operating performance after the Merger will be successful. If Arch is not successful in integrating MobileMedia's operations or if the integrated operations fail to achieve market acceptance, Arch would be materially adversely affected. In addition, following the Merger, the implementation of Arch's business strategy will be subject to numerous other contingencies beyond the control of Arch, including general and regional economic conditions, interest rates, competition, changes in regulation and the ability to attract and maintain skilled employees. As a result, no assurance can be given that the Merger will be successful or that Arch's business strategies will prove effective or that Arch will achieve its goals after the Merger. See "Business--Arch--Business Strategy".

CERTAIN RISKS ASSOCIATED WITH THE MERGER

  Arch is party to various contractual arrangements, including, without limitation, credit agreements and indentures, under which the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Amended Plan could (i) result in a breach, violation, default or conflict,
(ii) give other parties thereto rights of termination or cancellation or (iii) have other adverse consequences for Arch. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such arrangements may seek to assert any such rights and pursue any such remedies, and the ability of Arch to resolve such matters on acceptable terms. Under the indentures governing notes issued by Arch and its wholly owned subsidiary, Arch Communications, Inc. ("ACI"), having an aggregate principal balance of approximately $719.5 million as of July 31, 1998, Arch and ACI would be obligated to offer to repurchase such notes at the aggregate principal amount of such notes, plus accrued and unpaid interest and liquidated damages, upon a change of control as defined therein. Arch believes that consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Amended Plan will not constitute such a change in control. Although it is expected that the foregoing matters will not have a material adverse effect on Arch, there can be no assurance that the other parties to such agreements and indentures will not allege that the Merger constitutes either a breach or default or a change in control of Arch. See "Description of Certain Arch Indebtedness".

TRANSACTION COSTS

  Arch estimates that it will incur direct transaction costs of approximately $25.0 million associated with the Merger. This amount is a preliminary estimate only and is therefore subject to change. In addition, if Arch stockholders do not approve the Merger, Parent and MMC could terminate the Merger Agreement and Arch may be required to pay a $32.5 million termination fee to Parent. There can be no assurance that Arch will not incur significant additional costs in connection with the Merger.

SUBSTANTIAL AMORTIZATION CHARGES

  A significant effect of the purchase accounting for the Merger will be to record a substantial amount of goodwill and other intangible assets which will result in substantial amortization charges to the consolidated income of Arch over the useful lives of such assets. The incremental amount of such charges is estimated to be approximately $37.7 million per year for ten years; however, actual charges could vary significantly in the event the underlying assets are impaired or the related useful lives are less than currently estimated. See "Unaudited Selected Pro Forma Consolidated Financial Data".

USE OF PRO FORMA ASSUMPTIONS

  The number of shares of stock to be issued in connection with the Merger Agreement and the Amended Plan will be determined based upon the Arch Common Stock Price over the Initial Measurement Period and the Subsequent Pricing Measurement Period as set forth in the Merger Agreement. For purposes of presenting the pro forma condensed consolidated financial statements included in this Prospectus, Arch has assumed the Arch Common Stock Price will be $6.25. On September 11, 1998, the closing market price of Common Stock was $2.375. In the event that the Arch Common Stock Price during the Subsequent Pricing Period is below $6.25, additional shares of Stock, rights and warrants will be issued. This will have the effect of reducing stockholders equity, loss per share and other important financial measurements as well as increasing the dilution to Arch's stockholders. See "The MobileMedia Plan of Reorganization--Calculation of Shares" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

RISKS COMMON TO ARCH AND MOBILEMEDIA

GROWTH AND ACQUISITION STRATEGY

  Arch believes that the paging industry has experienced, and will continue to experience, consolidation due to factors that favor larger, multi-market paging companies, including (i) the ability to obtain additional radio spectrum, (ii) greater access to capital markets and lower costs of capital,
(iii) broader geographic coverage of paging systems, (iv) economies of scale in the purchase of capital equipment, (v) operating efficiencies and (vi) enhanced access to executive personnel.

  Arch has pursued, and, if the Merger is consummated, Arch intends for the Combined Company to continue to pursue, acquisitions of paging businesses as a key component of its growth strategy. However, the process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that any future acquisitions by Arch will be successful. See "Business--Arch--Paging and Messaging Services, Products and Operations".

  Implementation of Arch's growth strategy will be subject to numerous other contingencies beyond the control of its management. These contingencies include national and regional economic conditions, interest rates, competition, changes in regulation or technology and the ability to attract and retain skilled employees. Accordingly, no assurance can be given that Arch's growth strategy will prove effective or that its goals will be achieved. See "Business--Arch--Business Strategy" and "--Competition".

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  Arch's business strategy requires the availability of substantial funds to finance the continued development and future growth and expansion of its operations, including possible acquisitions. The amount of capital required by Arch following the Merger will depend upon a number of factors, including subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy, acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. The unavailability of sufficient financing when needed would have a material adverse effect on Arch. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Arch Indebtedness".

COMPETITION AND TECHNOLOGICAL CHANGE

  Arch and MobileMedia each face competition from other paging service providers in all markets in which they operate, as well as from certain competitors who hold nationwide licenses. Monthly fees for basic paging services have, in general, declined in recent years, due in part to competitive conditions, and Arch may face significant price-based competition in the future which could have a material adverse effect on Arch. Certain competitors of Arch and MobileMedia possess greater financial, technical and other resources than will Arch following the Merger. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus on Arch's or MobileMedia's particular markets, there could be a material adverse effect on Arch following the Merger.

  Competitors are currently using and developing a variety of two-way paging technologies. Neither Arch nor MobileMedia presently provides such two-way services, other than as a reseller. Although such services generally are higher priced than traditional one-way paging services, technological improvements could result in increased capacity and efficiency for such two-way paging technologies and, accordingly, could result in increased competition for Arch and/or MobileMedia. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services provided by Arch and MobileMedia or could require Arch or MobileMedia to reduce the price of their paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology, including cellular and broadband personal communications services ("PCS"), and specialized mobile radio services, also compete with the paging services that Arch and MobileMedia currently provide. While such services are primarily focused on two-way voice communications, service providers are, in many cases, electing to provide paging services as an adjunct to their primary services. Technological change also may affect the value of the pagers owned by Arch and MobileMedia and leased to their respective subscribers. If Arch's or MobileMedia's subscribers request more technologically advanced pagers, including, but not limited to, two-way pagers, Arch or MobileMedia could incur additional inventory costs and capital expenditures if required to replace pagers leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on Arch and MobileMedia. There can be no assurance that Arch or MobileMedia will be able to compete successfully with current and future competitors in the paging business or with competitors offering alternative communication technologies. See "Industry Overview-- Competition".

GOVERNMENT REGULATION, FOREIGN OWNERSHIP AND POSSIBLE REDEMPTION

  The paging operations of Arch and MobileMedia are subject to regulation by the FCC and various state regulatory agencies. The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. With the exception of the pending FCC proceeding regarding MobileMedia's qualifications to remain an FCC licensee, Arch and MobileMedia are unaware of any circumstances which would prevent the grant of any pending or future renewal applications; however, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third party interventions in the renewal proceedings. Other than those renewal applications still pending, the FCC has thus far granted each license renewal application that Arch and MobileMedia have filed. There can be no assurance that the FCC and various state regulatory agencies will not propose or adopt regulations or take actions that would have a material adverse effect on Arch or MobileMedia or, if the Merger is consummated, on the Combined Company following the Merger.

  The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Arch and MobileMedia are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (for example, a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia are each participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands. The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), whether these coverage requirements should be imposed on a nationwide or regional basis, and whether--if such requirements are imposed--failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, Arch and MobileMedia might have to accelerate the build-out of their systems in certain areas.

  Changes in regulation of Arch's and MobileMedia's paging businesses or the allocation of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect their results of operations. In addition, some aspects of the Telecommunications Act of 1996 (the "Telecommunications Act") may place additional burdens upon Arch and MobileMedia or subject them to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that Arch and MobileMedia will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services, including to low-income consumers ("Universal Service"). Prior to the implementation of the Telecommunications Act, Universal Service obligations largely were met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, certain telecommunications carriers, including Arch and MobileMedia, are required to contribute to a revised fund created for Universal Service (the "Universal Service Fund"). In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on state revenues. Neither Arch nor MobileMedia can yet know the impact of these state contribution requirements, if enacted and applied to Arch and MobileMedia. Moreover, neither Arch nor MobileMedia is able at this time to estimate the amount of any such payments that it will be able to bill to their subscribers; however, payments into the Universal Service Fund will likely increase the cost of doing business.

  Moreover, in a rulemaking proceeding pertaining to interconnection between local exchange carriers ("LECs") and commercial mobile radio services ("CMRS") providers such as MobileMedia and Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position. Depending on further FCC disposition of these issues, Arch and MobileMedia may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in favor of CMRS providers, then Arch and MobileMedia will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withheld amounts. Although these requirements have not to date had a material adverse effect on Arch or MobileMedia, these or similar requirements could in the future have a material adverse effect on Arch or MobileMedia. See "Industry Overview--Regulation".

  The Communications Act also limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Arch and MobileMedia own or control several radio common carriers and are accordingly subject to these foreign investment restrictions. Because Arch and MobileMedia are each individually parents of radio common carriers (but are not radio common carriers themselves), Arch and MobileMedia are limited to having 25% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. The FCC has the authority to waive this restriction unless the public interest would be served by denying such waiver. In connection with the World Trade Organization Agreement (the "WTO Agreement")--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of such a waiver if the foreign investor's home market country signed the WTO Agreement. Arch's and MobileMedia's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview-- Regulation". The Arch Certificate permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware General Corporation Law ("DGCL") (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries (including MobileMedia following the Merger). See "--High Degree of Leverage After the Merger", "--Competition and Technological Change" and "Industry Overview--Regulation".

HIGH DEGREE OF LEVERAGE AFTER THE MERGER

  Each of Arch and MobileMedia is, and after the consummation of the Merger Arch expects the Combined Company will continue to be, highly leveraged. At June 30, 1998, Arch's total debt was $1.0 billion compared with total assets of $971.5 million and latest six-month annualized EBITDA of $139.5 million. MobileMedia's total debt was $1.1 billion compared with total assets of $596.4 million and latest six-month annualized EBITDA of $123.8 million at June 30, 1998. After giving effect to the Merger, the sale of MMC's transmission towers and related real property (the "MobileMedia Tower Site Sale"), the elimination of indebtedness of MobileMedia as contemplated by the Amended Plan and the incurrence of additional indebtedness by Arch in connection with the Merger and the Amended Plan on a pro forma basis (but excluding the impact of expected operational cost synergies), the Combined Company would have had long-term debt of $1.3 billion compared with total assets of $1.8 billion and latest six-month annualized EBITDA at June 30, 1998 of $250.9 million. See "-- Risks Related to Arch--Arch's Indebtedness and High Degree of Leverage", "Selected Historical Consolidated Financial and Operating Data--Arch", "-- MobileMedia", and "Unaudited Selected Pro Forma Consolidated Financial Data".

SUBSCRIBER TURNOVER

  The results of operations of wireless messaging service providers, such as Arch and MobileMedia, can be significantly affected by subscriber cancellations. Since filing for bankruptcy protection, MobileMedia has experienced a significant decline in subscribers. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, disconnections directly and adversely affect EBITDA. An increase in the subscriber cancellation rate could have a material adverse effect on Arch or MobileMedia. See "Business-- MobileMedia--Sales and Marketing".

DEPENDENCE ON THIRD PARTIES

  Neither Arch nor MobileMedia manufactures any of the pagers used in their respective paging operations. Arch and MobileMedia each buy pagers primarily from Motorola and NEC America Inc. ("NEC") and therefore are dependent on such manufacturers to obtain sufficient pager inventory for new subscriber and replacement needs. In addition, Arch and MobileMedia purchase terminals and transmitters primarily from Glenayre Electronics, Inc. ("Glenayre") and Motorola and thus are dependent on such manufacturers for sufficient terminals and transmitters to meet their expansion and replacement requirements. To date, neither Arch nor MobileMedia (other than, in the case of MobileMedia, in the period leading up to MobileMedia's bankruptcy filing) has experienced significant delays in obtaining pagers, terminals or transmitters, but there can be no assurance that neither Arch nor MobileMedia will not experience such delays in the future. Arch's purchase agreement with Motorola expires on June 19, 1999, although it contains a provision for automatic renewal for one-year terms. MobileMedia's agreement with Motorola will expire on February 6, 1999, although it provides for automatic renewal for one-year terms. In addition, at the Effective Time, MobileMedia will need to provide Motorola with credit support in respect of MobileMedia's obligations to Motorola. There can be no assurance that Arch's or MobileMedia's respective agreements with Motorola will be renewed or, if renewed, that such agreements will be on terms and conditions as favorable to Arch or MobileMedia as those under the current agreements. Although Arch believes that sufficient alternative sources of pagers, terminals and transmitters exist, there can be no assurance that Arch would not be materially adversely affected if it were unable to obtain these items from current supply sources or on terms comparable to existing terms. See "Business--Arch--Sources of Equipment" and "--MobileMedia--Sources of Equipment". Finally, Arch and MobileMedia rely on third parties to provide satellite transmission for some aspects of their paging services. To the extent there are satellite outages or if satellite coverage is otherwise impaired, Arch and MobileMedia may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect on Arch or MobileMedia.

POSSIBLE ACQUISITION TRANSACTIONS

  Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such continued industry consolidation. Arch has evaluated and expects to continue to evaluate possible acquisition transactions on an ongoing basis and at any given time may be engaged in discussions with respect to possible acquisitions or other business combinations. The process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management and financial and other resources. No assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, that Arch's future acquisitions will be successful, or that Arch will participate in any future consolidation of the paging industry. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON KEY PERSONNEL

  The success of Arch will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with, or maintain key man life insurance on the lives of, any of its current executive officers, although certain executive officers have entered into non-competition agreements and all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch. See "Business--Arch Management".

IMPACT OF THE YEAR 2000 ISSUE

  Arch is currently upgrading its information systems in a manner which is also intended to resolve the potential impact of the Year 2000 problem on the processing of date-sensitive information by Arch's computerized systems and transmission equipment. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Arch's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar customary business activities.

  In 1997 Arch designated members of its Information Services and Engineering departments to assess the impact of the Year 2000 problem on its information systems and the information systems of its customers, vendors and other parties that service or otherwise interact with Arch. Data processing for Arch's major operating systems is conducted in-house using programs developed primarily by third-party vendors. An assessment of inventory and Year 2000 readiness for all systems and applications has been substantially completed and most third-party vendors who provide applications to Arch have been contacted. Arch intends to bring its major operating systems and outsourced applications into compliance with Year 2000 requirements through the installation of updated or replacement programs developed by third parties or by new and enhanced software programs developed internally. Arch currently believes that it will be able to modify or replace any affected systems by September 30, 1999 in order to minimize any detrimental effects on Arch's operations.

  Arch expects that it will incur costs to replace existing hardware and software which will be capitalized and amortized in accordance with Arch's existing accounting policies, while maintenance or modification costs will be expensed as incurred. Based on Arch's preliminary estimate of the costs to be incurred, Arch does not expect that resolution of the Year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates. The ability of third parties with whom Arch transacts business to adequately address their Year 2000 issues is outside Arch's control. If Arch, its customers or vendors are unable to resolve Year 2000 issues in a timely manner, there could be a material adverse effect on Arch.

  While MobileMedia is aware that certain of its software and paging systems require modification, it is in the process of determining the full extent to which it will be required to modify or replace significant portions of its software and paging systems so that its systems function properly with respect to dates in the year 2000 and thereafter. At present MobileMedia does not have an estimate of the cost that may be incurred to comply with the Year 2000 issue. If such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material adverse effect on the operations of MobileMedia.

NO DIVIDENDS

  Neither Arch nor MobileMedia has ever declared or paid cash dividends. Neither Arch nor MobileMedia intends, and if the Merger is consummated Arch does not intend, to declare or pay any cash dividends in the foreseeable future. Certain covenants in the bank credit facility (the "API Credit Facility") of Arch Paging, Inc. ("API"), an indirect wholly owned subsidiary of Arch, and in other Arch debt instruments, effectively prohibit the declaration or payment of cash dividends by Arch for the foreseeable future. In addition, the terms of the Series C Preferred Stock generally prohibit the payment of cash dividends on Stock unless all accrued and unpaid dividends on the Series C Preferred Stock are paid in full. See "Market Price Information and Dividend Policy", "Description of Securities--Series C Preferred Stock" and "Description of Certain Arch Indebtedness".

HISTORY OF LOSSES

  Neither Arch nor MobileMedia has reported any net income since their respective inceptions. Arch reported net losses of $36.6 million, $114.7 million, $181.9 million and $109.8 million in the fiscal years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998, respectively. MobileMedia reported net losses of $41.1 million, $1.1 billion, $124.6 million and $37.3 million in the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998, respectively, and has operated as a debtor-in-possession under Chapter 11 from January 30, 1997 to the present. For the year ended December 31, 1997 and the six months ended June 30, 1998, and after giving effect to the Merger, Arch would have incurred, on a pro forma basis, a loss before extraordinary item of $306.0 million and $150.5 million, respectively.

  For both Arch and MobileMedia, these historical net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets (in the case of MobileMedia) and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future, which will result in significant additional interest expense which could have a material adverse effect on Arch following the Merger. See "--Future Capital Needs; Uncertainty of Additional Funding" and "--High Degree of Leverage After the Merger". Arch expects to continue to report net losses for the foreseeable future, whether or not the Merger is consummated. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations", Arch's Consolidated Financial Statements and MobileMedia's Consolidated Financial Statements included elsewhere herein.

VOLATILITY OF TRADING PRICE

  The market price of Common Stock is subject to significant fluctuation. Between July 1, 1997 and September 11, 1998, the reported sale price of Common Stock on the Nasdaq National Market has ranged from a low of $2.3125 per share to a high of $9.50 per share. The trading price of Common Stock following the Merger will likely be affected by numerous factors, including the risk factors set forth herein, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of paging companies such as Arch and Parent have exhibited a high degree of volatility. Shortfalls in revenues or EBITDA from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Common Stock in any given period. Such shortfalls may result from events that are beyond Arch's immediate control and can be unpredictable. The trading price of Arch's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the paging industry generally, which may not have any direct relationship with Arch's business or long-term prospects. See "Market Price Information and Dividend Policy".

RISKS RELATING TO THE UNAUDITED COMBINED COMPANY PROJECTIONS

  The managements of Arch and MobileMedia have jointly prepared the Unaudited Combined Company Projections contained herein in connection with the development of the Amended Plan to present the projected effects of the Amended Plan and the transactions contemplated thereby if the Merger is consummated. The Unaudited Combined Company Projections assume that the Merger, the Amended Plan and the transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Unaudited Combined Company Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, those enumerated therein or herein. Accordingly, the Unaudited Combined Company Projections are not necessarily indicative of the future financial condition or results of operations of the Combined Company following the Merger, which may vary significantly from those set forth in the Unaudited Combined Company Projections. Consequently, the projected financial information contained herein should not be regarded as a representation by Arch, the advisors of Arch, Parent, MobileMedia, the advisors of Parent and MobileMedia or any other person that the Unaudited Combined Company Projections can or will be achieved. See "Forward-Looking Statements".

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS; POSSIBLE LOSS OF CORPORATE TAX
BENEFITS

  It is anticipated that (S)382 of the Tax Code will limit the amount of income earned by Arch after the Merger that may be offset by Arch's net operating loss carryforwards and other tax attributes. It is also anticipated that the net operating loss carryforwards and possibly other tax attributes of MMC will be substantially reduced as a result of consummation of the Amended Plan pursuant to (S)382 and (S)108 of the Tax Code. See "The Merger and the Reorganization--Certain Federal Income Tax Consequences".

RISKS RELATED TO ARCH

ARCH'S INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE

  Arch is highly leveraged. At June 30, 1998, Arch and its subsidiaries had outstanding $1.0 billion of total debt, including (i) $125.0 million principal amount of ACI's 9 1/2% Senior Notes due 2004 (the "ACI 9 1/2% Notes"), (ii) $100.0 million principal amount of ACI's 14% Senior Notes due 2004 (the "ACI 14% Notes"), (iii) $127.5 million principal amount of ACI's 12 3/4% Senior Notes due 2007 (the "ACI 12 3/4% Notes" and, together with the ACI 9 1/2% Notes and the ACI 14% Notes, the "ACI Notes"), (iv) $350.5 million (accreted value) of Arch's 10 7/8% Senior Discount Notes due 2008 (the "Arch Discount Notes"), (v) $13.4 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 and (vi) $287.0 million of borrowings under the API Credit Facility. See "Description of Certain Arch Indebtedness". Arch's high degree of leverage may have adverse consequences for Arch, including: (i) if necessary, the ability of Arch to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, may be impaired or extinguished or such financing may not be available on acceptable terms, if at all; (ii) a substantial portion of the EBITDA of Arch will be required to pay interest expense, which will reduce the funds which would otherwise be available for operations and future business opportunities; (iii) the API Credit Facility and the indentures (the "Arch Indentures") under which the ACI Notes are outstanding contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on Arch; (iv) Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage; (v) Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally; and (vi) Arch's high degree of leverage may impair its ability to participate in the future consolidation of the paging industry. In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service has slowed and is expected to remain below the rates of internal growth previously achieved by Arch, but Arch has not yet reduced its financial leverage significantly. There can be no assurance that Arch will be able to reduce its financial leverage significantly or that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments. EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Certain Arch Indebtedness" and Arch's Consolidated Financial Statements and Notes thereto included elsewhere herein.

LENDER APPROVAL AND MERGER CASH REQUIREMENTS

  To fund the estimated cash payments required by the Merger of approximately $347.0 million (consisting of $262.0 million to fund a portion of the cash payments to MobileMedia's secured creditors and $85.0 million to fund estimated administrative expenses, amounts to be outstanding at the Effective Time under the DIP Credit Agreement and transaction expenses), API and The Bank of New York (the "Bank"), Toronto Dominion (Texas), Inc., Royal Bank of Canada and Barclays Bank, PLC have executed a commitment letter for a $200 million increase to the API Credit Facility (the "API Credit Facility Increase") and ACI intends to issue $200 million of new senior notes (the "Planned ACI Notes"). The API Credit Facility Increase is subject to approval by all API lenders, and there can be no assurance such approval will be granted. In addition, there can be no assurance that Arch will complete an offering of the Planned ACI Notes on terms satisfactory to it, if at all. As a result, ACI and The Bear Stearns Companies, Inc., TD Securities (USA), Inc., the Bank and Royal Bank of Canada have executed a commitment letter for a $120 million bridge facility (the "Bridge Facility") which would be available to Arch in the absence of an offering of the Planned ACI Notes. The Planned ACI Notes, the Bridge Facility and the Merger each require approval by the Required Lenders (as defined in the API Credit

Facility), and there can be no assurance such approval will be granted. See "Description of Certain Arch Indebtedness--Bridge Facility". If API's lenders do not grant the foregoing approvals, and Arch is not able to arrange alternative financing to make the cash payments required by the Merger and therefore could not consummate the Merger, and Arch's failure to perform its obligations under the Merger Agreement is not otherwise excused, Arch will be liable to pay a fee of $32.5 million to MMC (the "MobileMedia Breakup Fee"). See "The Merger Agreement--Termination".

API CREDIT FACILITY, BRIDGE FACILITY AND INDENTURE RESTRICTIONS

  The API Credit Facility, the Bridge Facility and the Arch Indentures impose certain operating and financial restrictions on Arch. The API Credit Facility requires API and, in certain cases, ACI, to maintain specified financial ratios, among other obligations, including a maximum leverage ratio and a minimum fixed charge coverage ratio, each as defined in the API Credit Facility. In addition, the API Credit Facility limits or restricts, among other things, API's ability to: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale/leaseback transactions; (iv) make loans and investments; (v) incur indebtedness and contingent obligations; (vi) amend or otherwise alter debt instruments and other material agreements; (vii) engage in mergers, consolidations, acquisitions and asset sales; (viii) engage in transactions with affiliates; and (ix) alter its lines of business or accounting methods. In addition, the Bridge Facility and the Arch Indentures limit, among other things: (i) the incurrence of additional indebtedness by Arch and its Restricted Subsidiaries (as defined therein); (ii) the payment of dividends and other restricted payments by Arch and its Restricted Subsidiaries; (iii) asset sales; (iv) transactions with affiliates; (v) the incurrence of liens; and (vi) mergers and consolidations. Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the API Credit Facility, the Bridge Facility and/or the Arch Indentures. Upon the occurrence of an event of default under the API Credit Facility, the Bridge Facility or the Arch Indentures, the creditors could elect to declare all amounts outstanding, together with accrued and unpaid interest, to be immediately due and payable. If Arch were unable to repay any such amounts, the creditors could proceed against the collateral securing certain of such indebtedness. If the lenders under the API Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and the other indebtedness of Arch, including the Arch Notes and any borrowings under the Bridge Facility. In addition, because the API Credit Facility, the Bridge Facility and the Arch Indentures limit the ability of Arch to engage in certain transactions except under certain circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch including the Merger, which is subject to the approval of the Required Lenders (as defined under the API Credit Facility). Arch will be incurring additional indebtedness in connection with the Merger and the Reorganization. See "--Lender Approval and Merger Cash Requirements" and "Description of Certain Arch Indebtedness".

POSSIBLE FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

  Arch believes that future fluctuations in its revenues and operating results are possible as the result of many factors, including competition, subscriber turnover, new service developments and technological change. Arch's current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues, and Arch may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Due to the foregoing or other factors, it is possible that future fluctuations in Arch's revenue or operating results may not meet the expectations of securities analysts or investors, which may have a material adverse effect on the price of Common Stock. See "Market Price Information and Dividend Policy" and "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

DIVISIONAL REORGANIZATION OF ARCH

  In June 1998, the Arch Board approved a reorganization of its operations (the "Divisional Reorganization"). As part of such reorganization, which is expected to be implemented over a period of 18 to 24 months, Arch plans to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. Once fully implemented, the Divisional Reorganization is expected to result in annual cost savings of approximately $15.0 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other real estate assets and
(iii) recorded a restructuring charge of $16.1 million in the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance and benefits, (ii) $3.5 million for lease obligations and terminations and (iii) $2.9 million for the writedown of related assets. There can be no assurance that the expected cost savings will be achieved or that the reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia would have a material adverse effect on Arch. See "--Uncertainties Related to the Merger and the Reorganization-- Challenges of Business Integration".

ANTI-TAKEOVER PROVISIONS

  The Arch Restated Certificate of Incorporation (the "Arch Certificate") and the Arch By-laws (the "Arch By-laws") include provisions for a classified Board of Directors, the issuance of "blank check" preferred stock (the terms of which may be fixed by the Arch Board without further stockholder approval), a prohibition on stockholder action by written consent in lieu of a meeting and certain procedural requirements governing stockholder meetings. Arch also has a stockholders rights plan. In addition, Section 203 of the DGCL will, with certain exceptions, prohibit Arch from engaging in any business combination with any "interested stockholder" (as defined therein) for a three-year period following the date that such stockholder becomes an interested stockholder. Such provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch. See "Description of Securities--Anti-Takeover Provisions".

RISKS RELATED TO MOBILEMEDIA

DISRUPTION OF OPERATIONS PRIOR TO AND FOLLOWING BANKRUPTCY FILING

  MobileMedia's business operations have been adversely affected by integration difficulties following its acquisition of MobileComm and Dial Page, by liquidity problems arising prior to its January 30, 1997 bankruptcy filing and by the reluctance of some customers and potential customers to do business with MobileMedia while it operates under Chapter 11. In addition, one of MobileMedia's primary assets is its experienced employees, who have the ability to leave MobileMedia and to deprive it of the skill and knowledge essential for executing its business strategy. Any further deterioration of MobileMedia's business, or the loss of significant numbers of key employees, could have a material adverse effect on MobileMedia and, as a result, on Arch if the Merger is consummated. See "The MobileMedia Plan of Reorganization" and "Business--MobileMedia".

ASSUMPTIONS REGARDING VALUE OF MOBILEMEDIA ASSETS

  For financial reporting purposes, the fair value of the assets of MobileMedia must be determined as of the Effective Time. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the unaudited pro forma condensed consolidated financial statements and the Combined Company Projections, there can be no assurance with respect thereto. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "The Combined Company--Unaudited Financial Projections and Operational Cost Synergies".

RISKS RELATED TO THE RIGHTS OFFERING

MARKET RISKS IN EXERCISING RIGHTS

  The Subscription Price and the Warrant Exercise Price have been determined by negotiation among Arch, the Debtors and certain Unsecured Creditors and are not necessarily related to Arch's assets, net worth, results of operations or other recognized criteria of value. There can be no assurance that the market value of the Common Stock or Class B Common Stock and Warrants comprising a Unit or the Common Stock or Class B Common Stock for which the Warrants may be exercised will not be below the valuation therefor implied by the Subscription Price, the Warrant Exercise Price and trading prices for Rights, as the case may be, between the time a holder exercises a Right and the time the holder takes delivery of the Securities or at any time thereafter. Arch has reserved the right to extend the Expiration Date to as
late as    , 1999. The exercise of a Right is irrevocable. Subscribed funds may not be withdrawn and no interest will be paid thereon to the subscribers. See "The Rights Offering--Terms of the Rights Offering".

ABSENCE OF TRADING MARKET FOR THE RIGHTS, UNITS, CLASS B COMMON STOCK AND
WARRANTS

  Prior to the Rights Offering, there has been no market for the Rights, Units, Class B Common Stock or Warrants and there can be no assurance that a market will develop or if developed, that it will be sustained. The Stock and Warrants are immediately detachable from each other, will be represented by separate certificates and will be separately tradeable. Arch will not apply for quotation of the Rights or Units on the Nasdaq National Market and, although it is possible that some broker-dealers may seek to have such Securities listed on the Electronic Bulletin Board or in the National Quotation Bureau's pink sheets at some time in the future, such Securities are not likely to be subject to regular quotation. Although Arch has applied for inclusion of the Class B Common Stock and the Warrants in the Nasdaq National Market, such inclusion depends upon the willingness of a specified number of broker-dealers to make a market in the Class B Common Stock and the Warrants; accordingly, there can be no assurance that the Class B Common Stock and the Warrants will be quoted for trading on the Nasdaq National Market or on any other market. If any market does develop, the market price of these securities might be volatile. See "--Risks Common to Arch and MobileMedia--Volatility of Trading Price".

DILUTION

  The Subscription Price per Unit will exceed the net tangible book value per share of Common Stock, which is a negative number. See "Dilution". Accordingly, subscribers in the Rights Offering will experience immediate and substantial dilution.

CLASS B COMMON STOCK

  The number of shares of Class B Common Stock (if any) to be received by the Standby Purchasers in lieu of Common Stock will depend on the number of Rights which are not exercised by other Unsecured Creditors and cannot be predicted. Shares of Class B Common Stock have reduced voting power in comparison to shares of Common Stock and may only be converted into shares of Common Stock upon the transfer of such shares to a non-affiliate of the Standby Purchasers. See "Description of Securities--Warrants".

POSSIBLE ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Rights Offering, a total of approximately    shares
of Common Stock will be issued and a total of approximately    shares of Stock
will be issuable upon exercise of the Warrants, the Standby Purchasers' Warrants and other outstanding warrants and options. The issuance of such Stock, together with the issuance of Common Stock under other Arch compensation plans, would result in the issuance of a substantial amount of Common Stock, thereby diluting the proportionate equity interests of the holders of the Common Stock. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon exercise of warrants or options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.

POSSIBLE INABILITY TO EXERCISE WARRANTS

  A current prospectus covering the Stock issuable upon exercise of the Warrants must be in effect before Arch may accept Warrant exercises. There can be no assurance Arch will be able to have a prospectus in effect when this Prospectus is no longer current, notwithstanding Arch's commitment to do so. See "The Merger Agreement--Related Agreements--Registration Rights Agreements".

                              THE RIGHTS OFFERING

  Arch is offering the Securities described herein to Unsecured Creditors of MobileMedia through the Rights Offering in the manner described herein, subject to certain conditions.

BACKGROUND

  The Debtors have filed the Amended Plan with the Bankruptcy Court in connection with MobileMedia's Insolvency Proceedings under Chapter 11 of the Bankruptcy Code (case number 97-174 (PJW)). See "The MobileMedia Plan of Reorganization". The Plan contemplates the Merger of MMC with a subsidiary of Arch at the Plan's Effective Time. Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger. See "The Merger Agreement". The Merger is conditioned upon satisfaction of the Closing Conditions, including (i) entry by the Bankruptcy Court of a Confirmation Order and to the extent required by the Merger Agreement, such order has become a final order, (ii) receipt of all other necessary governmental approvals and expiration of all waiting periods under the HSR Act and (iii) satisfaction of various other conditions. The Amended Plan provides for distribution of cash to certain secured creditors and distribution of the shares of Common Stock in the Directly Distributed Creditor Stock Pool to Unsecured Creditors at the Effective Time. These shares are described in the Disclosure Statement. The Amended Plan also contemplates the issuance and sale of Securities in the Rights Offering for approximately $217.0 million in cash, which will be used to fund a portion of the cash payment to secured creditors.

  Votes in favor of Plan Approval are being solicited pursuant to the Disclosure Statement, which was mailed to the creditors of MobileMedia and
Parent on or about     , 1998 and which has been filed as an exhibit to the
Registration Statement. The Bankruptcy Court has approved the Disclosure Statement as containing adequate information with respect to the Plan in accordance with Section 1125 of the Bankruptcy Code. The approval of Arch's
stockholders to the Merger is expected to occur at the Special Meeting on    ,
1998.

TERMS OF THE RIGHTS OFFERING

  Each Unsecured Creditor will receive a distribution at a Distribution Ratio
of one Right for each $     of Unsecured Claims held by it, if no Adjustment
is made, or between $    and $    if an Adjustment is made (other than certain
holders of small Unsecured Claims who elect to receive cash). A total of Rights (assuming that no Adjustment is made, and subject to proportionate increase if an Adjustment is made) has been allocated on the basis of
undisputed Unsecured Claims allowed as of    , 1998. If additional Unsecured
Claims are allowed prior to the Confirmation Date, additional Rights will be allocated to the holders of such Unsecured Claims. The Distribution Ratio is based upon the ratio which each unsecured claim bears to the sum of allowed Unsecured Claims and an estimate of the amount for which disputed Unsecured Claims and Unsecured Claims arising from the rejection of executory contracts and unexpired leases (the "Disputed Claims") will be allowed. The Rights allocable to Disputed Claims which are not allowed prior to the Confirmation Date will be sold by Arch for cash (or in such other manner as Arch reasonably determines) for the account of holders of Unsecured Claims allowed thereafter, or as otherwise provided in the Amended Plan. When a disputed claim is resolved, and to the extent such claim is allowed, the holder of such claim will receive a cash payment in respect of the Rights the holder of such claim would have been entitled to receive had such claim been allowed when the Rights were distributed. No fractional Rights or cash in lieu thereof will be issued; instead, Arch will round the number of Rights distributed to each Unsecured Creditor up or down to the nearest whole number.

  The Rights will be evidenced by transferable certificates which will be mailed to each Unsecured Creditor promptly following the effective date of the Registration Statement or, if later, the date of allowance of its Unsecured Claims. The Rights will expire at 5:00 p.m., New York City time, on the Expiration Date, which will be a date selected by Arch and MobileMedia which is at least 15 days after all Closing Conditions (other than the condition set forth in Section 5.1(e) of the Merger Agreement relating to the finality of the FCC Grant, expiration of the Rights Offering and certain other conditions which by their terms cannot be satisfied until the Effective Time) are first satisfied or, if legally permissible, waived. Any Rights which remain unexercised at the close of business on the Expiration Date will no longer be exercisable and will cease to have any value.

  Holders of Rights may subscribe for Units in the Rights Offering in the manner described under "--Method of Exercise of Rights". All subscriptions will be irrevocable. Subscriptions for Units received by Arch will be accepted subject to Arch's right (to the extent permitted by the Merger Agreement) to reject any subscription and subject to satisfaction or waiver of the Closing Conditions and consummation of the Merger. Subscription documents and subscribed funds will be held in escrow by the Subscription Agent, pending receipt of subscriptions for all of the Units. If the Rights Offering is not fully subscribed by the Expiration Date, the Plan is not confirmed by March 31, 1999 or the Merger does not take place by June 30, 1999, the Subscription Agent will promptly return all subscribed funds to subscribers without interest. Any and all interest earned on subscribed funds will be remitted to Arch.

  All purchasers of Units will acquire shares of Common Stock and (unless an Adjustment is made) Warrants to purchase Common Stock, except that Standby Purchasers or others who are deemed to be part of a "group" with such Standby
Purchasers under Rule   under the Exchange Act will instead acquire shares of
Class B Common Stock and (unless an Adjustment is made) Warrants to purchase Class B Common Stock to the extent described under "--Standby Purchase Agreements" if they would otherwise hold more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the outstanding securities of Arch. Shares of Common Stock and Class B Common Stock are identical except that holders of Common Stock are entitled to cast one vote per share while holders of Class B Common Stock are entitled to cast 1/100th of one vote per share. Shares of Class B Common Stock are convertible into an equal number of shares of Common Stock in specified circumstances. See "Description of Securities". The Common Stock, Class B Common Stock and Warrants included in the Units will be transferable separately, commencing immediately after issuance.

STANDBY PURCHASE AGREEMENTS

  Certain unsecured creditors of MobileMedia, comprised of W.R. Huff, as agent for various discretionary accounts and affiliates, The Northwestern Mutual Life Insurance Company, ("Northwest Mutual") acting for itself and its Group Annuity Separate Account, the Northwestern Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and Whippoorwill as agent for various discretionary accounts, have each entered into separate commitment letters dated as of August 18, 1998 and amended as of September 3, 1998 (collectively, as amended, the "Standby Purchase Agreements") to become Standby Purchasers and, in such capacity, to purchase, in the aggregate and at the Subscription Price per share, any and all of the remaining Units in the Rights Offering that are not purchased by other Unsecured Creditors, for an aggregate purchase price of up to approximately $217.0 million. Each Standby Purchaser is obligated to exercise only the portion of the Rights allocable to it on account of its Unsecured Claims. Obligations of the Standby Purchasers under the Standby Purchase Agreements are several and not joint.

  The Standby Purchase Agreements permit the Standby Purchasers to acquire or dispose of Rights, as well as the underlying Unsecured Claims in respect of which the Rights are distributed. However, any such acquisition or disposition will not relieve the Standby Purchasers' commitments to purchase Units to the extent they are not purchased by third parties.

  The Standby Purchasers will be entitled to deliver the subscription price of the Rights on the Effective Date, following notification as the number of Rights exercised by third parties. Other holders of Rights will be required to exercise Rights, if at all, prior to the Expiration Date.

  The commitment of each Standby Purchaser is subject to a number of conditions, including: (i) that the Confirmation Order, in a form reasonably satisfactory to the Standby Purchaser, shall have been entered and shall have become a Final Order (as defined in the Merger Agreement), provided that one Standby Purchaser may not assert this condition if all other Standby Purchasers, acting in good faith, shall have waived the requirement of finality; (ii) the satisfaction or, with the written consent of the Standby Purchaser, the waiver of all conditions precedent to the obligations of each of the parties to the Merger Agreement and all conditions precedent to the effectiveness of the Plan, provided, that the conditions contained in Sections 5.1(e) and (h), Sections 5.2(a), (b),
(c), (d) and (e) and Sections 5.3(a), (b), (c) and (e) of the Merger Agreement (the complete text of which is set forth in Annex B) may be waived without the written consent of the Standby Purchaser; (iii) the Shelf Registration Statement covering the resale of Stock, Class B Common Stock and Warrants by the Standby Purchaser shall be effective; (iv) Arch shall have executed the Standby Purchaser Registration Rights Agreement; (v) any and all amendments or modifications to the Merger Agreement or any consents or waivers delivered by Arch or MobileMedia to the other under the Merger Agreement (other than consents under Section 4.5 of the Merger Agreement or waiver of the conditions specified in clause (ii) above), shall have been satisfactory to the Standby Purchaser; (vi) the representations and warranties made in the Merger Agreement by Arch and MobileMedia shall have been accurate; (vii) Arch shall have obtained the necessary financing to consummate the Merger (other than as a result of the Standby Purchaser not fulfilling its commitment) on certain minimum terms; (viii) each other Standby Purchaser shall have fulfilled its commitment; (ix) the Rights, shares of Common Stock, shares of Class B Common Stock and Warrants shall be issued and distributed pursuant to an exemption from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code or shall have been registered under the Securities Act, such Registration Statement shall have been declared effective and no stop order shall be in effect; (x) the FCC Grant (as defined herein) shall have been issued by the FCC and it shall have become a Final Order (as defined in the Merger Agreement), provided that a Standby Purchaser may not assert this condition if each other Standby Purchaser, acting in good faith, shall have waived this provision or if the reason that the FCC Grant shall not have become a Final Order is a result of action taken by any present or former officer of MobileMedia considered or determined by the FCC to be an alleged or an actual wrongdoer for purposes of the FCC proceeding; and (xi) any applicable waiting periods under the HSR Act shall have expired or been terminated early. The obligation of the Standby Purchaser is also subject to the condition that there shall not have occurred between June 30, 1998 and the Confirmation Date (and between June 30, 1998 and the Effective Date if the Effective Date is more than 90 days after the Confirmation Date), (i) any event or events (other than those affecting generally the economy or the industry in which Arch and MobileMedia conduct their respective businesses) which has had or would have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income or prospects of the Combined Company, (ii) any event or events involving a regulatory or statutory change and effecting generally the industry in which Arch and MobileMedia conduct their respective businesses which would materially and adversely affect the ability of the Combined Company to operate its business, or (iii) an event or events affecting generally the industry in which Arch and MobileMedia conduct their respective businesses which would materially and adversely affect the ability of Combined Company to operate its business (except that no single Standby Purchaser may not assert such condition if each of the other Standby Purchasers shall have waived this condition).

  In addition, Arch and MobileMedia made certain representations and warranties about itself to the Standby Purchasers, including (i) due organization, valid existence and good standing, with all requisite corporate power and authority to perform its obligations under such Standby Purchase Agreement, (ii) subject to stockholder approval (in the case of Arch) and Bankruptcy Court approval (in the case of MobileMedia) the execution, delivery and performance of such Standby Purchase Agreement being duly and validly authorized by all necessary corporate action, (iii) the validity and enforceability of such Standby Purchase Agreement as against Arch and MobileMedia, respectively, (iv) the compliance of the transactions contemplated by the Standby Purchase Agreement with their respective certificates of incorporation and by laws, certain contracts and applicable laws, (v) the accuracy of the representations and warranties made by Arch and MobileMedia, respectively, in the Merger Agreement, (vi) the accuracy of copies of certain agreements given to each Standby Purchaser, (vii) the accuracy of the information provided by each of Arch and MobileMedia, (ix) the absence of any Buyer Material Adverse Change (as defined herein) or Company Material Adverse Change (as defined herein), and (x) the due authorization, valid issuance, nonassessability and absence of preemptive rights with respect to the Stock issued in the transaction. Each Standby Purchaser represents (i) as to its organization, qualification, corporate power and authority to enter into and perform its obligations under the applicable Standby Purchase Agreement; (ii) the taking of all required corporate action on the part of the Standby Purchaser, (iii) the validity and enforceability of the applicable Standby Purchase Agreement, (iv) the compliance of the transactions contemplated by the applicable Standby Purchase Agreement with its organizational documents, certain contracts and applicable laws, (v) the accuracy of certain information provided by the Standby Purchaser to Arch and MobileMedia, and (vi) the aggregate holdings of each Standby Purchaser of debt securities of MobileMedia.

  Each of Arch and MobileMedia also covenants to provide the Unsecured Creditor Committee (as defined herein) notices of all information to be made available to Arch by the Unsecured Creditor Committee. The Unsecured Creditor Committee has undertaken with each Standby Purchaser to provide copies of all notices, documents or information provided to it by Arch, Parent or MobileMedia and to consult with such Standby Purchaser prior to delivering any consent or exercising any right of the Unsecured Creditor Committee pursuant to the Merger Agreement or under the Amended Plan. Each Standby Purchaser and/or its counsel has the right to review and comment on the registration statement to be filed on behalf of such Standby Purchaser. Arch has undertaken, should the transaction close, to reimburse reasonable fees incurred by each Standby Purchaser in negotiating and documenting this transaction, up to a maximum of $100,000 per Standby Purchaser. In addition, each Standby Purchaser has covenanted not to engage in any transactions that would have an adverse effect on the market share price of Common Stock and has committed to vote for acceptance of the Amended Plan all Unsecured Claims held by it.

  In consideration of their purchase commitments contained in the Standby Purchase Agreements, the Standby Purchasers will be granted Standby Purchasers' Warrants to purchase shares of Stock which will constitute approximately 2.5% of all outstanding Common Stock immediately following the Merger on a Fully Diluted Basis. The exercise price of the Standby Purchasers' Warrants will be $8.19 per share if no Adjustment is made and will be equal to the exercise price of the Arch Stockholders' Participation Warrants if an Adjustment is made. The Standby Purchase Agreements require Arch to nominate one designee of W.R. Huff and one designee of Whippoorwill to be elected as directors of Arch for so long as W.R. Huff or Whippoorwill, as the case may be, holds securities of Arch having at least 10% of the combined voting power of all outstanding securities of Arch (5% in the case of the initial renomination of such nominees).

  Arch will enter into a Registration Rights Agreement with the Standby Purchasers. See "The Merger Agreement--Related Agreements--Registration Rights Agreements".

  In the event that the purchases of Units by the Standby Purchasers would cause the Standby Purchasers, together with any other person or entity that may be an associate or affiliate thereof, in the aggregate, to beneficially own, within the meaning of Sections 13(d)(3) of the Exchange Act, more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or more than 49.0% of the total voting power of the outstanding securities of Arch, the Standby Purchasers will receive instead, proportionate to their obligations to purchase Units and in lieu of shares of Common Stock, shares of Class B Common Stock such that the Standby Purchasers, in the aggregate, will hold no more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or more than 49% of the total voting power of the outstanding securities of Arch. The Class B Common Stock will be identical in all respects to Common Stock, except that holders of Class B Common Stock will not be entitled to vote in the election of directors and will be entitled to 1/100th of a vote per share with respect to all other matters. See "Description of Securities--Class B Common Stock".

  The several commitments of the Standby Purchasers to purchase Units, and their entitlement to receive Standby Purchasers' Warrants, are as follows:

                                             COMMITMENT
                                    RIGHTS     AMOUNT               PERCENTAGE
                                   EXERCISE  RELATING TO            OF STANDBY
NAME AND ADDRESS OF STANDBY       COMMITMENT UNEXERCISED   TOTAL    PURCHASERS'
PURCHASER                           AMOUNT     RIGHTS    COMMITMENT  WARRANTS
---------------------------       ---------- ----------- ---------- -----------
                                        (DOLLARS IN MILLIONS)
W.R. Huff Asset Management Co.,
 L.L.C., as agent for various
 discretionary accounts and
 affiliates.....................   $ 39.27     $ 35.80     $75.07      34.60%
67 Park Place, 9th Floor
Morristown, New Jersey 07960
Claim Amount: $
The Northwestern Mutual Life
 Insurance Company..............   $ 10.95     $  9.97     $20.92       9.64%
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Claim Amount: $
The Northwestern Mutual Life
 Insurance Company,
 for its General Annuity
 Separate Account...............   $  2.65     $  2.42     $ 5.07       2.34%
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Claim Amount: $
Northwestern Mutual Series Fund,
 Inc.--
 High Yield Bond Portfolio......   $   .75     $   .69     $ 1.44       0.66%
Yield Bond Portfolio
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Claim Amount: $
Credit Suisse First Boston
 Corporation....................   $ 29.48     $ 26.88     $56.36      25.97%
11 Madison Avenue, 4th Floor
New York, New York 10010
Claim Amount: $
Whippoorwill Associates, Inc.,
 as general partner of and/or
 agent for various discretionary
 accounts.......................   $ 30.42     $ 27.72     $58.14      26.79%
11 Martine Avenue
White Plains, New York 10606
Claim Amount: $
Total...........................   $113.52     $103.48     $217.0     100.00%

  None of the Standby Purchasers is required to purchase more than the number of Units identified as its Total Commitment set forth opposite its name above.

  If an Adjustment is made and any of the Arch Stockholders' Rights are exercised, each Standby Purchaser will have the right to elect to reduce the number of Units which it is required to purchase by a number equal to its pro rata share of the number of shares of Common Stock that are issued pursuant to exercise of Arch Stockholders' Rights. The Standby Purchasers have 10 business days, after receipt of notification from Arch as to the exercise of the Arch Stockholder Rights, to elect to reduce their commitment.

SUBSCRIPTION AGENT

  Arch has appointed The Bank of New York as Subscription Agent for the Rights Offering. For its services in processing the exercise of Rights, the
Subscription Agent will receive a fee from Arch estimated to be $   and
reimbursement for all out-of-pocket expenses relating to the Rights Offering. The Subscription Agent is also Arch's transfer agent and registrar.

INFORMATION AGENT

  Arch has appointed Bear Stearns as Information Agent for the Rights
Offering. The Information Agent will receive a fee estimated to be $    and
reimbursement for all out-of-pocket expenses related to the Rights Offering. Any questions or requests for additional copies of this Prospectus, the instructions to the Subscription Agreement (the "Instructions") or the Notice of Guaranteed Delivery may be directed to the Information Agent at the following address and telephone number:

  Arch has not employed any brokers, dealers or underwriters in connection with the solicitation of exercises of Rights in the Rights Offering, and, except as described above, no other commissions, fees or discounts will be paid in connection with such solicitation. Certain directors and officers of Arch may answer questions or solicit responses from Rights holders, but such directors and officers will not receive any commissions or compensation for such services other than their normal employment compensation.

METHOD OF EXERCISE OF RIGHTS

  Rights may be exercised by filling in and signing the reverse side of the Subscription Certificate and mailing it in the envelope provided. In addition, Rights may be exercised by delivering the completed and signed Subscription Certificate to the Subscription Agent, together with payment for the Units as described below under "Payment for Units". Rights may also be exercised through a Rights holder's broker, or other nominee if such shareholder's shares of Common Stock are held in such broker's or nominee's name. Such brokers or nominees may charge a servicing fee for exercising such Rights.

  Completed Subscription Certificates must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date (unless payment is effected by means of a notice of guaranteed delivery as described below under "Payment for Units"). The Subscription Certificate and payment should be delivered to the offices of the Subscription Agent by one of the methods described below:

  (1)By mail:
     The Bank of New York
     Tender and Exchange Department
     P.O. Box 11248
     Church Street Station
     New York, New York 10286-1248

  (2)By Hand, Express Mail or Overnight Courier:
     The Bank of New York
     Tender and Exchange Department
     101 Barclay Street
     Receive and Delivery Window-Street Level
     New York, New York 10286

PAYMENT FOR UNITS

  Holders of Rights who acquire Units may choose between the following methods of payment.

  (1) A subscription will be accepted by the Subscription Agent if, prior to 5:00 p.m., New York City time, on the Expiration Date, the Subscription Agent has received a completed and executed notice of guaranteed delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a NYSE member, guaranteeing delivery of (i) payment of the full Subscription Price for the Units subscribed for and (ii) a properly completed and executed Subscription Certificate. The Subscription Agent will not honor a notice of guaranteed delivery if a properly completed and executed Subscription Certificate and full payment is not received by the Subscription Agent by the close of business on the third business day after the Expiration Date. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent together with a completed Subscription Certificate by facsimile transmission (telecopy number (212) 815-6213; confirm by telephone (800) 507-9357).

  (2) Alternatively, a holder of Rights can send the Subscription Certificate together with payment in the form of a check for the Units subscribed for. To be accepted, payment, together with the executed Subscription Certificate, must be received by the Subscription Agent at its Tender and Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248 or its Tender and Exchange Department, 101 Barclay Street, Receive and Delivery Window--Street Level, New York, New York 10286 prior to 5:00 p.m., New York City time, on the Expiration Date. The Subscription Agent will deposit all stock purchase checks received by it prior to the final due date into a segregated interest-bearing account (which interest will accrue solely to the benefit of Arch) pending the consummation of the Rights Offering.

  A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY MONEY ORDER OR CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES. PAYMENT MUST BE PAYABLE TO , AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE FOR SUCH SUBSCRIPTION CERTIFICATE TO BE ACCEPTED. THE SUBSCRIPTION AGENT WILL NOT ACCEPT CASH AS A MEANS OF PAYMENT FOR SHARES.

  Whichever of the two methods described above is used, issuance and delivery of certificates for the Units purchased are subject to collection of any checks or money orders and actual payment pursuant to any notice of guaranteed delivery. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (c) receipt of good funds in the Subscription Agent's account designated above.

  Holders who hold Rights for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

  The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES OR PAYMENTS TO ARCH.

  THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE SEVERAL BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by Arch, whose determination will be final and binding. Arch, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Arch determines in its sole discretion. Neither Arch nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

  Certificates representing Securities purchased will be delivered to the purchaser as soon as practicable after the Effective Time and after all allocations have been effected. It is expected that such certificates will be
available for delivery within    business days following the Expiration Date.

  If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all Units stated to be subscribed for, the Rights holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Rights holder. If the payment delivered by the Rights holder exceeds the aggregate Subscription Price for the number of Rights evidenced by the Subscription Certificate(s) delivered by such Rights holder, any excess payment will be returned to the Rights holder as soon as practicable by mail, without interest or deduction.

  Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Information Agent, Bear Stearns, at its address set forth on the back cover page of this Prospectus.

NO REVOCATION

  AFTER A HOLDER OF RIGHTS HAS SUBSCRIBED, SUCH SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

METHOD OF TRANSFERRING RIGHTS

  Rights may be purchased or sold in private transactions. It is not anticipated that the Rights will be quoted for trading on the Nasdaq National Market or quoted by broker-dealers on the Electronic Bulletin Board or elsewhere.

  The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the Instructions. A portion of the Rights evidenced by a single Subscription Certificate may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the holder so instructs, to an additional transferee.

  Rights holders wishing to sell all or a portion of their Rights should allow a sufficient amount of time prior to the Expiration Date for (a) the transfer instructions to be received and processed by the Subscription Agent, (b) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (c) the Rights evidenced thereof. Neither Arch nor the Subscription Agent shall have any liability to a transferee or transferor if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

  Except for fees charged by the Subscription Agent (which will be paid by Arch as described herein), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by Arch or the Subscription Agent.

PROCEDURES FOR BOOK ENTRY TRANSFER FACILITY PARTICIPANTS

  Arch anticipates that the Rights will be eligible for transfer through, and that the exercise of the Rights may be effected through, the facilities of Depository Trust Company ("DTC").

FOREIGN AND CERTAIN OTHER HOLDERS

  Subscription Certificates will not be mailed to Unsecured Creditors or other holders whose addresses are outside the United States, but will be held by the Subscription Agent for each such holder's account. To exercise their Rights, such persons must notify the Subscription Agent at or prior to 5:00 p.m., New York time, on the Expiration Date. Such holders' Rights will expire at the Expiration Date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  For United States federal income tax purposes ("tax purposes"), Unsecured Creditors may recognize income, gain or loss in connection with the distribution of Rights to them, depending upon their particular circumstances, including whether their Unsecured Claims are properly treated as securities for tax purposes, what items of income and deduction they have previously taken into account for tax purposes with respect to such claims, and whether their receipt of Rights is treated as part of a "reorganization" for tax purposes. Unsecured Creditors generally will not recognize any gain or loss in connection with the exercise of Rights or Warrants. Unsecured Creditors may recognize income, gain or loss upon the sale or other taxable disposition of Rights, Stock or Warrants or the receipt of distributions with respect to Stock. See "Certain Federal Income Tax Consequences."

                                USE OF PROCEEDS

  The net proceeds of the Rights Offering are expected to be $ million, after payment of offering expenses in connection with the Rights Offering
(estimated at $   million). Such net proceeds will be applied in their
entirety towards payment of a portion of the amounts payable to creditors under the Amended Plan. See "The MobileMedia Plan of Reorganization--The Amended Plan".

                                   DILUTION

  Arch currently has a negative tangible net worth. The negative tangible net book value of the shares of Common Stock as of June 30, 1998 was approximately ($829.9 million) or ($39.4 million) per share. This negative tangible net book
value would be ($   million) or (   ) per share after giving effect to
consummation of the Merger as if it had occurred on such date but without giving effect to the Rights Offering. "Net tangible book value" per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of Common
Stock outstanding. After giving effect to the sale by Arch of       shares of
Common Stock in the Rights Offering (treating shares of Class B Common Stock as shares of Common Stock and ascribing no value to the Warrants for the purpose of such calculation) for gross proceeds of $217 million, and after
deducting estimated offering expenses of $    million, the pro forma negative
net tangible book value of Arch as of June 30, 1998 would have been
approximately ($   million), or ($   ) per share, representing an immediate
and substantial dilution of ($   ) per share, in respect of the Subscription
Price for shares of Stock purchased pursuant to the Rights Offering. The following table illustrates the per share dilution:

      Subscription Price........................................... $5.00(/1/)
      Net tangible book value per share before Rights Offering, as adjusted for the Merger.....................................
      Increase per share attributable to the Rights Offering.......
                                                                    -----
      Pro forma net tangible book value per share after Rights
       Offering....................................................
                                                                    -----
      Dilution to persons exercising Rights........................
                                                                    =====

--------

(1) Based upon the lowest point of a range for the Initial Measurement Period under the formula described under "The MobileMedia Plan of Reorganization--Calculation of Shares". If the Subscription Price is greater than $5.00, the amount of dilution, calculated in the manner set forth above, will be greater; if the Subscription Price is less than $5.00, the amount of such dilution will be less.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH

  The following table sets forth selected historical consolidated financial and operating data of Arch for each of the two years ended August 31, 1994, the four months ended December 31, 1993 and 1994, each of the four years ended December 31, 1997 and the six months ended June 30, 1997 and 1998. The selected financial and operating data as of December 31, 1994, 1995, 1996 and 1997 and for each of the three years ended December 31, 1997 have been derived from Arch's audited Consolidated Financial Statements and Notes thereto. The selected financial and operating data as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been derived from Arch's unaudited Consolidated Financial Statements and Notes thereto. The following consolidated financial information should be read in conjunction with "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                         FOUR MONTHS                                                     SIX MONTHS
                      YEAR ENDED            ENDED                                                           ENDED
                    AUGUST 31, (1)     DECEMBER 31, (1)          YEAR ENDED DECEMBER 31,                  JUNE 30,
                   ------------------  -----------------  -----------------------------------------  --------------------
                     1993      1994     1993      1994    1994 (1)  1995 (1)     1996       1997       1997       1998
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
                                                                                                         (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
STATEMENTS OF
 OPERATIONS DATA:
Service, rental
 and maintenance
 revenues........  $ 39,610  $ 55,139  $16,457  $ 22,847  $ 61,529  $ 138,466  $ 291,399  $ 351,944  $ 171,978  $ 184,280
Product sales....     5,698    12,108    2,912     5,178    14,374     24,132     39,971     44,897     22,290     21,305
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Total revenues...    45,308    67,247   19,369    28,025    75,903    162,598    331,370    396,841    194,268    205,585
Cost of products
 sold............    (4,031)  (10,124)  (2,027)   (4,690)  (12,787)   (20,789)   (27,469)   (29,158)   (14,291)   (14,690)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
                     41,277    57,123   17,342    23,335    63,116    141,809    303,901    367,683    179,977    190,895
Operating
 expenses:
 Service, rental
  and
  maintenance....     9,532    13,123    3,959     5,231    14,395     29,673     64,957     79,836     38,111     40,409
 Selling.........     7,307    10,243    3,058     4,338    11,523     24,502     46,962     51,474     26,632     24,244
 General and
  administrative..   13,123    17,717    5,510     7,022    19,229     40,448     86,181    106,041     51,345     56,516
 Depreciation and
  amortization...    13,764    16,997    5,549     6,873    18,321     60,205    191,871    232,347    120,167    108,400
 Restructuring
  charge.........       --        --       --        --        --         --         --         --         --      16,100
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Operating income
 (loss)..........    (2,449)     (957)    (734)     (129)     (352)   (13,019)   (86,070)  (102,015)   (56,278)   (54,774)
Interest and non-
 operating
 expenses, net...    (2,861)   (4,112)  (1,132)   (1,993)   (4,973)   (22,522)   (75,927)   (97,159)   (47,715)   (51,123)
Equity in loss of
 affiliate (2)...       --        --       --        --        --      (3,977)    (1,968)    (3,872)    (1,812)    (2,219)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss)
 before income
 tax benefit and
 extraordinary
 item............    (5,310)   (5,069)  (1,866)   (2,122)   (5,325)   (39,518)  (163,965)  (203,046)  (105,805)  (108,116)
Income tax
 benefit.........       --        --       --        --        --       4,600     51,207     21,172     10,600        --
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss)
 before
 extraordinary
 item............    (5,310)   (5,069)  (1,866)   (2,122)   (5,325)   (34,918)  (112,758)  (181,874)   (95,205)  (108,116)
Extraordinary
 item (3)........      (415)      --       --     (1,137)   (1,137)    (1,684)    (1,904)       --         --      (1,720)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Net income
 (loss)..........  $ (5,725) $ (5,069) $(1,866) $ (3,259) $ (6,462) $ (36,602) $(114,662) $(181,874) $ (95,205) $(109,836)
                   ========  ========  =======  ========  ========  =========  =========  =========  =========  =========  ===
OTHER OPERATING
 DATA:
EBITDA (4).......  $ 11,315  $ 16,040  $ 4,815  $  6,744  $ 17,969  $  47,186  $ 105,801  $ 130,332  $  63,889  $  69,726
EBITDA margin
 (5).............        27%       28%      28%       29%       28%        33%        35%        35%        35%        37%
Capital
 expenditures,
 excluding
 acquisitions....  $ 20,853  $ 25,657  $ 7,486  $ 15,279  $ 33,450  $  60,468  $ 165,206  $ 102,769  $  56,444  $  59,937
Cash flows
 provided by
 operating
 activities......  $  8,721  $ 14,781  $ 5,306  $  4,680  $ 14,155  $  14,749  $  37,802  $  63,590  $  35,497  $  43,909
Cash flows used
 in investing
 activities......  $(30,998) $(28,982) $(7,486) $(34,364) $(55,860) $(192,549) $(490,626) $(102,769) $ (56,444) $ (59,937)
Cash flows
 provided by
 financing
 activities......  $ 11,268  $ 14,636  $11,290  $ 26,108  $ 29,454  $ 179,092  $ 452,678  $  39,010  $  22,650  $  17,613
Pagers in service
 at end of
 period..........   254,000   410,000  288,000   538,000   538,000  2,006,000  3,295,000  3,890,000  3,666,000  4,131,000

-------

(footnotes on following page)

                              AS OF
                         AUGUST 31, (1)             AS OF DECEMBER 31,                AS OF
                         ---------------  ---------------------------------------   JUNE 30,
                          1993    1994      1994     1995      1996       1997        1998
                         ------- -------  -------- -------- ---------- ----------  -----------
                                         (DOLLARS IN THOUSANDS)                    (UNAUDITED)
BALANCE SHEET DATA:
Current assets.......... $ 4,690 $ 6,751  $  8,483 $ 33,671 $   43,611 $   51,025  $   54,256
Total assets............  62,209  76,255   117,858  785,376  1,146,756  1,020,720     971,549
Long-term debt, less
 current maturities.....  49,748  67,328    93,420  457,044    918,150    968,896   1,003,357
Redeemable preferred
 stock..................     --      --        --     3,376      3,712        --          --
Stockholders' equity
 (deficit)..............   1,563  (3,304)    9,368  246,884    147,851    (33,255)    117,429

--------
(1) On October 17, 1994, Arch announced that it was changing its fiscal year end from August 31 to December 31. Arch was required to file a transition report on Form 10-K with audited financial statements for the period September 1, 1994 through December 31, 1994 and has elected to include herein, for comparative purposes, unaudited financial statements for the periods September 1, 1993 through December 31, 1993 and January 1, 1994 through December 31, 1994.
(2) Represents Arch's share of the losses of Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Business-- Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".
(3) Reflects extraordinary charge resulting from prepayment of indebtedness. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".
(4) EBITDA is a commonly used measure of financial performance in the paging industry and is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with covenants under their respective indebtedness, but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. EBITDA does not reflect restructuring charge, equity in loss of affiliate, income tax benefit, interest and non-operating expenses, net and extraordinary items.
(5) Calculated by dividing EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

  SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--MOBILEMEDIA

  The following table sets forth selected historical consolidated financial data of MobileMedia and Metromedia Paging Services ("Predecessor") for each of the five years ended December 31, 1997 and the six months ended June 30, 1997 and 1998. The historical financial data presented under consolidated statements of operations data and consolidated balance sheet data for each of the five years ended December 31, 1997 have been derived from MobileMedia's and the Predecessor's audited consolidated financial statements. The selected financial and operating data as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been derived from MobileMedia's unaudited consolidated financial statements. The following consolidated financial information should be read in conjunction with "Business--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" and MobileMedia's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                        (UNAUDITED)
                           ELEVEN                                                                       SIX MONTHS
                           MONTHS     ONE MONTH                                                            ENDED
                           ENDED        ENDED               YEAR ENDED DECEMBER 31,                     JUNE 30,(9)
                        NOVEMBER 30, DECEMBER 1,  -----------------------------------------------  ----------------------
                            1993       1993(1)       1994      1995(2)      1996(3)       1997        1997        1998
                        ------------ -----------  ----------  ----------  -----------  ----------  ----------  ----------
                        PREDECESSOR                                   MOBILEMEDIA
                        ------------ ------------------------------------------------------------------------------------
                                                          (DOLLARS IN THOUSANDS)
STATEMENTS OF
 OPERATIONS DATA:
Total revenues........   $  173,761  $   15,058   $  203,149  $  252,996  $   640,710  $  527,392  $  275,468  $  228,903
Cost of products
 sold.................      (20,170)       (522)     (18,705)    (26,885)     (72,595)    (35,843)    (16,948)    (10,774)
                         ----------  ----------   ----------  ----------  -----------  ----------  ----------  ----------
                            153,591      14,536      184,444     226,111      568,115     491,549     258,520     218,129
Services, rents and
 maintenance, selling,
 and general and
 administrative
 expenses(4)..........      123,727      11,125      136,672     164,037      459,474     388,476     212,325     156,240
Impairment of long
 lived assets(5)......          --          --           --          --       792,478         --          --          --
Restructuring
 costs(6).............          --          --           --          --         4,256      19,811      10,952       9,250
Depreciation and
 amortization.........       47,919       4,880       67,651      71,408      348,698     140,238      71,168      60,748
Parent company cost
 allocations..........        7,267         --           --          --           --          --          --          --
                         ----------  ----------   ----------  ----------  -----------  ----------  ----------  ----------
Operating loss........      (25,322)     (1,469)     (19,879)     (9,334)  (1,036,791)    (56,976)    (35,925)     (8,109)
Other income (expense)
Interest expense......       (4,914)     (1,461)     (18,237)    (31,745)     (92,663)    (67,611)    (35,467)    (29,113)
(Loss) gain on sale of
 assets...............          --          --         1,049         --            68           3         --          (47)
Other.................         (405)        --           --          --           --          --          --          --
                         ----------  ----------   ----------  ----------  -----------  ----------  ----------  ----------
 Total other income
  (expense)...........       (5,319)     (1,461)     (17,188)    (31,745)     (92,595)    (67,608)    (35,467)    (29,160)
                         ----------  ----------   ----------  ----------  -----------  ----------  ----------  ----------
Loss before income tax
 benefit..............      (30,641)     (2,930)     (37,067)    (41,079)  (1,129,386)   (124,584)    (71,392)    (37,269)
Income tax benefit....        7,328         --           --          --        69,442         --          --          --
                         ----------  ----------   ----------  ----------  -----------  ----------  ----------  ----------
Net loss..............   $  (23,313) $   (2,930)  $  (37,067) $  (41,079) $(1,059,944) $ (124,584) $  (71,392) $  (37,269)
                         ==========  ==========   ==========  ==========  ===========  ==========  ==========  ==========
OTHER DATA
EBITDA(7).............   $   22,597  $    3,411   $   47,772  $   62,074  $   108,641  $  103,073  $   46,195  $   61,889
EBITDA margin(8)......         14.7%       23.5%        25.9%       27.5%        19.1%       21.0%       17.9%      28.4%
Units in service (at
 end of period).......    1,196,079   1,205,233    1,447,352   2,369,101    4,424,107   3,440,342   3,973,760   3,241,740
Capital expenditures..   $   31,480  $    3,250   $   65,574  $   86,163  $   161,861  $   40,556  $   23,756  $   15,569
Cash flows provided by
 (used in) operating
 activities...........   $   27,737  $    8,381   $   53,781  $   43,849  $    57,194  $   14,920  $  (13,741) $   26,208
Cash flows used in
 investing
 activities...........   $  (31,773) $ (320,753)  $  (50,878) $ (312,698) $(1,028,321) $  (40,556) $  (23,756) $  (15,569)
Cash flows provided by
 (used in) financing
 activities...........   $    4,036  $  314,700          --   $  671,794  $   586,111  $   13,396  $   18,396  $  (10,000)

                                            AS OF DECEMBER 31,
                             -------------------------------------------------
                                                                                       AS OF
                                                                                     JUNE 30,
                               1993     1994      1995      1996       1997            1998
                             -------- -------- ---------- ---------  ---------      -----------
                                          (DOLLARS IN THOUSANDS)                    (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA
Total assets............     $356,744 $353,703 $1,128,546 $ 790,230  $ 655,134      $  596,363
Debt....................      181,992  195,677    476,156 1,074,196  1,075,681       1,075,681
Total stockholders'
 equity (deficit).......      138,567  101,500    578,753  (468,391)  (589,579)       (626,848)

-------

(footnotes on following page)

--------
 (1) Parent completed the acquisition of Predecessor on November 30, 1993 for a purchase price of $308.1 million.
 (2) MobileMedia completed its acquisition of the paging and wireless messaging business of Dial Page on August 31, 1995 for a purchase price of $187.4 million. The Consolidated Statement of Operations Data includes Dial Page's results of operations from that date. (See Note 3 to MobileMedia's Consolidated Financial Statements and "Business-- MobileMedia--Events Leading Up to MobileMedia's Bankruptcy Filings".)

 (3) MobileMedia completed the MobileComm Acquisition (as defined herein) on January 4, 1996 for a purchase price of $928.7 million. The Consolidated Statement of Operations Data includes MobileComm results of operations from that date. (See Note 3 to MobileMedia's Consolidated Financial Statements and "Business--MobileMedia--Events Leading Up to MobileMedia's Bankruptcy Filings").
 (4) Includes non-recurring adjustments to record executive separation expenses of $2.5 million in 1994 and $0.7 million in 1995.
 (5) Includes non-recurring adjustment to record, effective December 31, 1996, a $792.5 million write-down of intangible assets based upon MobileMedia's determination that an impairment of long-lived assets existed pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (See Note 2 to MobileMedia's Consolidated Financial Statements).
 (6) Includes non-recurring adjustments to record restructuring costs related to MobileMedia's bankruptcy filing on January 30, 1997.
 (7) EBITDA represents earnings before other income (expense), taxes, depreciation, amortization and restructuring costs. Other income (expense) consists primarily of interest expense. EBITDA for the Predecessor includes parent company cost allocations. EBITDA is a financial measure commonly used in MobileMedia's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP), as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA in 1996 excludes the impact of the $792.5 million writedown of intangible assets. EBITDA, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.
 (8) Calculated by dividing EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure. EBITDA margin in 1996 excludes the impact of the $792.5 million writedown of intangible assets.

 (9) The interim financial information as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 contained herein is unaudited but, in the opinion of management, includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year or any future period.

           UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following selected pro forma financial information is derived from the unaudited pro forma condensed consolidated financial information appearing elsewhere herein, which gives effect to the Merger as a purchase along with the MobileMedia Tower Site Sale and should be read in conjunction with such pro forma financial statements and the notes thereto. The financial impact of expected operational cost synergies resulting from the Merger are excluded from this presentation. See "The Combined Company".

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated or of the future operating results or financial position of Arch following the Merger.

                                                     YEAR ENDED   SIX MONTHS
                                                    DECEMBER 31,     ENDED
                                                        1997     JUNE 30, 1998
                                                    ------------ -------------
                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Service, rental and maintenance revenues...........  $ 831,285     $ 393,900
Product sales......................................     81,115        35,099
                                                     ---------     ---------
Total revenues.....................................    912,400       428,999
Cost of products sold..............................    (65,001)      (25,464)
                                                     ---------     ---------
                                                       847,399       403,535
Operating expenses:
 Service rental and maintenance....................    219,522        97,097
 Selling...........................................    121,018        55,704
 General and administrative........................    285,640       125,268
 Depreciation and amortization.....................    409,747       187,726
 Restructuring charge..............................        --         16,100
                                                     ---------     ---------
Operating income (loss)............................   (188,528)      (78,360)
Interest and non-operating expenses, net...........   (138,618)      (72,184)
                                                     ---------     ---------
Income (loss) before income tax benefit and ex-
 traordinary item..................................   (327,146)     (150,544)
Income tax benefit.................................     21,172           --
                                                     ---------     ---------
Income (loss) before extraordinary item............  $(305,974)    $(150,544)
                                                     =========     =========
OTHER OPERATING DATA:
EBITDA(1)..........................................  $ 221,219     $ 125,466
EBITDA margin(2)...................................         26%           31%
Capital expenditures, excluding acquisitions.......    143,325        75,506
Pagers in service at end of period(3)..............  7,130,000     7,172,000

                                                                      JUNE 30,
                                                                        1998
                                                                     ----------
BALANCE SHEET DATA:
Current assets...................................................... $  115,768
Total assets........................................................  1,759,259
Long-term debt, less current maturities.............................  1,325,357
Stockholders' equity................................................    243,477

--------
(1) EBITDA is a commonly used measure of financial performance in the paging industry and is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with covenants under their respective indebtedness, but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. EBITDA does not reflect restructuring charge, equity in loss of affiliate, income tax benefit, interest and non-operating expenses, net and extraordinary items.
(2) Calculated by dividing EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.
(3) Consolidated pagers in service is calculated by adding the Arch and MobileMedia amounts less an elimination for intercompany pagers in service.

                          COMPARATIVE PER SHARE DATA

  The following table sets forth for the periods indicated, selected historical per share data of Arch and MobileMedia and the corresponding pro forma equivalent per share amounts after giving effect to the Amended Plan and the Merger. The pro forma information gives effect to the Merger accounted for as a purchase, assuming that 57,745,000 shares of Stock were issued with a market price of $6.25 per share. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions". The data presented are based upon the audited and unaudited historical financial statements and related notes thereto of Arch and MobileMedia which are included elsewhere herein, and the Unaudited Pro Forma Condensed Consolidated Financial Statements which are included elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The unaudited pro forma consolidated financial data are not necessarily indicative of the results that would have occurred if the Amended Plan and the Merger had been consummated as of the beginning of the earliest period presented.

              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                      YEAR ENDED   SIX MONTHS
                                                     DECEMBER 31,     ENDED
                                                         1997     JUNE 30, 1998
                                                     ------------ -------------
Arch Historical:
  Income (loss) before extraordinary item...........    $(8.77)      $(5.17)
  Extraordinary item................................       --         (0.08)
  Net income (loss).................................     (8.77)       (5.25)
  Book value (1)....................................     (1.59)       (5.57)
MobileMedia Historical: (2)
Pro forma Consolidated--Arch and MobileMedia (3):
  Income (loss) before extraordinary item...........     (3.90)       (1.91)
  Extraordinary item................................       --         (0.02)
  Net income (loss).................................     (3.90)       (1.93)
  Book value (4)....................................      4.69         2.77

--------
(1) Historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of Stock outstanding at the end of the period.
(2) The historical per share data for MobileMedia is not presented since MMC is a wholly-owned subsidiary of Parent with a de minimis number of shares of common stock issued and outstanding and therefore this information is not considered meaningful.

(3) Pro forma consolidated net income (loss) per share is computed by dividing pro forma net income (loss) by the weighted average number of shares of Stock after giving effect to the issuance of Stock in the Merger, at an assumed market price of $6.25 per share, having an aggregate value of approximately $360.9 million.

(4) Pro forma consolidated book value per share is computed by dividing pro forma consolidated stockholders' equity (deficit) by the number of shares of Stock outstanding after giving effect to the issuance of Stock in the Merger, at an assumed market price of $6.25 per share, having an aggregate value of approximately $360.9 million.

                 MARKET PRICE INFORMATION AND DIVIDEND POLICY

  Arch's Common Stock is traded on the Nasdaq National Market under the symbol "APGR". Parent's common stock is not listed on the Nasdaq National Market or any other stock exchange. Common Stock began trading on the Nasdaq National Market in 1993. The following table sets forth for the periods indicated the high and low reported sale prices per share of Common Stock on the Nasdaq National Market:

                                                                 HIGH     LOW
                                                                ------- -------
      FISCAL 1996
        First Quarter.......................................... $27.125 $19.125
        Second Quarter......................................... $27.125 $17.875
        Third Quarter.......................................... $19.75  $11.50
        Fourth Quarter......................................... $13.875 $ 8.25
      FISCAL 1997
        First Quarter.......................................... $10.00  $ 3.75
        Second Quarter......................................... $ 8.375 $ 3.75
        Third Quarter.......................................... $ 9.50  $ 5.875
        Fourth Quarter......................................... $ 9.125 $ 4.125
      FISCAL 1998
        First Quarter.......................................... $ 6.125 $ 3.00
        Second Quarter......................................... $ 6.938 $ 3.50
        Third Quarter (through         , 1998)................. $       $

  On August 19, 1998, Arch publicly announced it was engaged in negotiations to acquire Parent, on August 20, 1998, Arch announced it had entered into a merger agreement with Parent and MMC. On September 4, 1998, Arch announced that it had modified the previously announced merger agreement and entered into the Merger Agreement. The last reported sale price per share of the Common Stock on September 11, 1998 was $2.375. Based upon the last reported sale price of Common Stock on September 11, 1998, assuming an equivalence in value between Common Stock and Class B Common Stock, and (assuming that no Adjustment is made) assuming the Arch Common Stock Price is not less than $6.25, the shares of Arch Stock to be issued in connection with the Merger would have a market value of $137.1 million. Based upon the estimated market price per share of $6.25 used to prepare the pro forma condensed consolidated financial statements, the shares of Common Stock to be issued in connection with the Merger would have a market value of $360.9 million. Because the Arch Common Stock Price is subject to fluctuation, the market value of the shares of Stock that the Unsecured Creditors will receive in connection with the Merger may increase or decrease significantly prior to the Merger. In addition, if the Arch Common Stock Price is below $6.25 additional Common Stock, rights and warrants will be issued.

  On the Record Date, Arch had    stockholders of record. The number of record
holders may not be representative of the number of beneficial holders because many shares are held by depositaries, brokers or other nominees.

  Neither Arch nor Parent has ever declared or paid any cash dividends on its capital stock. Arch anticipates that all of its earnings in the foreseeable future will be used to finance the continued growth and development of its business and has no current intention to pay cash dividends on Stock. Arch's future dividend policy will depend on its earnings, capital requirements and financial condition, requirements of the financing agreements to which it is then a party and other factors considered relevant by the Arch Board. The API Credit Facility prohibits declaration or payment of cash dividends to Arch stockholders without the written consent of a majority of the lenders during the term of the credit agreement and until all obligations under the credit agreement have been met. The Arch Indentures only permit the declaration or payment of cash dividends subject to certain leverage and cash flow requirements (which Arch does not currently meet). In addition, the terms of the Series C Preferred Stock of Arch generally prohibit the payment of cash dividends on Stock unless all accrued dividends due with respect to the Series C Preferred Stock have been paid in full. See "Description of Securities" and "Description of Certain Arch Indebtedness".

                       THE MERGER AND THE REORGANIZATION

BACKGROUND OF THE MERGER

  In furtherance of its strategic objective to strengthen its position as a leading nationwide paging company, Arch has completed 33 acquisitions of other paging companies since its inception in 1986. Senior management of Arch regularly engages in discussions of potential acquisitions with third parties. Prior to its bankruptcy proceeding, MobileMedia had also engaged in several acquisitions of paging companies.

  At various times during 1995 and 1996, the then Chief Executive Officer of MobileMedia and C. Edward Baker, Jr., Arch's Chairman and Chief Executive Officer, informally discussed opportunities for a possible business combination involving the two companies. In December 1996, Arch executed a non-disclosure agreement with MobileMedia, received confidential information about MobileMedia's operations and began to explore on a more formal basis a potential business combination with MobileMedia. In January 1997, Arch engaged Bear Stearns & Co. Inc. ("Bear Stearns") as its financial advisor to explore a variety of strategic consolidation opportunities, including the possibility of a business combination involving MobileMedia. These discussions terminated prior to MobileMedia filing for bankruptcy protection in January 1997 without Arch making any formal proposal.

  During the summer of 1997, MobileMedia, through The Blackstone Group, L.P., its financial advisor ("Blackstone"), solicited acquisition proposals from a number of third parties, including Arch. During this process, Arch reviewed various operational and financial information provided by MobileMedia, and conducted a due diligence investigation with respect to MobileMedia's business, including a meeting with MobileMedia's executives held at Blackstone's offices on June 9, 1997. By letter dated September 24, 1997, Arch made a preliminary proposal to acquire MobileMedia for $300 million of senior notes, $200 million of preferred stock, and Common Stock which would have represented approximately 32% of the outstanding shares of Common Stock (on an as-converted basis) following such issuance. Bear Stearns, on behalf of Arch, and Blackstone, on behalf of MobileMedia, continued to negotiate possible changes or enhancements to Arch's preliminary proposal through December 1997. In October 1997, the Chairman--Restructuring of MobileMedia met with the Chief Executive Officer of Arch to discuss a possible business combination. In December 1997, Arch was informed that MobileMedia had determined to pursue a different strategy and formal discussions between Arch and MobileMedia concerning a potential business combination were terminated.

  Thereafter, certain unsecured creditors of MobileMedia engaged in informal discussions with Bear Stearns about a potential business combination between MobileMedia and Arch. These discussions focused upon the amount of indebtedness Arch would be willing to incur, as well as the type and amount of equity securities that Arch would be willing to issue, in connection with such a transaction.

  Following the filing of the original plan of reorganization by MobileMedia on January 27, 1998 providing for the continued operation of MobileMedia as a stand-alone entity (the "Original Plan"), Bear Stearns contacted Blackstone and Houlihan, Lokey, Howard & Zukin ("HLH&Z"), the financial advisor to the Unsecured Creditors Committee. As a result of such discussions, Arch agreed to make an acquisition proposal, subject to the support of the Unsecured Creditors Committee.

  At a March 4, 1998 meeting of Arch's board of directors (the "Arch Board"), Arch management and Bear Stearns made presentations concerning the status of negotiations with MobileMedia, and the directors authorized submission of an acquisition proposal.

  On March 17, 1998, Arch, the Unsecured Creditors Committee, W.R. Huff and Northwestern Mutual executed a term sheet relating to an acquisition of MobileMedia by Arch for consideration consisting of $300.0 million in cash and/or senior notes (at Arch's election), the assumption of up to $30.0 million in administrative claims and liabilities under the DIP Credit Agreement, shares of Common Stock equivalent to 70% of the outstanding common stock of the Combined Company on a pro forma basis, and warrants to purchase Common Stock equivalent to 3.5% of the fully diluted equity interest in the Combined Company (concurrent with the issuance of identical warrants to existing Arch stockholders for the purchase of 8.5% of the fully diluted equity interest in the Combined Company). This proposal was subject to a number of conditions, including the satisfactory completion of due diligence, the negotiation of definitive agreements and the consent of Arch's lenders. Pursuant to the term sheet, for a period of 30 days Arch and the Unsecured Creditors Committee each agreed to use its best efforts to accomplish the proposed transaction, and each of Arch, W.R. Huff, Northwestern Mutual and the Unsecured Creditors Committee (subject to its fiduciary duties) agreed not to pursue any alternative proposal.

  By letter dated March 17, 1998 to Parent and Blackstone, Arch proposed an acquisition of MobileMedia on the terms set forth in the term sheet executed by Arch, the Unsecured Creditors Committee, W.R. Huff and Northwestern Mutual.

  On March 30, 1998, Mr. Baker and John B. Saynor, Executive Vice President of Arch, together with Arch's financial and legal advisors, met with certain members of the executive management of MobileMedia, members of the Unsecured Creditors Committee, and certain secured creditors of MobileMedia, and their respective financial and legal advisors, to discuss the March 17, 1998 Arch proposal. Following this meeting, it was agreed that each of Arch and MobileMedia would conduct due diligence on the other's operations, primarily to identify and quantify potential operational cost synergies that Arch indicated in its proposal would likely result from a business combination. Over the next several weeks, executives of each of Arch and MobileMedia exchanged information and met on a number of occasions to review business synergies and operational and technical integration issues. In addition, Arch's financial advisor continued negotiations with the financial advisors to MobileMedia, the secured creditors and the Unsecured Creditors Committee, and their respective legal advisors commenced due diligence reviews.

  On April 17, 1998, the financial advisors for the secured creditors and the Unsecured Creditors Committee met with the senior management of Arch and MobileMedia, together with their respective financial advisors, to review Arch's and MobileMedia's estimated operational cost synergies believed likely to result from a combination of the businesses by each respective senior management team. By letter dated April 24, 1998, Arch informed MobileMedia that it had substantially completed its business due diligence, confirmed the terms of its proposal and indicated it was prepared to negotiate expeditiously the requisite legal documentation to proceed with the acquisition. On April 24, 1998, Arch's counsel forwarded to MobileMedia's counsel a proposed merger agreement.

  From April 17, 1998 through June 12, 1998, Arch and Bear Stearns held ongoing discussions with MobileMedia, Blackstone, various secured creditors, the Unsecured Creditors Committee and their financial advisors concerning Arch's acquisition proposal. Major issues included the form of the proposed consideration, since the secured creditors were seeking a cash payment for their claims, and the appropriate valuation of the Arch securities proposed to be issued. The Arch Board again reviewed the status of negotiations among Arch, MobileMedia and the Unsecured Creditors Committee at a meeting held on May 19, 1998. On May 20, 1998, Arch management and its financial advisor made a presentation to a group of MobileMedia's unsecured creditors, including Credit Suisse First Boston Corporation, Northwestern Mutual, Whippoorwill, W.R. Huff and HLH&Z, about Arch's due diligence and the merits of the business combination. Further discussions followed and, on June 12, 1998, the Unsecured Creditors Committee sent Arch and MobileMedia a draft term sheet providing for a cash payment of the secured creditors' pre-petition claims of $649.0 million. The term sheet contemplated that the cash payment to the secured creditors would be funded by $170.0 million in proceeds from the MobileMedia Tower Site sale, $217.0 million in proceeds from the sale of Arch equity securities to certain Unsecured Creditors, and borrowings incurred by Arch estimated to be $262.0 million. The term sheet also contemplated that the Unsecured Creditors would receive in consideration for their MobileMedia claims and their $217 million equity investment, shares of Common Stock equivalent to 67.05% of the outstanding Common Stock of the Combined Company on a pro forma basis, and warrants to purchase Common Stock equivalent to 5.0% of the fully diluted equity interest in the Combined Company (concurrent with the issuance of identical warrants to existing Arch stockholders for the purchase of 7.0% of the fully diluted equity interest in the Combined

Company). Following further discussions, on July 2, 1998 the Unsecured Creditors Committee circulated a revised term sheet providing for the Rights Offering to the Unsecured Creditors, with certain Unsecured Creditors agreeing to subscribe for and exercise their pro rata portion of the Rights as well as any Rights not exercised by the other unsecured creditors.

  On July 7, 1998 counsel to MobileMedia circulated a revised form of merger agreement reflecting the July 2, 1998 term sheet. On July 14, 1998, senior managements of Arch and MobileMedia, their respective financial advisors and counsel and the financial advisor and counsel to the Unsecured Creditors Committee met to discuss the proposed merger agreement. The major issues discussed included the circumstances under which breakup fees would be payable by each party and the size of such fees, the conditions to closing, the liabilities and administrative expenses to be assumed by Arch following the merger and the number of directors to be added to the Arch Board. At an Arch Board meeting held on July 28, 1998, Arch's financial advisor and legal counsel again reviewed the proposed transaction.

  The Arch Board met again on August 14, 1998 to further consider the transactions contemplated by the Merger Agreement and, following the delivery of an opinion by Bear Stearns as to the fairness of the consideration to be paid by Arch in the proposed transactions, from a financial point of view, to Arch and its stockholders, the Arch Board conditionally approved the Merger Agreement, the Merger and the transactions contemplated thereby, including the issuance of the Stock and Warrants. Legal and financial advisors for Arch, MobileMedia and the Unsecured Creditors Committee continued to negotiate various terms and documentation, and conducted due diligence through August 17, 1998. The Arch Board met again on August 17, 1998 received an update from Arch's legal counsel on the status of negotiations and approved certain additional terms and authorized management to execute definitive documents. On August 19, 1998, the parties reached final agreement and thereafter executed the Agreement and Plan of Merger dated as of August 18, 1998 (the "Original Merger Agreement"), the First Amended Joint Plan of Reorganization dated as of August 18, 1998 and the related documents (collectively, the "August 18 Agreements").

  On August 31 and September 1, 1998, senior management of Arch and MobileMedia, the Unsecured Creditors Committee, the Standby Purchasers, and their respective financial advisors and legal counsel, met to discuss concerns resulting from increased volatility in the capital markets, the market price of the Arch Common Stock since the execution and announcement of the August 18 Agreements and the process for submitting for Bankruptcy Court approval the Initial Motion Order (as defined below), which provided for certain exclusivity, termination fee and expense reimbursement provisions in the Original Merger Agreement to become immediately enforceable. During these meetings, the representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers negotiated modifications to the August 18 Agreements, principally to incorporate the Subsequent Pricing Period, reduce the minimum market price of the Arch Common Stock in such Subsequent Pricing Period and provide for the issuance of the Arch Stockholder Rights, or the Arch Participation Warrants in lieu of unexercised Arch Stockholder Rights, to the Arch stockholders.

  On September 1, 1998, the Arch Board, together with Arch's legal and financial advisors, met to consider the proposed modifications to the August 18 Agreements. Subject to the delivery of a fairness opinion by Bear Stearns as to the fairness of the consideration to be paid by Arch in the proposed transactions, from a financial point of view, to Arch and its stockholders, the Arch Board approved the proposed revisions to the August 18, 1998 Agreements and authorized management to negotiate and execute documents reflecting the proposed amendments. During the evening of September 1, 1998, Bear Stearns delivered an oral fairness opinion as to the fairness of the consideration to be paid by Arch in the proposed transactions, which opinion was subsequently confirmed in writing.

  Representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers thereafter negotiated various additional terms and documentation, and amendments to the August 18 Agreements were executed on September 3, 1998.

ARCH REASONS FOR THE MERGER

  The Arch Board has approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

  The Arch Board believes that the Merger represents a strategic opportunity to significantly expand the size and scope of Arch's operations, while significantly decreasing Arch's overall financial leverage. The Arch Board believes that, following the Merger, Arch will have greater financial strength, operational efficiencies and growth potential than either Arch or MobileMedia would have on its own. The Arch Board has identified a number of potential benefits of the proposed Merger that it believes will contribute to the success of the combined entities, including the following:

  . The combination of Arch and MobileMedia would create the second largest paging company in the United States. Given high fixed infrastructure costs in the paging industry, greater scale should permit increased efficiencies and improved margins for the Combined Company.

  . Arch's overall leverage should be reduced significantly as a result of the Merger. Arch's ratio of consolidated total debt to EBITDA (based on annualized EBITDA for the six months ended June 30, 1998) was 7.2x as of June 30, 1998; on a pro forma basis, taking into account the Merger, such leverage ratio would have been 5.3x as of June 30, 1998.

  . Arch would have access to MobileMedia's two nationwide narrowband PCS licenses, and the cost of developing a nationwide narrowband PCS network could be shared over the combined operations.

  . Significant operational efficiencies could be realized through the integration and combination of operations and the sharing of investment in future infrastructure investments.

  . Greater scale should yield enhanced purchasing power and improved sales distribution.

  . Following the Merger, Arch would have a significantly stronger capital structure and financial resources providing greater operating flexibility, as well as enhancing Arch's capabilities to further effectuate its strategic objective to participate in the continuing paging industry consolidation.

  . Arch's larger market capitalization and size should result in broader research coverage and increased interest by institutional investors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Arch is unaware of any interests that any directors or officers of Arch have in connection with the Merger that are in addition to the interests of the stockholders of Arch generally.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting in accordance with GAAP, whereby the purchase price will be allocated based on the relative fair value of the assets acquired and liabilities assumed. Such allocations will be made based upon valuations that have not been finalized. The excess of such purchase price over the amounts so allocated will be allocated to goodwill. It is anticipated that the most significant effect on the purchase accounting will be to record a significant amount of goodwill and other intangible assets which will result in substantial amortization charges to the income of the combined company over the useful lives of such assets. See "Risk Factors--Uncertainties Relating to the Merger and the Reorganization".

  In accordance with GAAP, Arch will be treated as the acquiror in the Merger for accounting and financial reporting purposes, and Arch will report its historical financial statements as the historical financial statements of the combined entities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger will result in the ownership by Arch of all of the outstanding stock of the Merger Subsidiary, which will own substantially all of the assets held by MMC immediately prior to consummation of the Merger. For federal income tax purposes, Arch will not recognize gain or loss as a result of the Merger.

  Arch expects to file federal income tax returns reflecting NOL carryforwards of approximately $280.0 million for its taxable year ended December 31, 1997, a portion of which will begin to expire in the taxable year ending December 31, 2002. Section 382 of the Tax Code generally restricts a corporation's utilization of its NOL carryforwards and other tax attributes by limiting the amount of income earned by the corporation after an "ownership change" that may be offset by tax attributes that arose prior to the ownership change (the "Section 382 Limitation"). The issuance of Arch shares pursuant to the Merger Agreement and the Amended Plan will cause Arch to experience an ownership change as defined under Section 382(g) of the Tax Code on the Effective Date (the "Change Date"). Consummation of the Amended Plan will also cause MMC to experience such an ownership change.

  In general, when the Section 382 Limitation applies, a corporation's utilization of its pre-Change Date tax attributes (including NOL carryforwards and certain amounts that otherwise would be allowable as deductions during the five-year period beginning on the Change Date that are attributable to pre-Change Date periods) for taxable years following the Change Date is limited to an annual amount of tax attributes equal to (A) the product of (i) the value of the corporation immediately before the ownership change multiplied by
(ii) the long-term tax exempt rate (as announced each month by the Treasury Department and which was 5.02% for September 1998) on the date of ownership change, plus (B) any unused portion of the Section 382 Limitation from prior years.

  A taxpayer generally must include in gross income the amount of any cancellation of indebtedness income realized during the taxable year. Section 108 of the Tax Code provides, however, that when the cancellation of indebtedness occurs in a case under the Bankruptcy Code, gross income does not include any amount that otherwise would be included in gross income by reason of the cancellation of indebtedness. Instead, cancellation of indebtedness income will generally be applied to reduce certain tax attributes of the taxpayer, including NOL carryforwards. Accordingly, it is anticipated that the NOL carryforwards and possibly other tax attributes of MMC will be substantially reduced as a result of consummation of the Amended Plan pursuant to (S)382 and (S)108 of the Tax Code.

REGULATORY APPROVALS

FCC APPROVAL

  The Communications Act requires prior FCC approval for the transfer of actual or legal control of companies holding FCC authorizations. The Communications Act requires that the FCC, as a prerequisite to granting its approval, find that the proposed acquisition or transfer would serve the public interest, convenience and necessity. The FCC also requires that the purchaser or transferee demonstrate that it possesses the requisite legal, technical and financial qualifications to operate the licensed facilities.

  The prior approval of the FCC is a condition to the consummation of the Merger. See "The Merger Agreement--Conditions". Arch and MobileMedia have jointly filed applications with the FCC seeking FCC approval of the Merger, including the transfer and/or assignment of FCC licenses held by Arch and MobileMedia. There can be no assurance that the FCC will grant the approvals sought or that, if granted, that such FCC approvals will be on a timely basis or on terms and conditions acceptable to Arch and MobileMedia. In the event of a challenge by an adverse party, the termination date established in the Merger Agreement may not allow sufficient time for FCC approvals to be received or, if received, for FCC approvals to become final. See "Industry Overview--Regulation".

  In its press releases issued on September 27 and October 21, 1996, MobileMedia disclosed that misrepresentations had been made to the FCC and that other violations had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7% of its approximately 8,000 local transmission one-way paging transmitter stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's nationwide paging licenses, and the results of that investigation were submitted to the FCC on

November 8, 1996. Since November 8, 1996, MobileMedia has continued to provide additional information to the FCC.

  On January 13, 1997, the FCC issued a public notice (the "Public Notice") relating to the status of certain FCC authorizations held by MobileMedia. In the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 93 applications for fill-in sites around existing paging stations (which had been filed under the "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the constructed stations, the Public Notice permitted MobileMedia to continue to operate those stations on an interim basis until further action by the FCC.

  On April 8, 1997, the FCC issued an order (the "FCC Order") commencing an administrative hearing to inquire into the qualification of MobileMedia to remain an FCC licensee. The FCC Order directed an administrative law judge ("ALJ") to take evidence and develop a full factual record on issues concerning MobileMedia's filing of false forms and applications in connection with its applications for paging licenses. While the FCC Order initiated a fact-finding and evaluative hearing process to gather information with which to make a decision, the FCC directed the ALJ to make a recommended decision only as to factual matters. Decisions as to the conclusions of law, the disposition of the case and any appropriate sanctions were reserved to the FCC. During the proceeding, MobileMedia would continue to operate in the ordinary course and provide uninterrupted service to customers.

  On April 23, 1997, MobileMedia filed a motion with the ALJ seeking a stay of the hearing proceedings instituted by the FCC Order. MobileMedia sought the stay on the ground that, absent a stay, the uncertainty created by the hearing process would likely inflict material irreparable damage on MobileMedia's business. In the motion, MobileMedia also sought confirmation that MobileMedia's operations could be preserved through an assignment or transfer of control of MobileMedia's licenses consistent with an FCC doctrine known as Second Thursday. On May 5, 1997, the ALJ denied MobileMedia's motion for a stay. On May 13, 1997, MobileMedia requested review of the ALJ's order and sought a stay of the hearing proceeding and a determination that MobileMedia should have an opportunity to comply with the FCC's Second Thursday doctrine. The FCC granted MobileMedia's request on June 6, 1997 and issued a ten-month stay of the hearing proceeding determining that the Second Thursday doctrine may apply to publicly traded corporations, such as Parent.

  The Second Thursday doctrine balances the FCC's interests with the Bankruptcy Code's policies of preserving value for creditors by permitting a company to transfer its licenses as long as the individuals charged with misconduct (i) would have no part in the proposed operations and (ii) would receive either no benefit from the transfer or only a minor benefit that would be outweighed by equitable considerations in favor of innocent creditors. As part of the applications seeking FCC approval of the Merger, MobileMedia also will request termination of the hearing proceeding under the Second Thursday doctrine. MobileMedia believes it will satisfy the requirements of Second Thursday pursuant to the Merger and the Amended Plan. FCC approval of the transfer of MobileMedia's licenses pursuant to the Amended Plan is a condition to effectiveness of the Amended Plan. Such approval, if granted, will terminate the pending proceedings into MobileMedia's qualification to remain an FCC licensee. On March 27, 1998, MobileMedia filed a request with the FCC to extend the ten-month stay for an additional six months, in order to provide MobileMedia with sufficient time to complete its reorganization process and to continue discussions among the various parties in interest. This extension request was granted by the FCC on June 4, 1998.

STATE APPROVALS

  The prior approval of certain state regulatory authorities is a condition to the consummation of the Merger. See "The Merger Agreement--Conditions". Arch and MobileMedia have jointly filed applications with certain states seeking approval of the consummation of the Merger. It is possible that one or more other states may assert a right to review and approve the Merger. In such event, Arch and MobileMedia may choose to challenge such assertion, seek to obtain such approval or take such other or further actions as they deem necessary or advisable at the time. If any state were to claim a right to approve the Merger, there is no assurance that any challenge to override or overturn that claim would be successful or that any approval, if sought, would be granted or, if granted, would be on a timely basis or on terms and conditions acceptable to Arch and MobileMedia. In the event of a challenge by an adverse party, the termination date established in the Merger Agreement may not allow sufficient time for state regulatory approvals to be received or, if received, for such approvals to become final. See "Industry Overview--Regulation".

ANTITRUST

  The Merger is subject to the requirements of the HSR Act, and the rules and regulations thereunder, which provide that certain transactions may not be consummated until certain required information and materials have been furnished to the Antitrust Division and the FTC and certain waiting periods have expired or been terminated. Arch and MobileMedia expect to file the required information and material with the Antitrust Division and the FTC on or before August 28, 1998.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. The termination of the HSR Act waiting periods does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Accordingly, at any time before or after the Effective Time, either the Antitrust Division or the FTC could take such action, including seeking to enjoin the Merger, under the antitrust laws as it deems necessary or desirable in the public interest. Certain other persons, including the attorney general of one or more states or private parties, could take action under the antitrust laws.

  In addition, as part of the FCC's consideration of whether granting consent to the transfer of control of Arch's and MobileMedia's FCC licenses would serve the public interest, the FCC takes into account the potential effect that the Merger may have on competition in affected markets. The FCC's antitrust analysis may differ from that of the Antitrust Division and the FTC, and could serve as a basis for the FCC denying consent to the transfer or imposing conditions on its consent, which could materially adversely affect the combined operations of Arch and MobileMedia.

FEDERAL SECURITIES LAW CONSEQUENCES

  The Common Stock, Class B Common Stock and Warrants issuable in connection with the Merger will generally be freely tradeable under the Securities Act following the Merger, provided the holder thereof is not deemed to be an "affiliate" of Arch following the Merger pursuant to Rule 144 or an "underwriter" within the meaning of Section 2(11) of the Securities Act or
Section 1145(b) of the Bankruptcy Code. The Standby Purchasers and any other Unsecured Creditors who acquire 10% or more of the Common Stock may be deemed to be statutory underwriters with respect to the Securities they purchase.

  Arch has agreed to register the Rights to be issued in connection with the Rights Offering, together with the shares of Stock and the Warrants which may be issued thereunder. Unsecured Creditors who receive these Securities may also freely sell such Securities provided they are not deemed to be "affiliates" of Arch pursuant to Rule 144 or an underwriter. The shares of Stock to be distributed from the Directly Distributed Creditor Stock Pool are exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code, and will be therefore freely tradeable by any Unsecured Creditor who is not deemed to be an "affiliate" of Arch under Rule 144 or an underwriter. Any securities of Arch held by a person deemed to be an "affiliate" of Arch will be subject to certain restrictions on resale pursuant to Rule 144. Arch has agreed to register these securities for resale by persons who may be deemed to be underwriters, such as the Standby Purchasers. See "The Merger Agreement--Related Agreements--Registration Rights Agreements".

NASDAQ NATIONAL MARKET LISTING

  Arch intends to file an application to have the Common Stock, Class B Common Stock and the Warrants to be issued in connection with the Rights Offering and the Merger approved for quotation on the Nasdaq National Market.

                             THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement, a composite copy of which is attached as Annex B to this Prospectus and incorporated herein by reference in its entirety. Although this section summarizes the material terms of the Merger Agreement, such summary is qualified in its entirety by reference to the Merger Agreement. Prospective investors in the Rights Offering are urged to read the Merger Agreement in its entirety for a more complete description of the Merger. Defined terms used herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

THE MERGER

  The Merger Agreement and the Amended Plan provide that, following the approval by the stockholders of Arch and the satisfaction or, if legally permissible, waiver of the conditions to the Merger, MMC will be merged with and into the Merger Subsidiary. Immediately prior to the Merger, Parent will contribute all of its assets to MMC, and MMC's subsidiaries will be consolidated into a single subsidiary which will become an indirect wholly owned subsidiary of Arch as a result of the Merger.

EFFECT OF THE MERGER

  At the Effective Time, all of the estate, property, rights, privileges, immunities, powers and franchises of MMC will be transferred to and vested in the Surviving Corporation.

REPRESENTATIONS AND WARRANTIES

  In the Merger Agreement, each of Parent and MMC on the one hand, and Arch on the other, has made certain representations and warranties regarding, among other things: (i) their respective organization, qualification, corporate power and authority to enter into and perform their respective obligations under the Merger Agreement; (ii) capitalization; (iii) the compliance of the transactions contemplated by the Merger Agreement with their respective certificates of incorporation and by-laws, certain contracts and applicable laws; (iv) subsidiaries; (v) the accuracy of their respective financial statements; (vi) the absence of certain specified types of changes in the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of each party and their respective subsidiaries, taken as a whole; (vii) the absence of undisclosed liabilities; (viii) taxes; (ix) tangible assets; (x) owned real property; (xi) intellectual property; (xii) real property leases; (xiii) certain contracts which are material to the respective parties; (xiv) the possession of licenses and authorizations; (xv) the absence of certain litigation; (xvi) certain employment contracts and related matters; (xvii) employee benefit plans; (xviii) certain environmental matters; (xix) compliance with applicable laws;
(xx) certain information with respect to the parties' respective subscribers and suppliers; (xxi) capital expenditures; (xxii) brokers' fees; (xxiii) the accuracy of certain information provided by each of the parties in connection with the various documents to be filed with the applicable regulatory authorities in connection with the Merger Agreement and the transactions contemplated thereby and (xxiv) the accuracy of the information provided by each of the parties to the other. In addition, Arch has made representations concerning (i) the Merger Subsidiary, (ii) the opinion of Bear Stearns regarding the fairness of the Merger, from a financial point of view, to Arch and its stockholders, (iii) certain amendments to Arch's shareholders rights plan, (iv) Section 203 of the DGCL and (v) the vote of Arch stockholders required to approve the Transactions.

CERTAIN COVENANTS AND AGREEMENTS

  Except as otherwise contemplated by the Merger Agreement or the Amended Plan and, in the case of Parent and MMC, by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the operation and information requirements of the Office of United States Trustee, and any orders entered or approvals or authorizations granted by the Bankruptcy Court in the Insolvency Proceedings during the period prior to the Effective Time (collectively, "Bankruptcy-Related Requirements"), each of MobileMedia, MMC and Arch shall, and shall cause each of their respective subsidiaries, as applicable, to conduct its operations in the ordinary course of business and in compliance with all other applicable laws and regulations, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, pay all taxes (all post-petition taxes in the case of the Parent and MMC) as they become due and payable, maintain insurance on its business and assets (in amounts and types consistent with past practice), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

BEST EFFORTS

  Except as otherwise contemplated by the Merger Agreement, or in the case of the Parent and MMC except to the extent required by Bankruptcy-Related Requirements, Arch, the Parent and MMC are obligated to use their respective best efforts to cause the transactions contemplated by the Merger Agreement and the Amended Plan to be consummated in accordance with the terms thereof.

APPROVALS; CONSENTS

  The Merger Agreement generally obligates Arch, the Parent and MMC to obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations from all Governmental Entities (as defined therein) reasonably necessary or required for the operation of their respective businesses as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required. The Merger Agreement provides that none of Arch, the Parent or MMC shall make any material commitments to any Governmental Entity relating to any material approval, consent, permit or license without the prior written consent of the other, and that Arch, the Parent and MMC shall, and shall cause each of their respective subsidiaries, as applicable, to, use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. In the event of a challenge to the transactions contemplated by the Merger Agreement pursuant to the HSR Act, Arch, the Parent and MMC shall, and shall cause each of their respective subsidiaries to use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the transactions contemplated by the Merger Agreement; provided, however, that in no event shall Arch be required to divest or hold separate any portion of its business or otherwise take any action, which divestiture or holding separate or taking such action would be materially adverse to the continued conduct of either party's businesses. Arch is obligated to pay all filing fees payable by either Arch, the Parent or MMC in connection with the HSR Act.

ARCH NOT TO CONTROL

  The Merger Agreement provides that, pending the consummation of the transactions contemplated thereby, Arch shall not obtain actual (de facto) or legal (de jure) control over the Parent and MobileMedia. Specifically, and without limitation, the responsibility for the operation of the Parent and MobileMedia shall, pending the consummation of the transactions contemplated thereby, reside with the Board of Directors of the Parent and MMC (subject to the jurisdiction of the Bankruptcy Court). Notwithstanding the foregoing, Arch and the Parent and MobileMedia have agreed to consult and cooperate with one another and consider in good faith the views of one another with respect to the assumption or rejection by the Parent and MobileMedia prior to the Effective Time of any unexpired lease, license or other executory contract.

BANKRUPTCY COVENANTS

  The Amended Plan requires MobileMedia and the Parent to file certain motions with the Bankruptcy Court and take certain other actions in furtherance of the transactions contemplated by the Merger Agreement. See "The MobileMedia Plan of Reorganization". On September 3, 1998, MobileMedia and Parent filed a motion seeking Bankruptcy Court approval of the exclusivity provisions, breakup fees and expense reimbursement provisions of the Merger Agreement, which motion was approved by the Bankruptcy Court (the "Initial Merger Order") on September 4, 1998. See "--Exclusivity Provisions", "--Breakup Fee Provisions" and "--Reimbursement of Arch's Expenses".

CONDUCT OF MOBILEMEDIA'S BUSINESS PENDING THE MERGER

  The Merger Agreement provides that prior to the Effective Time, except to the extent required by any Bankruptcy-Related Requirements, MMC and Parent shall not and shall not permit any of its subsidiaries to, without the prior written consent of Arch and except as otherwise contemplated by the Merger Agreement or the Amended Plan: (i) except for assets not in excess of $2.5 million of fair market value, sell, lease, mortgage, pledge, encumber or dispose of any of its assets, other than in the ordinary course of business;
(ii) except for borrowings under the existing DIP Credit Agreement in an aggregate amount outstanding at any one time equal to the sum of (x) amounts representing costs incurred or committed as of the date hereof in connection with MMC's N-PCS network construction ("N-PCS Construction") plus any additional costs for N-PCS Construction approved by Arch and (y)(1) at any time on or before December 31, 1998 up to a maximum of $20.0 million, and (2) at any time between January 1, 1999 and June 30, 1999 up to a maximum of $30.0 million, previously committed or create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; (iii) except for changes to MobileMedia's payroll program as previously disclosed to Arch, enter into, adopt or amend any MobileMedia employee benefit plan, or (except for normal adjustments in the ordinary course of business) increase in any material respect the compensation or fringe benefits of, or modify the employment terms of its directors, officers or employees generally or pay any benefit not required by the terms in effect on the date hereof of any existing MobileMedia employee benefit plan; (iv) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; (v) pay any pre-petition liability other than liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that MobileMedia is authorized to pay by the Bankruptcy Court and adequate protection payments and the payment to the Pre-Petition Lenders of the cash proceeds from the MobileMedia Tower Site Sale, in each case as authorized by the Bankruptcy Court; (vi) amend its certificate of incorporation, by-laws or other comparable organizational documents; (vii) sell, assign, transfer or license any material licenses, authorizations or intellectual property other than in the ordinary course of business; (viii) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, certain licenses, authorizations, contracts or agreements other than in the ordinary course of business; (ix) make or commit to make any capital expenditure not set forth in the capital expense budget provided to Arch; (x) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of MMC, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares; (xi) issue, sell, grant or pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of the Merger Agreement; (xii) make any material tax election or settle or compromise any material tax liability or any pending or threatened suit or action other than consistent with Parent's practice since the Petition Date or pursuant to the terms of the Amended Plan; (xiii) establish, or transfer any assets to, a trust for purposes of funding any employee benefit plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or (xiv) agree in writing or otherwise to take any of the foregoing actions.

CONDUCT OF ARCH'S BUSINESS PENDING THE MERGER

  The Merger Agreement provides that, prior to the Effective Time, Arch shall not, and shall not permit any of its subsidiaries to, without the prior written consent of MobileMedia, and except as otherwise contemplated by the Merger Agreement or the Amended Plan: (i) dispose of any of its assets or acquire or dispose of any assets or shares or other equity interests in or securities of any subsidiary, other than in the ordinary course of business, except for (A) the mortgage, pledge or encumbering of such assets, shares, equity interests or securities pursuant to agreements existing as of the date of the Merger Agreement or agreements entered into to provide funding, in whole or in part, for the amounts payable by Arch under the Merger Agreement or the Amended Plan or (B) the acquisition of such assets, shares, equity interests or securities of any other Person (as defined therein) with an aggregate purchase price not exceeding $25.0 million; (ii) except for borrowings under the API Credit Facility or borrowings to provide funding for the amounts payable by Arch under the Merger Agreement or the Amended Plan, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; (iii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; (iv) amend its certificate of incorporation, by-laws or other comparable organizational documents; (v) sell, assign, transfer or license any material license, authorization or intellectual property, other than in the ordinary course of business; (vi) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, certain licenses, contracts or agreements, other than in the ordinary course of business; (vii) make or commit to make any capital expenditure not set forth in the capital expense budget provided to Parent; (viii) except as required under agreements existing as of the date of the Merger Agreement, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to any subsidiary of Arch, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options; (ix) issue, sell, grant, pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or, if outstanding as of the date of the Merger Agreement, change the material terms of any of the foregoing, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than pursuant to the terms of any benefit plan as in effect on the date of the Merger Agreement in accordance with past practice or upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of the Merger Agreement; (x) make any material tax election or settle or compromise any material tax liability or any pending or threatened suit or action; (xi) establish, or transfer any assets to, a trust for purposes of funding any of Arch's employee benefit plans, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or (xiii) agree in writing or otherwise to take any of the foregoing actions.

NOTICE OF BREACHES

  The Merger Agreement provides that each of Arch, Parent and MobileMedia shall promptly deliver to the other parties written notice of any event or development that would (a) render any statement, representation or warranty of such party in the Merger Agreement inaccurate or incomplete in any respect, or
(b) constitute or result in a breach by such party of, or a failure by such party to comply with, any agreement or covenant in the Merger Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

EXCLUSIVITY PROVISIONS

  The Merger Agreement provides that, except for the MobileMedia Tower Site Sale, Parent and MMC shall not, and shall cause each of their respective subsidiaries, as applicable, and each of their respective directors, officers, employees, financial advisors, representatives or agents, not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than Arch) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by MobileMedia or any of its subsidiaries, as applicable, proxy solicitation or other business combination involving MobileMedia or any of its subsidiaries, as applicable, (each, a "MobileMedia Acquisition Proposal") or (ii) provide any non-public information concerning the business, properties or assets of MobileMedia or any of its subsidiaries, as applicable, to any person or entity (other than to Arch and other parties in accordance with existing confidentiality arrangements). The Merger Agreement provides that Parent and MMC shall, and shall cause each of their respective subsidiaries, as applicable, to immediately cease any and all existing activities, discussions or negotiations with any person other than Arch with respect to any MobileMedia Acquisition Proposal. Parent and MMC are obligated under the Merger Agreement to immediately notify Arch of, and to disclose to Arch all details of, any such inquiries, discussions or negotiations.

  The Merger Agreement provides, however, that prior to the entry of the Confirmation Order (as defined below), MobileMedia may, to the extent required by the Bankruptcy-Related Requirements, or to the extent that MMC's Board of Directors determines, in good faith after consultation with outside legal counsel, that its fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements set forth below, furnish information to any person, entity or group after such person, entity or group has delivered to MobileMedia, in writing, an unsolicited bona fide offer to effect a MobileMedia Acquisition Proposal that MMC's Board in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the claimholders of MobileMedia from a financial point of view than the Merger and for which financing, to the extent required, is then committed (or which, in the good faith judgment of MMC's Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "MobileMedia Superior Proposal"). In the event MobileMedia receives a MobileMedia Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof) will prevent MMC's Board from approving such MobileMedia Superior Proposal or requesting authorization of such MobileMedia Superior Proposal from the Bankruptcy Court, if MMC's Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, MMC's Board may terminate the Merger Agreement; provided, however, that MobileMedia may not terminate the Merger Agreement until at least 48 hours after Arch's receipt of a copy of such MobileMedia Superior Proposal. The Merger Agreement further provides that MobileMedia and each of its subsidiaries, as applicable, shall not provide any non-public information to a third party unless: (i) MobileMedia provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the confidentiality agreements between Parent and Arch; and
(ii) such non-public information has previously been delivered or made available to Arch.

  MMC, on behalf of itself, Parent and MobileMedia, has agreed not to make any material change to the Amended Plan or the Merger Agreement, exercise any rights they may have to terminate the Merger Agreement or take any action which could result in the termination of the Merger Agreement by Arch without the prior written consent of the Unsecured Creditors Committee or the entry of an order by the Bankruptcy Court. MMC has further agreed not to exercise its rights to respond to or negotiate acquisition proposals received from third parties without advising and consulting with the Unsecured Creditors Committee. MMC also agreed that the Unsecured Creditors Committee could request MMC to exercise its right to terminate the Merger Agreement, and if MMC does not do so, the Unsecured Creditors Committee may seek an order of the Bankruptcy Court to do so.

  The Merger Agreement provides that except for the contemplated sale of certain tower sites owned by Arch, Arch shall not, and shall cause each of its subsidiaries and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly,
(i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than MobileMedia and, in connection with the transactions contemplated by the Merger Agreement, the Unsecured Creditors Committee concerning any merger (other than mergers of Arch subsidiaries in connection with acquisitions of other businesses by Arch
(x) with a fair market value not in excess of $25.0 million and (y) that would not upon the closing thereof be in breach of Arch's obligations under the Merger Agreement), consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by Arch or any of Arch's subsidiaries, proxy solicitation or other business combination (other than business combinations of subsidiaries of Arch in connection with acquisitions of other businesses by Arch (x) with a fair market value not in excess of $25.0 million and (y) that would not upon the closing thereof be in breach of Arch's obligations under the Merger Agreement), involving Arch or any of its subsidiaries (each, an "Arch Acquisition Proposal") or (ii) except as permitted by the foregoing clause (i), provide any non-public information concerning the business, properties or assets of Arch or any its subsidiaries to any person or entity (other than MobileMedia or any of Arch's financing sources). The Merger Agreement provides that Arch and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any person other than MobileMedia with respect to any Arch Acquisition Proposal. Arch is obligated under the Merger Agreement to immediately notify MobileMedia of, and to disclose to MobileMedia all details of, any such inquiries, discussions or negotiations.

  The Merger Agreement provides, however, that prior to the Special Meeting, Arch may, to the extent that the Arch Board determines, in good faith, after consultation with outside legal counsel, that its fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements set forth below, furnish information to any person, entity or group after such person, entity or group has delivered to Arch, in writing, an unsolicited bona fide offer to effect an Arch Acquisition Proposal that the Arch Board in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stockholders of Arch from a financial point of view than the transactions contemplated thereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of the Arch Board, is reasonably capable of being obtained) and which (in the good faith judgment of the Arch Board) is likely to be consummated (an "Arch Superior Proposal"). In the event Arch receives an Arch Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms thereof) will prevent the Arch Board from recommending to its stockholders such Arch Superior Proposal if the Arch Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law. The Merger Agreement further provides that Arch shall not provide any non-public information to a third party unless: (i) Arch provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has previously been delivered or made available to MobileMedia.

  The exclusivity provisions became effective on September 4, 1998, the date the Initial Merger Order was entered by the Bankruptcy Court.

BREAKUP FEE PROVISIONS

  The Merger Agreement provides that in the event that (i) Arch terminates the Merger Agreement as a result of a material breach of a representation, warranty or covenant by MobileMedia or as a result of the failure of the Confirmation Order to be entered on a timely basis due to the failure of the creditors of MobileMedia entitled to vote on the Amended Plan, other than Classes 7, 8 or 9 (see "The MobileMedia Plan of Reorganization--The Amended Plan"), to vote in favor of the Amended Plan, or due to the withdrawal or amendment of the Amended Plan in a manner adverse to Arch, the filing of any other plan of reorganization by MobileMedia, or the modification or amendment of any material provision of the Amended Plan, in each case without Arch's consent, or the confirmation of any other plan of reorganization filed by any other person, (ii) MobileMedia sells or otherwise transfers other than to Arch all or any substantial portion of its assets as part of a sale approved pursuant to Section 363 of the Bankruptcy Code (other than the MobileMedia Tower Site Sale), (iii) MobileMedia has terminated the Merger Agreement in connection with a MobileMedia Superior Proposal (each of the foregoing being a "Major Breakup Event"), or (iv) Arch terminates the Merger Agreement as a result of the failure of the MobileMedia Tower Site Sale to close when all other conditions to MobileMedia's obligation to close have been satisfied (a "Minor Breakup Event"; and, together with the Major Breakup Events, the "Breakup Events"), and at the time of any such Breakup Event Arch is not in material breach of any material covenant or obligation required to be performed by Arch thereunder at or before such time, and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on Arch), then MobileMedia shall pay to Arch as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) (x) in the case of a Major Breakup Event, the amount of $25.0 million, and (y) in the case of a Minor Breakup Event, an amount equal to one-half of any amount actually received by MobileMedia pursuant to the Tower Agreement (or pursuant to a settlement with Pinnacle in lieu thereof) (in either case, the "Buyer Breakup Fee").

  In the event that MobileMedia terminates the Merger Agreement as the result of Arch being in material breach of its representations, warranties and covenants, the failure of the Arch Board to recommend the MobileMedia Proposal and the Charter Amendment Proposal as required by the Merger Agreement or the failure of the MobileMedia Proposal and the Charter Amendment Proposal to be approved at the Special Meeting, or Arch or MobileMedia terminates the Merger Agreement as a result of Arch's failure to obtain the financing necessary to effect the transactions contemplated by the Merger Agreement and the Amended Plan (when all other conditions to Arch's obligations to close have been satisfied), and at the time of such termination MobileMedia is not in material breach of any material covenant or obligation required to be performed by MobileMedia thereunder at or before such time and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on MobileMedia), then Arch shall pay to MobileMedia as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) the amount of $32.5 million (the "MobileMedia Breakup Fee").

  The Breakup Fee provisions became effective on September 4, 1998, the date the Initial Merger Order was entered by the Bankruptcy Court.

NASDAQ NATIONAL MARKET QUOTATION

  The Merger Agreement provides that Arch shall use its best efforts to have the shares of Common Stock (and such Common Stock issuable upon conversion of Arch's Class B Common Stock and upon exercise of the Warrants and certain other warrants) and Warrants and certain other warrants to be issued as contemplated in the Merger Agreement and the Amended Plan approved for quotation on the Nasdaq National Market prior to the Effective Time.

DELIVERY OF FINANCIAL STATEMENTS

  The Merger Agreement provides that as promptly as possible following the last day of each month prior to the Effective Time, and in any event within 35 days after the end of each such month, each of Arch and MobileMedia shall deliver to the other its unaudited consolidated balance sheet and the related consolidated statements of operations and cash flows for the one-month period then ended, all certified by its chief financial officer to the effect that such interim financial statements are prepared in accordance with GAAP (except as otherwise described therein) on a consistent basis as with each party's audited financial statements and fairly present the consolidated financial condition of each party as of the date thereof and for the period covered thereby. As promptly as possible following the last day of each fiscal quarter, and in any event within 45 days after the end of each such quarter, each of Arch and MobileMedia shall deliver to the other its unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and cash flows for the year-to-date period then ended, prepared in accordance with GAAP (except as otherwise described therein) applied on a consistent basis, which comply as to form with the applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. MobileMedia shall also provide Arch with all information (including financial statements and accountants' consents) as Arch may reasonably request in connection with any offering of securities by Arch to fund amounts payable under the Amended Plan or working capital needs of the Combined Company.

FULL ACCESS

  The Merger Agreement provides that Arch and MobileMedia shall each permit representatives of the other to have full access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such party. MobileMedia, upon Arch's request, is introducing Arch to MobileMedia's principal suppliers and employees to facilitate discussions between such persons and Arch with regard to the conduct of the Surviving Corporation's business.

STOCKHOLDER APPROVAL; SPECIAL MEETING

  The Merger Agreement provides that Arch shall take all action reasonably necessary in accordance with applicable law, the rules of the Nasdaq National Market, the Merger Agreement and the Arch Certificate and Arch By-laws, duly to convene the Special Meeting as promptly as practicable. Arch has agreed, subject to the Arch Board's fiduciary obligations, to recommend that its stockholders vote in favor of the Merger and related proposals and to use its best efforts to cause to be solicited proxies from stockholders of Arch to be voted at the Special Meeting in favor of the Merger and the related proposals and to take all other actions necessary or advisable to secure the vote or consent of stockholders required to approve the Merger and related proposals.

PREPARATION OF PROSPECTUS AND DISCLOSURE STATEMENT

  Pursuant to the Merger Agreement, Arch has prepared and filed a registration statement on Form S-4, including a proxy statement for the Special Meeting (the "Arch Stockholder Registration Statement"), with respect to the Merger and certain securities to be issued in connection with the Merger. The Merger Agreement obligates MobileMedia to provide all information (including financial information) as Arch may reasonably request in connection therewith. The Merger Agreement requires Arch to provide MobileMedia with all information (including financial information) as MobileMedia may reasonably request for the disclosure statement MobileMedia is required to send to its claimholders in connection with the approval of the Amended Plan.

APPLICATION OF MOBILEMEDIA TOWER SALE PROCEEDS

  The Merger Agreement provides that MobileMedia shall promptly pay the net proceeds from the sale (the "MobileMedia Tower Site Sale") of certain transmission towers and associated assets (the "MobileMedia Tower Sites") to Pinnacle Towers, Inc. to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders. On September 3, 1998 the MobileMedia Tower Site Sale was completed and the proceeds thereof ($170 million) were paid to the Pre-Petition Lenders.

FCC FILING

  Pursuant to the Merger Agreement, on September 2, 1998 Arch and MobileMedia jointly prepared and filed applications (the "FCC Applications") requesting
(i) the FCC's consent to the transfer of the control of the Debtor Authorizations (as defined therein) to Arch, (ii) to the extent that such consent is required, the FCC's consent to the transfer of control of Buyer Authorizations (as defined therein) from Arch's current stockholders to Arch's stockholders immediately following the consummation of the transactions contemplated hereby in accordance with the Amended Plan, (iii) the termination of the hearing in WT Docket No. 97-115, In the Matter of MobileMedia Corporation, et al. (the "Hearing") without any further findings adverse to MobileMedia, or to the Debtor Authorizations or otherwise materially restricting Arch's or MobileMedia's ability to own or operate the properties, assets and businesses of MobileMedia following the Effective Time, and (iv) the grant to Arch of permanent license authority to operate those stations listed on Attachment C of Public Notice DA 97-78 (January 13, 1997), as to which MobileMedia is currently operating under a grant of interim operating authority, or in the alternative, a determination by the FCC that as to such stations, Arch will enjoy protection from, and rights of incumbency as to, any future Market Area Licensee authorized to operate on the frequencies licensed under interim operating authority. Arch and MobileMedia are obligated to cooperate in providing all information and taking all steps necessary to expedite the preparation, filing and prosecution of the FCC Applications with the FCC. In the event any person or entity petitions the FCC to deny any FCC Application, or petitions for any further proceedings in the Hearing, or otherwise challenges the grant of any FCC Application before the FCC, or in the event the FCC approves the transfer of control of the Debtor Authorizations (and, if necessary, Arch

Authorizations), and any person requests reconsideration or judicial review of such order, then Arch and MobileMedia shall take such reasonable actions as are necessary to oppose such petition or challenge before the FCC or defend such action and the order of the FCC before the judiciary diligently and in good faith; provided, however, that nothing contained herein shall be deemed to require Arch to intervene in the Hearing or otherwise to defend MobileMedia as to any allegations or proceedings relating to the allegations before the FCC in the Hearing, except as reasonably required to support the transfer of control of the Debtor Authorizations to Arch. MobileMedia is obligated to provide Arch (whether or not Arch intervenes or otherwise participates in the Hearing) with reasonable advance notice of, and a right to participate in, any meetings or hearings relating to the FCC Applications or the Hearing, and a right to review in advance any correspondence, agreements, or pleadings which may be submitted by MobileMedia to the FCC or any other party to the Hearing with regard to the FCC Applications or any proceedings relating to the Hearing. In each such case, each party shall bear its own costs and expenses of prosecuting such application to a favorable conclusion, to the end that the transactions contemplated by the Merger Agreement and the Amended Plan may be consummated.

  The Merger Agreement provides that MobileMedia shall use its reasonable best efforts to complete its voluntary program to inspect and audit its transmitter site facilities and license data, and provide periodic updates on the progress of such program to Arch.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

  The Merger Agreement provides that, to the extent set forth in the Amended Plan and only to such extent, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time existing at the Effective Time in favor of the current or former directors or officers of MobileMedia as provided in their respective charters or by-laws (or comparable organization documents) and any indemnification agreements of MobileMedia (including with Alvarez & Marsal, Inc.) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than three years from the Effective Time and the obligations of MobileMedia in connection therewith shall be assumed by Arch. To the extent set forth in the Amended Plan and only to such extent, Arch is obligated to provide, or to cause the Surviving Corporation to provide, MobileMedia's current directors and officers an insurance and indemnification policy (including any fiduciary liability policy) that provides coverage with respect to any claims made during the three-year period following the Effective Time for events occurring prior to the Effective Time in an amount of $40,000,000 or such lesser amount as can be purchased for $750,000.

STATE TAKEOVER LAWS

  The Merger Agreement provides that if any "fair price", "business combination" or "control share acquisition statute" or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Arch and MobileMedia and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any state statute or regulation affecting the transactions contemplated hereby.

EMPLOYEES

  The Merger Agreement provides that after the Effective Time Arch shall transfer MobileMedia employees to Arch's employee benefit plans as soon as practicable, and prior to such transfer shall maintain benefits for such employees comparable to the benefits currently in effect for employees of MobileMedia. Arch has agreed to honor accrued vacation, holiday, sick and personal days, maintain MobileMedia's 1998 Employee Incentive Plan and give MobileMedia's employees credit under Arch's benefit plans for service with MobileMedia, to the extent permitted by law.

EFFECTS OF ARCH'S RIGHTS AGREEMENT

  The Merger Agreement provides that, except as contemplated by the Merger Agreement, Arch is obligated not to (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Preferred Rights) with the purpose of facilitating an Arch Acquisition Proposal. Arch has amended its Rights Plan to increase the ownership threshold for W.R. Huff, CS First Boston Corporation, Whippoorwill and Northwestern Mutual to a maximum of 33%, 26%, 27% and 15.5%, respectively. See "Description of Arch Capital Stock--Anti-Takeover Provisions--Rights Plan".

RIGHTS OFFERING; REGISTRATION STATEMENT

  As specified in the Amended Plan, Arch will issue on a pro rata basis to the holders of allowed Class 6 Claims (with certain exceptions as specified in the Amended Plan) Rights to purchase, for an aggregate consideration of $217.0 million, Units, each consisting of one share of Common Stock or Class B Common Stock and 0.0516 of one Warrant, if no Adjustment is made, or one share of Common Stock or Class B Common Stock and no Warrants, if an Adjustment is made.

  MobileMedia and Arch have entered into a Standby Purchase Agreement with each Standby Purchaser, as described in "The Rights Offering--Standby Purchase Agreements", and, prior to or at the Closing, Arch will execute and deliver to each of the Standby Purchasers a Registration Rights Agreement.

  Arch is obligated to use its best efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Arch is also obligated to take any action required to be taken under state blue sky laws or other securities laws in connection with the Rights Offering. MobileMedia has agreed to furnish Arch with all information (including, without limitation, financial statements, pro forma financial statements and projections) and shall take such other action including obtaining any necessary consents from its accountants as Arch may reasonably request in connection with the Registration Statement. Arch has agreed to consult with MobileMedia and its counsel in connection with, and shall permit MobileMedia and its counsel to participate in, the preparation of the Registration Statement. Arch has agreed to cause the Rights to be issued as specified in the Amended Plan as soon as practicable after the date the Registration Statement becomes effective but not before approval of the Disclosure Statement by the Bankruptcy Court.

  Arch has agreed to promptly notify MobileMedia of the receipt of the comments of the Commission and of any requests by the Commission for amendment or supplements to the Registration Statement or for additional information, and shall promptly supply MobileMedia with copies of all correspondence between it (or its representatives) and the Commission (or its staff) with respect thereto, and shall permit counsel for MobileMedia to participate in any telephone conferences or meetings with the staff of the Commission.

ARCH RIGHTS OFFERING; REGISTRATION STATEMENT

  If an Adjustment is made, Arch will issue Arch Stockholders' Rights to holders of Arch's Common Stock and Series C Preferred Stock as of a record date to be determined by the Arch Board; provided that, Arch's Board, in its sole discretion, may permit or require that Arch Stockholders' Rights shall automatically transfer with the underlying shares of Common Stock or Series C Preferred Stock in respect of which the Arch Stockholders' Rights are distributed. In connection therewith, if an Adjustment is made, immediately following the Merger Arch will be obligated to issue to the stockholders of Arch one Arch Stockholders' Participation Warrant for each Arch Stockholders' Right issued to such holder that has expired unexercised.

REIMBURSEMENT OF ARCH'S EXPENSES

  Pursuant to the Initial Merger Order, on September 10, 1998, MMC paid $500,000 to Arch in partial reimbursement of Arch's expenses in connection with the negotiation and execution of the Merger Agreement.

CONDITIONS

  The Merger Agreement provides that the respective obligations of Arch and MobileMedia to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of each of the following conditions: (i) the Merger and certain related proposals shall have been approved by the requisite vote of the stockholders of Arch in accordance with the DGCL, the Arch Certificate and Arch By-laws; (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity which prohibits the consummation of the transactions contemplated thereby and all consents, orders and approvals from all Governmental Entities and other persons or entities identified by MobileMedia and Arch shall have been obtained and shall be in effect; (iii) there shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated thereby; (iv) the expiration or early termination of any waiting period under the HSR Act shall have occurred; (v) (1) the FCC shall have issued an order (the "FCC Grant") both (i) consenting to the transfer of the Debtor Authorizations and, to the extent requested by the Parties, to the transfer of the Buyer Authorizations without any conditions which would have a Buyer FCC Material Adverse Effect (as defined below in this clause (v)) or a Debtor FCC Material Adverse Effect (as defined below in this clause (v)) and (ii) terminating the Hearing without any findings or conclusions (x) which are materially adverse to the Reorganized Debtors or the Debtor Authorizations or which would have a material adverse effect on the use of the Debtor Authorizations by the Reorganized Debtors following the Closing, or (y) which impose any material monetary forfeiture on the Debtors or the Reorganized Debtors or retain jurisdiction to impose any material monetary forfeitures in the future on the Buyer or the Reorganized Debtors based on the activities of the Debtors prior to the Closing, or (z) which would have a Buyer FCC Material Adverse Effect or a Debtor FCC Material Adverse Effect; and
(2) either (i) the FCC Grant has become a Final Order (as defined below in Section 5.1(e)) or (ii)(a) any condition or conditions under the Bank Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect) and (b) any condition or conditions under the Other Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); in this clause (v), (A) "Bank Lenders" shall mean, collectively, the Existing Lenders (as defined in the Bank Commitment Letter) and the Credit Parties (as so defined), as the same in each case shall exist at the Closing, (B) "Bank Lending Documents" shall mean the Existing Credit Agreements (as defined in the Bank Commitment Letter) as amended and modified by the Amendments (as so defined), (C) "Bank Commitment Letter" shall mean the Commitment Letter dated August 10, 1998 between Arch Paging, Inc. and the Credit Parties, including the Term Sheet (as defined in such Bank Commitment Letter), copies of which has been delivered to MobileMedia by Arch as the same may be amended or modified, (D) "Other Lenders" shall mean the Lenders (as defined in the Bridge Commitment Letter), as the same shall exist at the Closing, or, if applicable, any other lenders which lend funds to ACI or Arch (or Arch or any other Arch Subsidiary) pursuant to a Substitute Loan Agreement (as defined below), (E) "Other Lending Documents" shall mean the Bridge Commitment Letter, Bridge Loan Agreement (as defined in the Bridge Commitment Letter) or any other loan agreement, indenture or similar agreement (the "Substitute Loan Agreement") entered into by Arch or any Arch Subsidiary in lieu thereof for purposes of funding a material portion of the consideration required by Arch for the transactions contemplated by this Agreement, (F) "Bridge Commitment Letter" shall mean the Bridge Commitment Letter, the Bridge Fee Letter and the Bridge Engagement Letter, each of even date herewith, between Arch and ACI, on the one hand, and the Other Lenders, on the other hand, a copy of which has been delivered by Arch to MobileMedia, as the same may be amended or modified, (G) "Buyer FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of Arch and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which Arch conducts its business, and (H) "Debtor FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of MobileMedia, taken as a whole, excluding any effect generally applicable to the economy or the industry in which MobileMedia conducts its business; for purposes of this clause (v), the FCC Grant shall become a "Final Order" when no request for a stay is pending, no stay is in effect and any deadline for filing such a request that may be designated by statute or regulation is past; no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application is passed; the FCC does not have the action or decision under reconsideration on its own motion and the time for initiating any such reconsideration that may be designated by statute or rule has passed; and no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed; deadline for filing any such appeal that may be designated by statute or rule has passed; (vi) each of the Registration Statement and the Arch Stockholder Registration Statement shall have been declared effective and no stop order with respect thereto shall be in effect; (vii) the shares of Common Stock (including all such shares issuable upon conversion of the Class B Common Stock and the Warrants, as the case may be) to be issued as contemplated by the Amended Plan and the Merger Agreement shall have been approved for quotation on the Nasdaq National Market; (viii) (1) the Confirmation Order (which shall authorize and approve the assumption by MobileMedia of the Assumed Contracts), in a form reasonably satisfactory to each of the Parties, shall have been entered by the Bankruptcy Court; and (2) either (i) the Confirmation Order has become a Final Order (as defined below in this clause
(v)) or (ii) (a) any condition or conditions under the Bank Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), and (b) any condition or conditions under the Other Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); the Confirmation Order shall become a "Final Order" when it shall have been in full force and effect for eleven days without any stay or material modification or amendment thereof, and when the time to appeal or petition for certiorari designated by statute or regulation has expired and no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari designated by statute or regulation has expired; (ix) no action, suit or proceeding shall be pending or threatened by any Governmental Entity challenging the validity of the actions taken by Arch, MobileMedia or any of their respective subsidiaries in connection with the confirmation of the Amended Plan; (x) the Effective Date (as defined in the Amended Plan) shall have occurred; and (xi) the shares of Common Stock constituting the Directly Distributed Creditor Stock Pool to be issued as contemplated by the Merger Agreement shall be so issued and distributed pursuant to the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code, shall be freely tradeable by holders thereof who are not then affiliates of Arch or "underwriters" under the Securities Act or 1145(b)(1) of the Bankruptcy Code and, except for certificates issuable to such affiliates or underwriters, shall be represented by certificates bearing no restrictive legend.

  The obligation of Arch to consummate the transactions to be performed by Arch in connection with the Closing is subject to the satisfaction, or waiver by Arch, of the following conditions: (i) the representations and warranties of MobileMedia contained in the Merger Agreement, which representations and warranties shall be deemed not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by the Merger Agreement or would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of MobileMedia and its subsidiaries, taken as a whole; (ii) MobileMedia shall have performed or complied with its material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Effective Time in all material respects; (iii) there shall not have occurred between the date of the Merger Agreement and the Effective Time an event which has had a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of MobileMedia and its subsidiaries, taken as a whole; (iv) MobileMedia shall have delivered to Arch a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that the preceding conditions are satisfied in all respects; (v) after each of the Registration Statement and the Arch Stockholder Registration Statement has been declared effective, each of the Rights Offering and the Arch Rights Offering shall have expired and Arch shall have received aggregate proceeds therefrom (and/or from the closings contemplated by the Standby Purchase Agreements) of $217.0 million; and (vi) the closing of the MobileMedia Tower Site Sale shall have occurred and MobileMedia shall have applied at least $165.0 million towards payment of the secured creditors of Parent and MobileMedia in connection with the Amended Plan. On September 3, 1998 the sale of the MobileMedia Tower Sites was completed and the proceeds thereon ($170 million) were paid to the Pre-Petition Lenders.

  The obligation of MobileMedia to consummate the transactions to be performed by it in connection with the Merger is subject to the satisfaction, or waiver by MobileMedia, of the following conditions: (i) the representations and warranties of Arch contained in the Merger Agreement, which representations and warranties shall be deemed not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by the Merger Agreement or would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole; (ii) Arch shall have performed or complied with its material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Closing in all material respects; (iii) there shall not have occurred between the Agreement Date and the Effective Time an event which has had material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole; (iv) the Preferred Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement; and (v) Arch shall have delivered to MobileMedia a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that such conditions are satisfied in all respects.

TERMINATION

  The Merger Agreement provides that Arch and MobileMedia may terminate the Merger Agreement prior to the Effective Time only as follows: (i) Arch and MobileMedia may terminate the Merger Agreement by mutual written consent; (ii) either Arch or MobileMedia may terminate the Merger Agreement by giving written notice to the other in the event the other is in breach (A) of its representations and warranties contained in the Merger Agreement, which representations and warranties shall be deemed not to include any qualification or limitation with respect to materiality, except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of such party and its respective subsidiaries, taken as a whole, or (B) in respect of its material covenants or agreements contained in the Merger Agreement, and in either case such breach is not remedied within 20 business days of delivery of such written notice thereof (which notice shall specify in reasonable detail the nature of such breach); (iii) (A) Arch may terminate the Merger Agreement by written notice to MobileMedia if the Confirmation Order has not been entered by the Bankruptcy Court on or prior to March 31, 1999 (unless such failure results primarily from a breach by Arch of any representation, warranty or covenant contained in the Merger Agreement) or (B) Arch may terminate the Merger Agreement by giving written notice to MobileMedia if the Merger shall not have occurred on or before June 30, 1999 (unless the failure results primarily from a breach by Arch of any representation, warranty or covenant contained in the Merger Agreement); (iv)(A) MobileMedia may terminate the Merger Agreement by written notice to Arch if the Confirmation Order has not been entered by the Bankruptcy Court on or prior to March 31, 1999 (unless the failure results primarily from a breach by MobileMedia of any representation, warranty or covenant contained in the Merger Agreement) or (B) MobileMedia may terminate the Merger Agreement by giving written notice to Arch if the Merger shall not have occurred on or before June 30, 1999 (unless the failure results primarily from a breach by MobileMedia of any representation, warranty or covenant contained in the Merger Agreement); (v) MobileMedia may terminate the Merger Agreement in connection with a MobileMedia Superior Proposal by giving written notice to Arch, provided that on or before such termination MobileMedia shall have paid to Arch the applicable Arch Breakup Fee; (vi) MobileMedia may terminate the Merger Agreement by giving written notice to Arch if (A) the Arch Board does not issue the Arch Recommendation prior to the Special Meeting or withdraws or amends in a manner adverse to MobileMedia the Arch Recommendation or otherwise materially breaches its obligations with respect to soliciting proxies from its stockholders for approval of the Merger and related proposals at the Special Meeting or (B) at the Special Meeting the Merger and related proposals are not approved by the requisite vote of Arch Stockholders; (vii) Arch may terminate the Merger Agreement by giving written notice to MobileMedia if MobileMedia or any of its subsidiaries files either an amendment to the Amended Plan or any other plan of reorganization in a manner that is in violation of the Merger Agreement and (viii) Arch may terminate the Merger Agreement by giving notice to MobileMedia if (A) MobileMedia takes (or omits to take) any action that would constitute a material breach of any of its covenants or agreements but for exceptions to its obligations pursuant to Bankruptcy-Related Requirements, and (B) such action is not remedied within 20 business days of delivery of written notice thereof (which notice shall specify in reasonable detail the nature of such action). Parent has agreed for itself and MMC not to exercise any right to terminate the Merger Agreement without the prior written consent of the Unsecured Creditors Committee.

  If any party terminates the Merger Agreement, all obligations of Arch and MobileMedia thereunder shall generally terminate without any liability of any party to any other party, except for any liability of any party for willful or intentional breaches of the Merger Agreement, and except for MobileMedia's obligation to pay the Buyer Breakup Fee, if applicable, and Arch's obligation to pay the MobileMedia Breakup Fee, if applicable, which shall survive any such termination.

AMENDMENT AND WAIVER

  Arch, Parent and MMC may mutually amend any provision of the Merger Agreement (in certain cases Parent and MMC may do so only with the consent of the Unsecured Creditors Committee or pursuant to an order of the Bankruptcy Court). The Merger Agreement provides that no waiver by any party to the Merger Agreement of any default, misrepresentation or breach of warranty or covenant thereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  MMC, on behalf of itself, Parent and MobileMedia, has agreed not to make any material changes, exercise any rights they may have to terminate the Merger Agreement or take any action which might result in the termination of the Merger Agreement without the prior written consent of the Unsecured Creditors Committee or pursuant to an order of the Bankruptcy Court. MMC has further agreed not to exercise its rights to respond to or negotiate acquisition proposals received from third parties without advising and consulting with the Unsecured Creditors Committee. MMC also agreed that the Unsecured Creditors Committee could request MMC to exercise its right to terminate the Merger Agreement, and if MMC does not do so, the Unsecured Creditors Committee may seek an order of the Bankruptcy Court to do so.

RELATED AGREEMENTS

  The agreements summarized below are related to the Merger Agreement and the transactions contemplated thereby. See also "The MobileMedia Plan of Reorganization".

REGISTRATION RIGHTS AGREEMENTS

  At the Effective Time, Arch will enter into a registration rights agreement with the Standby Purchasers (the "Standby Purchaser Registration Rights Agreement") and, upon the request of any stockholder who as a result of the Merger becomes the beneficial owner of at least 10% of the outstanding Stock (a "10% Stockholder"), will enter into a separate registration rights agreement with such 10% Stockholder (the "10% Stockholder Registration Rights Agreement").

  Pursuant to the Standby Purchaser Registration Rights Agreement, Arch will be required to file and have declared effective, by the Effective Time, a shelf registration statement relating to resales of Common Stock,

Warrants and Arch Stockholders' Participation Warrants and the issuance and resale of the Stock issuable upon exercise of such warrants, the Class B Common Stock and the Common Stock issuable upon conversion of the Class B Common Stock owned by such Standby Purchasers or acquired after the Effective Time and securities, if any, received from Arch in respect of the foregoing by reason of stock dividends or similar matters (the "Registrable Securities"). Arch will be required to use its reasonable best efforts to keep such shelf registration statement continuously effective until the earliest of (a) March 1, 2003, (b) the date on which all Registrable Securities covered by the shelf registration statement have been sold thereunder and (c) the date on which all Registrable Securities covered by the shelf registration statement may be sold publicly without registration under the Securities Act.

  Each Standby Purchaser will also have demand registration rights which may be exercised no more than twice. In addition, Arch will provide Standby Purchasers "piggyback" registration rights with respect to other offerings filed by Arch.

  The 10% Stockholder Registration Rights Agreement provides for similar registration rights and indemnification provisions, except that Arch need not file a shelf registration except upon the written request of a 10% Stockholder.

  Fees and expenses incurred in connection with the filing of any registration statements (other than selling commissions) will be borne by Arch. These registration rights agreements will also provide for customary indemnification obligations on the part of Arch.

WARRANT AGREEMENTS

  If no Adjustment is made, Arch will enter into a warrant agreement (the "Warrant Agreement") at the Effective Time with The Bank of New York, as warrant agent, with respect to the Warrants and the Standby Purchasers' Warrants. The Warrant Agreement will govern the terms relating to the issuance, form, registration, exercise, transfer and exchange of the Warrants, as well as certain adjustment provisions. Each Warrant will initially represent the right to purchase one share of Stock. The Warrants will have an initial exercise price of $8.19 per share, if no Adjustment is made. Warrants may be exercised in whole or in part, at any time after the Effective Time and prior to September 1, 2001.

  If an Adjustment is made, Arch will enter into a warrant agreement (the "Arch Stockholders' Participation Warrant Agreement") at the Effective Time with The Bank of New York, as warrant agent, with respect to the Arch Stockholders' Participation Warrants and the Standby Purchasers' Warrants. The Arch Stockholders' Participation Warrant Agreement will govern the terms relating to the issuance, form, registration, exercise, transfer and exchange of Arch Stockholders' Participation Warrants, as well as certain adjustment provisions. Each Arch Stockholders' Participation Warrant and Standby Purchasers' Warrant will represent the right to purchase one share of Common Stock at a fixed exercise price equal to the Subscription Price plus an amount to reflect compounding, from the Effective Date until September 1, 2001, at a 20% per annum internal rate of return over the Subscription Price and to be exercisable until September 1, 2001.

  Arch will be required to maintain an effective registration statement registering the issuance of Stock upon exercise of the warrants described above.

RELATED MATTERS AFTER THE MERGER

  At the Effective Time, the Certificate of Incorporation and By-Laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation and will continue to be the Surviving Corporation's Certificate of Incorporation and By-Laws until amended as provided therein or by applicable law.

  The directors and officers of the Merger Subsidiary immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, and will hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                    THE MOBILEMEDIA PLAN OF REORGANIZATION

  The following is a brief summary of certain provisions of the Amended Plan, a copy of which is attached as Annex C to this Prospectus and incorporated herein by reference in its entirety. Although this section summarizes the material terms of the Amended Plan, such summary is qualified in its entirety by reference to the Amended Plan. Prospective investors in the Rights Offering are urged to read the Amended Plan in its entirety for a more complete description of the Amended Plan. Defined terms used herein but not otherwise defined shall have the meaning ascribed to them in the Amended Plan.

THE AMENDED PLAN

  The Debtors filed the Amended Plan with the Bankruptcy Court on September 4, 1998. The Amended Plan provides for the merger of MMC with and into the Merger Subsidiary. In connection with the Amended Plan, Arch has agreed to (i) pay to certain secured creditors of Parent and MobileMedia $479.0 million in cash and to issue to the Unsecured Creditors shares of Stock representing 9.7% (at an Arch Common Stock Price of $2.50) to 31.3% (at an Arch Common Stock Price of $10.63) of Arch's outstanding shares on a Diluted Basis (as defined in the Amended Plan), (ii) to assume and pay all priority and administrative claims of MobileMedia and (iii) repay amounts due under the DIP Credit Agreement. In connection with the Amended Plan, Arch will conduct the Rights Offering. The Amended Plan provides that the Effective Date shall be that date that is 10 business days after the date that the Confirmation Order has been entered and 10 days have passed without the Confirmation Order being reversed, modified, vacated or stayed and each of the conditions to the consummation of the Merger is satisfied or waived, if legally permissible, other than the condition relating to the confirmation of the Amended Plan.

  The Amended Plan provides for the treatment of all claims against and equity interests in MobileMedia. The Amended Plan provides that holders of pre-petition claims which are entitled to priority in accordance with applicable provisions of the Bankruptcy Code will be paid in full in cash on the Effective Date or be unimpaired under the Bankruptcy Code and that all post-petition claims against MobileMedia in the ordinary course of business or as authorized by the Bankruptcy Court will either be paid in full in cash on the Effective Date or in accordance with the terms applicable to such post-petition claims. The Amended Plan requires Arch to make sufficient funds available to pay all such priority and administrative claims, provided, however, that if the total required to be paid on account of priority tax claims, accrued and unpaid professional fees, cure payments due with respect to assumed executory contracts, bonus payments for employees and professionals, claims of indenture trustees, amounts required to pay certain fees and expenses of the secured creditors of MobileMedia and amounts required to pay the Dial Page Notes, together with the costs and expenses of the Standby Purchasers in accordance with the Standby Purchase Agreements, exceeds $34.0 million, the number of shares of Common Stock constituting the Directly Distributed Creditor Stock Pool will be reduced by a number of shares equal to the amount by which such claims exceed $34.0 million divided by $25.315. Arch has also agreed to pay in cash on the Effective Date loans outstanding under the DIP Credit Agreement. The Merger Agreement provides that as of the Effective Date the amount of loans outstanding under the DIP Credit Agreement shall not exceed $20.0 million prior to December 31, 1998, or $30.0 million between January 1, 1999 and June 30, 1999, in each case plus amounts borrowed under the DIP Credit Agreement for N-PCS construction incurred or committed by MobileMedia as of the date of the Merger Agreement or otherwise approved by Arch.

  The Amended Plan classifies all holders of pre-petition claims against, and equity interests in, MobileMedia into nine classes.

    1. Class 1 claims consist of claims entitled to priority under Section 507(a)(3) of the Bankruptcy Code (unpaid claims for wages, salaries or commissions up to an amount not in excess of $4,000 earned within ninety
  (90) days of the commencement of the Insolvency Proceedings), 507(a)(4) of the Bankruptcy Code (claims for contributions to employee benefits plans subject to a formula limitation) and 507(a)(6) of the Code (claims for consumer deposits in an amount not in excess of $1,800). These claims have
  been estimated by MobileMedia to total $   . The Amended Plan provides that
  all such claims will be paid in cash on the Effective Date. Arch is obligated to provide MobileMedia with the cash needed to pay these claims.

    2. Class 2 claims consist of miscellaneous secured claims. MobileMedia
  estimates that the total of such claims is $   . The Amended Plan provides
  that all such secured claims will be paid in accordance with their terms or will be unimpaired under the Amended Plan.

    3. Class 3 claims consist of customer refund claims not in Class 1 or
  Class 2. MobileMedia estimates that these claims total $   . The Amended
  Plan provides that all such customer refund claims will be paid in accordance with their terms.

    4. Class 4 claims consist of claims arising under the MobileMedia 1995 Credit Agreement. As of the Petition Date, MobileMedia was indebted thereunder in the principal amount of $649.0 million. During the pendency of the Insolvency Proceedings, MobileMedia has paid the lenders thereunder adequate protection payments equal to the amount of interest due at the non-default rate. The Amended Plan provides that the banks will be paid 100% of the principal amount of their claims in full in cash on the Effective Date, together with certain fees and expenses and any unpaid accrued interest thereon up to the Effective Date at the non-default rate. On September 3, 1998, MobileMedia paid to the holders of the Class 4 claims all net proceeds realized from the MobileMedia Tower Sites Sale ($170.0 million) pursuant to the Purchase Agreement between MobileMedia and Pinnacle (the "MobileMedia Tower Sale Agreement"). Arch is obligated to pay the balance of the Class 4 claims in cash on the Effective Date.

    5. Class 5 consists of claims arising under the Dial Page Notes. The outstanding principal balance of the Dial Page Notes, together with interest accrued thereon through the Effective Date and the reasonable fees and expenses of the Indenture Trustee for the Dial Page Notes, will be paid in full in cash on the Effective Date. MobileMedia estimates that these claims will total approximately $2.1 million as of June 30, 1998. Arch is obligated to provide the cash needed to pay the Dial Page Notes.

    6. Class 6 claims consist of all pre-petition unsecured claims which are not entitled to priority and not included in any other class. MobileMedia estimates that the total amount of Class 6 claims that will be allowed is
  approximately $   million. A pro rata share of the Directly Distributed
  Creditor Stock Pool and the Rights will be distributed to Class 6 creditors in full satisfaction of their claims, except that any Class 6 creditor whose claim is not allowed as of the date the Rights Offering is commenced or on the date of a supplemental Rights distribution, and who later has a Class 6 claim allowed, will be paid in cash the value of the Rights that the creditor would have received had its claim been allowed as of the date that the Rights Offering was commenced (the "Cash Equivalent"). The funds to make such cash payments will be obtained from the sale of Rights which are reserved from distribution to Class 6 creditors on account of disputed claims as of the date the Rights Offering is commenced, and which remain undistributed immediately after the date the Amended Plan is confirmed. If the proceeds from the sale of the Rights which are reserved from distribution are insufficient to pay the Cash Equivalent because Class 6 claims are allowed for more than the estimated amount, Arch is obligated to pay the Cash Equivalent out of its own funds.

    7. Class 7 claims consist of claims of holders of MobileMedia promissory notes based on alleged violations of applicable securities laws and any claims by officers or directors or underwriters for indemnification related thereto. The Amended Plan provides that no payment will be made with respect to Class 7 claims.

    8. Class 8 claims consist of all equity interests in Parent and all claims related to alleged violations of applicable securities laws and various claims for indemnification by any officer, director, underwriter, employee or professional related thereto. The Amended Plan provides that the holders of equity interests in Parent, any related claims thereto and any claims for indemnification will receive no distribution under the Amended Plan.

    9. Class 9 consists of any claim by Parent, MMC or any of MMC's subsidiaries against one another and the equity interests held by Parent, MMC or MMC's subsidiaries in one another. The Amended Plan provides that such claims and equity interests are cancelled, except that MMC will retain its shareholder interest in MobileComm.

EXECUTORY CONTRACTS

  The Amended Plan provides that all executory contracts of MobileMedia are to be assumed by the Surviving Corporation except for those which are the subject of a specific motion to reject and those which are set forth in a schedule to the Amended Plan of executory contracts to be rejected. All the defaults under contracts which are to be assumed must be cured on the Effective Date. MobileMedia estimates that the cost to cure defaults under contracts to be
assumed totals approximately $   . Arch will make the funds available to pay
cure payments.

IMPLEMENTATION OF PLAN

  The Amended Plan provides that following Confirmation but prior to the Effective Date the current officers and directors of MobileMedia will continue to be responsible for the operations of MobileMedia and that the Unsecured Creditors Committee will continue to exist. On the Effective Date, the Unsecured Creditors Committee will cease to exist, and the officers and directors of Merger Subsidiary will become the officers and directors of the Surviving Corporation. Also on the Effective Date, Parent will contribute its assets to MMC and will then be dissolved, all subsidiaries of MobileMedia will be merged into MMC, and all FCC licenses to operate MobileMedia's wireless network will be conveyed to a wholly owned limited liability company of MMC.

  The Unsecured Creditors Committee prior to its expiration will appoint a person, subject to Arch's and MobileMedia's consent, who will be responsible for winding up the bankruptcy estate of MobileMedia. Arch has agreed to fund the costs of such estate representative according to a budget which shall be mutually agreed upon by Arch and such estate representative. The estate representative will have the power to object to claims and to resolve all such objections. Any causes of action of MobileMedia arising under the Bankruptcy Code or otherwise are preserved for the benefit of the Combined Company, to be pursued or not in the discretion of the Combined Company.

  The Amended Plan provides that Class 6 creditors will receive their share of the Stock and (unless an Adjustment is made) the Warrants purchased through the exercise of Rights and of the Directly Distributed Creditor Stock Pool from Arch and the Exchange Agent. The Directly Distributed Creditor Stock Pool will be distributed on the Effective Date, or as soon thereafter as is practical. To the extent that there are disputed claims in Class 6 as of the Effective Date, the Exchange Agent will reserve from distribution from the Directly Distributed Creditor Stock Pool sufficient shares of Common Stock so that if a holder of a disputed claim has its claim allowed for the full amount asserted, such holder will receive the same distribution it would have received had its claim been allowed as of the first distribution from the Directly Distributed Creditor Stock Pool. When a disputed claim is resolved, and to the extent such claim is allowed, the holder of such claim will receive a distribution of Common Stock equal to what the claimant would have received had the claim been allowed when the original distribution of Common Stock was made by the Exchange Agent and a cash payment in respect of the Rights the holder of such claim would have been entitled to receive had such claim been allowed when the Rights were distributed. Also included in Class 6 are claims arising from the rejection of contracts and leases. If the reserve established for such claims is inadequate, there is a possibility that there will be insufficient shares in the Directly Distributed Creditor Stock Pool to make the pro rata distribution to all holders of Class 6 claims whose claims are allowed after the Effective Time. When all Class 6 claims have been resolved, the Exchange Agent will make a final distribution of then remaining shares in the Directly Distributed Creditor Stock Pool on a pro rata basis. If, at the time of the final distribution, there are less than 10,000 shares in the Directly Distributed Creditor Stock Pool, such shares will not be distributed and instead will be delivered to Arch and become treasury shares.

CONDITIONS TO EFFECTIVENESS OF THE PLAN

  The Bankruptcy Court will schedule a hearing to consider confirmation of the Amended Plan. The list that follows is qualified by reference to the Amended Plan and the Merger Agreement. The conditions to the Effective Date set forth in the Amended Plan are:

    (a) That the Confirmation Order has been entered by the Bankruptcy Court, more than ten (10) days have elapsed since the Confirmation Date, no stay of the Confirmation Order is in effect and the Confirmation Order has not been reversed, modified or vacated;

    (b) That all conditions to the Closing under the Merger Agreement (other than the condition that the Effective Date shall have occurred) have been satisfied or, if legally permissible, waived by the party entitled thereto; and

    (c) That the commitments under the DIP Credit Agreement have terminated, all amounts owing under or in respect of the DIP Credit Agreement have been paid in full in cash and any outstanding letters of credit issued under and in connection with the DIP Credit Agreement or the MobileMedia 1995 Credit Agreement have been terminated or satisfied, or the Debtors have provided cash collateral therefor in accordance with the terms of the DIP Credit Agreement or the MobileMedia 1995 Credit Agreement, as applicable.

DISCHARGE

  The Amended Plan incorporates the provisions of Section 1141(d) of the Bankruptcy Code which provide that except as specifically set forth in the Amended Plan or the Confirmation Order, all claims against MobileMedia and all equity interests in MobileMedia will be discharged and/or extinguished on the Effective Date. In addition, the Amended Plan provides that any person holding a claim against MobileMedia or an interest in MobileMedia is enjoined from taking any action which seeks to enforce any claim or assert any interest in MobileMedia that is inconsistent with the Amended Plan.

RELEASES AND INDEMNIFICATION

  The Amended Plan provides that MobileMedia shall release all officers and directors of all liabilities for any and all actions up through and to the Effective Date, except for claims against former officers or directors who are considered by the FCC to be alleged or actual wrongdoers as of the Effective Date of the Amended Plan for purposes of MobileMedia's Second Thursday Application provided that such release shall not be provided to any officer or director who has a Disputed Claim as of the Effective Date. MobileMedia also agrees to continue in full force and effect, without the benefit of any discharge, its indemnification obligations to those persons who are officers and employees of MobileMedia as of the Effective Date, but not directors, and not any officers who are as of the effective date of the Amended Plan considered by the FCC to be alleged or actual wrongdoers for purposes of MobileMedia's Second Thursday Application except for indemnification claims
(i) relating to the Securities Actions, (ii) based upon factual allegations or causes of action similar to those alleged in the Securities Actions or (iii) relating to any action to rescind a purchase or sale of a security of MobileMedia or for damages relating to any such purchase or sale. MobileMedia has also agreed to purchase a directors and officers' liability insurance policy covering claims made within three years after the Effective Date with respect to acts or omissions occurring prior to the Effective Date for its current and former directors and officers, other than those former officers and directors who are now or hereafter considered by the FCC to be alleged wrongdoers for purposes of MobileMedia's Second Thursday Application with an aggregate coverage of up to $40,000,000 or such lesser amount as may be purchased for a premium of $750,000.

JURISDICTION

  The Bankruptcy Court will retain jurisdiction to oversee implementation of the Amended Plan, to resolve any disputes relating to the Merger, to hear all applications for professional fees, to hear all objections to claims and other matters as set forth in the Amended Plan or as may be provided for in the Confirmation Order.

CALCULATION OF SHARES

  The number of shares of Stock and Warrants to be issued pursuant to the Merger Agreement and the Amended Plan will be determined by reference to the Arch Common Stock Price, which will be equal to the lower of (i) the average per share closing sales price of Common Stock in the Nasdaq National Market for eight randomly selected days, with the two highest and two lowest prices disregarded, over the period from August 24, 1998 to and including September 22, 1998 or (ii) the average per share closing sales price of Common Stock on the Nasdaq National Market for five randomly selected days, with the highest and lowest prices disregarded, over the 15 trading-day period commencing on the first trading day after entry of a Confirmation Order; provided that the Arch Common Stock Price shall not be less than $6.25 nor greater than $10.63 if determined under clause (i) nor less than $2.50 nor greater than $6.24 if determined under clause (ii).

  The aggregate number of shares of Stock to be issued pursuant to the Amended Plan will range from approximately 48.8 million shares at an Arch Common Stock Price of $10.63 to 57.7 million shares at an Arch Common Stock Price of $6.25 to approximately 122.8 million shares at an Arch Common Stock Price of $2.50. See "Stockholdings Before and After the Merger". A portion of such aggregate number of shares shall be issued pursuant to the Rights Offering, with the remainder being allocated to the Directly Distributed Creditor Stock Pool. The number of shares of Stock to be sold in the Rights Offering will be determined by dividing $217.0 million by the exercise price of a Right. The Subsequent Price each Right will be 80% of the Arch Common Stock Price.

  The number of Warrants shall be determined by reference to the number of shares of Common Stock issued (on an as-converted basis,) as of the date on which the Arch Common Stock Price is determined, plus the number of shares to be issued pursuant to the Merger Agreement and the Amended Plan, and reflecting the assumption that 21,067,110 shares of Common Stock are issued and outstanding immediately prior thereto. The Warrants issued in the Rights Offering, the Standby Purchasers' Warrants and the warrants issued to Arch stockholders will be equal to approximately 2.5%, 2.5% and 7.0%, respectively, of the total number of shares of Common Stock on a Fully Diluted Basis after giving effect to the Warrants, except that, if an Adjustment is made, no Warrants will be issued and the number of Arch Stockholders' Rights (and, to the extent any of such Warrants are not exercised, Arch Stockholders' Participation Warrants) will be sufficient to cause the holders of Arch's Common Stock and Series C Preferred Stock immediately prior to the Merger to hold 32.2% of such total number of shares of Common Stock on a Fully Diluted Basis immediately thereafter. The Warrants will be exercisable from the date of issuance until September 1, 2001 and will have an initial exercise price of $8.19 per share if no Adjustment is made. If an Adjustment is made, the Warrants will have an initial exercise price per share equal to the Subscription Price of the Rights plus an amount reflecting compounding, from the Effective Time through September 1, 2001, at a 20% per annum internal rate of return over the Subscription Price. Assuming a December 31, 1998 Effective Date, such exercise price would range between $3.25 and $8.11 per share depending on the Subscription Price.

                             THE COMBINED COMPANY

OVERVIEW

  Arch, after giving effect to the acquisition of MobileMedia, would be the second largest paging operator in the United States in terms of pager units in service, net revenues (total revenues less cost of products sold) and EBITDA. On a pro forma basis (before the financial impact of expected operational cost synergies), at and for the six months ended June 30, 1998, the Combined Company would have had approximately 7.2 million pagers in service, net revenues of $403.5 million, EBITDA (before reorganization expenses and restructuring charges) of $125.5 million and total debt of $1.3 billion. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

  Arch believes that the Combined Company will be well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets should significantly broaden the geographic scope of Arch's marketing presence and should position the Combined Company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the Combined Company should be better able to serve strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third party retail distribution agreements, which serve the more rapidly growing consumer market, should complement the more than 200 Arch-owned retail outlets. Similarly, MobileMedia's two nationwide paging networks (and the potential for higher revenue nationwide services) should enhance Arch's local coverage and provide an opportunity to take advantage of Arch's distribution platforms. MobileMedia's plan to deploy its nationwide N-PCS spectrum utilizing its existing network infrastructure should permit Arch to market N-PCS (primarily multi-market alphanumeric and text messaging services) sooner than it would otherwise have been able to, and these services are expected to offer higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to "scalable" regional customer service centers.

STRATEGY

  Arch expects the Combined Company to execute the following strategy:

  Cost Reductions. Arch's management has worked closely with MobileMedia's management to identify redundant managerial and administrative functions that Arch's management believes can be eliminated without material impact to customer related activities.

  Low Cost Provider. Arch management will continue to evolve its cost structure to seek greater cost efficiencies. Arch expects to be able to gradually improve the operating processes of the Combined Company to further reduce the Combined Company's operating costs from continuing efficiency gains. The greater scale of the combined operations should permit Arch to further reduce per unit operating costs.

  Balanced Distribution Channels. Arch's combination of direct sales, company-owned stores, and third party resellers will be supplemented by MobileMedia's own local market direct sales force, and its distribution agreements with third party regional and national retailers. In addition, MobileMedia's national accounts sales force should significantly enhance Arch's efforts to improve distribution to nationwide customers.

  Expanded Product Line. The Combined Company will have one of the broadest product offerings in the paging industry. MobileMedia's N-PCS Spectrum will provide Arch with more economical and broader access to higher ARPU, nationwide and regional services and text messaging services, which to date Arch has marketed on a limited basis through the resale of other carriers' services on less attractive terms.

  Enhanced Value-Added Services. The Combined Company's larger subscriber base should offer new revenue opportunities from the sale of enhanced value-added services such as voicemail, resale of long-distance service and fax storage and retrieval.

UNAUDITED FINANCIAL PROJECTIONS AND OPERATIONAL COST SYNERGIES

  Arch and MobileMedia have developed the Combined Company Projections consisting of unaudited pro forma operating and financial results for the six-month period ending December 31, 1998 and the twelve-month period ending December 31, 1999. The Unaudited Combined Company Projections assume confirmation of the Amended Plan and consummation of the Merger Agreement and the Amended Plan as of December 31, 1998. The Combined Company Projections were filed with the Bankruptcy Court on August 20, 1998 in connection with MobileMedia's filing of the Amended Plan.

  The Unaudited Combined Company Projections, which were developed by management of each of Arch and MobileMedia, with the assistance of their respective financial advisors, are based on:

  .Arch's projected financial results, as developed by management of Arch, taking into account anticipated cost reductions associated with the recently announced Divisional Reorganization;

  . MobileMedia's projected financial results, as developed by management of MobileMedia, taking into account the sale of tower assets and the related rental by MobileMedia of certain transmitter space and equipment on such towers;

  . Certain adjustments to MobileMedia's projected results made by Arch management to reflect more conservative assumptions with regard to expected subscriber additions, subscriber turnover and net revenues. Such adjustments were intended to reflect the continuing potential impact from the effects of MobileMedia's Chapter 11 filing and the integration of Arch's and MobileMedia's operations.

  The Combined Company Projections for the six months ended December 31, 1998 do not include the financial benefits of potential operational expense reductions and capital expenditure efficiencies (expected to result from the Merger). The Combined Company Projections for the year ended December 31, 1999 reflect half of $25.0 million ($12.5 million) of operational cost synergies expected to be recognized by December 31, 1999.

  THE COMBINED COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE INDEPENDENT ACCOUNTANTS FOR ARCH NOR THE INDEPENDENT AUDITORS FOR MOBILEMEDIA HAVE EXAMINED OR COMPILED THE ACCOMPANYING COMBINED COMPANY PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

  ARCH AND MOBILEMEDIA DO NOT PUBLISH THEIR RESPECTIVE BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR RESPECTIVE ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE PROJECTIONS WERE PREPARED FOR, AND ARE CONTAINED IN, THE DISCLOSURE STATEMENT BEING DISTRIBUTED TO MOBILEMEDIA'S CREDITORS IN CONNECTION WITH THE APPROVAL OF THE AMENDED PLAN. THEY WERE INCLUDED THEREIN IN ORDER TO SATISFY APPLICABLE REQUIREMENTS FOR INFORMATION REQUIRED TO BE INCLUDED IN A BANKRUPTCY COURT APPROVED DISCLOSURE STATEMENT. THEY ARE PROVIDED HEREBY SO THAT ARCH STOCKHOLDERS WILL HAVE THE SAME INFORMATION BEING PROVIDED TO MOBILEMEDIA'S CREDITORS. ACCORDINGLY, ARCH AND MOBILEMEDIA DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED COMBINED COMPANY PROJECTIONS, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE COMMISSION, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

  ARTHUR ANDERSEN LLP, THE INDEPENDENT PUBLIC ACCOUNTANTS FOR ARCH, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS. ERNST & YOUNG LLP, THE INDEPENDENT AUDITORS FOR MOBILEMEDIA, HAS NEITHER COMPILED NOR EXAMINED SUCH PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUMES NO RESPONSIBILITY FOR AND DISCLAIMS ANY ASSOCIATION WITH, SUCH PROJECTIONS.

  THE COMBINED COMPANY PROJECTIONS PROVIDED HEREIN HAVE BEEN PREPARED BY ARCH AND MOBILEMEDIA. THE COMBINED COMPANY PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A SERIES OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH CONSIDERED REASONABLE BY ARCH AND MOBILEMEDIA, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ARCH AND MOBILEMEDIA. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE COMBINED COMPANY PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE COMBINED COMPANY PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED AND, ACCORDINGLY, MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE COMBINED COMPANY PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. THE FOREGOING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE COMBINED COMPANY PROJECTIONS. SEE "FORWARD LOOKING STATEMENTS".

              UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
ASSETS
Current assets:
  Cash and cash equivalents.................................. $    5.0 $    2.0
  Accounts receivable, net...................................     73.6     76.0
  Inventories................................................     14.5     15.2
  Prepaid expenses and other.................................     14.1     14.1
                                                              -------- --------
    Total current assets.....................................    107.2    107.3
                                                              -------- --------
  Property and equipment, net................................    431.0    464.2
  Intangible and other assets................................  1,127.8    964.3
                                                              -------- --------
                                                              $1,666.0 $1,535.8
                                                              ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt.......................      --       1.2
  Accounts payable...........................................     77.7     79.8
  Accrued expenses...........................................     12.6     13.4
  Accrued interest...........................................      7.5      7.5
  Customer deposits and deferred revenue.....................     49.9     52.1
  Accrued restructuring charges..............................     40.6     12.5
                                                              -------- --------
    Total current liabilities................................    188.3    166.5
                                                              -------- --------
  Long-term debt, less current maturities....................  1,347.6  1,432.7
                                                              -------- --------
  Other long-term liabilities................................     10.2     10.2
                                                              -------- --------
Stockholders' equity (deficit)...............................    119.9    (73.6)
                                                              -------- --------
                                                              $1,666.0 $1,535.8
                                                              ======== ========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                         SIX  MONTHS
                                            ENDED              YEAR ENDED
                                     DECEMBER 31, 1998(1) DECEMBER 31, 1999(2)
                                     -------------------- --------------------
Service, rental and maintenance
 revenues...........................       $ 395.9              $ 819.6
Product sales.......................          49.6                102.7
                                           -------              -------
    Total revenues..................         445.5                922.3
  Cost of products sold.............         (38.8)               (81.1)
                                           -------              -------
                                             406.7                841.2
Operating expenses:
  Service, rental and maintenance...         102.6                206.4
  Selling...........................          57.0                114.7
  General and administrative........         125.3                252.6
  Depreciation and amoritzation.....         162.9                311.0
                                           -------              -------
    Total operating expenses........         447.8                884.7
                                           -------              -------
Operating income (loss).............         (41.1)               (43.5)
Interest expense, net...............         (73.0)              (145.0)
Other expenses......................          (4.0)                (5.0)
                                           -------              -------
Net income (loss)...................       $(118.1)             $(193.5)
                                           =======              =======
EBITDA..............................        $121.8               $267.5
                                           =======              =======

--------

(1) Does not include the financial impact of potential operational expense reductions and capital expenditure efficiencies that may be achieved following the Merger.

(2) Based upon annualized $25.0 million in operational costs synergies (see "Unaudited Combined Company Projected Statement of Cash Flow--Potential Operational Cost Savings") expected to be realized by December 31, 1999 (assuming closing on January 1, 1999). Half of the annualized savings, or $12.5 million, is projected to be recognized throughout 1999. Prior to giving effect to the operational cost synergies expected to be realized, the EBITDA for the Combined Company for the year ending December 31, 1999 would be $255.0 million.

       UNAUDITED COMBINED COMPANY PROJECTED STATEMENT OF CASH FLOW
                                 (IN MILLIONS)

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1999
                                                                    ------------
Net cash provided by operating activities..........................   $ 138.0
                                                                      -------
Cash flows from investing activities:
  Additions to property and equipment, net.........................    (177.7)
  Additions to intangible and other assets.........................      (8.0)
                                                                      -------
Net cash used for investing activities.............................    (185.7)
                                                                      -------
Cash flows from financing activities:
  Issuance of long-term debt.......................................      44.7
                                                                      -------
Net cash provided by financing activities..........................      44.7
                                                                      -------
Net decrease in cash and cash equivalents..........................      (3.0)
Cash and cash equivalents, beginning of period.....................       5.0
                                                                      -------
Cash and cash equivalents, end of period...........................   $   2.0
                                                                      =======

POTENTIAL OPERATIONAL COST SAVINGS

  During the negotiations leading up to the execution of the Merger Agreement, management of Arch and MobileMedia estimated operational expense reductions and capital expenditure efficiencies they believed could be achieved in connection with the Merger. Senior management from Arch and MobileMedia, together with their respective financial advisors, attended multiple meetings during April and July 1998 to discuss, review and compare organizational structures and staffing arrangements in order to identify potential opportunities to eliminate redundant costs and estimate the resulting financial impact. Three primary areas of estimated expense reductions included: (i) redundant managerial and administrative overhead at both Arch and MobileMedia; (ii) duplicative purchased services, including subcontracted paging services; and (iii) duplicative capital expenditures.

  Potential personnel redundancies and associated estimated financial impact were identified following a comparison of staffing levels at corporate, divisional and regional offices and on a market-by-market basis. No personnel reductions were identified in MIS operations, call center operations, local market-level customer service, and most other "customer facing" activities.

  Purchased services identified include operations-related services, such as telecommunications and network services, subcontracted paging network services, third party dispatch services, and advertising and promotion expenditures; as well as professional services, including legal and accounting. These purchased services were reviewed to identify potential cost savings achievable through volume discounts, conversion to company-owned networks, replacement with lower cost service providers, and elimination of redundant expenditures.

  The two companies' planned capital expenditures were reviewed and savings opportunities identified for negotiating greater volume discounts on the purchase of pagers, avoiding network expenditures by utilizing complementary existing infrastructure, and eliminating duplicative expenditures related to each company's current N-PCS strategy.

  The following table presents the range of estimated annual ongoing expense reductions and annual capital expenditure savings that management of Arch and MobileMedia believe might be achieved based upon the foregoing review. Such estimates are based on current operating run-rates and the existing cost structures of Arch and MobileMedia, respectively. The Potential Cost Savings shown below represent expense reduction opportunities and efficiencies that Arch believes will be implemented during the first twelve months following the Effective Time of the Merger, based on current expense run-rates. The estimated financial benefits as shown represent annualized savings. This table does not reflect additional unidentified savings opportunities or costs and timing risks associated with achieving the potential cost savings described.

ESTIMATED RANGE OF ANNUAL OPERATIONAL EXPENSE REDUCTIONS BASED ON CURRENT COSTS
                                 (IN MILLIONS)

                                                                     LOW  HIGH
                                                                    ----- -----
Operating expense reductions:
  Market level personnel overlap................................... $ 6.6 $ 8.0
  Regional/divisional level management overlap.....................   3.6   4.4
  Corporate administrative overlap.................................   5.8   7.6
  Purchased services...............................................   7.5  12.5
                                                                    ----- -----
    Potential annual expense reductions............................ $23.5 $32.5
                                                                    ===== =====
Capital expenditure efficiencies:
  Pager purchases.................................................. $ 1.7 $ 4.2
  Network and N-PCS implementation.................................   8.0  10.0
                                                                    ----- -----
    Potential annual capital expenditure efficiencies.............. $ 9.7 $14.2
                                                                    ===== =====

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the Merger using the purchase method of accounting, assuming the Merger had occurred on June 30, 1998. Under the purchase method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the Combined Company will not include income (or loss) of MobileMedia prior to the Effective Time. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 present the results of operations of Arch and MobileMedia assuming the Merger had been effected on January 1, 1997. The pro forma condensed consolidated financial statements reflect the issuance of 57,745,000 shares of Stock in connection with the Merger and the payment of $479.0 million in cash by Arch. The unaudited pro forma financial data should be read in conjunction with the notes thereto and the consolidated historical financial statements of Arch and MobileMedia, including the respective notes thereto, which are included in this Proxy Statement.

  The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the Combined Company or the actual results that would have been achieved had the Merger been consummated during the periods indicated. Moreover, the pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with MobileMedia utilizing the purchase method of accounting. The actual adjustments will be made as of the Effective Time of the Merger and may differ from those reflected in the pro forma financial statements.

  Under the terms of the Merger Agreement, the number of shares of Common Stock (on an as-converted basis) to be issued by Arch, and the percentages which such shares represent of all outstanding shares on an as-converted basis, will vary depending on the Arch Common Stock Price. See "The MobileMedia Plan of Reorganization--Calculation of Shares". For purposes of presenting the pro forma condensed consolidated financial statements included herein, Arch has assumed the Arch Common Stock Price to be $6.25. This assumption results in pro forma shares to be issued of 57,745,000 which are valued at $360.9 million. In the event that the Arch Common Stock Price is below $6.25, additional shares of Stock will be issued and the valuation of the Shares will be based on the market price at that time. This will have the effect of reducing stockholders' equity, loss per share and other financial measurements as well as increasing the dilution to current Arch stockholders. See Notes 11 and 12 of Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements below. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Use of Pro Forma Assumptions".

                        ARCH COMMUNICATIONS GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                             ARCH     MOBILEMEDIA    PRO FORMA        PRO FORMA
                         (HISTORICAL) (HISTORICAL)  ADJUSTMENTS      CONSOLIDATED
                         ------------ ------------  -----------      ------------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $    4,913  $    11,559                     $   16,472
  Accounts receivable
   net..................      32,483       39,890   $    (1,807) (7)      70,566
  Inventories...........      13,278          916                         14,194
  Prepaid expenses and
   other................       3,582       10,954                         14,536
                          ----------  -----------   -----------       ----------
    Total current
     assets.............      54,256       63,319       (1,807)          115,768
                          ----------  -----------   -----------       ----------
  Property and
   equipment, net.......     229,862      227,699        (5,768) (6)     451,793
  Intangible and other
   assets...............     687,431      305,345      (284,228)(10)   1,191,698
                                                        504,267 (10)
                                                        (21,117) (2)
                          ----------  -----------   -----------       ----------
                          $  971,549  $   596,363   $   191,347       $1,759,259
                          ==========  ===========   ===========       ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
  Current maturities of
   long-term debt.......  $      --   $ 1,075,681   $  (479,000)(2)   $      --
                                                       (170,000)(6)
                                                       (426,681)(1)
  Accounts payable......      22,951       19,939       (16,124)(1)       24,959
                                                         (1,807)(7)
  Accrued expenses......      12,850       64,412       (24,062)(1)       53,200
  Accrued interest......       7,453       23,037       (23,037)(1)        7,453
  Customer deposits and
   deferred revenue.....      16,281       32,446                         48,727
  Accrued
   restructuring........      15,846        5,041        (5,041)(1)       45,846
                                                         30,000 (10)
                          ----------  -----------   -----------       ----------
    Total current
     liabilities........      75,381    1,220,556    (1,115,752)         180,185
                          ----------  -----------   -----------       ----------
  Long-term debt, less
   current maturities...   1,003,357          --        322,000 (3)    1,325,357
                          ----------  -----------   -----------       ----------
  Deferred income
   taxes................         --         2,655        (2,655)(1)          --
                          ----------  -----------   -----------       ----------
  Other long-term
   liabilities..........      10,240          --            --            10,240
                          ----------  -----------   -----------       ----------
Stockholders' equity
 (deficit):
  Preferred stock.......           3          --            --                 3
  Common stock..........         211          --            521 (5)          732
  Additional paid-in
   capital..............     376,867      676,025      (676,025)(4)      737,252
                                                        360,385 (5)
  Accumulated deficit...    (494,510)  (1,302,873)    1,302,873 (4)     (494,510)
                          ----------  -----------   -----------       ----------
    Total stockholders'
     equity (deficit)...    (117,429)    (626,848)      987,754          243,477
                          ----------  -----------   -----------       ----------
                          $  971,549  $   596,363   $   191,347       $1,759,259
                          ==========  ===========   ===========       ==========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                             ARCH      MOBILEMEDIA   PRO FORMA        PRO FORMA
                         (HISTORICAL)  (HISTORICAL) ADJUSTMENTS      CONSOLIDATED
                         ------------  ------------ -----------      ------------
Service, rental and
 maintenance revenues... $   351,944    $ 491,174   $   (2,500)(6)   $   831,285
                                                        (9,333)(7)
Products sales..........      44,897       36,218          --             81,115
                         -----------    ---------   ----------       -----------
    Total revenues......     396,841      527,392      (11,833)          912,400
Cost of products sold...     (29,158)     (35,843)         --            (65,001)
                         -----------    ---------   ----------       -----------
                             367,683      491,549      (11,833)          847,399
                         -----------    ---------   ----------       -----------
Operating expenses:
  Service, rental and
   maintenance..........      79,836      139,333        9,686 (6)       219,522
                                                        (9,333)(7)
  Selling...............      51,474       69,544          --            121,018
  General and
   administrative.......     106,041      179,599          --            285,640
  Depreciation and
   amortization.........     232,347      140,238         (521)(6)       409,747
                                                        22,004 (10)
                                                        15,679 (10)
  Bankruptcy related
   expense..............         --        19,811      (19,811)(9)           --
                         -----------    ---------   ----------       -----------
    Total operating
     expenses...........     469,698      548,525       17,704         1,035,927
                         -----------    ---------   ----------       -----------
Operating income
 (loss).................    (102,015)     (56,976)     (29,537)         (188,528)
Interest expense, net...     (97,159)     (67,611)      67,611 (8)      (134,749)
                                                       (37,590)(8)
Other (expenses)
 income.................      (3,872)           3          --             (3,869)
                         -----------    ---------   ----------       -----------
Income (loss) before
 income tax benefit and
 extraordinary item.....    (203,046)    (124,584)         484          (327,146)
Benefit from income
 taxes..................      21,172          --           --             21,172
                         -----------    ---------   ----------       -----------
Income (loss) before
 extraordinary item..... $  (181,874)   $(124,584)  $      484       $  (305,974)
                         ===========    =========   ==========       ===========
Basic income (loss)
 before extraordinary
 item per share......... $     (8.77)                                $     (3.90)
                         ===========                                 ===========
Weighted average common
 shares outstanding.....  20,746,240                57,745,000 (5)    78,491,240
                         ===========                ==========       ===========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                             ARCH     MOBILEMEDIA   PRO FORMA        PRO FORMA
                         (HISTORICAL) (HISTORICAL) ADJUSTMENTS      CONSOLIDATED
                         ------------ ------------ -----------      ------------
Service, rental and
 maintenance revenues...  $  184,280    $215,109   $   (1,262)(6)    $  393,900
                                                       (4,227)(7)
Products sales..........      21,305      13,794          --             35,099
                          ----------    --------   ----------        ----------
    Total revenues......     205,585     228,903       (5,489)          428,999
Cost of products sold...     (14,690)    (10,774)         --            (25,464)
                          ----------    --------   ----------        ----------
                             190,895     218,129       (5,489)          403,535
                          ----------    --------   ----------        ----------
Operating expenses:
  Service, rental and
   maintenance..........      40,409      56,028        4,887 (6)        97,097
                                                       (4,227)(7)
  Selling...............      24,244      31,460          --             55,704
  General and
   administrative.......      56,516      68,752          --            125,268
  Depreciation and
   amortization.........     108,400      60,748         (264)(6)       187,726
                                                       11,002 (10)
                                                        7,840 (10)
  Restructuring
   expense..............      16,100         --           --             16,100
  Bankruptcy related
   expense..............         --        9,250       (9,250)(9)           --
                          ----------    --------   ----------        ----------
    Total operating
     expenses...........     245,669     226,238        9,988           481,895
                          ----------    --------   ----------        ----------
Operating income
 (loss).................     (54,774)     (8,109)     (15,477)          (78,360)
Interest expense, net...     (51,123)    (29,113)      29,113 (8)       (69,918)
                                                      (18,795)(8)
Other expenses..........      (2,219)        (47)         --             (2,266)
                          ----------    --------   ----------        ----------
Income (loss) before
 extraordinary item.....  $ (108,116)   $(37,269)  $   (5,159)       $ (150,544)
                          ==========    ========   ==========        ==========
Basic income (loss)
 before extraordinary
 item per share.........  $    (5.17)                                $    (1.91)
                          ==========                                 ==========
Weighted average common
 shares outstanding.....  20,918,048               57,745,000 (5)    78,663,048
                          ==========               ==========        ==========

 See accompanying notes to unaudited proforma condensed consolidated financial statements

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) To eliminate liabilities of MobileMedia which (i) Arch will not assume,
    (ii) will be satisfied in cash or (iii) will be exchanged for Stock.

(2) To record the payment of $479.0 million to satisfy certain claims associated with MobileMedia's secured creditors. This amount was funded by $262.0 million from Arch borrowings and the proceeds of the Rights Offering of $217.0 million. Deferred financing costs associated with the former MobileMedia credit facility and notes of $21.1 million were written off in connection with this paydown of debt.

(3) To record the additional Arch borrowings necessary to fund its obligations in the Merger, as follows: (i) $262.0 million to pay the MobileMedia secured creditors, (ii) $35.0 million to satisfy various administrative costs associated with the bankruptcy and (iii) $25.0 million of transaction costs.

(4) To eliminate MobileMedia equity balances.

(5) To record the issuance of 57,745,000 shares of Stock pursuant to the Merger Agreement and the exercise of the Rights to purchase Stock.

(6) To record the effect of the sale of MobileMedia's tower sites to a third party on September 3, 1998. The net proceeds of this transaction, approximately $170.0 million, were utilized as partial payment of MobileMedia's secured creditors. This entry removes various assets associated with this business, removes rental income earned by these assets from earnings and provides ongoing rental expense for the use of transmitter space on such towers.

(7) To eliminate accounts receivable, payable, revenues and expenses between Arch and MobileMedia.

(8) To remove the interest expense associated with the various MobileMedia credit facilities and notes eliminated pursuant to the Amended Plan and to record the interest associated with the additional Arch borrowings used to fund the Merger.

(9) To eliminate expenses incurred by MobileMedia related primarily to its administration of the bankruptcy proceedings.

(10) To record the excess of purchase price over the assumed fair value of the identifiable assets acquired and the related amortization for the year ended December 31, 1997 and the six months ended June 30, 1998. The excess of purchase price over the assumed fair value of identifiable assets acquired is calculated as follows:

    Consideration exchanged:
      Payments to secured creditors.......................             $479,000
      Assumed fair value of shares issued to unsecured
       creditors..........................................               89,656
      Assumed fair value of rights and warrants issued....  $ 271,250
      Less: Proceeds of rights offering...................   (217,000)   54,250
                                                            ---------  --------
                                                                        622,906
      Liabilities assumed:
        Administrative costs..............................               35,000
        Other.............................................               74,804
                                                                       --------
      Total consideration exchanged.......................              732,710
      Transaction costs...................................               25,000
      Restructuring reserve...............................               30,000
                                                                       --------
      Total purchase price................................              787,710
    Less fair value of tangible net assets acquired.......              283,443
                                                                       --------
    Excess of purchase price over tangible net assets
     acquired.............................................              504,267
    Less estimated fair value of FCC licenses and other
     intangibles..........................................              284,228
                                                                       --------
    Estimated additional intangible assets and goodwill to
     be recorded..........................................             $220,039
                                                                       ========

   The related amortization on the additional intangibles assets and goodwill was calculated on a straight-line basis over 10 years in the amounts of $22,004 and $11,002 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The amortization related to the $284.2 million estimated fair value of FCC licenses and other intangibles has already been provided in the historical financial statements of MobileMedia. The MobileMedia historical amortization was adjusted by $15,679 and $7,840 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, to conform the estimated useful lives of these assets to those used by Arch.

(11) As discussed in "The MobileMedia Plan of Reorganization--Calculation of Shares", the proposed transaction contemplates a range of shares to be exchanged based on the Arch Common Stock Price during the Initial Measurement Period and the Subsequent Pricing Period. The range of stock prices in the Initial Measurement Period is $6.25 to $10.63. The following unaudited pro-forma consolidated information is provided for informational purposes, assuming the Arch Common Stock Price is at the high point of the range for the Initial Measurement Period and exceeds $6.25 during the Subsequent Pricing Period. See "The MobileMedia Plan of Reorganization--Calculation of Shares".

                                                            ARCH MARKET PRICE
                                                            -----------------
                                                               HIGH POINT
                                                            -----------------
    Excess of purchase price over tangible net assets
     acquired..............................................    $  662,067
    Total assets...........................................     1,917,059
    Stockholders' equity...................................       401,277
    Operating income (loss):
      For the year ended December 31, 1997.................      (204,308)
      For the six months ended June 30, 1998...............       (86,250)
    Income (loss) before extraordinary item:
      For the year ended December 31, 1997.................      (321,754)
      For the six months ended June 30, 1998...............      (158,434)
    Basic income (loss) before extraordinary item per
     share:
      For the year ended December 31, 1997.................         (4.63)
      For the six months ended June 30, 1998...............         (2.27)
    Shares exchanged (000s)................................        48,796

(12) As discussed in "Summary--The Merger and The Reorganization", additional rights and warrants will be issued if the Arch Common Stock Price during the Subsequent Pricing Period is less than $6.25. The range of stock prices in the Subsequent Pricing Period is $2.50 to $6.24. The following unaudited pro forma consolidated information is provided for informational purposes, assuming that the Arch Common Stock Price during the Subsequent Pricing Period is less than $6.25 and none of such rights and warrants is exercised.

                                                 ARCH MARKET PRICE
                                          ----------------------------------
                                            $2.50       $4.375      $6.24
                                          ----------  ----------  ----------
    Excess of purchase price over
     tangible net assets acquired........ $  450,474  $  477,370  $  504,124
    Total assets.........................  1,705,466   1,732,362   1,759,116
    Stockholders' equity.................    189,684     216,580     243,334
    Operating income (loss):
      For the year ended December 31,
       1997..............................   (183,149)   (185,838)   (188,514)
      For the six months ended June 30,
       1998..............................    (75,670)    (77,015)    (78,353)
    Income (loss) before extraordinary
     item:
      For the year ended December 31,
       1997..............................   (300,595)   (303,284)   (305,960)
      For the six months ended June 30,
       1998..............................   (147,854)   (149,199)   (150,537)
    Basic income (loss) before
     extraordinary item per share:
      For the year ended December 31,
       1997..............................      (2.09)      (3.12)      (3.89)
      For the six months ended June 30,
       1998..............................      (1.03)      (1.53)      (1.91)
    Shares exchanged (000s)..............    122,845      76,345      57,815

                               INDUSTRY OVERVIEW

GENERAL

  Paging is a method of wireless communication which uses an assigned radio frequency to contact a paging subscriber anywhere within a designated service area. A subscriber carries a pager which receives messages by the transmission of a one-way radio signal. To contact a subscriber, a message is usually sent by placing a telephone call to the subscriber's designated telephone number. The telephone call is received by an electronic paging switch which generates a signal that is sent to radio transmitters in the service area. Depending upon the topography of the service area, the operating radius of a radio transmitter typically ranges from three to 20 miles. The transmitters broadcast a signal that is received by the pager a subscriber carries, which alerts the subscriber by a tone or vibration that there is a voice, tone, digital or alphanumeric message.

  The paging industry has been in existence since 1969 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. Throughout its history, the paging industry has been characterized by consolidation, substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. Since the 1980s, concentration in the paging industry has increased as paging companies continue to grow rapidly either internally or through acquisitions.

  Arch believes that paging is the most cost-effective form of mobile wireless communications. Paging has an advantage over conventional telephone service because a pager's reception is not restricted to a single location, and over a cellular telephone or broadband PCS handset because a pager is smaller, has a longer battery life and, most importantly, because pagers and air time required to transmit an average message cost less than equipment and air time for cellular telephones or broadband PCS handsets. Paging subscribers generally pay a flat monthly service fee for pager services, regardless of the number of messages, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. For these reasons, some cellular subscribers use a pager in conjunction with their cellular telephone to screen incoming calls and thus lower the expense of cellular telephone service, and to a lesser extent, some broadband PCS subscribers use a pager in conjunction with their broadband PCS handsets, which often incorporate messaging functions, but have a much shorter battery life.

  Industry sources estimate that, since 1992, the number of pagers in service in the United States has grown at an annual rate of approximately 25% and will continue to grow at an annual rate of approximately 8% through the year 2001. Based on industry sources, Arch believes that there were in excess of 49 million pagers in service in the United States at December 31, 1997. Factors contributing to this growth include: (i) a continuing shift towards a service-based economy; (ii) increasing mobility of workers and the population at large; (iii) increasing awareness of the benefits of mobile communications among the population at large; (iv) the relatively high cost of two-way mobile communications, such as cellular telephone services; (v) introduction of new or enhanced paging services, including nationwide paging capability; (vi) continuing improvements in the performance of paging equipment; and (vii) significant price/performance improvements in paging services. The paging industry has undergone substantial consolidation over the past ten years, and Arch believes that the top five paging carriers represent approximately 50% of the pagers in service. Nonetheless, Arch believes that the paging industry remains fragmented, with more than 300 licensed carriers in the United States, and will continue to undergo consolidation.

  The paging industry has benefited from technological advances resulting from research and development conducted by vendors of pagers and transmission equipment. Such advances include microcircuitry, liquid crystal display technology and standard digital encoding formats, which have enhanced the capability and capacity of paging services while lowering equipment and air time costs. Technological improvements have enabled Arch to provide better quality services at lower prices to its subscribers and have generally contributed to strong growth in the market for paging services.

  The paging industry has traditionally distributed its services through direct marketing and sales activities. In recent years, additional channels of distribution have evolved, including: (i) carrier-operated stores; (ii) resellers, who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (iii) agents who solicit customers for carriers and are compensated on a commission basis;
(iv) retail outlets that often sell a variety of merchandise, including pagers and other telecommunications equipment; and (v) most recently, the Internet. While most paging subscribers traditionally have been business users, industry observers believe that pager use among retail consumers has increased significantly in recent years. In addition, paging subscribers have increasingly chosen to purchase rather than lease their pagers. These trends are expected to continue.

PAGING AND MESSAGING SERVICES

  The following table describes the principal paging and messaging services currently available in the paging industry.

          TYPE OF SERVICE                           DESCRIPTION
          ---------------                           -----------
 Numeric (Digital Display) Paging
  Service.........................  Numeric paging service permits a caller utilizing a touchtone telephone to transmit
                                    to a subscriber a numeric message
                                    consisting of a telephone number, an
                                    account number or coded information.
                                    Numeric pagers have memory capability to
                                    store several such numeric messages which
                                    can be recalled by a subscriber when
                                    desired.
 Alphanumeric Paging Service......  Alphanumeric paging service allows subscribers to receive and store messages
                                    consisting of both letters and numbers.
                                    Alphanumeric pagers have sufficient memory
                                    to store thousands of characters. This
                                    service also has the capability to tie into
                                    computer-based networks to provide advanced
                                    messaging services. Callers may input
                                    messages either by using an operator
                                    dispatch center, a personal computer
                                    equipped with applicable software or a
                                    portable alphanumeric input device.
 Voice Mail Service...............  Voice mail service enables a caller to leave a recorded message and automatically
                                    alerts a subscriber, through a pager, that
                                    a message has been recorded. A subscriber
                                    may retrieve messages by calling his or her
                                    voice mailbox at a paging network center.
 Wireless Electronic Mail           Wireless electronic mail allows the user to
  Service.........................  receive messages via wireless receivers used in conjunction with portable personal
                                    computers or "PDAs" (this service is not
                                    currently offered by Arch or MobileMedia).

COMPETITION

  The paging industry is highly competitive with price being the primary means of differentiation among providers of numeric display paging services. Companies in the industry also compete on the basis of coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability, and customer service.

  Arch and MobileMedia compete by maintaining competitive pricing of their products and service offerings, by providing high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, Arch and MobileMedia offer wireless messaging services on a local, regional and nationwide basis. In addition, Arch and MobileMedia offer enhanced services such as alphanumeric paging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes.

  Arch and MobileMedia compete with one or more competitors in all markets in which they operate. Although some of Arch's and MobileMedia's competitors are small, privately owned companies serving one market area, others are large diversified telecommunications companies serving numerous markets. Some of Arch's and MobileMedia's competitors possess financial, technical and other resources greater than those of Arch and MobileMedia. Major paging carriers that currently compete in one or more of Arch's and MobileMedia's markets include PageNet, Metrocall, and AirTouch Communications, Inc.

  As paging services become increasingly interactive, and as two-way services become increasingly competitive, the scope of competition for communications service customers in Arch's and MobileMedia's markets may broaden. For example, the FCC has created potential sources of competition by auctioning new spectrum for Wireless Communications Services and Local Multipoint Distribution Service and holding an auction in the 220-222 MHZ service. Further, the FCC has announced plans to auction licenses in the General Wireless Communications Services, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless two-way communications technology, including cellular, broadband PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that Arch and MobileMedia provide. See "Risk Factors--Risks Common to Arch and MobileMedia--Competition and Technological Change."

  In the 1995 FCC auctions for regional narrowband PCS licenses, MobileMedia purchased licenses for a nationwide system with a common two-way frequency. In addition, MobileMedia acquired a second narrowband PCS license for a nationwide system in the MobileComm Acquisition. Competitors of MobileMedia, some of which have substantially greater resources than MobileMedia, also acquired PCS licenses in the FCC auctions. One of MobileMedia's competitors, SkyTel, recently introduced a two-way narrowband PCS wireless data service. Although Arch cannot predict the types of PCS services which will be offered by those companies, Arch expects that those services will compete with the narrowband PCS and paging services to be offered by MobileMedia.

REGULATION

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under the Communications Act and, to a much more limited extent, by public utility or public service commissions in certain states. The following description does not purport to be a complete discussion of all present and proposed legislation and regulations relating to Arch's and MobileMedia's paging operations.

FEDERAL REGULATION

 Regulatory Classification.

  Paging companies historically have been subject to different federal regulatory requirements depending upon whether they were providing service as a Radio Common Carrier ("RCC"), a Private Carrier Paging Operator ("PCP") or as a reseller. Arch's and MobileMedia's paging operations encompass RCC, PCP and resale operations. However, federal legislation enacted in 1993 required the FCC to reduce the disparities in the regulatory treatment of similar mobile services (such as RCC and PCP services), and the FCC has taken, and continues to take, actions to implement this legislation. Under the new regulatory structure, all of Arch's and MobileMedia's paging services are classified as CMRS. As CMRS providers, Arch and MobileMedia are regulated as common carriers, except that the FCC has exempted paging services, which have been found to be highly competitive, from some typical common carrier regulations, such as tariff filing and resale requirements.

  The classification of Arch's and MobileMedia's paging operations as CMRS affects the level of permissible foreign ownership, as discussed below, and the nature and extent of the state regulation to which both may be subject. In addition, the FCC now is required to resolve competing requests for CMRS spectrum by conducting auctions, which may have the effect of increasing the costs of acquiring additional spectrum in markets in which Arch and MobileMedia operate. Also, Arch and MobileMedia are obligated to pay certain regulatory fees in connection with their paging operations.

 FCC Regulatory Approvals and Authorizations

  The Communications Act requires radio licensees such as Arch and MobileMedia to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any rights thereunder. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by Arch and MobileMedia as well as transfers of a controlling interest in any of Arch's or MobileMedia's licenses, construction permits or any rights thereunder. To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval. Although there can be no assurance that any future requests for approval of transfers of control and/or assignments of license will be acted upon in a timely manner by the FCC, or that the FCC will grant the approval requested, with the exception of the pending FCC investigation into MobileMedia's qualification to continue to be an FCC licensee, neither Arch nor MobileMedia knows of any reason that any such applications will not be approved or granted.

  Effective April 2, 1998, the FCC's Wireless Telecommunications Bureau, which directly regulates Arch's and MobileMedia's paging activities, announced that it will forbear from enforcing its filing requirements with respect to pro forma assignments and transfers of control of certain wireless authorizations, such as Arch's and MobileMedia's RCC and PCP licenses. Pursuant to this decision, wireless telecommunications carriers now only have to file a written notification of a pro forma transaction within 30 days after the transaction is completed. This decision will expedite the process and reduce the costs related to corporate reorganizations; however, Arch and MobileMedia may still be required to obtain prior FCC approval for the pro forma assignment or transfer of control of some of their licenses not covered by the forbearance decision, such as certain business radio authorizations.

  The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. With the exception of the pending FCC proceeding regarding MobileMedia's qualifications to remain an FCC licensee, Arch and MobileMedia are unaware of any circumstances which would prevent the grant of any pending or future renewal applications; however, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third-party interventions in the renewal proceedings. Other than those renewal applications still pending, the FCC has thus far granted each license renewal application that Arch or MobileMedia have filed.

  On February 13, 1997, in connection with its filing for protection under the Bankruptcy Code, MobileMedia sought a grant of permission from the FCC to execute an involuntary, pro forma assignment of its licenses to MobileMedia as debtors-in-possession. On March 3, 1997, the FCC granted such permission with respect to MobileMedia's earth stations, on April 3, 1997, the FCC granted such permission for the assignment of MobileMedia's microwave licenses and on May 26, 1998 and July 17, 1998, the FCC granted such permission with respect to MobileMedia's paging, air-to-ground and narrowband PCS licenses. In addition, as noted above, FCC approval of the transfer of MobileMedia's licenses pursuant to the Merger Agreement and the Amended Plan (on terms that do not impair the feasibility of the Amended Plan and permit it to be implemented and consummated) is a condition to effectiveness of the Amended Plan and the closing of the Merger.

  The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Arch and MobileMedia are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (for example, a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia are participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands.

  Currently, however, the Act requires that Arch and MobileMedia obtain licenses from the FCC to use radio frequencies to conduct their paging operations at specified locations. FCC licenses issued to Arch and MobileMedia set forth the technical parameters, such as power strength and tower height, under which Arch and MobileMedia are authorized to use those frequencies. In many instances, Arch and MobileMedia require the prior approval of the FCC before they can implement any significant changes to their radio systems. Once the FCC's market area licensing rules are implemented, however, these site-specific licensing obligations will be eliminated, with the exception of applications still required by Section 22.369 of the FCC Rules (request for authority to operate in a designated Quiet Zone), Section 90.77 (request for authority to operate in a protected radio receiving location) and Section
1.1301 et seq. (construction/modification that may have a significant environmental impact) or for coordination with Canada or Mexico.

  The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), whether these coverage requirements should be imposed on a nationwide or regional basis, and whether--if such requirements are imposed-- failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, Arch and MobileMedia might have to accelerate the build-out of their systems in certain areas.

 Telecommunications Act of 1996

  The Telecommunications Act directly affects Arch and MobileMedia. Some aspects of the Telecommunications Act may place financial obligations upon each of Arch and MobileMedia or subject them to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that Arch or MobileMedia will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services including Universal Service. Prior to the implementation of the Telecommunications Act, Universal Service obligations largely were met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, all telecommunications carriers, including paging companies, will be required to contribute to the Universal Service Fund. In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on state revenues. Neither Arch nor MobileMedia can yet know the impact of these state contribution requirements, if enacted and applied to Arch and MobileMedia. Moreover, Arch and MobileMedia are unable at this time to estimate the amount of any such payments that it will be able to bill to their subscribers; however, payments into the Universal Service Fund will likely increase the cost of doing business.

  Some aspects of the Telecommunications Act could have a beneficial effect on Arch's and MobileMedia's business. For example, proposed federal guidelines regarding antenna siting issues may remove local and state barriers to the construction of communications facilities, although states and municipalities continue to exercise significant control with regard to such siting issues.

  Moreover, in a rulemaking proceeding pertaining to interconnection between LECs and CMRS providers such as MobileMedia and Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position.

  Depending on further FCC disposition of these issues, Arch and MobileMedia may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in Arch's and MobileMedia's favor, then Arch believes that it and MobileMedia would pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for amounts withheld.

 Foreign Ownership

  The Communications Act also limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Arch and MobileMedia own or control several radio common carriers and are accordingly subject to these foreign investment restrictions. Because Arch and MobileMedia are each individually parents of radio common carriers (but are not radio common carriers themselves), Arch and MobileMedia are limited to having 25% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. The FCC has the authority to waive this restriction unless the public interest would be served by denying such waiver. In connection with the WTO Agreement--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of such a waiver if the foreign investor's home market country signed the WTO Agreement. Arch's and MobileMedia's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview--Regulation". The Arch Certificate permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the DGCL (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries (including MobileMedia following the Merger). See "--High Degree of Leverage After the Merger", "--Competition and Technological Change" and "Industry Overview--Regulation".

 STATE REGULATION

  In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Arch and MobileMedia. Regulation in some states historically required Arch and MobileMedia to obtain certificates of public convenience and necessity before constructing, modifying or expanding paging facilities or offering or abandoning paging services. Rates, terms and conditions under which Arch and MobileMedia provided services, or any changes to those rates, have also been subject to state regulation. However, as a general rule, states are preempted from exercising rate and entry regulation of CMRS, but may choose to regulate other terms and conditions of service (for example, requiring the identification of an agent to receive complaints). States also are accorded an opportunity to petition the FCC for authority to continue to regulate CMRS rates if certain conditions are met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future. The preemption of state entry regulation was confirmed in the Telecommunications Act. In certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. Further, some states and localities continue to exert jurisdiction over (i) approval of acquisitions and transfers of wireless systems; and (ii) resolution of consumer complaints. Arch and MobileMedia believe that to date all required filings for Arch's and MobileMedia's paging operations have been made.

 FUTURE REGULATION

  From time to time, legislation which could potentially affect Arch and MobileMedia, either beneficially or adversely, is proposed by federal or state legislators. There can be no assurance that legislation will not be enacted by the federal or state governments, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, which might materially adversely affect the business of Arch and/or MobileMedia. Changes such as the allocation by the FCC of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect Arch's and MobileMedia's results of operations. See "Risk Factors--Risks Common to Arch and MobileMedia--Government Regulation, Foreign Ownership and Possible Redemption."

                                   BUSINESS

ARCH

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on EBITDA). Arch had 4.1 million pagers in service at June 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

  Arch has achieved significant growth in pagers in service and operating cash flow through a combination of internal growth and acquisitions. From January 1, 1995 through June 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 79.0%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 56.1%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase.

  The following table sets forth certain information regarding the approximate number of pagers in service with Arch subscribers and net increases in number of pagers through internal growth and acquisitions during the periods indicated:

                                PAGERS IN SERVICE  NET INCREASE IN
                                 AT BEGINNING OF    PAGERS THROUGH     INCREASE IN PAGERS    PAGERS IN SERVICE
YEAR ENDED AUGUST 31,                PERIOD       INTERNAL GROWTH(1) THROUGH ACQUISITIONS(2) AT END OF PERIOD
---------------------           ----------------- ------------------ ----------------------- -----------------
  1987....................              4,000            3,000                 12,000               19,000
  1988....................             19,000            8,000                  3,000               30,000
  1989....................             30,000           14,000                 34,000               78,000
  1990....................             78,000           20,000                  4,000              102,000
  1991....................            102,000           24,000                  1,000              127,000
  1992....................            127,000           33,000                    --               160,000
  1993....................            160,000           70,000                 24,000              254,000
  1994....................            254,000          138,000                 18,000              410,000
FOUR MONTHS ENDED DECEMBER 31,
------------------------------
  1994....................            410,000           64,000                 64,000              538,000
YEAR ENDED DECEMBER 31,
-----------------------
  1995....................            538,000          366,000              1,102,000            2,006,000
  1996....................          2,006,000          815,000                474,000            3,295,000
  1997....................          3,295,000          595,000                    --             3,890,000
SIX MONTHS ENDED JUNE 30,
-------------------------
  1998....................          3,890,000          241,000                    --             4,131,000

---------------------
(1) Includes internal growth in acquired paging businesses after their acquisition by Arch. Increases in pagers through internal growth are net of subscriber cancellations during each applicable period.
(2) Based on pagers in service of acquired paging businesses at the time of their acquisition by Arch.

BUSINESS STRATEGY

  Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital;
(v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages, and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such consolidation.

  Arch's operating objectives are to increase its EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. Arch pursues the following strategies to achieve its operating objectives:

    Low-Cost Operating Structure. Arch has selected a low-cost operating strategy as its principal competitive tactic. Arch believes that a low-cost operating structure, compared to the other two fundamental competitive tactics in the paging industry (differentiated premium pricing and niche positioning), maximizes its flexibility to offer competitive prices while still achieving target margins and EBITDA. Arch maintains a low-cost operating structure through a combination of (i) the consolidation of certain operating functions, including centralized purchases from key vendors, to achieve economies of scale, and (ii) the installation of technologically advanced, reliable, transmission systems. In June 1998, the Arch Board approved the Divisional Reorganization, as part of which Arch plans, over a period of 18 to 24 months, to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. The Divisional Reorganization, once fully implemented, is expected to result in annual cost savings of approximately $15.0 million (approximately $11.5 million for salary and employee benefits and $3.5 million for lease obligations). See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

    Efficient Capital Deployment. Arch's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing EBITDA. To reduce capital expenditures, Arch has implemented a company-wide focus on the sale, rather than lease, of pagers, since subscriber-owned units require a lower level of capital investment than Arch-owned units. As a result of these efforts, the number of subscriber-owned pagers, as a percentage of net new pagers in service, increased from 56.6% in the six months ended June 30, 1997 to 78.8% in the six months ended June 30, 1998. In addition, Arch has modified its incentive compensation programs for line managers so that bonuses are based, in part, on capital efficiency.

    Fast Follower on N-PCS Opportunities. Consistent with its low-cost provider competitive tactic, Arch has focused its capital and marketing resources on one-way paging and other enhanced services rather than N-PCS services. However, Arch recognizes the potential benefits to current and prospective customers and the associated market opportunities from certain N-PCS applications, such as two-way text and voice messaging services. Arch has taken steps to position itself to participate in new and emerging N-PCS services and applications, including marketing N-PCS services as a reseller and its 49.9% equity interest in Benbow. See "--Investments in Narrowband PCS Licenses".

    Exploit Revenue Enhancement Opportunities. Arch believes there are a number of new revenue opportunities associated with its 4.1 million pagers in service, including increasing the proportion of subscribers utilizing alphanumeric display services, which generate higher revenue, and selling value-added, non-facilities-based enhanced services such as voicemail, resale of long-distance service and fax storage and retrieval. See "-- Paging and Messaging Services, Products and Operations".

PAGING AND MESSAGING SERVICES, PRODUCTS AND OPERATIONS

  Arch currently provides four basic types of paging services: digital display, alphanumeric display, tone-only and tone-plus-voice. Depending upon the type of pager used, a subscriber may receive information displayed or broadcast by the pager or may receive a signal from the pager indicating that the subscriber should call a prearranged number or a company operator to retrieve a message.

  A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters. A tone-only pager notifies the subscriber that a call has been received by emitting an audible beeping sound or vibration. A tone-plus-voice pager emits a beeping sound followed by a brief voice message. Arch provides digital display, alphanumeric display and tone-only service in all of its markets and tone-plus-voice service in only a few markets.

  Digital display paging service, which was introduced by the paging industry nearly 20 years ago, has in recent years grown at a faster rate than tone-only or tone-plus-voice service and currently represents a majority of all pagers in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficult data-input and specialized equipment requirements and its relatively high use of system capacity during transmission. The following table summarizes the types of Arch's pagers in service at the dates indicated:

                                       DECEMBER 31,
                         -------------------------------------------    JUNE 30,
                             1995           1996           1997           1998
                         -------------  -------------  -------------  -------------
                           UNITS    %     UNITS    %     UNITS    %     UNITS    %
Digital display......... 1,755,000  87% 2,796,000  85% 3,284,000  85% 3,478,000  84%
Alphanumeric display....   171,000   9    395,000  12    524,000  13    580,000  14
Tone-only...............    37,000   2     54,000   2     43,000   1     38,000   1
Tone-plus-voice.........    43,000   2     50,000   1     39,000   1     35,000   1
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 2,006,000 100% 3,295,000 100% 3,890,000 100% 4,131,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides paging service to subscribers for a monthly fee. Subscribers either lease the pager from Arch for an additional fixed monthly fee or they own the pager, having purchased it either from Arch or from another vendor. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of pagers provided to the customer and the period of the subscriber's commitment. Subscriber-owned pagers provide a more rapid recovery of Arch's capital investment than pagers owned and maintained by Arch, but may generate less recurring revenue. Arch also sells pagers to third-party resellers who lease or resell pagers to their own subscribers and resell Arch's paging services under marketing agreements. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned pagers in service at the dates indicated:

                                       DECEMBER 31,
                         -------------------------------------------    JUNE 30,
                             1995           1996           1997           1998
                         -------------  -------------  -------------  -------------
                           UNITS    %     UNITS    %     UNITS    %     UNITS    %
Arch-owned and leased...   902,000  45% 1,533,000  47% 1,740,000  45% 1,791,000  43%
Subscriber-owned........   596,000  30    914,000  28  1,087,000  28  1,205,000  29
Reseller-owned..........   508,000  25    848,000  25  1,063,000  27  1,135,000  28
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 2,006,000 100% 3,295,000 100% 3,890,000 100% 4,131,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides enhancements and ancillary services such as voice mail, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Arch is also in the process of test marketing various non-facilities-based value-added services that can be integrated with existing paging services. These include, among other services, voicemail, resale of long distance service and fax storage and retrieval.

INVESTMENTS IN NARROWBAND PCS LICENSES

  Arch has taken the following steps to position itself to participate in new and emerging N-PCS services and applications.

  Benbow PCS Ventures, Inc. Arch holds a 49.9% equity interest in Benbow PCS Ventures, Inc. ("Benbow"), which holds (through Page Call, Inc. ("Page Call")) exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States. Benbow is a "designated entity" (a small, minority-controlled or female-controlled business) under FCC rules and is entitled to discounts and installment payment schedules in the payment of its N-PCS licenses. Arch has the right to designate one of Benbow's three directors and has veto rights with respect to specified major business decisions by Benbow. Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance to Benbow sufficient funds to service debt obligations incurred by Benbow in connection with the acquisition of its N-PCS licenses and to finance construction of an N-PCS system. The total purchase price for Benbow's licenses (together with the purchase price of licenses acquired from Page Call), net of the discounts, was $42.5 million. Arch estimates that the total cost to Benbow of servicing its license-related debt obligations and constructing such N-PCS system (including the effect of the Page Call acquisition) will be approximately $100.0 million over the next five years. Arch's advances to Benbow are secured by Benbow's assets, bear interest at an interest rate equal to that paid by Arch on its senior debt, are due on demand and must be repaid prior to any distribution of profits by Benbow. With certain exceptions, Arch has agreed not to exercise its right to demand repayment of such advances prior to the occurrence of a default. As of June 30, 1998, Arch had advanced $18.0 million to Benbow.

  Pursuant to a five-year management agreement expiring on October 1, 2000, Arch is responsible, subject to Benbow's ultimate control, for Benbow's day-to-day operations and is paid a management fee and is reimbursed for its expenses. Arch also has a right of first refusal to provide Benbow with design, engineering and construction services for its N-PCS system as well as to lease certain equipment to Benbow for use in connection with such system. Arch has a right of first refusal with respect to any transfer of shares held by Ms. June Walsh, who holds the remaining 50.1% equity interest in Benbow, and Ms. Walsh has the right to require Arch, commencing January 23, 2000 (or sooner under certain circumstances), to repurchase (subject to prior FCC approval) her Benbow shares for an amount equal to the greater of (i) an amount between $3.5 million and $5.0 million, depending on the timing and circumstances under which Ms. Walsh exercises her put option, and (ii) the fair market value of her shares (as determined by arbitration absent agreement of the parties). If Arch exercises its right of first refusal or Ms. Walsh exercises her put option, Benbow could lose some of the benefits of the discounts and installment payment schedules for its FCC payments unless another "designated entity" acquired control of Benbow under FCC rules. See
Note 1 of Notes to Arch's Consolidated Financial Statements included elsewhere herein.

  Benbow needs to construct its N-PCS system (or make other arrangements) before it can offer N-PCS services. Benbow has indicated that it plans to roll out its services over time to reach approximately one-third of the population in the licensed areas by the end of 1999. Benbow's network will use a Reflex 25 paging protocol. Arch believes that Benbow will provide Arch with a platform for a new generation of wireless messaging services, including two-way messaging and other enhanced services, and that the value of its Benbow relationship was significantly enhanced by the completion of the Page Call acquisition. Arch has yet to determine how to best integrate its N-PCS strategy with respect to Benbow and that of MobileMedia's intent to deploy its N-PCS Spectrum which has already been funded.

  On June 29, 1998, Benbow acquired Page Call's outstanding stock by issuing to Page Call's former stockholders preferred stock and a promissory note in the aggregate face amount of $17.2 million with a 12% annual return. At the time of the closing, Benbow entered into a five-year consulting agreement with one of Page Call's stockholders requiring consulting payments in the aggregate amount of $911,000. Benbow's preferred stock and promissory note are exchangeable for Stock (i) at any time at the option of the holders thereof, at an exchange price equal to the higher of (A) $13.00 per share or (B) the market price of Arch's Common Stock,

(ii) mandatorily on April 8, 2000, at the then prevailing market price of Stock, or (iii) automatically at an exchange price of $13.00 per share, if the market price of Stock equals or exceeds $13.00 for 20 consecutive trading days. Arch is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. Arch entered into guarantees (payable in Arch's Common Stock or cash, at Arch's election) of all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. Benbow's redemption of its preferred stock and promissory note for cash, or Arch's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would be subject to the availability of capital and any restrictions contained in applicable debt instruments and under the DGCL (which currently would not permit any such cash redemptions or payments). If Arch issues Stock or pays cash pursuant to its guarantees, Arch will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's stockholders received customary registration rights with respect to any shares of Arch's Common Stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to Arch's guarantees thereof.

  CONXUS Communications, Inc. Arch currently holds a 10.5% equity interest in CONXUS Communications, Inc. ("Conxus"), formerly known as PCS Development Corporation, which holds exclusive rights to a 50 KHz outbound/50 KHz inbound two-way messaging license throughout the United States. Conxus, like Benbow, is a "designated entity" under FCC rules and is entitled to discounts and installment payment schedules.

  Each stockholder of Conxus is entitled to purchase services from Conxus at "most favored customer" rates, based on like services. Conxus and Arch have agreed to negotiate in good faith to enter into mutually acceptable intercarrier, network access and similar agreements. If Arch wishes to purchase N-PCS services of the kind offered by Conxus, Arch has agreed to contract exclusively with Conxus for such services so long as such services are competitive in price and quality with comparable services offered by others. Arch is currently acting as a reseller of voice messaging services through Conxus in a limited number of markets.

SUBSCRIBERS AND MARKETING

  Arch's paging accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers include proprietors of small businesses, professionals, management and medical personnel, field sales personnel and service forces, members of the construction industry and trades, and real estate brokers and developers. Arch believes that pager use among retail consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

  Although today Arch operates in more than 180 of the 200 largest U.S. markets, Arch historically has focused on medium-sized and small market areas with lower rates of pager penetration and attractive demographics. Arch believes that such markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

  Arch markets its paging services through a direct marketing and sales organization which, as of June 30, 1998, operated approximately 200 retail stores. Arch also markets its paging services indirectly through independent resellers, agents and retailers. Arch typically offers resellers paging services in large quantities at wholesale rates that are lower than retail rates, and resellers offer the services to end-users at a markup. Arch's costs of administering and billing resellers are lower than the costs of direct end-users on a per pager basis.

  Arch also acts as a reseller of other paging carriers' services when existing or potential Arch customers have travel patterns that require paging service beyond the coverage of Arch's own networks.

  In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. As part of this branding initiative, Arch adopted a new corporate logo, a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. Arch believes that its unified branding identity will give the Arch name national exposure for the first time and result in significant economic leverage in its marketing and communications efforts.

COMPETITION

  See "Industry Overview--Competition".

REGULATION

  See "Industry Overview--Regulation".

SOURCES OF EQUIPMENT

  Arch does not manufacture any of the pagers or other equipment used in its paging operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries in order to achieve cost savings from volume purchases. Arch buys pagers primarily from Motorola and NEC and purchases terminals and transmitters primarily from Glenayre and Motorola. Arch anticipates that equipment and pagers will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times. See "Risk Factors--Risks Common to Arch and MobileMedia--Dependence on Third Parties".

  Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its paging system equipment is among the most technologically sophisticated in the paging industry.

EMPLOYEES

  At June 30, 1998, Arch employed approximately 2,800 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of the Divisional Reorganization, Arch anticipates a net reduction of approximately 10% of its workforce. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

TRADEMARKS

  Arch owns the service marks "Arch" and "Arch Paging", and holds a federal registration for the service mark "Arch Nationwide Paging" as well as various other trademarks.

PROPERTIES

  At June 30, 1998, Arch owned five office buildings and leased office space (including its executive offices) in over 200 localities in 35 states for use in conjunction with its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 3,200 locations in 45 states. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. In April 1998, Arch announced an agreement for the Arch Tower Site Sale. Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 134 sites (including one site acquired from entities affiliated with Benbow's controlling shareholder) in 22 states, and will lease back space on the towers on which it currently operates communications equipment to service its own paging network. Arch held the initial closing on June 26, 1998 and expects to complete the transaction in the third quarter of 1998. As part of the

Divisional Reorganization, Arch will close certain office locations and redeploy other real estate assets. See "Business--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

LITIGATION

  Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on Arch.

ARCH MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the individuals who are the directors and executive officers of Arch.

          NAME            AGE                          POSITION
          ----            ---                          --------
C. Edward Baker, Jr.....   48 Chairman of the Board, Chief Executive Officer and Director
Lyndon R. Daniels.......   45 President and Chief Operating Officer
John B. Saynor..........   57 Executive Vice President and Director
J. Roy Pottle...........   39 Executive Vice President and Chief Financial Officer
Paul H. Kuzia...........   56 Executive Vice President/Technology and Regulatory Affairs
R. Schorr Berman(1)(2)..   49 Director
James S. Hughes(1)......   55 Director
Allan L. Rayfield(2)....   63 Director
John A. Shane(1)(2).....   65 Director
John Kornreich..........   52 Director

--------
(1) Member of the Audit Committee of Arch.
(2) Member of the Executive Compensation and Stock Option Committee of Arch.

  C. EDWARD BAKER, JR. has served as Chief Executive Officer and a director of Arch since 1988 and of ACI since 1995. Mr. Baker became Chairman of the Board of Arch in 1989 and of ACI in 1995. He also served as President of Arch from 1988 to January 1998 and of ACI from 1995 to January 1998. From 1986 until joining Arch in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

  LYNDON R. DANIELS joined Arch and ACI in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

  JOHN B. SAYNOR has served as a director of Arch since 1988 and of ACI since 1995. Mr. Saynor has served as Executive Vice President of ACI since 1995 and of Arch since 1990. Mr. Saynor is a founder of Arch and served as President and Chief Executive Officer of Arch from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

  J. ROY POTTLE joined Arch and ACI in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

  PAUL H. KUZIA has served as Executive Vice President/Technology and Regulatory Affairs of Arch and ACI since September 1996. He served as Vice President/Engineering and Regulatory Affairs of Arch from 1988 to September 1996 and of ACI from 1995 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

  R. SCHORR BERMAN has been a director of Arch since 1986 and of ACI since 1995. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

  JAMES S. HUGHES has been a director of Arch since 1986 and of ACI since 1995. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

  ALLAN L. RAYFIELD has been a director of Arch since 1997 and of ACI since 1998. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

  JOHN A. SHANE has been a director of Arch since 1988 and of ACI since 1995. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., Summa Four, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

  JOHN KORNREICH has been a director of Arch and ACI since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

  The Arch Certificate and the Arch By-Laws provide that Arch has a classified Board of Directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Hughes and Rayfield will expire at Arch's annual meeting of stockholders to be held in 1999, the term of Messrs. Saynor and Shane will expire at Arch's annual meeting of stockholders to be held in 2000 and the term of Messrs. Baker, Berman and Kornreich will expire at Arch's annual meeting of stockholders to be held in 2001.

  In connection with the Merger, designees of W.R. Huff and Whippoorwill are expected to be elected to the Arch Board and the Board of Directors of ACI at the Effective Time. See "The Merger Agreement--Related Agreements-- Registration Rights Agreements". The expected nominees are:

  EDWIN M. BANKS, age 35, has been employed by W.R. Huff since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Magellan Health Services (formerly Charter Medical Corporation) and e.SPILE Corporation (formerly American Communications Services, Inc.)

  H. SEAN MATHIS, age 51, has been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of such company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis was the President of a predecessor to, and currently is a director of, Allied Digital Technologies. He is also a director of Thousand Trails, Inc.

  The holders of Series C Preferred Stock have the right, voting as a separate class, to elect one member of the Board of Directors of Arch and ACI, and such director will have the right to be a member of any committee of such Boards of Directors. Mr. Kornreich is currently the director elected by the holders of Series C Preferred Stock.

  Arch's executive officers are elected by the Arch Board and hold office until their successors are elected or until their earlier death, resignation or removal.

  Certain of Arch's executive officers have entered into non-competition agreements with Arch which provide that, for a minimum period of one year following termination, they will not compete with Arch nor, for a period of three years following termination, recruit or hire any other Arch employee.

  Arch has formed an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and an entity owned by Mr. Hughes each contributed $250,000 to this offshore corporation and each owns 13.3% of its equity.

BOARD COMMITTEES

  The Arch Board has an Audit Committee and an Executive Compensation and Stock Option Committee. There is no standing nominating committee of the Arch Board. The Audit Committee reviews the annual consolidated financial statements of Arch and its subsidiaries prior to their submission to the Arch Board and consults with Arch's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The Executive Compensation and Stock Option Committee recommends to Arch's Board the compensation of executive officers, key managers and directors and administers Arch's stock option plans.

INDEMNIFICATION AND DIRECTOR LIABILITY

  The Arch Certificate provides that Arch will, to the fullest extent permitted by the DGCL, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

  The Arch Certificate also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARCH EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the annual and long-term compensation of Arch's Chief Executive Officer and other executive officers (the "Named Executive Officers") for the years ended December 31, 1995, 1996 and 1997:

                          SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                        ANNUAL COMPENSATION            COMPENSATION
                                              --------------------------------------- --------------
                                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION DURING 1997  YEAR SALARY $ BONUS $(1) COMPENSATION ($)(2) OPTIONS (#)(3)
---------------------------------------  ---- -------- ---------- ------------------- --------------
C. Edward Baker, Jr......                1997 $353,317  $227,500         $600            459,324(4)
 Chairman, President and                 1996  329,050    36,833          600            268,860(5)(6)
 Chief Executive Officer                 1995  281,650   106,000          600             40,000(7)
Lyndon R. Daniels........                1997      --        --           --                 --
 President and Chief
 Operating Officer
 (joined Arch in January
 1998)
J. Roy Pottle............                1997      --        --           --                 --
 Executive Vice President
 and Chief Financial
 Officer (joined Arch in
 February 1998)
John B. Saynor...........                1997  153,188    72,900          600             51,810(8)
 Executive Vice President                1996  146,867    15,300          600             20,000(6)
                                         1995  131,870    50,000          600             20,000(7)
Paul H. Kuzia............                1997  157,633    77,400          600             86,574(9)
 Executive Vice
  President/Technology                   1996  133,800    14,620          600              8,000(6)
 and Regulatory Affairs                  1995  123,300    46,000          600              8,000(7)
William A. Wilson........                1997  133,599   150,500          600             32,836
 Former Executive Vice
  President and                          1996  203,133    19,833          600            170,000(10)
 Chief Financial
  Officer(11)                            1995  157,300    58,000          600             20,000(7)

--------
 (1) Represents bonus paid in such fiscal year with respect to prior year.
 (2) Represents Arch's matching contributions paid under Arch's 401(k) plan.
 (3) No restricted stock awards or stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during the years ended December 31, 1995, 1996 or 1997.
 (4) Includes options to purchase 409,688 shares granted as part of Arch's January 16, 1998 option repricing program.
 (5) Includes options to purchase 106,860 shares replaced in connection with Arch's October 23, 1996 option repricing program.
 (6) Option replaced in connection with Arch's January 16, 1998 option repricing program.
 (7) Option replaced in connection with Arch's October 23, 1996 option repricing program.
 (8) Includes options to purchase 35,905 shares granted as part of Arch's January 16, 1998 option repricing program.
 (9) Includes options to purchase 69,687 shares granted as part of Arch's January 16, 1998 option repricing program.
(10) Includes options to purchase 75,000 shares replaced in connection with Arch's October 23, 1996 option repricing program.
(11) Mr. Wilson resigned on June 30, 1997.

EXECUTIVE RETENTION AGREEMENTS

  Arch is a party to Executive Retention Agreements (the "Retention Agreements") for a total of 16 executives (the "Arch Executives"), including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor.

  The purpose of the Retention Agreements is to assure the continued employment and dedication of the Arch Executives without distraction from the possibility of a Change in Control (as defined in the Retention Agreements) of Arch. In the event of a Change in Control, and the termination of the Executive's employment by Arch at any time within the 12-month period thereafter (other than for cause, disability or death) or by the Executive for Good Reason (as defined in the Retention Agreements), the Executive shall be eligible to receive (i) a cash severance payment equal to the Executive's base salary plus any other amounts earned through the date of termination (to the extent not previously paid), (ii) an additional lump sum cash payment equal to a specified multiple (the "Multiple") of the sum of (a) the Executive's annual base salary in effect at the time of the Change in Control and (b) the average bonus paid for the three calendar years immediately preceding the calendar year during which the Change in Control occurs, and (iii) any amounts or benefits required to be paid or provided to the Executive or which the Executive is eligible to receive following the Executive's termination under any plan, program, policy, practice, contract or agreement of Arch. In addition, until the earlier of (a) 12 months after termination or (b) the Executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits, Arch shall arrange to provide the Executive with life, disability, accident and health insurance benefits similar to those previously maintained. The Multiple for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the Multiple for the other Arch Executives is one or two. Good Reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits or, in the case of Mr. Baker, the failure to become the Chief Executive of any entity succeeding or controlling Arch.

STOCK OPTION GRANTS

  The following table summarizes certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1997. No SARs were granted during the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL
                                                                                REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                              ANNUAL RATES OF
                                                                                STOCK PRICE
                                                                               APPRECIATION
                                         INDIVIDUAL GRANTS                  FOR OPTIONS TERM(3)
                         -------------------------------------------------- -------------------
                                        PERCENT OF
                                          TOTAL
                                       OPTIONS/SARS
                         OPTIONS/SARS   GRANTED TO  EXERCISE OR
                           GRANTED     EMPLOYEE IN   BASE PRICE  EXPIRATION
                            (#)(1)     FISCAL YEAR  ($/SHARE)(2)    DATE     5% ($)   10% ($)
                         ------------  ------------ ------------ ---------- -------- ----------
C. Edward Baker, Jr. ...    49,636(4)      2.89        $6.875     03/05/07  $214,609 $  543,861
                           409,688(5)     23.89        5.0625     01/16/08   553,600  2,110,041
Lyndon R. Daniels.......       --           --            --           --        --         --
J. Roy Pottle...........       --           --            --           --        --         --
John B. Saynor..........    15,905(4)      0.93         6.875     03/05/07    68,768    174,271
                            35,905(5)      2.09        5.0625     01/16/08    48,517    184,924
Paul H. Kuzia...........    16,887(4)      0.98         6.875     03/05/07    73,013    185,031
                            69,687(5)      4.06        5.0625     01/16/08    94,166    358,913
William A. Wilson.......    32,836         1.92         6.875     03/05/07   141,971    359,783

--------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.

(2) The exercise price is equal to the fair market value of Common Stock on the date of grant.
(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted and are not intended to forecast future appreciation of the price of the Common Stock. The Named Executive Officers will realize no gain upon the exercise of these options without an increase in the price of the Common Stock, which increase will benefit all Arch stockholders proportionately.
(4)  Option replaced as part of the January 16, 1998 option repricing program.
(5)  Option granted as part of the January 16, 1998 option repricing program.

OPTION EXERCISES AND YEAR-END OPTION TABLE

  The following table sets forth certain information regarding the exercise of stock options during the year ended December 31, 1997 and stock options held as of December 31, 1997 by the Named Executive Officers.

             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTIONS VALUES

                                                                                 VALUE OF UNEXERCISED
                           SHARES                NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                         ACQUIRED ON  VALUE   OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                          EXERCISE   REALIZED (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
          NAME               (#)      ($)(1)              (#)                           ($)(2)
          ----           ----------- -------- ------------------------------ ------------------------------
C. Edward Baker, Jr ....     --        --           314,904(3)       188,816 $        188,064         --
Lyndon R. Daniels.......     --        --               --               --               --          --
John B. Saynor..........     --        --             4,000           31,905              --          --
J. Roy Pottle...........     --        --               --               --               --          --
Paul H. Kuzia...........     --        --            46,400           23,287              --          --
William A. Wilson.......     --        --               --               --               --          --

--------
(1) Represents the difference between the exercise price and the fair market value of Arch's Common Stock on the date of exercise.
(2) Based on the fair market value of Arch's Common Stock on December 31, 1997 ($5.125 per share) less the option exercise price.
(3) Subsequent to December 31, 1997, Mr. Baker exercised an option for 94,032 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of Arch's Compensation Committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman and Shane served on the Compensation Committee throughout 1997, and Mr. Rayfield joined the Compensation Committee upon his election as a director in July 1997.

  C. Edward Baker, Jr., the Chairman and Chief Executive Officer of Arch, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers has served as a director of Arch or as a member of the Compensation Committee of Arch.

PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of June 30, 1998, by (i) each person who is known by Arch to beneficially own more than 5% of its outstanding shares of Common Stock, (ii) each current director of Arch, (iii) Arch's Chief Executive Officer and the other Named Executive Officers and (iv) all current directors and executive officers of Arch as a group.

  The following table does not reflect shares to be issued in connection with the Merger. Based upon an assumed Arch Common Stock Price of $6.25, Arch will issue 57,745,000 shares of Stock in the Merger. See "The MobileMedia Plan of Reorganization--Calculation of Shares". After giving pro forma effect to the issuance of 57,745,000 shares of Stock in the Merger, and assuming that all shares sold in the Rights Offering are purchased by the Standby Purchasers, the shares received by the Standby Purchasers in connection with the Merger would represent an aggregate of approximately 61.0% of the total number of shares of Common Stock outstanding immediately after the Merger on an as-converted basis. However, the Standby Purchasers would not hold, in the aggregate, shares representing more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the outstanding securities of Arch outstanding at the Effective Time. See "The Merger Agreement--Related Agreements--Registration Rights Agreements".

                                                       NUMBER OF
                          NAME                         SHARES(1) PERCENTAGE(2)
   --------------------------------------------------- --------- -------------
   Sandler Capital Management (3) .................... 4,594,364     17.9%
   Franklin Resources, Inc. (4)....................... 2,514,080      9.8
   Memorial Drive Trust (5)........................... 1,947,990      7.6
   State of Wisconsin Investment Board (6)............ 1,388,000      5.4
   Dimensional Fund Advisors Inc. (7)................. 1,304,900      5.1
   J. & W. Seligman & Co. Incorporated (8)............ 1,257,372      4.9
   Goldman, Sachs & Co. (9)........................... 1,225,500      4.8
   C. Edward Baker, Jr. ..............................   186,647      0.7
   Lyndon R. Daniels..................................    12,000        *
   John B. Saynor.....................................   193,924      0.8
   J. Roy Pottle......................................        --       --
   Paul H. Kuzia......................................    17,000        *
   R. Schorr Berman (10).............................. 1,961,140      7.7
   James S. Hughes....................................    80,837        *
   John Kornreich (11) ............................... 4,830,569     18.9
   Allan L. Rayfield..................................     3,250        *
   John A. Shane (12).................................    94,785        *
   William A. Wilson (13).............................       600        *
   All current directors and executive officers of
    Arch as a group (10 persons) (14)................. 7,380,152     28.6

---------------------
 *  Less than 0.5%
 (1) Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) Assumes the conversion of Series C Preferred Stock into Common Stock at the initial conversion price of $5.50 per share. See "--Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sandler Equity Investment".
 (3) The business address of Sandler is 767 Fifth Avenue, 45th Floor, New York, New York 10153. Sandler has sole voting and investment power over 348,000 of such shares and shared voting and investment power over 4,246,364 of such shares. This information is based on the Schedule 13G filed by Sandler with the Commission on July 10, 1998.
 (4) The business address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404. Franklin Advisers, Inc., a subsidiary of Franklin Resources, Inc., has sole voting power and sole investment power with respect to 2,493,700 shares. Franklin Management, Inc., a subsidiary of Franklin Resources, Inc., has sole investment power with respect to 20,380 shares. Franklin Resources, Inc., the principal shareholders thereof, Franklin Advisers, Inc. and Franklin Management, Inc. disclaim beneficial ownership of these securities. This information is based on Amendment No. 1 to Schedule 13G filed by Franklin Resources, Inc. with the Commission on January 26, 1998.

 (5) The business address of Memorial Drive Trust is 125 Cambridge Park Drive, Cambridge, Massachusetts 02140. All shares listed in the above table as held by Memorial Drive Trust are held by MD Co. as nominee for Memorial Drive Trust, a trust holding assets of a qualified profit sharing plan for employees of Arthur D. Little, Inc., over which Mr. Berman may be deemed to share voting and investment power. See Note (10).
 (6) The business address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. This information is based on the
     Schedule 13G filed by the State of Wisconsin Investment Board with the Commission on January 27, 1998.
 (7) The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. has sole voting power with respect to 860,800 shares and sole investment power with respect to all 1,304,900 shares. Officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company, each an open-end management investment company. These officers have sole voting power with respect to 139,100 shares owned by DFA Investment Dimensions Group Inc. and 305,000 shares owned by The DFA Investment Trust Company. All of these securities are owned by advisory clients of Dimensional Fund Advisors Inc., none of which, to the knowledge of Dimensional Fund Advisors Inc., owns more than 5% of the class. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such securities. This information is based on the Schedule 13G filed by Dimensional Fund Advisors Inc. with the Commission on February 10, 1998.
 (8) The business address of J. & W. Seligman & Co. Incorporated is 100 Park Avenue, New York, New York 10017. J. & W. Seligman & Co. Incorporated has shared voting power with respect to 1,129,325 of such shares and shared investment power with respect to all 1,257,372 shares. This information is based on Amendment No. 1 to Schedule 13G filed by J. & W. Seligman & Co. Incorporated with the Commission on February 12, 1998.
 (9) The business address of Goldman, Sachs & Co. and its parent holding company, The Goldman Sachs Group, L.P. (collectively "Goldman Sachs"), is 85 Broad Street, New York, New York 10004. Goldman Sachs has shared voting power with respect to 854,100 shares and shared investment power with respect to all 1,225,500 shares. Goldman Sachs disclaims beneficial ownership of the shares beneficially owned by (i) managed accounts and
     (ii) certain investment limited partnerships, of which a subsidiary of Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than Goldman Sachs or their affiliates. This information is based on the Schedule 13G filed by Goldman Sachs with the Commission on February 17, 1998.
(10) Includes 1,947,990 shares held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as Administrator and Chief Executive Officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.
(11) Includes 4,594,364 shares beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as Managing Director, and 190,000 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.
(12) Includes 1,051 shares owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as President and sole stockholder of Palmer Service Corporation, and 59,701 shares issuable upon conversion of $1,000,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Organization III, L.P., of which Mr. Shane is the general partner of the general partner. See "Description of Certain Arch Indebtedness--Arch Convertible Debentures".
(13) Consists of 600 shares held by or jointly with Mr. Wilson's children.
(14) Includes (i) 4,594,364 shares beneficially owned by Sandler and 190,000 shares beneficially owned by two limited partnerships of which Mr. Kornreich is a general partner, (ii) 1,947,990 shares held by Memorial Drive Trust, (iii) 1,051 shares held by Palmer Service Corporation, (iv) 59,701 shares issuable upon conversion of $1,000,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Organization III, L.P. and (v) 74,347, 15,680, 10,250, 10,250, 750,
     2,250, 10,250 and 123,777 shares issuable upon the exercise of outstanding stock options held by Messrs. Baker, Kuzia, Berman, Hughes, Kornreich, Rayfield, Shane and all current directors and executive officers of Arch as a group, respectively, exercisable within 60 days after June 30, 1998.

STOCKHOLDINGS BEFORE AND AFTER THE MERGER

  The number of shares of Stock and Warrants to be issued in connection with the Merger will be determined by reference to the Arch Common Stock Price. Based upon the capitalization of Arch as of June 30, 1998, if the Merger is approved and becomes effective, Arch stockholders who collectively own, on an as-converted basis, 100% of the outstanding Common Stock immediately prior to the Effective Time will own, on an as-converted basis, approximately 30.7% of the outstanding Common Stock at the Effective Time (approximately 34.0% on a Fully Diluted Basis) if no Adjustment is made, or approximately 17.3% to 30.7% (approximately 32.2% on a Fully Diluted Basis) if an Adjustment is made, and the Unsecured Creditors (including the Standby Purchasers), their successors and/or their assigns will collectively own, on an as-converted basis, approximately 69.3% of the outstanding Common Stock at the Effective Time (approximately 66.0% on a Fully Diluted Basis) if no Adjustment is made, or approximately 69.3% to 82.7% (approximately 67.8% on a Fully Diluted Basis) if an Adjustment is made. See Note 11 to the Unaudited Pro Forma Condensed Consolidated Financial Statements and "The MobileMedia Plan of Reorganization--Calculation of Shares" for additional information about the range of shares that may be issued in connection with the Merger and the Reorganization.

ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion and analysis should be read in conjunction with Arch's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on EBITDA). Arch had 4.1 million pagers in service at June 30, 1998. From January 1, 1995 through June 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 79.0%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 56.1%.

  Arch derives the majority of its revenues from fixed periodic (usually monthly) fees, not dependent on usage, charged to subscribers for paging services. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons: (i) an increase in the number of subscriber owned and reseller owned pagers for which Arch receives no recurring equipment revenue and (ii) an increase in the number of reseller customers whose airtime is purchased at wholesale rates. The reduction in average paging revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over such period. Furthermore, recent data indicates such rate of decline has slowed.

  Arch has achieved significant growth in pagers in service and operating cash flow through a combination of internal growth and acquisitions, including USA Mobile in September 1995 and Westlink Holdings, Inc. ("Westlink") in May 1996. Arch's total revenues have increased from $162.6 million in the year ended December 31, 1995 to $331.4 million in the year ended December 31, 1996 and to $396.8 million in the year ended December 31, 1997. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per pager operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $36.6 million, $114.7 million and $181.9 million in the years ended December 31, 1995, 1996 and 1997, respectively, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in its EBITDA from $47.2 million in the year ended December 31, 1995 to $105.8 million in the year ended December 31, 1996 and to $130.3 million in the year ended December 31, 1997.

  EBITDA is a commonly used measure of financial performance in the paging industry and also is one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the covenants under their respective debt agreements, but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. One of Arch's financial objectives is to increase its EBITDA, as such earnings are a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of pagers and paging system equipment, construction and expansion of paging systems, and possible acquisitions. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies.

SHIFT IN OPERATING FOCUS

  In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service slowed during the second half of 1997 and is expected to remain below the rates of internal growth previously achieved by

Arch. As part of its reordered operating priorities, Arch is also reviewing the possible sale of non-strategic assets. In April 1998, Arch announced an agreement to sell certain tower site assets of ACI (the "Arch Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment). In the Arch Tower Site Sale, ACI is selling communications towers, real estate, site management contracts and/or leasehold interests involving 134 sites in 22 states and leasing back space on the towers on which it currently operates communications equipment to service its own paging network. ACI will use its net proceeds from the Arch Tower Site Sale (estimated to be $36.0 million) to repay indebtedness. ACI held the initial closing of the Arch Tower Site Sale on June 26, 1998 with gross proceeds to ACI of approximately $12.0 million (excluding $1.3 million which was paid to Benbow for certain assets which Benbow sold as part of this transaction) and currently expects to hold the final closing for the balance of the transaction in the third quarter of 1998, although no assurance can be given that the final closing will be held as expected. See "Business--Arch--Investments in Narrowband PCS Licenses".

DIVISIONAL REORGANIZATION

  In June 1998, the Arch Board approved the Divisional Reorganization. As part of the Divisional Reorganization, which will be implemented over a period of 18 to 24 months, Arch plans to consolidate its seven operating divisions into four operating divisions, and consolidate certain regional administrative support functions, resulting in various operating efficiencies. Once fully implemented, the Divisional Reorganization is expected to result in annual cost savings of approximately $15.0 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities.

  In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other real estate assets and (iii) recorded a restructuring charge of $16.1 million during the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance and benefits, (ii) $3.5 million for lease obligations and terminations and (iii) $2.9 million for the writedown of related assets. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia could have a material adverse effect on Arch following the Merger. See Note 9 to Arch's Consolidated Financial Statements.

ACE/USAM MERGER

  On June 29, 1998, Arch effected a number of restructuring transactions involving certain of its direct and indirect wholly owned subsidiaries. Arch Communications Enterprises, Inc. ("ACE") was merged (the "ACE/ USAM Merger") into API, which was then a subsidiary of USA Mobile Communications, Inc. II ("USAM"). In connection with the ACE/USAM Merger, USAM changed its name to ACI and issued 100 shares of its common stock to Arch. Immediately prior to and in connection with the ACE/USAM Merger, (i) USAM contributed its operating assets and liabilities to an existing subsidiary of USAM, (ii) The Westlink Company, which held ACE's 49.9% equity interest in Benbow, distributed its Benbow assets and liabilities to a new subsidiary of ACE, The Westlink Company II,
(iii) ACE contributed its operating assets and liabilities to an existing subsidiary of ACE, (iv) all of USAM's subsidiaries were merged into API, and
(v) The Westlink Company II was merged into a new API subsidiary, Benbow Investments, Inc. ("Benbow Investments").

RESULTS OF OPERATIONS

  The following table presents certain items from Arch's Combined Statements of Operations as a percentage of net revenues (total revenues less cost of products sold) and certain other information for the periods indicated:

                                    YEAR ENDED                SIX MONTHS
                                    DECEMBER 31,             ENDED JUNE 30,
                              ---------------------------   -----------------
                               1995      1996      1997      1997      1998
                              -------   -------   -------   -------   -------
 Total revenues..............   114.7 %   109.0 %   107.9 %   107.9 %   107.7 %
 Cost of products sold.......   (14.7)     (9.0)     (7.9)     (7.9)     (7.7)
                              -------   -------   -------   -------   -------
 Net revenues................   100.0     100.0     100.0     100.0     100.0
 Operating expenses:
   Service, rental and
    maintenance..............    20.9      21.4      21.7      21.2      21.2
   Selling...................    17.3      15.4      14.0      14.8      12.7
   General and
    administrative...........    28.5      28.4      28.8      28.5      29.6
   Depreciation and
    amortization.............    42.5      63.1      63.2      66.8      56.8
   Restructuring charge......     --        --        --        --        8.4
                              -------   -------   -------   -------   -------
   Operating income (loss)...    (9.2)%   (28.3)%   (27.7)%   (31.3)%   (28.7)%
                              =======   =======   =======   =======   =======
   Net income (loss).........   (25.8)%   (37.7)%   (49.5)%   (52.9)%   (57.5)%
                              =======   =======   =======   =======   =======
 EBITDA......................    33.3 %    34.8 %    35.4 %    35.5 %    36.5 %
                              =======   =======   =======   =======   =======
 Annual service, rental and
  maintenance expenses per
  pager...................... $    28   $    25   $    22   $    22   $    20

 Six Months Ended June 30, 1998 Compared with Six Months Ended June 30, 1997

  Total revenues increased to $205.6 million (a 5.8% increase) in the six months ended June 30, 1998, from $194.3 million in the six months ended June 30, 1997. Net revenues (total revenues less cost of products sold) increased to $190.9 million (a 6.1% increase) in the six months ended June 30, 1998 from $180.0 million in the six months ended June 30, 1997. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of pagers, increased to $184.3 million (a 7.2% increase) in the six months ended June 30, 1998 from $172.0 million in the six months ended June 30, 1997. These increases in revenues were due primarily to the increase through internal growth in the number of pagers in service from
3.7 million at June 30, 1997 to 4.1 million at June 30, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the six months ended June 30, 1998 and 1997. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, decreased to $6.6 million (a 17.3% decrease) in the six months ended June 30, 1998 from $8.0 million in the six months ended June 30, 1997, respectively, as a result of a decline in the average revenue per pager sold.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $40.4 million (21.2% of net revenues) in the six months ended June 30, 1998 from $38.1 million (21.2% of net revenues) in the six months ended June 30, 1997. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. As existing paging systems become more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber were $20 in the six months ended June 30, 1998 as compared to $22 in the corresponding 1997 periods.

  Selling expenses decreased to $24.2 million (12.7% of net revenues) in the six months ended June 30, 1998 from $26.6 million (14.8% of net revenues) in the six months ended June 30, 1997. The decrease was due primarily to a decrease in the number of net new subscriber additions and nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new subscriber additions resulting from internal growth decreased by 35.0% in the six months ended June 30, 1998 compared to the six months ended June 30, 1997. Most selling expenses are directly related to the number of net new subscribers added.

  General and administrative expenses increased to $56.5 million (29.6% of net revenues) in the six months ended June 30, 1998, respectively, from $51.3 million (28.5% of net revenues) in the six months ended June 30, 1997. The increase was due primarily to administrative and facility costs associated with supporting more pagers in service.

  Depreciation and amortization expenses decreased to $108.4 million in the six months ended June 30, 1998 from $120.2 million in the six months ended June 30, 1997. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods, accounted for as purchases, and investment in pagers and other system expansion equipment to support growth.

  Operating losses were $54.8 million in the six months ended June 30, 1998 compared to $56.3 million in the six months ended June 30, 1997, as a result of the factors outlined above, including the $16.1 million restructuring charge recorded in the second quarter of 1998.

  Net interest expense increased to $51.1 million in the six months ended June 30, 1998 from $47.7 million in the six months ended June 30, 1997. The increase is principally attributable to an increase in Arch's outstanding debt. Interest expense for the six months ended June 30, 1998 and 1997 include approximately $18.0 million and $16.2 million, respectively, of non-cash interest accretion on the 10 7/8% Arch Discount Notes under which semi-annual interest payments commence on September 15, 2001. See "Description of Certain Arch Indebtedness--Arch Discount Notes".

  Arch recognized income tax benefits of $10.6 million in the six months ended June 30, 1997. This benefit represents the tax benefit of operating losses incurred subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisition of USA Mobile in September 1995 and Westlink in May 1996. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch has established a valuation reserve against its deferred tax asset which reduced the income tax benefit to zero. Arch does not expect to recover, in the foreseeable future, its deferred tax asset and will continue to increase its valuation reserve accordingly.

  In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

  Net loss increased to $109.8 million in the six months ended June 30, 1998 from $95.2 million in the six months ended June 30, 1997, as a result of the factors outlined above.

  EBITDA increased 9.1% to $69.7 million (36.5% of net revenues) in the six months ended June 30, 1998 from $63.9 million (35.5% of net revenues) in the six months ended June 30, 1997, as a result of the factors outlined above.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  Total revenues increased $65.5 million, or 19.8%, to $396.8 million in the year ended December 31, 1997 from $331.4 million in the year ended December 31, 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in the year ended December 31, 1997 from $291.4 million in the year ended December 31, 1996. These increases in revenues were due primarily to the increase in the number of pagers in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1996 and 1997.

Product sales, less cost of products sold, increased 25.9% to $15.7 million in the year ended December 31, 1997 from $12.5 million in the year ended December 31, 1996 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $79.8 million (21.7% of net revenues) in the year ended December 31, 1997 from $65.0 million (21.4% of net revenues) in the year ended December 31, 1996. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $22 in the year ended December 31, 1997 from $25 in the year ended December 31, 1996.

  Selling expenses increased to $51.5 million (14.0% of net revenues) in the year ended December 31, 1997 from $47.0 million (15.4% of net revenues) in the year ended December 31, 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote Arch's Arch Paging brand identity. Arch's selling cost per net new pager in service increased to $87 in the year ended December 31, 1997 from $58 in the year ended December 31, 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new pagers put into service.

  General and administrative expenses increased to $106.0 million (28.8% of net revenues) in the year ended December 31, 1997 from $86.2 million (28.4% of net revenues) in the year ended December 31, 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more pagers in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's National Services Division. See "Business--Arch--Subscribers and Marketing".

  Depreciation and amortization expenses increased to $232.3 million (63.2% of net revenues) in the year ended December 31, 1997 from $191.9 million (63.1% of net revenues) in the year ended December 31, 1996. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

  Operating loss increased to $102.0 million in the year ended December 31, 1997 from $86.1 million in the year ended December 31, 1996 as a result of the factors outlined above.

  Net interest expense increased to $97.2 million in the year ended December 31, 1997 from $75.9 million in the year ended December 31, 1996. The increase was attributable to an increase in Arch's average outstanding debt. In 1997 and 1996 interest expense includes approximately $33 million and $24 million, respectively, of non-cash interest accretion on Arch's 10 7/8% Senior Discount Notes due 2008 under which semi-annual interest payments commence on September 15, 2001. See Note 3 to Arch's Consolidated Financial Statements.

  During the years ended December 31, 1997 and 1996, Arch recognized income tax benefits of $21.2 million and $51.2 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

  Net loss increased to $181.9 million in the year ended December 31, 1997 from $114.7 million in the year ended December 31, 1996 as a result of the factors outlined above. Included in the net loss for the years ended December 31, 1997 and 1996 were charges of $3.9 million and $2.0 million, respectively, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

  EBITDA increased 23.2% to $130.3 million (35.4% of net revenues) in the year ended December 31, 1997 from $105.8 million (34.8% of net revenues) in the year ended December 31, 1996 as a result of the factors outlined above.

 Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

  Total revenues increased $168.8 million, or 103.8%, to $331.4 million in the year ended December 31, 1996 from $162.6 million in the year ended December 31, 1995 and net revenues increased $162.1 million, or 114.3%, from $141.8 million to $303.9 million over the same period. Service, rental and maintenance revenues increased $152.9 million, or 110.4%, to $291.4 million in the year ended December 31, 1996 from $138.5 million in the year ended December 31, 1995. These increases in revenues were due primarily to the increase in the number of pagers in service from 2.0 million at December 31, 1995 to 3.3 million at December 31, 1996. Acquisitions of paging companies added 0.5 million pagers in service during 1996, with the remaining 0.8 million pagers added through internal growth. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1995 and 1996. Product sales, less cost of products sold, increased 274.0% to $12.5 million in the year ended December 31, 1996 from $3.3 million in the year ended December 31, 1995 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $65.0 million (21.4% of net revenues) in the year ended December 31, 1996 from $29.7 million (20.9% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $25.00 in the year ended December 31, 1996 from $28.00 in the year ended December 31, 1995.

  Selling expenses increased to $47.0 million (15.4% of net revenues) in the year ended December 31, 1996 from $24.5 million (17.3% of net revenues) in the year ended December 31, 1995. The increase in selling expenses was due to the addition of sales personnel to support continued growth in the subscriber base, as the number of net new pagers in service resulting from internal growth increased by 122.7% from the year ended December 31, 1995 to the year ended December 31, 1996. Arch's selling cost per net new pager in service decreased to $58 in the year ended December 31, 1996 from $67 in the year ended December 31, 1995, primarily due to increased sales through indirect distribution channels.

  General and administrative expenses increased to $86.2 million (28.4% of net revenues) in the year ended December 31, 1996 from $40.4 million (28.5% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with supporting more pagers in service.

  Depreciation and amortization expenses increased to $191.9 million (63.1% of net revenues) in the year ended December 31, 1996 from $60.2 million (42.5% of net revenues) in the year ended December 31, 1995. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

  Operating loss increased to $86.1 million in the year ended December 31, 1996 from $13.0 million in the year ended December 31, 1995 as a result of the factors outlined above.

  Net interest expense increased to $75.9 million in the year ended December 31, 1996 from $22.5 million in the year ended December 31, 1995. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense in 1996 includes approximately $24 million of non-cash interest accretion on Arch's 10 7/8% Senior Discount Notes due 2008. See Note 3 to Arch's Consolidated Financial Statements.

  During the years ended December 31, 1996 and 1995, Arch recognized income tax benefits of $51.2 million and $4.6 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996 and 1995, Arch recognized an extraordinary charge of $1.9 million and $1.7 million, respectively, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under separate prior credit facilities.

  Net loss increased to $114.7 million in the year ended December 31, 1996 from $36.6 million in the year ended December 31, 1995 as a result of the factors outlined above. Included in net loss for the year ended December 31, 1995 was a charge of $4.0 million representing Arch's pro rata share of USA Mobile's net loss for the period of time from Arch's acquisition of its initial 37% interest in USA Mobile on May 16, 1995 through the completion of Arch's acquisition of USA Mobile on September 7, 1995. Included in the net loss for the year ended December 31, 1996 was a charge of $2.0 million representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

  EBITDA increased 124.2% to $105.8 million (34.8% of net revenues) in the year ended December 31, 1996 from $47.2 million (33.3% of net revenues) in the year ended December 31, 1995 as a result of the factors outlined above.

LIQUIDITY AND CAPITAL RESOURCES

  Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for pagers and paging system equipment, to service debt and to finance acquisitions.

 Capital Expenditures and Commitments

  Excluding acquisitions of paging businesses, Arch's capital expenditures were $60.5 million in the year ended December 31, 1995, $155.6 million in the year ended December 31, 1996, $102.8 million in the year ended December 31, 1997 and $59.9 million in the six months ended June 30, 1998. To date, Arch has funded its capital expenditures with net cash provided by operating activities and the incurrence of debt.

  Arch currently anticipates capital expenditures of approximately $85.0 million to $90.0 million for the year ending December 31, 1998, primarily for the purchase of pagers, paging system equipment and transmission equipment, as well as expenditures for information systems and advances to Benbow (as described below). Such amounts are subject to change based on Arch's internal growth rate and acquisition activity, if any, during 1998. Included in Arch's anticipated capital expenditures for 1998 is funding to upgrade hardware and internally develop software for a centralized billing and management information system which is expected to offer the back office capability to support significant future growth and to address year 2000 issues. See "Risk Factors--Risks Common to Arch and MobileMedia--Impact of the Year 2000 Issue". Arch believes that it will have sufficient cash available from operations and credit facilities to fund these expenditures.

  Arch is obligated, to the extent such funds are not available to Benbow from other sources, to advance to Benbow sufficient funds to service its license related debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system. The total cost to Benbow of servicing its debt obligations and constructing an N-PCS system (including the effect of Benbow's acquisition of Page Call) will be approximately $100.0 million over the next five years. Arch currently anticipates that approximately $40.0 million (approximately $10.0 million in each of the next four years) of such amount will be funded by Arch and the balance will be funded through vendor financing and other sources. Arch also is funding ongoing obligations in connection with Benbow's recent acquisition of Page Call. See "Business--Arch--Investments in Narrowband PCS Licenses".

 Other Commitments

  Interest payments on the $467.4 million principal amount at maturity of Arch Discount Notes commence September 15, 2001. Arch expects to service such interest payments out of cash made available to it by its subsidiaries. Based on the principal amount of Arch Discount Notes presently outstanding, such interest payments will equal $25.4 million on March 15 and September 15 of each year until scheduled maturity on March 15, 2008. A default by Arch in its payment obligations under the Arch Discount Notes could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch. See "Risk Factors--Risks Related to Arch--Arch's Indebtedness and High Degree of Leverage".

 Sources of Funds

  Arch's net cash provided by operating activities was $14.7 million, $37.8 million and $63.6 million in the years ended December 31, 1995, 1996 and 1997, respectively, and $43.9 million in the six months ended June 30, 1998. Arch believes that its capital needs for the foreseeable future will be funded with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see Note 3 of Notes to Arch's Consolidated Financial Statements. Arch's ability to access future borrowings will be dependent, in part, on its ability to continue to grow its EBITDA. After giving pro forma effect to the Merger and assuming an offering of the Planned ACI Notes, Arch estimates it will have $415 million outstanding, and approximately $185.0 million in available borrowing capacity under the API Credit Facility. If Arch is unable to complete the Planned ACI Notes offering and therefore borrows under the Bridge Facility, Arch estimates that the principal amount outstanding under the API Credit Facility would increase to $500.0 million and available borrowing capacity would be reduced to $100.0 million.

 API Credit Facility

  In June 1998, ACE amended its existing credit facility to establish senior secured revolving credit and term loan facilities with API as borrower in the aggregate amount of $400.0 million consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan which was available in a single drawing on the closing date (the "Tranche C Facility"). See "Description of Certain Arch Indebtedness--API Credit Facility".

  Effective as of August 18, 1998, API, The Bank of New York, Royal Bank of Canada and Toronto Dominion (Texas), Inc. executed a commitment letter for the API Credit Facility Increase, which, subject to approval by each of API's lenders, would result in a $25.0 million increase in the Tranche A Facility, a $25.0 million increase in the Tranche B Facility and a $150.0 million increase in the Tranche C Facility. See "Description of Certain Arch Indebtedness--API Credit Facility " and "Risk Factors--Risks Related to Arch--API Credit Facility, Bridge Facility and Indenture Restrictions".

 Bridge Facility

  Effective as of August 18, 1998, ACI and the Bridge Lenders executed a commitment letter for the Bridge Facility pursuant to which a $120.0 million term loan will be available for a single drawing on the closing date of the Merger. See "Description of Certain Arch Indebtedness--Bridge Facility" and "Risk Factors--Risks Related to Arch--API Credit Facility, Bridge Facility and Indenture Restrictions".

 Issuance and Sale of Private Notes

  In June 1998, ACI issued and sold $130.0 million principal amount of private notes to Bear Stearns, Barclays Capital Inc., RBC Dominion Securities Corporation, BNY Capital Markets, Inc. and TD Securities (USA) Inc. for net proceeds of $122.6 million (after deducting the discount to the Initial Purchasers and estimated offering expenses payable by Arch) in a private placement made pursuant to Rule 144A under the Securities Act. The private notes were sold at an initial price to investors of 98.049% of the face amount of their investment. See "Description of Certain Arch Indebtedness--ACI 12 3/4% Notes ".

 Sandler Equity Investment

  On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., ("Sandler") an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Preferred Stock. Simultaneously, Arch contributed to ACI as an equity investment $24.0 million of the net proceeds from the sale of Series C Preferred Stock, ACI contributed such amount to API as an equity investment and API used such amount to repay indebtedness under ACE's existing credit facility as part of the establishment of the API Credit Facility. So long as at least 50% of the Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock have the right, voting as a separate class, to designate one member of the Arch Board. Immediately prior to the Series C Preferred Stock financing, partnerships managed by Sandler owned 4.3% of the outstanding Stock. After giving effect to the issuance of the Series C Preferred Stock, the holders of the Series C Preferred Stock beneficially owned (including the Common Stock owned by partnerships managed by Sandler) 21.3% of Stock. See "Description of Securities".

 Inflation

  Inflation has not had a material effect on Arch's operations to date. Paging systems equipment and operating costs have not increased in price and Arch's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their pagers. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

RECENT AND PENDING ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Arch adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch intends to adopt SFAS No. 131 for its year ending December 31, 1998. The adoption of this standard is not expected to have a significant impact on its reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. Arch intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2000. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements, however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

MOBILEMEDIA

  Parent, through MobileMedia, operates one of the largest paging companies in the United States, with approximately 3.2 million units in service as of June 30, 1998. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia offers local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia markets its services primarily under the MobileComm brand name. Parent's business is conducted primarily through MobileMedia, and MMC and its various subsidiaries hold MobileMedia's FCC licenses and, where applicable, state public utility commission authorizations that grant MobileMedia the authority to operate its paging systems.

  MobileMedia distributes its paging services using three primary distribution channels: direct, reseller and retail, as described below. MobileMedia's paging and wireless messaging services consist principally of numeric and alphanumeric paging services. As of June 30, 1998, MobileMedia had approximately 2.6 million numeric units in service, representing approximately 81% of its subscriber base, approximately .6 million alphanumeric units in service, representing approximately 18% of its subscriber base, with other types of units in service representing the remaining approximately 1% of its subscriber base.

BUSINESS STRATEGY

  Since the Petition Date, MobileMedia has been engaged in restructuring its operations with the objective of improving performance, principally in the areas of order entry, billing and collections, inventory controls, management information systems conversion and customer service. MobileMedia has also undertaken cost reduction analyses and has taken actions that have the objective of reducing telecommunications, subcontracting and lease expenses, among others. In addition, MobileMedia has sought to refocus its marketing and sales efforts in an attempt to achieve unit additions consistent with positive cash flow, and is continuing to change its management structure with the objective of establishing profit and loss accountability in each market.

PAGING AND MESSAGING SERVICES PRODUCTS AND OPERATIONS

 Paging and Messaging Services.

  MobileMedia currently offers a variety of paging and messaging services. To send a page to a MobileMedia subscriber, a party must initiate contact with a paging terminal. This is typically accomplished, depending on the type of paging service, by use of a touch-tone telephone, with the assistance of an operator employed by or working on behalf of MobileMedia or through software loaded onto the sender's personal computer, an input device or the Internet. The paging terminal then sends an encoded message to MobileMedia's transmitter network, which broadcasts the call to its geographic service area. This broadcast signal is received by the subscriber's pager, which decodes the information, alerts the subscriber and displays the message received. The main paging services offered by MobileMedia are:

    Numeric (Digital Display) Paging Service. Numeric paging service permits a caller, using a touch-tone telephone, to transmit to a subscriber a numeric message consisting of a telephone number, an account number or coded information. Numeric pagers have memory capability to store several such numeric messages which can be recalled by a subscriber when desired. As of June 30, 1998, MobileMedia had approximately 2.6 million numeric units in service.

    Alphanumeric Paging Service. Alphanumeric paging service allows subscribers to receive and store messages consisting of both letters and numbers. Alphanumeric pagers have sufficient memory to store numerous messages. This service has the capability to tie into computer-based networks to provide advanced messaging services. Callers may send messages either by using an operator dispatch center, a personal computer equipped with a modem and MessageSoft software or a portable alphanumeric input device, such as the AlphaMate manufactured by Motorola. Internet and WorldWide Web access is also possible for many alphanumeric paging customers. As of June 30, 1998, MobileMedia had approximately .6 million alphanumeric units in service.

    Other Services. In addition to local, regional and nationwide paging service--both numeric and alphanumeric--MobileMedia offers a variety of enhanced services such as voice mail and voice mail notification, e-mail notification and news, sports reports and stock quotes.

  The following table sets forth the number of MobileMedia customers by service type as of the dates indicated.

                                       AS OF DECEMBER 31,                           AS OF JUNE 30,
                         -------------------------------------------------  --------------------------------
                              1995             1996             1997             1997             1998
                         ---------------  ---------------  ---------------  ---------------  ---------------
    TYPE OF SERVICE       NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %
    ---------------      --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Numeric Display......... 1,934,774  81.7% 3,713,579  83.9% 2,820,443  82.0% 3,297,379  83.0% 2,624,869  81.0%
Alphanumeric............   384,843  16.2%   658,769  14.9%   593,280  17.2%   638,266  16.0%   598,702  18.5%
Other...................    49,484   2.1%    51,759   1.2%    26,619   0.8%    38,115   1.0%    18,169   0.5%
                         --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total................... 2,369,101 100.0% 4,424,107 100.0% 3,440,342 100.0% 3,973,760 100.0% 3,241,740 100.0%
                         ========= =====  ========= =====  ========= =====  ========= =====  ========= =====
Customers with
 nationwide services
 (included above).......    63,101          325,924          330,254          337,293          330,642

 Products and Services

  Subscribers for paging services enter into a service contract with MobileMedia that provides for either the purchase or lease of pagers and the payment of airtime and other charges. As of June 30, 1998, approximately 50% of units in service were purchased either by subscribers or by resellers, and approximately 50% were owned by MobileMedia and leased to subscribers. Customer-owned and -maintained ("COAM") pagers and those owned by resellers do not require capital investment by MobileMedia, unlike MobileMedia-owned pagers leased to subscribers. MobileMedia also sells its services in bulk quantities to resellers, who subsequently sell MobileMedia's services to end-users. Resellers are responsible for sales, billing, collection and equipment maintenance costs. MobileMedia sells other products and services, including pagers and accessories and pager replacement and maintenance contracts. The following table sets forth MobileMedia's units in service by ownership as of the dates indicated.

                                        AS OF DECEMBER 31,                           AS OF JUNE 30,
                          -------------------------------------------------  --------------------------------
                               1995             1996             1997             1997             1998
                          ---------------  ---------------  ---------------  ---------------  ---------------
       OWNERSHIP           NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %     NUMBER     %
       ---------          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Company owned and rented
 to subscribers.........  1,087,183  45.9% 1,996,141  45.2% 1,712,941  49.8% 1,901,678  47.9% 1,633,794  50.4%
COAM....................    514,068  21.7% 1,112,194  25.1%   861,250  25.0% 1,019,939  25.7%   805,338  24.8%
Resellers...............    767,850  32.4% 1,315,772  29.7%   866,151  25.2% 1,052,143  26.4%   802,608  24.8%
                          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total...................  2,369,101 100.0% 4,424,107 100.0% 3,440,342 100.0% 3,973,760 100.0% 3,241,740 100.0%
                          ========= =====  ========= =====  ========= =====  ========= =====  ========= =====

NETWORKS AND LICENSES

  MobileMedia operates local, regional and national paging networks which enable its customers to receive pages over a broad geographical area. The extensive coverage provided by this network infrastructure provides MobileMedia with an advantage over certain competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, who frequently demand national network coverage from their paging service provider.

  Although MobileMedia's networks provide local, regional and national coverage, its networks operate over numerous frequencies and are subject to some capacity constraints in certain geographic markets. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Certain of MobileMedia's networks utilize older technologies and are comparatively costlier to operate. Although the capacity of MobileMedia's network infrastructure varies significantly market-by-market, customer usage of MobileMedia's systems is close to capacity in several markets, thus limiting future growth in such markets in the absence of additional capital investment.

  MobileMedia is seeking to improve overall network efficiency through the deployment of new paging terminals, the consolidation of subscribers on fewer, higher capacity networks and increasing the transmission speed (baud rate) of certain of its existing networks. MobileMedia believes its investments in its network infrastructure will facilitate and improve the delivery of high quality paging services while at the same time reducing associated costs of such services.

    Nationwide wireless networks. MobileMedia operates two nationwide 900 MHz networks. As part of the MobileComm Acquisition, MobileMedia acquired MobileComm's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX technology. The use of FLEX technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

    Nationwide two-way narrowband PCS networks. Narrowband PCS networks enable paging companies to offer two-way paging services and to make more efficient use of radio spectrum than do non-PCS networks. MobileMedia purchased five regional licenses through the FCC's 1994 auction of narrowband PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, as part of the MobileComm Acquisition, MobileMedia acquired a second two-way narrowband PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system.

  In order to retain its narrowband PCS licenses, MobileMedia must comply with certain minimum buildout requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, MobileMedia would be required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileComm Acquisition, MobileMedia would be required to build out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 and 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. MobileMedia estimates that the costs of these minimum build-outs (which would not be sufficient for MobileMedia to provide significant narrowband PCS applications) could be as much as approximately $9.0 million. MobileMedia has concluded that, given the expected high demand for nationwide alphanumeric services, the potential demand for guaranteed receipt services and MobileMedia's high fixed costs for maintaining and building out its existing networks, the most economical means for satisfying projected demand is for MobileMedia to construct a fully operational narrowband PCS network with ReFLEX 25 capability. MobileMedia estimates that the cost for this construction will be approximately $40.0 million over the next two years, and that it will be able to complete the construction relatively economically using its existing nationwide network infrastructure and supplementing it with additional transmitters and receivers. On May 12, 1998, the Bankruptcy Court authorized MobileMedia to enter into contracts during 1998 up to the amount of $16.0 million in connection with the buildout of the network necessary to support narrowband PCS services.

SALES AND MARKETING

  MobileMedia's sales and marketing efforts are directed toward adding additional units with existing subscribers and identifying new potential subscribers. Subscribers to MobileMedia's paging and wireless communications services generally have been individuals and organizations whose employees are highly mobile or whose business involves multiple work locations and who are required to remain in contact at all times. Traditional subscribers include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. However, paging services are increasingly appealing to mass market consumers for private, non-business uses such as communicating with family and friends.

 Sales Channels

  MobileMedia markets its paging services through three primary sales channels: direct, reseller and retail.

    Direct. In the direct channel, MobileMedia leases or sells pagers directly to its customers and bills and services such customers. MobileMedia's direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically exhibit lower churn rates than consumer accounts. The direct channel will continue to have the highest priority among MobileMedia's marketing and sales efforts, given its critical contribution to recurring revenue and projected growth. MobileMedia is engaged in efforts to improve sales productivity and strengthen its direct channel sales force, which suffered from high turnover and open positions during much of 1997. In addition, MobileMedia has commenced implementing consumer direct marketing techniques in 1998. As of June 30, 1998, the direct channel accounted for approximately 79% of recurring revenue.

    Reseller. In the reseller channel, MobileMedia sells access to its transmission networks in bulk to a third party, who then resells such services to the end users (usually consumers or small businesses). MobileMedia offers paging services to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although MobileMedia retains the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by MobileMedia are reduced.

    MobileMedia's resellers generally are not exclusive distributors of MobileMedia's services and often resell paging services of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of pagers to resellers at discounted rates. MobileMedia intends to be an active participant in the reseller channels and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of June 30, 1998, the reseller channel accounted for approximately 11% of recurring revenue.

    Retail. In the retail channel, MobileMedia sells pagers to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts MobileMedia to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase (as opposed to lease) paging units, reducing MobileMedia's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by MobileMedia. Retail distribution permits MobileMedia to penetrate the consumer market by supplementing direct sales efforts. As of June 30, 1998, the retail channel accounted for approximately 10.5% of recurring revenue.

COMPETITION

  See "Industry Overview--Competition".

REGULATION

  See "Industry Overview--Regulation".

SOURCES OF EQUIPMENT

  MobileMedia does not manufacture any of the pagers or related transmitting and paging terminal equipment used in its paging operations. MobileMedia currently purchases pagers from a limited number of suppliers and in turn sells or leases the pagers to its subscribers. Motorola is the primary supplier of pagers to MobileMedia. Glenayre is MobileMedia's primary supplier of paging terminals, paging transmitters and voice mail system equipment. On February 6, 1997, MobileMedia obtained Bankruptcy Court approval to pay the pre-petition outstanding accounts payable owing to Motorola, Glenayre, NEC and Panasonic Communications & Systems Company ("Panasonic" and together with Motorola, Glenayre and NEC, the "Key Suppliers"), in exchange for

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which each of Motorola, NEC, Panasonic and Glenayre entered into post-petition supply agreements with MobileMedia.

EMPLOYEES

  At June 30, 1998, MobileMedia employed 3,107 people in various capacities, with 161 in MobileMedia's corporate headquarters in Fort Lee, New Jersey and the balance in its five regions. None of such employees is covered by collective bargaining agreements. MobileMedia believes its employee relations are good.

TRADEMARKS

  MobileMedia markets its services primarily under the trade name MobileComm and the federally registered mark MOBILECOMM, except in the Greater Metropolitan Cincinnati area and in certain parts of Western Pennsylvania and Western New York, in which it markets its services under the federally registered mark MOBILEMEDIA. MobileMedia markets its messaging services under the federally registered mark VOICESTAR, and other services under the federally registered mark SPORTSCASTER and the unregistered mark MOBILECOMM CITYLINK. MobileMedia also owns other federally registered marks including:
DIAL PAGE, DMC DIGITAL MOBILE COMMUNICATIONS, EZ ALERT, MEMORY MANAGER, MESSAGESOFT, MOBILEMEDIA (and design) MOBILEMEDIA (and Globe Design), MOBILEMEDIA PAGING & PERSONALCOM and PAGERXTRA. In addition, MobileMedia has applications on file for federal registration of the marks MMS and MOBILECOMM (and design.)

PROPERTIES

  In addition to its FCC licenses and network infrastructure (which includes radio transmission and satellite uplink equipment), MobileMedia has the following categories of assets: (i) pagers (including both pagers held as fixed assets for lease and pager inventory for sale), pager parts and accessories; (ii) its subscriber base and related accounts receivable; (iii) intellectual property; (iv) real estate and improvements; (vi) leased assets;
(vii) computer and telephone systems and equipment; (viii) furniture, fixtures and equipment; (ix) ownership of one-third of the equity of Abacus Communications Partners, L.P.; (x) goodwill and other intangibles; and (xi) cash and cash equivalents.

  On January 22, 1998, the Bankruptcy Court approved MobileMedia's entry into a lease with Miller Freeman, Inc. (the "Fort Lee Lease"). Pursuant to the Fort Lee Lease, MobileMedia relocated its headquarters to Fort Lee, New Jersey as of March 23, 1998, resulting in cost savings to MobileMedia of approximately $3.0 million over the term of the Fort Lee Lease. On March 18, 1998, the Bankruptcy Court approved the assignment of the lease for the premises that previously served as MobileMedia's headquarters. The Bankruptcy Court has also extended the period during which MobileMedia can decide whether to assume or reject non-residential real property leases to the confirmation date of the Plan. As of June 30, 1998, 121 leases had been rejected with Bankruptcy Court approval. On April 14, 1998, the Bankruptcy Court approved MobileMedia's motion to assume the lease for the premises that serves as its Dallas, Texas customer service center.

 Sale of MobileMedia Tower Sites

  On July 7, 1998, MobileMedia and Pinnacle executed an agreement, subject to Bankruptcy Court approval, to sell the MobileMedia Tower Sites, and to rent from Pinnacle transmitter space on the MobileMedia Tower Sites. The sale of the MobileMedia Tower Sites was completed on September 3, 1998. MobileMedia recognized proceeds from such sale of $170.0 million, and the projected annual rental expense is expected to be approximately $10.7 million. The proceeds of the MobileMedia Tower Site Sale were paid to the Pre-Petition Lenders, which Lenders have liens on all of the assets being sold.

  The MobileMedia Tower Site Sale is the product of an extensive bidding process. Prior to executing this agreement, Blackstone, on behalf of MobileMedia, contacted approximately 40 potential MobileMedia Tower Sites buyers and executed confidentiality agreements with, and distributed the MobileMedia Tower Sites

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information to, approximately 30 of these potential buyers. After permitting certain potential purchasers to conduct due diligence, MobileMedia and Blackstone determined that Pinnacle's offer represented the highest and best offer.

  In connection with the agreement to sell the MobileMedia Tower Sites to Pinnacle, MobileMedia filed two motions on July 14, 1998. One motion sought to establish procedures for bidding on the MobileMedia Tower Sites and provides for liquidated damages and the reimbursement of expenses to Pinnacle under certain circumstances. This relief was granted on July 23, 1998. The second motion sought Bankruptcy Court approval of the sale of the MobileMedia Tower Sites to Pinnacle, and the rental of transmitter sites from Pinnacle and the payment of the sale proceeds to the Pre-Petition Lenders. The relief requested in this Motion was granted on August 10, 1998.

  At August 1, 1998, MobileMedia leased office space (including its executive offices) in approximately 33 states for use in conjunction with its paging operations. MobileMedia leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures. MobileMedia's leases are for various terms and provide for monthly lease payments at various rates. MobileMedia believes that it will be able to obtain additional space as needed at acceptable cost.

EVENTS LEADING UP TO MOBILEMEDIA'S BANKRUPTCY FILINGS

  Beginning in 1995, MobileMedia grew its business primarily through acquisitions. In August 1995, MobileMedia completed the acquisition of the paging and wireless messaging business of Dial Page (the "Dial Page Acquisition"). The purchase price of the Dial Page Acquisition was largely financed through an initial public offering of 8,800,000 shares of Parent Class A Common Stock which, at a price to the public of $18.50 per share, generated net proceeds of approximately $151.9 million, which proceeds were contributed to MMC. The total purchase price of the Dial Page Acquisition was $187.4 million, which included the assumption of $85 million outstanding principal amount of the 12 1/4% Dial Page Notes. Concurrently with the transaction, MMC repurchased all but approximately $1.6 million of the Dial Page Notes. The Dial Page Acquisition added approximately 0.4 million units in service in the southeastern United States to MMC's subscriber base.

  In January 1996, MobileMedia completed the acquisition of MobileComm, the paging and wireless messaging unit of BellSouth Corporation and an associated nationwide two-way narrowband 50/12.5 kHz PCS license (the "MobileComm Acquisition"). The purchase price for the MobileComm Acquisition was $928.7 million which was financed by (i) Parent's public offering of 15,525,000 shares of Class A Common Stock which, at a price to the public of $23.75 per share, generated net proceeds of approximately $354.9 million, of which $340.0 million was contributed by Parent to MMC, (ii) a concurrent public offering by MMC of $250.0 million aggregate principal amount at maturity of 9 3/8% Notes (the "MobileMedia 9 3/8 Notes") and (iii) loan facilities aggregating $750.0 million, consisting of a $550.0 million secured term loan facility and a $200.0 million secured revolving loan facility (the "MobileMedia 1995 Credit Facility"), evidenced by The MobileMedia 1995 Credit Agreement. $500.0 million of the secured term loan facility was used as consideration for the MobileComm Acquisition. Fifty million dollars of the MobileMedia 1995 Credit Facility was used to repay MMC's former credit facility. The MobileComm Acquisition added approximately 1.7 million units in service to MobileMedia's subscriber base.

  During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy. These difficulties related largely to the process of integration of the operations of Dial Page and MobileComm into those of MobileMedia. As a result, MobileMedia did not achieve expected growth in its subscriber base and revenues, nor did it realize anticipated efficiencies and cost reductions from the elimination of duplicative functions.

  During 1996, MobileMedia's financial position deteriorated. As of September 30, 1996, MMC was in violation of certain financial covenants under its $750.0 million 1995 Credit Agreement, which resulted in the occurrence of "Events of Default" under the MobileMedia 1995 Credit Agreement and precluded MMC from borrowing additional funds thereunder. MMC's obligations under the MobileMedia 1995 Credit Agreement are guaranteed by Parent and by all the subsidiaries of MMC. In the fall of 1996, MobileMedia commenced

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negotiations with The Chase Manhattan Bank, the agent for the lenders under the MobileMedia 1995 Credit Agreement, regarding the terms of a possible financial restructuring.

  In press releases issued on September 27 and October 21, 1996, MobileMedia disclosed that misrepresentations had been made to the FCC by former members of management and that other violations had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. The results of an expanded investigation were submitted to the FCC on November 8, 1996. MobileMedia is still in the process of resolving these issues with the FCC. See "--MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending FCC Action Against MobileMedia".

  In November and December of 1996, MobileMedia sought to modify payment terms with certain of its larger vendors, some of which had not been paid in accordance with their scheduled payment terms. In the fall of 1996, Motorola, MobileMedia's largest supplier of pagers and pager repair parts, informed MobileMedia that it would require credit support to assure payment of approximately $35.0 million past due accounts payable and would refuse to accept orders for products or services from, and refuse to make shipments to, MobileMedia pending resolution of the matter. Subsequently, Glenayre, MobileMedia's primary supplier of paging terminals, transmitters and related parts, and NEC and Panasonic, MobileMedia's secondary suppliers of pagers, also made demands on MobileMedia for payment of their past due accounts in the aggregate amount of $11.8 million.

  On November 1, 1996, MobileMedia failed to make a scheduled interest payment of approximately $11.8 million on the MobileMedia 9 3/8% Notes, which failure was not cured during the 30-day grace period ending November 30, 1996. In addition, in December 1996 and January 1997, MobileMedia failed to make scheduled interest payments in the aggregate amount of approximately $13.4 million under the MobileMedia 1995 Credit Agreement.

  Negotiations between MobileMedia and the Pre-Petition Lenders, the holders of the MobileMedia 9 3/8% Notes and certain other outstanding notes (collectively, the "MobileMedia Notes") and with the Key Suppliers continued through late 1996. When it became apparent that MobileMedia would be unable, among other things, to reach agreements with the Key Suppliers to resume shipments of critical inventory and equipment or to reach agreement with the Pre-Petition Lenders and the holders of the MobileMedia Notes on the terms of a restructuring of its indebtedness outside of Chapter 11 of the Bankruptcy Code, MobileMedia concluded that it had no practical alternative other than to seek protection under Chapter 11.

  On January 30, 1997, MobileMedia filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court.

LITIGATION

  MobileMedia is attempting to resolve issues with the FCC surrounding misrepresentations and violations that occurred during the licensing process. In addition, MobileMedia is involved in the following litigation, potential litigation or claims.

 Securities Class Actions

  Prior to the Petition Date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its officers, directors and underwriters in the United States District Court for the District of New Jersey. These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant, but alleges that (i) certain former officers of MobileMedia deceived the investing public in violation of section 10(b) of the

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Exchange Act and Rule 10b-5 promulgated thereunder and section 20(b) of the
Exchange Act by making false statements or omissions in press releases and public filings between June 29, 1995 and September 27, 1996, and (ii) certain officers, directors and underwriters of MobileMedia violated sections 11, 12(a)(2) and 15 of the Securities Act by failing to disclose information in offering documents filed with the Commission on or around November 7, 1995 in connection with the secondary offering of MobileMedia common stock and MobileMedia 9 3/8% Notes.

  The plaintiffs in the New Jersey Actions allege that, as a result of alleged misrepresentations, purchasers of Parent's common stock and MobileMedia 9 3/8% Notes suffered hundreds of millions of dollars in damages as the truth concerning, among other things, the severe problems with MobileMedia's growth strategy and its submission of false license applications to the FCC began to emerge and the price of MobileMedia securities dropped.

  In June 1997, MobileMedia initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. The basis of MobileMedia's motion for a stay was, inter alia, that the continued prosecution of the New Jersey Actions would interfere with MobileMedia's efforts to reorganize and would deplete the assets of the estate.

  Pursuant to a Stipulation entered into among MobileMedia and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions may conduct only limited discovery in connection with the New Jersey Actions and may not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the Effective Date of the Plan.

  In addition to the New Jersey Actions, two lawsuits were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and Ernst & Young LLP. MobileMedia is not named as a defendant in these two actions. The actions are styled Allen T. Gilliland Trust v. Hellman & Friedman Capital Partners II, L.P., Civil Action No. 97-3543 (N.D. Cal. 1997), and Allen T. Gilliland Trust v. Hellman & Friedman MobileMedia Partners, L.L.C., Case No. 989891 (Cal. Super. Ct. 1997) (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions"). The plaintiffs in the California Actions are or were shareholders of Parent who purchased stock during 1995 and 1996 and allege that Parent, through the actions of the named defendants, violated federal securities laws, various provisions of the California Corporations Code and California state law in connection with the sale of Parent's securities and in various public filings.

  On November 4, 1997, MobileMedia commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At a hearing held on December 10, 1997, the Bankruptcy Court enjoined the plaintiffs in the California Actions until May 31, 1998 from prosecuting the California Actions, except that the Bankruptcy Court permitted the plaintiffs in the California Actions to prosecute and respond to certain legal motions and to request documents of defendants and non-parties who do not currently serve on the Board of Directors of MobileMedia.

  On May 15, 1998, MobileMedia filed a motion with the Bankruptcy Court seeking an extension of the stay in connection with the California Actions. Subsequent to negotiations with the plaintiffs in the California Actions, MobileMedia submitted an agreed form of order that bars certain types of discovery until September 15, 1998. This order was signed by the Bankruptcy Court on May 29, 1998.

  Neither the New Jersey Actions nor the California Actions name MobileMedia or any of its subsidiaries as a defendant. However, proofs of claim have been filed against MobileMedia by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against MobileMedia's Directors, Officers and Corporate Liability Insurance Policy. As to MobileMedia, however, these Claims are classified in Classes 7 and 8, and will receive no distributions under the Amended Plan.


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

 Bankruptcy Claims

  Since the June 16, 1997 bar date established by the Bankruptcy Court for filing proofs of claim in the Insolvency Proceedings, MobileMedia has been actively involved in resolving the claims filed against its estates. As of July 31, 1998, approximately 2,410 proofs of claim had been filed in the Insolvency Proceedings. Approximately 1,260 of these claims, filed in an aggregate amount of approximately $91.4 million, have already been resolved by order of the Bankruptcy Court at an aggregate allowed amount of approximately $3.65 million. As of July 31, 1998, MobileMedia had also analyzed and resolved an additional 855 proofs of claim, representing an aggregate allowed amount of $5.3 million. Excluding claims filed by or on behalf of the Pre-Petition Lenders, the holders of the MobleMedia Notes and taxing authorities, there are fewer than 40 unresolved filed claims over $100,000, which claims have an aggregate filed value of less than $30.0 million. MobileMedia has already filed objections with the Bankruptcy Court to certain of these claims and is currently in the process of reconciling and resolving those remaining. MobileMedia believes that, once resolved, the aggregate allowed amount of these remaining claims will be substantially less than $30.0 million.

  MobileMedia is also in the process of reconciling and resolving the tax claims filed against its estates. These tax claims were filed in an aggregate amount of approximately $30 million. MobileMedia anticipates that these claims will be allowed in an amount substantially less than the filed amount.

 Potential Unsecured Creditors Committee Litigation

  At a hearing held before the Bankruptcy Court on January 27, 1998, counsel to the Unsecured Creditors Committee indicated its intention immediately to serve discovery demands in connection with a potential objection to the Plan as filed on January 27, 1998. The Unsecured Creditors Committee's ex parte order authorizing discovery under Bankruptcy Rule 2004 was approved by the Bankruptcy Court on February 5, 1998, and the Unsecured Creditors Committee subsequently served subpoenas for the production of documents on MobileMedia and other parties. The production of documents by the respondents was largely completed during March, although issues pertaining to the production of certain privileged documents have yet to be resolved. On April 1, the Unsecured Creditors Committee also served requests to conduct the depositions of numerous individuals, including members of MobileMedia's management, board of directors, professionals involved in the reorganization proceedings, and members of the steering committee for MobileMedia's pre- and post-petition secured lenders. Because the Unsecured Creditors Committee supports the Amended Plan in its present form, it is not expected that this litigation will continue.

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MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

PRESENTATION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following definitions are relevant to a review and discussion of MobileMedia's operating results.

  Services, rents and maintenance revenues ("paging revenue"): includes primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

  Net revenues: includes primarily paging revenues and sales of customer owned and maintained pagers less cost of pagers sold.

  Services, rents and maintenance expenses: includes costs related to the management, operation and maintenance of MobileMedia's network systems.

  Selling expenses: includes salaries, commissions and administrative costs for MobileMedia's sales force and related marketing and advertising expenses.

  General and administrative expenses: includes primarily customer service expense, executive management, accounting, office telephone, rents and maintenance and information services.

  Average revenues per Unit ("ARPU"): calculated by dividing (i) the average monthly services, rents and maintenance revenues for the period by (ii) the weighted average number of units in service for the period. ARPU, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.

  Average monthly operating expense per unit : calculated by dividing (i) the average monthly services, rents and maintenance, selling and general and administrative expenses for the period by (ii) the weighted average number of units in service for the period.

  As used herein, "EBITDA" represents earnings before other income (expense), taxes, depreciation, and amortization and restructuring costs. Other income (expense) consists primarily of interest expense. EBITDA is a financial measure commonly used in the paging industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP), as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA as determined by MobileMedia may not necessarily be comparable to similarly titled data of other paging companies. EBITDA in 1996 is reported prior to the impact of a $792.5 million asset impairment writedown pursuant to Statement of Financial Accounting Standards No. 121. (See Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein).

  As used herein, the term "acquisitions" refers to both the MobileComm Acquisition and the Dial Page Acquisition.

OVERVIEW

  The following discussion and analysis should be read in conjunction with MobileMedia's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

  MobileMedia builds and operates wireless messaging and communications systems, and generates revenues from the provision of paging and other wireless communications services. MobileMedia's strategy is to strengthen its industry leadership position by providing superior paging and messaging services at competitive prices.

  MobileMedia's revenues are derived primarily from fixed periodic recurring fees, not dependent on usage, charged to MobileMedia's subscribers for paging services. While a subscriber remains in MobileMedia's service, future operating results benefit from this recurring revenue stream with minimal requirements for incremental selling expenses or other costs.

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

  On January 4, 1996, MobileMedia completed its acquisition of MobileComm and on August 31, 1995 MMC purchased the paging business of Dial Page, Inc. MobileMedia has incurred integration related costs in excess of those originally anticipated to (i) transfer units-in-service between paging networks to rationalize capacity, (ii) temporarily operate duplicative functions, primarily customer service, and (iii) hire additional employees and consultants to focus on the integration. Additionally, MobileMedia has experienced increased loss of subscribers related to the integration difficulties. Accordingly, MobileMedia's financial results have been negatively impacted by the higher than anticipated integration costs and increased loss of subscribers.

  On January 30, 1997, Parent and MobileMedia filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring ("Bankruptcy filing"). Parent and MobileMedia are presently operating its business as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. Pursuant to the requirements of the Bankruptcy Code, Parent and MobileMedia are required to file monthly operating reports with the United States Trustee. Such reports are publicly available through the office of the Trustee, and copies of such reports to date have been filed as Current Reports on Form 8-K with the Commission. Financial statements included in MobileMedia's periodic reports since February, 1997 have not been prepared in accordance with GAAP due to MobileMedia's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included herein reflect adjustments from the unaudited statements, including but not limited to, an impairment adjustment of approximately $792.5 million recorded as of December 31, 1996.

  On July 7, 1998, MobileMedia entered into an agreement to sell 163 transmission towers and 49 owned parcels of land to Pinnacle for $170.0 million. The transaction also includes the assignment of leases related to towers included in the sale. On September 3, 1998, the transaction was completed. In connection with the transaction, MobileMedia entered into a lease agreement with Pinnacle under which MobileMedia agreed to rent transmitter space on towers for 683 transmitters for a period of fifteen years at a cost of approximately $10.7 million per year.

  On August 20, 1998, MobileMedia announced that it had executed the Original Merger Agreement, pursuant to which MobileMedia will become a wholly owned subsidiary of Arch. On September 3, 1998, MobileMedia filed the Amended Plan that reflects the Merger. The Amended Plan has the support of the Unsecured Creditors Committee. Under the Amended Plan, most creditors of MobileMedia will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against MobileMedia. Because there are a variety of conditions precedent to the consummation of the Amended Plan and the Merger, there can be no assurance that the transactions contemplated thereby will be consummated.

PENDING FCC ACTION AGAINST MOBILEMEDIA

  MobileMedia disclosed in press releases dated September 27, 1996 and October 21, 1996 that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. Since November 8, 1996, MobileMedia has continued to provide additional information to the FCC.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 94 applications for fill-in sites

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around existing paging stations (which had been filed under the so-called "40-
mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to each of the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an ALJ to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997 in response to a request by MobileMedia, the FCC issued an order staying the hearing proceeding for ten months in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The order, which is based on an FCC doctrine known as Second Thursday, provides that if there is a change of control that meets the conditions of Second Thursday, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. MobileMedia believes that a reorganization plan that provides for either a conversion of certain existing debt to equity, in which case existing MobileMedia equity interests will be eliminated, or a sale or merger of MobileMedia will result in a change of control that will satisfy the Second Thursday doctrine. MobileMedia has requested, and the FCC granted an extension of the order staying the hearing for an additional six months to October 6, 1998. If MobileMedia is unable to present the FCC with a plan of reorganization that satisfies the conditions of Second Thursday prior to the expiration of the stay of the hearing, MobileMedia may be required to proceed with the hearing, which, if adversely determined, could result in the loss of MobileMedia's licenses or substantial monetary fines, or both. Such an outcome would have a material adverse effect on MobileMedia's financial condition and results of operations.

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

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1998 Compared With Six Months Ended June 30, 1997

  The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                      SIX MONTHS ENDED JUNE 30,
                           -----------------------------------------------------
                                    1997                       1998
                           -------------------------- --------------------------
                           (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
                                             (UNAUDITED)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA
Revenues
  Services, rents and
   maintenance...........  $     257,420       99.6%  $     215,109       98.6%
  Equipment sales and ac-
   tivation fees.........         18,048        7.0          13,794        6.3
                           -------------  ---------   -------------  ---------
Total revenues...........        275,468      106.6         228,903      104.9
Cost of products sold....        (16,948)     (6.6)         (10,774)      (4.9)
                           -------------  ---------   -------------  ---------
                                 258,520      100.0         218,129      100.0
Operating expenses
  Services, rents and
   maintenance...........         74,009       28.6          56,028       25.7
  Selling................         37,201       14.4          31,460       14.4
  General and administra-
   tive..................        101,115       39.1          68,752       31.5
  Restructuring costs....         10,952        4.2           9,250        4.2
  Depreciation and amor-
   tization..............         71,168       27.5          60,748       27.8
                           -------------  ---------   -------------  ---------
Total operating ex-
 penses..................        294,445      113.9         226,238      103.7
                           -------------  ---------   -------------  ---------
Operating loss...........        (35,925)     (13.9)         (8,109)      (3.7)
Total other expense......        (35,467)     (13.7)        (29,160)     (13.4)
                           -------------  ---------   -------------  ---------
Net loss.................  $     (71,392)     (27.6)% $     (37,269)     (17.1)%
                           =============  =========   =============  =========
OTHER DATA
EBITDA...................  $      46,195       17.9%  $      61,889       28.4%
Average Revenue per Unit
 ("ARPU")................  $       10.22              $       10.73
Average monthly operating
 expense per unit........  $        8.43              $        7.79
Units in service (at end
 of period)..............      3,973,760                  3,241,740

  Units in service decreased from 3,973,760 as of June 30, 1997 to 3,241,740 as of June 30, 1998, a decrease of 18.4%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

  Services, rents and maintenance revenues decreased 16.4% to $215.1 million for the six months ended June 30, 1998 compared to $257.4 million for the six months ended June 30, 1997. The decrease was attributable to fewer units in service and partially offset by a $0.51 increase in ARPU from $10.22 for the six months ended June 30, 1997 to $10.73 for the six months ended June 30, 1998. The increase in ARPU was largely due to a greater percentage of units in service in the direct distribution channel and a smaller percentage in the reseller distribution channel. Units sold through the direct distribution channel generally are sold at higher ARPU.

  Equipment sales and activation fees decreased 23.6% to $13.8 million for the six months ended June 30, 1998 compared to $18.0 million for the six months ended June 30, 1997. The decrease in equipment sales was primarily due to decreases in equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased 174.5% to $3.0 million for the six months ended June 30, 1998 from $1.1 million for the six months ended June 30, 1997. This increase was primarily attributable to sales of used pagers with lower net book values resulting from a change in pager depreciation from a four-year life to a three-year life as of October 1, 1997.

  Net revenues decreased 15.6% to $218.1 million for the six months ended June 30, 1998 compared to $258.5 million for the six months ended June 30, 1997.

  Services, rents and maintenance expenses decreased 24.3% to $56.0 million for the six months ended June 30, 1998 compared to $74.0 million for the six months ended June 30, 1997. This decrease resulted primarily from lower subcontracted paging expenses by approximately $8.0 million resulting from billing reconciliations, increased unit cancellations and customer migration to company-owned networks and reduced paging related telecommunications expenses by approximately $8.7 million. The decline in paging-related telecommunications expenses resulted primarily from the FCC clarification of its interconnection rules pursuant to the Telecommunications Act of 1996, which prohibit local exchange carriers from charging paging carriers for the cost of dedicated facilities used to deliver local telecommunications traffic to paging networks. The FCC clarification, however, noted that the FCCs considering requests for reconsideration of these rules. In addition, paging-related telecommunications expense declined as a result of a reconfiguration of MobileComm's network to maximize usage of lower cost facilities. As a percentage of net revenue, services, rents and maintenance expenses decreased from 28.6% to 25.7%.

  Selling expenses for the six months ended June 30, 1998 decreased 15.4% to $31.5 million compared to $37.2 million for the six months ended June 30, 1997. The decrease resulted primarily from lower sales personnel costs and lower commissions attributable to lower sales headcount and lower gross additions. Selling expenses as a percentage of net revenue were constant at 14.4%.

  General and administrative expenses decreased 32.0% to $68.8 million for the six months ended June 30, 1998 compared to $101.1 million for the six months ended June 30, 1997 and decreased as a percentage of net revenues to 31.5% for the six months ended June 30, 1998 from 39.1% for the six months ended June 30, 1997. The decrease primarily resulted from reduced bad debt expense due to improvements in MobileMedia's billing and collections functions and lower administrative telephone expenses resulting from lower call volume and lower long distance rates as of October 1, 1997.

  Restructuring costs decreased from $11.0 million for the six months ended June 30, 1997 to $9.3 million for the six months ended June 30, 1998 due to a decline in professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997.

  Depreciation and amortization decreased 14.6% to $60.7 million for the six months ended June 30, 1998 compared to $71.2 million for the six months ended June 30, 1997. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets resulting from the change in useful life from four to three years on October 1, 1997 and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense increased to 27.8% for the six months ended June 30, 1998 from 27.5% for the six months ended June 30, 1997.

  Operating loss decreased 77.4% to $8.1 million for the six months ended June 30, 1998 from $35.9 million for the six months ended June 30, 1997. The decrease was primarily due to decreased operating expenses.

  Total other expense, principally interest expense, decreased 17.8% to $29.2 million for the six months ended June 30, 1998 compared to $35.5 million for the six months ended June 30, 1997. The decrease was primarily due to interest on the $250,000 Senior Subordinated Notes due November 1, 2007 and the $210,000 Senior Subordinated Deferred Coupon Notes not being recognized subsequent to the bankruptcy filing and lower interest expense on MobileMedia's DIP facility resulting from lower outstanding borrowings in 1998.

  Net loss, as a result of the above factors, decreased 47.8% to $37.3 million for the six months ended June 30, 1998 compared to $71.4 million for the six months ended June 30, 1997.

  EBITDA increased 34.0% to $61.9 million for the six months ended June 30, 1998 compared to $46.2 million for the six months ended June 30, 1997. As a percentage of net revenues, EBITDA increased to 28.4% for the six months ended June 30, 1998 from 17.9% for the six months ended June 30, 1997. The increase in EBITDA was primarily due to decreased operating expenses. Average monthly operating expenses per unit in service decreased to $7.79 for the six months ended June 30, 1998 compared to $8.43 for the six months ended June 30, 1997.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                       YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------
                                     1996                        1997
                          ----------------------------  --------------------------
                           (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA
Revenues
  Services, rents and
   maintenance..........  $       568,892       100.1%  $     491,174       99.9%
  Equipment sales and
   activation fees......           71,818        12.6          36,218        7.4
                          ---------------  ----------   -------------  ---------
Total revenues..........          640,710       112.8         527,392      107.3
  Cost of products
   sold.................          (72,595)      (12.8)        (35,843)      (7.3)
                          ---------------  ----------   -------------  ---------
                                  568,115       100.0         491,549      100.0
Operating expenses
  Services, rents and
   maintenance..........          144,050        25.4         139,333       28.3
  Selling...............           96,817        17.0          69,544       14.1
  General and adminis-
   trative..............          218,607        38.5         179,599       36.5
  Impairment of long-
   lived assets.........          792,478       139.5             --         --
  Restructuring costs...            4,256         0.7          19,811        4.0
  Depreciation and amor-
   tization.............          348,698        61.4         140,238       28.5
                          ---------------  ----------   -------------  ---------
Total operating ex-
 penses.................        1,604,906       282.5         548,525      111.6
                          ---------------  ----------   -------------  ---------
Operating loss..........       (1,036,791)     (182.5)        (56,976)     (11.6)
Total other expense.....          (92,595)      (16.2)        (67,608)     (13.8)
                          ---------------  ----------   -------------  ---------
Loss before income tax
 benefit................       (1,129,386)     (198.7)       (124,584)     (25.3)
Income tax benefit......          (69,442)       12.2             --         --
                          ---------------  ----------   -------------  ---------
Net loss................  $    (1,059,944)     (186.5)% $    (124,584)     (25.3)%
                          ===============  ==========   =============  =========
OTHER DATA
EBITDA..................  $       108,641        19.1%  $     103,073       21.0%
ARPU....................  $         11.08               $       10.41
Average monthly operat-
 ing expense per unit
 (1)....................  $          8.95               $        8.23
Units in service (at end
 of period).............        4,424,107                   3,440,342

--------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

  Units in service decreased from 4,424,107 as of December 31, 1996 to 3,440,342 as of December 31, 1997, a decrease of 22.2%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

  Services, rents and maintenance revenues decreased 13.7% to $491.2 million for the year ended December 31, 1997 compared to $568.9 million for the year ended December 31, 1996 due to fewer units in service and lower ARPU. ARPU decreased to $10.41 for the year ended December 31, 1997 from $11.08 for the year ended December 31, 1996 largely due to continued competitive market conditions.

  Equipment sales and activation fees decreased 49.6% to $36.2 million for the year ended December 31, 1997 compared to $71.8 million for the year ended December 31, 1996. The decrease in equipment sales was primarily attributable to less equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased from $(0.8) million for the year ended December 31,1996 to $0.4 million for the year ended December 31, 1997 primarily as a result of lower retail sales of equipment sold at a discount. Cost of products sold for the year ended December 31, 1996 includes a writedown of $3.2 million, reflecting the establishment of a lower of cost or market reserve for pagers held for resale through MobileMedia's retail and reseller distribution channels.

  Net revenues decreased 13.5% to $491.5 million for the year ended December 31, 1997 compared to $568.1 million for the year ended December 31, 1996.

  Services, rents and maintenance expenses decreased 3.3% to $139.3 million for the year ended December 31, 1997 compared to $144.1 million for the year ended December 31, 1996, primarily due to billing reconciliation and lower nationwide subcontracted paging expenses resulting from cancellations and customer migration from networks not owned by MobileMedia to company-owned networks.

  Selling expenses for the year ended December 31, 1997 decreased 28.2% to $69.5 million from $96.8 million for the year ended December 31, 1996 primarily due to lower sales personnel costs and lower sales commissions attributable to lower sales headcount and lower gross additions. In addition, reseller and retail distribution channel selling expenses declined as a result of lower sales volume. Selling expenses as a percentage of net revenue decreased to 14.1% for the year ended December 31, 1997 from 17.0% for the year ended December 31, 1996.

  General and administrative expenses decreased 17.8% to $179.6 million for the year ended December 31, 1997 compared to $218.6 million for the year ended December 31, 1996. General and administrative expenses decreased as a percentage of net revenues to 36.5% for the year ended December 31, 1997 from 38.5% for the year ended December 31, 1996 primarily due to decreased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. Bad debt expense decreased as a result of increased collections resulting from improvements in MobileMedia's billing and collection functions.

  Restructuring costs increased from $4.2 million for the year ended December 31, 1996 to $19.8 million for the year ended December 31, 1997 due to professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997 as compared to the 1996 expenses incurred in connection with MobileMedia's attempt to restructure its debt.

  Depreciation and amortization decreased 59.8% to $140.2 million for the year ended December 31, 1997 compared to $348.7 million for the year ended December 31, 1996. The decrease was primarily due to a writedown of impaired assets by $792.5 million pursuant to Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective December 31, 1996 (See Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein), amortization of a non-competition agreement related to the MobileComm Acquisition which was fully amortized in 1996 and decreased pager depreciation resulting from a decrease in expenses related to unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values in 1996. As a percentage of net revenues, depreciation and amortization expense decreased to 28.5% for the year ended December 31, 1997 from 61.4% for the year ended December 31, 1996.

  Operating loss decreased to $57.0 million for the year ended December 31, 1997 from $1,036.8 million for the year ended December 31, 1996. The decrease was primarily due to the $792.5 million asset impairment writedown effective December 31, 1996 and other factors indicated above.

  Total other expense, principally interest expense, decreased 27.0% to $67.6 million for the year ended December 31, 1997 compared to $92.6 million for the year ended December 31, 1996. The decrease was primarily due to interest expense related to MobileMedia's $250,000 Senior Subordinated Notes due November 1, 2007 and $210,000 Senior Subordinated Deferred Coupon Notes not being recognized subsequent to the Bankruptcy filing on January 30, 1997.

  Loss before income tax benefit, as a result of the above factors, decreased to $124.6 million for the year ended December 31, 1997 from $1,129.4 million for the year ended December 31, 1996.

  Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

  EBITDA decreased to $103.1 million for the year ended December 31, 1997 compared to $108.6 million for the year ended December 31, 1996, a decrease of 5.1%. As a percentage of net revenues, EBITDA increased to 21.0% for the year ended December 31, 1997 from 19.1% for the year ended December 31, 1996.

 Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

  The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                       YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------
                                   1995                         1996
                          -------------------------- ----------------------------
                           (IN THOUSANDS, EXCEPT PERCENTAGE AND UNIT DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA
Revenues
  Services, rents and
   maintenance..........  $     220,745       97.6%  $       568,892       100.1%
  Equipment sales and
   activation fees......         32,251       14.3            71,818        12.6
                          -------------  ---------   ---------------  ----------
Total revenues..........        252,996      111.9           640,710       112.8
  Cost of products
   sold.................        (26,885)     (11.9)          (72,595)      (12.8)
                          -------------  ---------   ---------------  ----------
                                226,111      100.0           568,115       100.0
Operating expenses
  Services, rents and
   maintenance..........         59,800       26.4           144,050        25.4
  Selling...............         45,203       20.0            96,817        17.0
  General and adminis-
   trative..............         59,034       26.1           218,607        38.5
  Impairment of long-
   lived assets.........            --         --            792,478       139.5
  Restructuring costs...            --         --              4,256         0.7
  Depreciation and amor-
   tization.............         71,408       31.6           348,698        61.4
                          -------------  ---------   ---------------  ----------
Total operating ex-
 penses.................        235,445      104.1         1,604,906       282.5
                          -------------  ---------   ---------------  ----------
Operating loss..........         (9,334)      (4.1)       (1,036,791)     (182.5)
Total other expense.....        (31,745)     (14.0)          (92,595)      (16.2)
                          -------------  ---------   ---------------  ----------
Loss before income tax
 benefit................        (41,079)     (18.2)       (1,129,386)     (198.7)
Income tax benefit......            --         --            (69,442)       12.2
                          -------------  ---------   ---------------  ----------
Net loss................  $     (41,079)     (18.2)% $    (1,059,944)     (186.5)%
                          =============  =========   ===============  ==========
OTHER DATA
EBITDA..................  $      62,074       27.5%  $       108,641        19.1%
ARPU....................  $        9.64              $         11.08
Average monthly operat-
 ing expense per unit
 (1)....................  $        7.17              $          8.95
Units in service (at end
 of period).............      2,369,101                    4,424,107

--------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

  Units in service increased by 2,055,006 to 4,424,107 as of December 31, 1996 when compared to December 31, 1995. The increase was attributable to 1,764,752 units acquired from the MobileComm

Acquisition and 290,254 net units acquired from internal growth through MobileMedia's various sales distribution channels.

  Services, rents and maintenance revenues increased 157.7% to $568.9 million for the year ended December 31, 1996 compared to $220.7 million for the year ended December 31, 1995 due to additional revenues associated with the acquisitions and continued growth in the number of units in service. ARPU increased to $11.08 for the year ended December 31, 1996 from $9.64 for the year ended December 31, 1995 largely due to the impact of the acquired subscribers from MobileComm and Dial Page. The ARPU impact of the acquisitions was partly offset by net units added in 1996 through the reseller distribution channel at lower ARPU. ARPU also declined as a result of continued competitive market conditions.

  Equipment sales and activation fees increased 122.7% to $71.8 million for the year ended December 31, 1996 compared to $32.3 million for the year ended December 31, 1995. The increase in equipment sales is attributable to MobileMedia's significant presence in retail distribution as a result of the MobileComm Acquisition. Equipment sales and activation fees, less cost of products sold, decreased 114.5% to $(0.8) million for the year ended December 31,1996. The decrease is attributable to discounting of equipment selling prices to large retailers as a means of generating subscriber additions through the retail distribution channel. Cost of products sold also includes an writedown of $3.2 million in 1996, reflecting the establishment of a lower of cost or market reserve for pagers held for resale through MobileMedia's retail and reseller distribution channels.

  Net revenues increased 151.3% to $568.1 million for the year ended December 31, 1996 compared to $226.1 million for the year ended December 31, 1995.

  Services, rents and maintenance expenses increased 140.9% to $144.1 million for the year ended December 31, 1996 compared to $59.8 million for the year ended December 31, 1995, primarily due to increased expense levels related to the acquisitions and increased transmitter site lease expenses related to MobileMedia's nationwide paging network which commenced service on April 1, 1996. The balance of the increase resulted primarily from an increase in subcontracted paging expense by approximately $6.3 million primarily associated with the increase in nationwide paging units serviced by networks other than those owned by MobileMedia and $1.6 million in research and development expenses related to the development of a two-way wireless subscriber device. Services, rents and maintenance expenses decreased as a percentage of net revenues to 25.4% for the year ended December 31, 1996 from 26.4% for the year ended December 31, 1995.

  Selling expenses for the year ended December 31, 1996 increased 114.2% to $96.8 million from $45.2 million for the year ended December 31, 1995 primarily due to the increased expense levels related to the acquisitions. Selling expenses as a percentage of net revenue decreased to 17.0% for the year ended December 31, 1996 from 20.0% for the year ended December 31, 1995.

  General and administrative expenses increased 270.3% to $218.6 million for the year ended December 31, 1996 compared to $59.0 million for the year ended December 31, 1995 primarily due to the increased expense levels related to the acquisitions. General and administrative expenses increased as a percentage of net revenues to 38.5% for the year ended December 31, 1996 from 26.1% for the year ended December 31, 1995. The balance of the increase resulted primarily from increased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. During the third and fourth quarters of 1996, MobileMedia experienced significant difficulty in collecting outstanding accounts receivable. These difficulties resulted primarily from inaccurate billing and inadequate resolutions of customer problems largely caused by difficulties of integrating acquisitions. In addition, MobileMedia paid $2.1 million in separation expenses in the second half of 1996 due to the departure of several senior executives of MobileMedia and $0.7 million in separation expenses in the first quarter of 1995 due to the departure of the Chairman of the Board of Directors of MobileMedia.

  Impairment of long-lived assets of $792.5 million included a writedown of long-lived assets effective December 31, 1996, pursuant to Statement of Financial Accounting Standards No. 121. (See Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein).

  Restructuring costs of $4.3 million for the year ended December 31, 1996 included legal and professional fees related to various restructuring activities by MobileMedia prior to the Bankruptcy filing.

  Depreciation and amortization increased 388.3% to $348.7 million for the year ended December 31, 1996 compared to $71.4 million for the year ended December 31, 1995. The increase was primarily due to additional amortization expenses related to the acquisitions and increased pager depreciation resulting from a decrease to the depreciable pager base resulting from unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values. As a percentage of net revenues, depreciation and amortization expense increased to 61.4% for the year ended December 31, 1996 compared to 31.6% for the year ended December 31, 1995.

  Operating loss increased to $1,036.8 million for the year ended December 31, 1996 from $9.3 million for the year ended December 31, 1995. The increase was primarily due to the impairment loss and increased amortization expenses relating to the acquisitions offset by the increase in net revenues.

  Total other expense, principally interest expense, increased 191.7% to $92.6 million for the year ended December 31, 1996 compared to $31.7 million for the year ended December 31, 1996. The increase was primarily due to additional debt incurred to finance the acquisitions and capital expenditures.

  Loss before income tax benefit, as a result of the above factors, increased to $1,129.4 million for the year ended December 31, 1996 compared to $41.1 million for the year ended December 31, 1995.

  Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

  EBITDA increased to $108.6 million for the year ended December 31, 1996 compared to $62.1 million for the year ended December 31, 1995, an increase of 75.0%. As a percentage of net revenues, EBITDA decreased to 19.1% for the year ended December 31, 1996 from 27.5% for the year ended December 31, 1995. The increase in EBITDA was primarily due to the acquisitions described above.

LIQUIDITY AND CAPITAL RESOURCES

  MobileMedia's operations and strategy require the availability of substantial funds to finance the development and installation of wireless communications systems, to procure subscriber equipment and to service debt. Historically, these requirements have been funded by net cash from operating activities, additional borrowings and capital contributions.

 Chapter 11 Filing

  On January 30, 1997, Parent and MobileMedia filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Parent and MobileMedia are currently operating their businesses as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. Pursuant to the requirements of the Bankruptcy Code, Parent and MobileMedia are required to file monthly operating reports with the appointed United States Trustee (the "Trustee"). Such reports are publicly available through the office of the Trustee, and copies of such reports to date have been filed as Current Reports on Form 8-K with the Commission. Financial statements included in Parent's periodic reports since February, 1997 have not been prepared in accordance with GAAP due to Parent's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included herein reflect adjustments from the unaudited statements, including but not limited to, an impairment adjustment of $792.5 million recorded as of December 31, 1996.

 Agreement with Key Suppliers

  In connection with the Filings, MobileMedia sought approval of the Bankruptcy Court to pay the pre-petition claims of its Key Suppliers in the aggregate amount of $47.4 million, which approval was granted by the Bankruptcy Court on February 6, 1997. Upon entry of the Bankruptcy Court's order approving the payments, MobileMedia paid the pre-petition claims and entered into supply agreements with each of the Key Suppliers. Each of the Key Suppliers has been shipping product to MobileMedia in accordance with its respective supply agreement.

 DIP Credit Agreement

  In connection with the Filings, MobileMedia entered into the DIP Credit Agreement with The Chase Manhattan Bank, as agent (the "Agent"), and certain other financial institutions (collectively, the "DIP Agreement Lenders") that initially provided MobileMedia with up to $200.0 million of post-petition, debtor-in-possession ("DIP") financing. At a hearing on January 30, 1997, the Bankruptcy Court entered an interim order approving the DIP facility, as a result of which MobileMedia gained access to $70.0 million of such DIP funds, subject to MobileMedia entering into agreements with its Key Suppliers to sell equipment and provide services. This condition was satisfied when MobileMedia entered into such agreements with the Key Suppliers. MobileMedia used $47.4 million of the available $70.0 million of DIP funds to pay the pre-petition claims of their Key Suppliers, among other things. On February 19, 1997, the Bankruptcy Court entered a final order approving MobileMedia's DIP facility, as a result of which MobileMedia gained access to an additional $30.0 million of DIP funds for a total of $100.0 million. The remaining $100.0 million of DIP funds became available on May 1, 1997, as a result of MobileMedia's delivery of a business plan to the Agent by April 15, 1997, which was found to be satisfactory by the financial advisor to the DIP Agreement Lenders. Under the terms of the DIP Credit Agreement and the order of the Bankruptcy Court related thereto, MobileMedia is required to make monthly interest payments to the DIP Agreement Lenders, and monthly "adequate protection" payments to the pre-petition secured lenders of MobileMedia. During 1997, MobileMedia drew down $47.0 million of borrowings and repaid $37.0 million under the DIP facility. During January and February, 1998 MobileMedia repaid an additional $10.0 million. As of June 30, 1998 there were no funded borrowings under the DIP facility and a $0.5 million letter of credit issued in 1997 remained a contingent obligation of MobileMedia under the DIP facility. On January 27, 1998, the DIP facility was amended and, at the request of MobileMedia, reduced from $200.0 million to $100.0 million. On July 28, 1998 MobileMedia received interim approval from the Bankruptcy Court to extend its DIP facility to March 31, 1999 and to reduce availability thereunder further, at the request of MobileMedia, from $100.0 million to $75.0 million.

 Capital Expenditures and Commitments

  Capital expenditures were $15.6 million for the six months ended June 30, 1998 compared to $23.8 million for the six months ended June 30, 1997 and $40.6 million for the year ended December 31, 1997 compared to $161.9 million for the year ended December 31, 1996. Capital expenditures decreased $8.2 million for the six months ended June 30, 1998 compared to the six-month period ended June 30, 1997 and $121.3 million for the year ended December 31, 1997 compared to the corresponding period in 1996 principally as a result of lower pager purchases resulting from fewer gross additions and increased utilization of existing pager inventory stock. The Merger Agreement contains certain restrictions on MobileMedia's ability to make certain capital expenditures without the consent of Arch. See "The Merger Agreement--Certain Covenants and Agreements".

  MobileMedia anticipates capital spending for the calendar years 1998 and 1999 to be approximately $61 million and $95 million, respectively. Capital spending includes approximately $12 million in 1998 and $22 million in 1999 for construction of a nationwide N-PCS network providing frequency reuse and guaranteed message delivery capabilities. The remaining expenditures are primarily for subscriber equipment and improvements to MobileMedia's one-way network.

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

 Sources of Funds

  MobileMedia's net cash provided by operating activities was $26.2 million for the six months ended June 30, 1998 compared to a use of cash of $13.7 million for the six months ended June 30, 1997. Inventories decreased $6.8 million for the six months ended June 30, 1997 compared to no change for the six months ended June 30, 1998 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $18.8 million for the six months ended June 30, 1997 compared to a decrease of $11.5 million for the six months ended June 30, 1998. Net accounts receivable increased $1.8 million for the six months ended June 30, 1997 compared to a decrease of $15.5 million for the six months ended June 30, 1998 due to improved billing and collections functions.

  MobileMedia's net cash provided by operating activities was $14.9 million for the year ended December 31, 1997 compared to $57.2 million for the year ended December 31, 1996. Inventories decreased $12.5 million from December 31, 1996 to December 31, 1997 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $25.4 million from $181.8 million as of December 31, 1996 to $156.4 million as of December 31, 1997 primarily due to payments to Key Suppliers during 1997. Net accounts receivable decreased $11.3 million from $66.7 million as of December 31, 1996 to $55.4 million as of December 31, 1997 due to improved billing and collections functions.

 Tower Sale

  On July 7, 1998, MobileMedia entered into an agreement to sell 163 transmission towers and 49 owned parcels of land to Pinnacle for $170 million. The transaction also includes the assignment of leases related to towers included in the sale. The transaction was completed on September 3, 1998. In connection with the transaction, MobileMedia entered into an agreement with Pinnacle under which MobileMedia rented transmitter space on towers for 683 transmitters for the period of fifteen years at a cost of approximately $10.7 million per year.

 Debt Obligations

  As of June 30, 1998, the debt obligations of MobileMedia included a debtor-in-possession credit facility. See "--DIP Credit Agreement". MobileMedia is subject to certain financial and operating restrictions contained in the DIP Credit Agreement that are customary in credit facilities of this type, including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders. Amounts outstanding under the DIP Credit Agreement bear interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, MobileMedia drew down $47.0 million of borrowings and repaid $37.0 million under the DIP Credit Agreement. During January and February, 1998 MobileMedia repaid an additional $10.0 million. As of June 30, 1998 there were no funded borrowings under the DIP Credit Agreement and a $0.5 million letter of credit issued in 1997 remained a contingent obligation of MobileMedia under the DIP Credit Agreement.

  In addition to the DIP Credit Agreement, the debt obligations of MobileMedia also include the following:

  The MobileMedia 1995 Credit Agreement, a $750.0 million senior secured and guaranteed credit agreement with a syndicate of lenders including The Chase Manhattan Bank. As of June 30, 1998 there was $649.0 million outstanding under this facility consisting of term loans of $137.5 million and $412.5 million and loans under a revolving credit facility totaling $99.0 million. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996, MMC was in default under this agreement. As a result of such default and the bankruptcy filing, MMC has no borrowing capacity under this agreement. MMC's obligations under the MobileMedia 1995 Credit Agreement are secured by substantially all of the assets of MMC and all of its subsidiaries, including the capital stock of the subsidiaries,

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

and Parent and the subsidiaries of MMC have guaranteed all of MMC's borrowings, including principal and interest. Performance of Parent's obligations as a guarantor is secured by a pledge of the capital stock of MMC. Since the petition date, MobileMedia brought current its interest payments and has been making monthly adequate protection payments to the lenders under the MobileMedia 1995 Credit Agreement equal to the amount of interest accruing under such agreement.

  $250.0 million Senior Subordinated MobileMedia 9 3/8% Notes issued in November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 11 to MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein). These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on the MobileMedia 9 3/8% Notes which constituted an event of default under this indenture. The noteholders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code and no interest has accrued on the notes.

  $210.0 million of Senior Subordinated Deferred Coupon Notes (the "MobileMedia Deferred Coupon Notes") issued, at a discount, in November 1993. The MobileMedia Deferred Coupon Notes accrete at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10.5% and is payable semiannually. By virtue of the missed interest payments on the MobileMedia 9 3/8% Notes and the MobileMedia 1995 Credit Agreement, an event of default has occurred under this indenture. The noteholders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code and no interest has accrued on the notes.

 Other Matters

  Prior to the bankruptcy filing, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey. The New Jersey Actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL). The consolidated amended Complaint was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

  In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among MobileMedia and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions may conduct only limited discovery in connection with the New Jersey Actions and may not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date pursuant to a plan of reorganization.

  In addition to the New Jersey Actions, the two California Actions were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and MobileMedia's independent auditors. MobileMedia is not named as defendant in the California Actions.

  On November 4, 1997, MobileMedia commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions.

  Neither the New Jersey Actions nor the California Actions name MobileMedia as a defendant. However, proofs of claim have been filed against MobileMedia by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against MobileMedia's Directors, Officers and Corporate Liability Insurance Policy. Under the Amended Plan, these claims will receive no distributions.

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

 Year 2000

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  While MobileMedia is aware that certain of its software and paging systems require modification, it is in the process of determining the full extent to which it will be required to modify or replace significant portions of its software and paging systems so that its systems function properly with respect to dates in the year 2000 and thereafter. At present, MobileMedia does not yet have an estimate of the cost that may be incurred to comply with the Year 2000 issue. If such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material adverse effect on the operations of MobileMedia.

NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS No. 130), which is effective for years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia's management does not anticipate that the adoption of SFAS No. 130 will have any effect on MobileMedia's reporting.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore MobileMedia will adopt the new requirements retroactively in 1998. MobileMedia's management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this statement will have a significant effect on MobileMedia's reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued SOP 98-5 "Reporting Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on MobileMedia's financial position or results of operation.


                 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion describes certain United States ("U.S.") federal income tax consequences relating to the Rights, Stock and Warrants generally applicable to Unsecured Creditors who hold the Rights, Stock or Warrants as "capital assets" within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and who are U.S. individuals, partnerships, corporations, estates or trusts, subject to U.S. federal income tax on their worldwide income ("U.S. Persons"). Persons other than U.S. Persons ("Non-U.S. Persons") should consult their own tax advisors about the U.S. and foreign tax consequences of the receipt ownership and disposition of Rights, Stock and Warrants. This summary is intended to be descriptive only and does not purport to be a complete analysis or listing of all potential tax effects relevant to the ownership of Rights, Stock or Warrants. This summary discusses certain tax consequences of the receipt of Warrants upon the exercise of Rights but does not address the receipt of Standby Purchasers' Warrants by Standby Purchasers as consideration for entering into certain commitments, and such Standby Purchasers should consult their tax advisors regarding the tax consequences of such commitments and any related consideration they receive. Additionally, this summary does not address the U.S. federal income tax consequences that might be relevant to holders of Rights, Stock or Warrants that receive special treatment under the Code, such as Non-U.S. Persons, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies and tax-exempt organizations, and does not discuss the effect of state, local, foreign or other tax laws. Further, this summary is based on interpretations of existing law as of the date hereof and contained in the Code, applicable current and proposed Treasury Regulations, judicial decisions and published administrative positions of the Internal Revenue Service (the "IRS"), all of which are subject to change either prospectively or retroactively.

THE RECEIPT OF RIGHTS BY UNSECURED CREDITORS FOR UNSECURED CLAIMS

  The federal income tax consequences of the receipt of Rights to a holder of an Unsecured Claim who receives such rights (in addition to Stock) in exchange for such Unsecured Claim will depend, in part, on whether such holder's Unsecured Claim constitutes a "security" of MMC for federal income tax purposes. The term "security" is not defined in the Code or in the Treasury regulations issued thereunder, and there is no clear standard for determining whether a particular obligation is a security under the Code. Holders of Unsecured Claims should consult their tax advisors as to whether any such claim constitutes a security for federal income tax purposes.

  All holders of Unsecured Claims, whether or not their Unsecured Claims constitute "securities" for federal income tax purposes, will recognize ordinary interest income to the extent that the amount received is allocable to unpaid interest that has accrued on or after the beginning of the holder's holding period and was not previously included in income, and will recognize ordinary income to the extent, if any, of the reimbursement of any costs, fees and charges that such holder previously deducted. No income is realized from a payment attributable to unpaid interest that was previously included in income.

  RECEIPT OF RIGHTS BY HOLDERS OF UNSECURED CLAIMS NOT CONSTITUTING "SECURITIES." A holder of an Unsecured Claim that does not constitute a "security" for federal income tax purposes will recognize gain or loss (or ordinary income, as described above) upon the receipt of Rights and other consideration. The "amount realized" in respect of such an Unsecured Claim will include the fair market value of the Rights and any other property received in exchange for the Unsecured Claim. Taxable gain or loss will generally consist of excess of the amount realized (other than any portion thereof required to be treated as ordinary income) over the holder's adjusted tax basis in its Unsecured Claim (not attributable to a claim for accrued interest). Each holder should consult its own tax advisor concerning the amount and the character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss, which will be determined by a number of factors, including the tax status of the holder, whether the Unsecured Claim has been held for more than 1 year, whether the Unsecured Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction.

  RECEIPT OF RIGHTS BY HOLDERS OF UNSECURED CLAIMS CONSTITUTING
"SECURITIES." It is intended that the holders of Unsecured Claims that constitute "securities" of MMC for federal income tax purposes be treated as having such Unsecured Claims satisfied pursuant to a "reorganization" qualifying under section 368(a)(2)(D) of the Tax Code. However, no ruling has been requested from the IRS nor has any opinion of counsel been sought as to the federal income tax treatment of the Plan, and no assurance can be given that the IRS will not assert that the Rights were not received pursuant to the "reorganization" but rather were received in a separate taxable transaction. Unsecured Creditors should consult their tax advisors regarding the federal income tax consequences of such alternative characterization. Rights received by Unsecured Creditors who are not treated under the Code as holders of securities of MMC cannot be treated by such Unsecured Creditors as received pursuant to a reorganization, and therefore the receipt of such Rights generally will require the recognition of income, gain or loss.

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

  The remainder of this Section (b) describes the federal income tax consequences of treatment of the satisfaction of the Unsecured Claims as a "reorganization" under section 368(a) of the Code insofar as it relates to the Rights. A holder of an Unsecured Claim that constitutes a "security" of MMC will not recognize loss on the exchange of its Unsecured Claim for consideration, other than ordinary loss to the extent of any accrued interest claimed that was previously included in its gross income with respect to which consideration is not received. Such holder will not recognize gain upon the receipt of Stock and Rights in satisfaction of its Unsecured Claim but may recognize gain upon receipt of certain other consideration.

  Such a holder's aggregate tax basis in Stock and Rights received in satisfaction of its Unsecured Claim will equal the holder's adjusted tax basis in its Claim (including any claim for accrued interest), decreased by the sum of (i) the cash and fair market value of any other property received and (ii) the amount of any loss recognized in respect of its Unsecured Claim for accrued interest previously included in income that is not satisfied, and increased by the amount of any gain or income recognized in respect of its Unsecured Claim (including interest income and income relating to reimbursement). This aggregate tax basis will be allocated in proportion to the fair market values of each class of Stock and the Rights received. A holder's holding period for the Stock and Rights received will include the holder's holding period for the Unsecured Claim, except to the extent that such Stock or Rights were issued in respect of a claim for accrued interest or as reimbursement for costs, fees or charges which the holder previously deducted. A holder's holding period for any other property issued in exchange for an Unsecured Claim, including Stock or Rights issued in respect of a claim for accrued interest or for reimbursement of previously deducted costs, will begin on the day after the issuance thereof.

  With respect to a holder of an Unsecured Claim that constitutes a "security" and has accrued market discount, regulations may be promulgated by the Treasury Department under Section 1276(c) of the Code pursuant to which any accrued market discount not treated as ordinary income upon any exchange of the Unsecured Claim will carry over to the Stock and Rights received in exchange therefor. If such regulations are promulgated and applicable to the Plan, a subsequent disposition of such consideration received in exchange for the holder's Unsecured Claim would give rise to ordinary income to the extent of any accrued market discount with respect to such Claim not previously included in income, and the tax consequences described in "--Expiration of Unexercised Rights," "--Exercise of the Rights and Acquisition of the Units" and "--Tax Basis and Holding Period of the Warrants and Stock" below would differ accordingly. In general, a debt instrument will have accrued "market discount" if such debt instrument was acquired after its original issuance at a discount to its adjusted issue price.

SALE OF THE RIGHTS

  A holder will recognize gain or loss upon the sale of the Rights in an amount equal to the difference between the amount realized upon the sale and the holder's tax basis in the Rights. Such gain or loss will be a capital gain or loss and will be considered long-term capital gain or loss if the holder's holding period for the Rights is more than one year.

EXPIRATION OF UNEXERCISED RIGHTS

  If a holder allows the Rights to expire without exercise, loss will be recognized by such holder on the expiration of such Rights in an amount equal the holder's tax basis in the Rights. Such loss will be a capital loss and will be considered long-term capital loss if the Rights were held for more than one year.

EXERCISE OF THE RIGHTS AND ACQUISITION OF THE UNITS

  No gain or loss will be recognized by a holder upon the purchase of the Units pursuant to the exercise of the Rights.

TAX BASIS AND HOLDING PERIOD OF THE WARRANTS AND STOCK

  If the Rights are exercised, the tax basis of the Units purchased thereby will be equal to the sum of the price for the Units and the amount, if any, allocated to the tax basis of the Rights as described above. The tax basis of a Unit that includes a fraction of a Warrant will be allocated between the shares of Stock and the applicable fraction of the Warrant comprising such Unit in proportion to their respective fair market values on the date of issuance. The holding period of the shares of Stock and Warrants acquired upon exercise of the Rights will begin on the date such Rights are exercised.

SALE OF THE WARRANTS OR STOCK

  Gain or loss will be recognized by a holder upon the sale of the Warrants or shares of Stock in an amount equal to the difference between the amount realized on the sale and the tax basis of the Warrants or shares of the Stock sold. Such gain or loss will be a capital gain or loss and will be considered long-term capital gain or loss if the holder's holding period for the Warrants or shares of Stock is more than one year.

EXERCISE OF THE WARRANTS

  No gain or loss will be recognized by a holder of Warrants upon the exercise thereof. If the Warrants are exercised, the holder's tax basis in the shares of Stock received pursuant to such exercise will be equal to the sum of the tax basis of the Warrants exercised and the exercise price thereof.

LAPSE OF THE WARRANTS

  If the Warrants are allowed to expire without exercise, loss will be recognized by the holder thereof in an amount equal to such holder's tax basis in the Warrants, as described above. Such loss will be capital loss and will be considered long-term capital loss if the holder's holding period for the Warrants is more than one year.

CONSTRUCTIVE DISTRIBUTIONS WITH RESPECT TO THE WARRANTS

  Under Section 305 of the Code, adjustments to the exercise price or conversion ratio of the Warrants which may occur under certain circumstances, or the failure to make such adjustments, may result in the receipt of taxable constructive dividends by a Warrant holder to the extent of the Company's current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property.

DISTRIBUTIONS ON THE STOCK ACQUIRED THROUGH THE EXERCISE OF RIGHTS OR WARRANTS

  A holder of Stock who receives a distribution thereon will be treated as having received, on the dividend payment date, a dividend taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits allocable to such stock in the year in which such distribution is made. Corporate holders will generally be eligible for the dividends received deduction as set forth in Section 243 of the Code with respect to distributions that constitute dividends. There can be no assurance that the Company will have sufficient earnings and profits to make any distributions treated as dividends under the Code, and the Company does not presently anticipate the payment of cash dividends in the foreseeable future. The amount of any distribution described above will be the amount of cash plus the fair market value of any property received. To the extent that the amount of any distribution exceeds the Company's current and accumulated earnings and profits allocable to such distribution, such excess will first be applied against and reduce the recipient's adjusted tax basis in the shares with respect to which such distribution is made and second, to the extent that such excess is greater than the recipient's adjusted tax basis, generally will be treated as capital gain.

  Corporate holders of Stock otherwise entitled to the dividends received deduction should consider the minimum holding period requirements of Section 246(c) of the Code, the "debt-financed portfolio stock" rules of Section 246A of the Code, and the "extraordinary dividend" provisions of Section 1059 of the Code, the effects of which are to reduce or eliminate the benefit of the dividends received deductions with respect to Stock subject to such rules. Corporate holders of Stock should also consider whether any dividends received deduction allowed for dividends received on such Stock may either cause or increase the holder's liability for the alternative minimum tax.

BACKUP WITHHOLDING

  A holder may be subject to backup withholding at the rate of 31% with respect to distributions paid on Stock and gross proceeds from the sale or exchange of Rights, Warrants or Stock unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates and/or certifies this fact, or (b) provides a correct taxpayer identification number, along with certain required certifications, and otherwise complies with applicable requirements of the backup withholding rules.

Holders who receive such distributions or choose to transfer their Rights, Warrants or Stock and who do not provide the appropriate withholding agent with their correct taxpayer identification number in the manner required may be subject to penalties imposed by the IRS in addition to backup withholding. Any amount withheld under these rules is not an additional tax; it will be creditable against the holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  Holders should consult their own tax advisers concerning tax consequences of the acquisition, holding or disposition of the Rights, Stock and Warrants under applicable state and local laws. Holders that are Non-U.S. Persons should also consult their tax advisors regarding the United States and foreign tax consequences of the acquisition, holding or disposition of the Rights, Stock and Warrants.

                           DESCRIPTION OF SECURITIES

  The authorized capital stock of Arch consists of 75,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock,
$.01 par value per share. As of     , 1998, there were 21,067,110 outstanding
shares of Common Stock held by     stockholders of record, and 250,000 shares
of Series C Preferred Stock held by 10 stockholders of record. Upon approval of a proposal presented at the Special Meeting, and the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, the Arch Certificate will be amended to increase the number of authorized shares of Common Stock to 365,000,000 shares, of which 65,000,000 will be designated Class B Common Stock, and to authorize the issuance of 65,000,000 shares of Class B Common Stock $.01 par value per share.

  The following summary of certain provisions of the Rights, Units, Warrants, Common Stock, Class B Common Stock, Preferred Stock, Arch Certificate and Arch By-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Arch Certificate and Arch By-laws.

RIGHTS

  The Rights consist of    transferable Stock Purchase Rights evidenced by
Subscription Certificates. Each Right entitles its holder to purchase, for the Subscription Price, one Unit in the manner described under "The Rights Offering--Method of Exercise of Rights". The Rights will expire at 5:00 p.m., New York City time, on the Expiration Date.

UNITS

  The Units offered in the Rights Offering will each consist of one share of
Stock and    of one Warrant, assuming that no Adjustment is made. The Warrants are immediately detachable, transferable and separately tradeable from the Stock with which they are issued. The Units will be evidenced by separate certificates for the Stock and the Warrants which comprise the Units.

WARRANTS

  Each Warrant will entitle the holder to purchase one share of Common Stock or (in the case of the Standby Purchasers under certain circumstances) one share of Class B Common Stock at the Warrant Exercise Price of $8.19 per share (unless an Adjustment is made), payable solely in cash and not by tender of
Stock. The Warrants are exercisable at any time, upon   days' prior written
notice to Arch and tender of the Warrant Exercise Price, from date of issuance through 5:00 p.m., New York City time, on September 1, 2003 provided that holders shall be able to exercise their Warrants only if (i) (A) the Warrant Shares Registration Statement (as defined in the Warrant Agreement) is then in effect and Arch has delivered to each person exercising a Warrant a current prospectus meeting the requirements of the Securities Act, or (B) the exercise of the Warrants is exempt from the registration requirements of the Securities Act, and (ii) the Warrant Shares (as defined therein) are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the holder of the Warrants to be exercised, and, if applicable, the persons to whom it is proposed that the Warrant Shares be issued on exercise of the Warrants, reside. The Warrant Exercise Price and the number and kind of shares purchasable upon exercise of the Warrants will be subject to adjustment upon the occurrence of certain events including payment of dividends, subdivision of shares, combination of outstanding shares into a smaller number of shares of Stock, reclassification of outstanding shares of Stock, distribution of capital stock of a subsidiary, and issuance of rights, options, or warrants to Arch stockholders at a below market price. Generally, no adjustment or payment in respect of any dividends will be made at any time. Fractional shares will not be issued upon exercise of Warrants; instead, the number of shares of Stock to be received will be rounded up or down to the nearest whole number.

  If an Adjustment is made, the Warrant Exercise Price will be equal to the Subscription Price plus an amount reflecting compounding, from the Effective Date until September 1, 2001, at a 20% per annum internal rate of return, over the Subscription Price.

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


  The terms of the Standby Purchasers' Warrants and the warrants to be distributed to Arch's stockholders will be identical, without material exception, to the terms of the Warrants.

  Each Warrant, including without limitation any Warrants that may be issued upon partial exercise, replacement, or transfer of Warrants, will be evidenced by, and subject to the terms of, a Warrant Certificate.

       (the "Warrant Agent"), on behalf of Arch, will keep or cause to be kept, at the principal office of the Warrant Agent designated for such purpose, books for registration and transfer of the Warrant Certificates issued hereunder by Arch. Arch and the Warrant Agent will be entitled to treat the registered holder of any Warrant Certificate as the sole owner of the Warrants represented by such Warrant Certificate for all purposes and will not be bound to recognize any equitable or other claim or interest in such Warrants on the part of any other person.

  Arch may reduce the Warrant Exercise Price by any amount for any period of time, if the period is at least 20 calendar days and if the reduction is irrevocable during the period; provided that in no event may the Warrant Exercise Price be less than the par value of Arch Common Stock.

  Arch will deliver to the Warrant Agent, within 15 calendar days after it files them with the Commission, copies of its annual report and other information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that Arch is required to file with the Commission. To the extent any such information, documents, or other reports are required to be sent by Arch to the holders of outstanding Common Stock, the Company will simultaneously send copies thereof to the holders of Warrants.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share, to receive dividends when and if declared by the Arch Board and, subject to any participating or similar rights of any series of Preferred Stock at the time outstanding, to share ratably in the assets of Arch legally available for distribution to its stockholders in the event of liquidation. Holders of Common Stock will have no preemptive, subscription, redemption or conversion rights. All shares of Common Stock issued in the Merger will be fully paid and nonassessable. The holders of Common Stock do not have cumulative voting rights.

CLASS B COMMON STOCK

  The Class B Common Stock will be identical in all respects to Common Stock, except that holders of Class B Common Stock will not be entitled to vote in the election of directors and will be entitled to 1/100th of a vote per share with respect to all other matters. Except as otherwise required by law, Class B Common Stock will vote as a single class together with the Common Stock.

  The Class B Common Stock will only be issued to the Standby Purchasers to the extent that such Standby Purchasers would own, in the aggregate, more than 49% of the shares of the securities of Arch generally entitled to vote in the election of directors or more than 49% of the total voting power of the securities of Arch, and any shares of Class B Common Stock transferred by any Standby Purchaser to any transferee other than another Standby Purchaser will automatically convert into an equal number of shares of Common Stock. Class B Common Stock is being used so that the issuance of Common Stock to the Standby Purchasers in the Merger will not trigger the change of control repurchase provisions contained in the indentures governing certain notes previously issued by Arch and ACI. See "Risk Factors--Uncertainties Related to the Merger and the Reorganization--Certain Risks Associated with the Merger" and "Description of Certain Arch Indebtedness".

PREFERRED STOCK

  The Arch Board is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable

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

to such series and such other designations, preferences and special rights as the Arch Board may determine, including dividend, conversion, redemption and liquidation rights and preferences. Arch does not have any present plans to issue shares of its preferred stock, other than the shares of Series C Preferred Stock currently outstanding.

SERIES C PREFERRED STOCK

  The Series C Preferred Stock has the rights and preferences summarized below:

  Conversion. The Series C Preferred Stock is convertible into Common Stock at an initial conversion price of $5.50 per share, subject to certain adjustments.

  Dividends. The Series C Preferred Stock earns dividends at an annual rate of 8.0% payable when declared quarterly in cash or, at Arch's option, through the issuance of shares of Common Stock valued at 95% of the then prevailing market price or, if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch.

  Voting Rights. So long as at least 50% of the Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock have the right, voting as a separate class, to designate one member of the Boards of Directors of Arch and ACI and such director has the right to be a member of any committee of such Board of Directors. On all other matters, the Series C Preferred Stock votes as a single class with the Common Stock. Each share of Series C Preferred Stock is currently entitled to 18 2/9 votes.

  Redemption. The Series C Preferred Stock permits the holders in 2005 to require Arch, at Arch's option, either to redeem the Series C Preferred Stock, for either cash or convert such shares into Common Stock valued at 95% of the then prevailing market price of Common Stock and is subject to redemption for cash or conversion into Arch's Common Stock at ACI's option in certain circumstances.

  Liquidation Preference. Upon liquidation, dissolution or winding up of Arch, the holders of Series C Preferred Stock will be entitled, before any distribution or payment is made upon any Common Stock, to be paid (i) $100.00 per share of Series C Preferred Stock (subject to certain adjustments), plus
(ii) accrued and unpaid dividends on such shares of Series C Preferred Stock before any amounts paid to the holders of shares of Common Stock. In the event that the assets of Arch are insufficient to permit full payment to the holders of Series C Preferred Stock as provided above, then the assets will be distributed pro rata among the holders of the Series C Preferred Stock.

FOREIGN OWNERSHIP RESTRICTIONS

  Under the Communications Act, no more than 25% of Arch capital stock can be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation. See "Industry Overview--Regulation". Accordingly, the Arch Certificate provides that Arch may redeem outstanding shares of its stock from certain holders if the continued ownership of such stock by such holders (because of their foreign citizenship or otherwise) would place the FCC licenses held by Arch in jeopardy. The Arch Certificate provides that required redemptions, if any, will be made at a price per share equal to the lesser of the Fair Market Value of the shares (as defined in the Arch Certificate) or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of Delaware law and the Arch Certificate and Arch By-Laws may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch by means of a tender offer, a proxy contest or otherwise. These provisions, as summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Arch first to negotiate with Arch. Arch believes that the benefits of increased protection of Arch's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Arch outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

RIGHTS PLAN

  Arch has a stockholders rights plan (the "Preferred Stock Rights Plan") pursuant to which each outstanding share of Common Stock has attached to it one preferred stock purchase right (a "Purchase Right") to purchase from Arch a unit (a "Unit") consisting of one one-thousandth of a share of Series B Preferred stock at a cash purchase price of $150.00 per Unit, subject to adjustment. Pursuant to the Preferred Stock Rights Plan, the Purchase Rights automatically attach to and trade together with each share of Common Stock.

  The Purchase Rights are not exercisable or transferable separately from the shares of Common Stock to which they are attached until the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (up to 33% in certain specified circumstances) of the outstanding shares of the Common Stock (a "Stock Acquisition Date"), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group individually owning 30% or more of then outstanding shares of Common Stock.

  In the event that any person or entity becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which Arch's independent directors determine to be fair to, and in the best interests of, Arch's stockholders), each holder of a Purchase Right other than the Acquiring Person will thereafter have the right to receive, upon exercise, that number of shares of Stock which equals the exercise price of the Purchase Right divided by one-half of the current market price of the Common Stock at the Stock Acquisition Date. However, in any such event, all Purchase Rights that are beneficially owned by an Acquiring Person shall be null and void.

  In the event that a Stock Acquisition Date occurs and (i) Arch is acquired in a merger or other business combination transaction in which Arch is not the surviving corporation or the Common Stock is changed or exchanged (other than a merger that follows an offer determined to be fair by Arch's independent directors as described above) or (ii) 50% or more of Arch's assets or earning power is sold or transferred, each holder of a Purchase Right (except Purchase Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the Purchase Rights divided by one-half of the current market price of such common stock at the Stock Acquisition Date.

  The Purchase Rights are not currently exercisable. In connection with the execution of the Merger Agreement, Arch amended the Preferred Stock Rights Plan to permit each Standby Purchaser to acquire, without becoming an Acquiring Person, up to the sum of (i) the number of shares distributed to it from the Directly Distributed Creditor Stock Pool, (ii) the number of shares purchased by it pursuant to the exercise of Purchase Rights, (iii) the number of shares purchased directly pursuant to the Standby Purchase Agreements and
(iv) 5% of the outstanding Stock (but in no event more than a total of 33%, 27%, 26% or 15.5% of such outstanding stock in the case of W.R. Huff, Whippoorwill, Credit Suisse First Boston Corporation and Northwestern Mutual and their affiliates, respectively). The Amended Preferred Stock Rights Plan further provides that the Standby Purchasers will not be deemed to be a group for purposes of the Preferred Stock Rights Plan solely because of performance of their commitments under the Standby Purchase Agreements.

CLASSIFIED BOARD OF DIRECTORS

  The Arch Certificate and Arch By-laws provide that the Arch Board will be divided into three classes, with the terms of each class expiring in a different year. The Arch By-laws provide that the number of directors will

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

be fixed from time to time exclusively by the Arch Board, but shall consist of not more than 15 nor less than three directors. A majority of the Arch Board then in office has the sole authority to fill in any vacancies on the Arch Board. The Arch Certificate provides that directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class.

STOCKHOLDER ACTIONS AND MEETINGS

  The Arch Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Arch Certificate and Arch By-Laws provide that special meetings of stockholders can be called by the Chairman of the Arch Board, pursuant to a resolution approved by a majority of the total number of directors which Arch would have if there were no vacancies on the Arch Board, or by stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Chairman of the Arch Board, or at the request of a majority of the members of the Arch Board, or as specified in the stockholders' call for a meeting. The Arch By-laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Arch Board, of candidates for election as directors. The Arch By-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if written notice of such stockholder's intent to make such nomination or nominations has been given to the Secretary of Arch not later than 80 days prior to the date of any annual or special meeting. In the event that the date of such annual or special meeting was not publicly announced by Arch more than 90 days prior to the meeting, notice from the stockholder must be delivered to the Secretary of Arch not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to stockholders. The notice must contain certain information about the proposed nominee as would be required to be included in a proxy statement filed pursuant to the Commission's proxy rules had the nominee been nominated by the Arch Board. The notice must also contain the consent of each nominee to serve as a director of Arch if so elected and certain information about the stockholder proposing to nominate such nominee.

AMENDMENT OF CERTAIN PROVISIONS OF THE ARCH CERTIFICATE AND ARCH BY-LAWS

  The Arch Certificate requires the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class, to amend certain provisions of the Arch Certificate, including provisions relating to the removal of directors, the prohibition on stockholder action by written consent in lieu of a meeting, the procedural requirements of stockholder meetings and the adoption, amendment and repeal of certain articles of the Arch By-laws.

CONSIDERATION OF NON-ECONOMIC FACTORS IN ACQUISITIONS

  The Arch Certificate empowers the Arch Board, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include: (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of Arch in a freely negotiated transaction, and the estimated future value of Arch as an independent entity; (ii) the impact of such a transaction on the subscribers and employees of Arch and its effect on the communities in which Arch operates; and (iii) the ability of Arch to fulfill its objectives under applicable statutes and regulations.

RESTRICTIONS ON CERTAIN PURCHASES OF STOCK BY ARCH

  The Arch Certificate prohibits Arch from repurchasing any shares of Arch's stock from any person, entity or group that beneficially owns 5% of more of Arch's then outstanding voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of Arch's Disinterested Stockholders approves the transaction. "Disinterested Stockholders" means each holder of less than 5% of the voting power of Arch. This restriction on purchases by Arch does not apply to any offer to

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

purchase a class of Arch's stock which is made on the same terms and conditions to all holders of the class of stock, to any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of Arch's stock, to any purchase of Arch's stock in accordance with the terms of any stock option or employee benefit plan, or any purchase at prevailing marketing prices pursuant to a stock repurchase program.

"BLANK CHECK" PREFERRED STOCK

  The Arch Board is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Arch Board may determine, including dividend, conversion, redemption and liquidation rights and preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control in Arch.

DELAWARE ANTI-TAKEOVER STATUTE

  Section 203 of the DGCL is applicable to publicly held corporations organized under the laws of Delaware, including Arch. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and the affiliates and associates of such person referred to in
(i) or (ii) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Arch Certificate and the Arch By-laws do not exclude Arch from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Arch to negotiate in advance with the Arch Board.

DIRECTOR LIABILITY AND INDEMNIFICATION

  Under the DGCL, a corporation has the power to indemnify any director or officer against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe the conduct of the person was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any officer or director against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine. The DGCL requires that to the extent an officer or director of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify the officer or director against expenses incurred in connection therewith.

  Under the DGCL, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of laws; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

  The Arch Certificate provides that Arch will, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it has the power to indemnify against all of the costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, or any subsidiary of Arch, or of any other corporation for which such persons acted as officer or director at the request of Arch.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The Bank of New York, 101 Barclay Street, New York, New York 10286.

REGISTRATION RIGHTS

  Arch is granting certain registration rights to the Unsecured Creditors in connection with the proposed Merger. See "The Merger Agreement--Related Agreements--Registration Rights Agreements". The holders of Series C Preferred Stock and the former stockholders of PageCall are also entitled to certain registration rights. See "Business--Arch--Investments in Narrowband PCS Licenses".

                   DESCRIPTION OF CERTAIN ARCH INDEBTEDNESS

API CREDIT FACILITY

  API, The Bank of New York, Royal Bank of Canada and Toronto Dominion (Texas), Inc., as managing agents, together with certain other lenders are parties to the API Credit Facility in the current total amount of $400.0 million, consisting of the $175.0 million reducing revolving Tranche A Facility, (ii) the $100.0 million 364-day revolving credit Tranche B Facility and (iii) the $125.0 million Tranche C Facility.

  The Tranche A Facility is subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the API Credit Facility are secured by its pledge of the capital stock of the former ACE operating subsidiaries. The API Credit Facility is guaranteed by Arch, ACI and the former ACE operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of the former ACE operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's former credit facility. Lenders representing 40% of the API Credit Facility have the right to require ACI and its subsidiaries to grant security interests in certain additional assets not currently pledged thereunder, subject to granting a ratable security interest to holders of the ACI 9 1/2% Notes and the ACI 14% Notes.

  Borrowings under the API Credit Facility bear interest based on a reference rate equal to either The Bank of New York's Alternate Base Rate or The Bank of New York's LIBOR rate, in each case plus a margin based on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires Arch and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

  Effective as of August 18, 1998, API, The Bank of New York, Toronto Dominion (Texas), Inc., Royal Bank of Canada and Barclays Bank, PLC executed a commitment letter for the API Credit Facility Increase which, subject to the approval of all API lenders, will increase the API Credit Facility from $400.0 million to $600.0 million. The $200.0 million increase will be allocated among the senior credit facilities as follows: (i) the Tranche A Facility will increase by $25.0 million to $150.0 million, (ii) the Tranche B Facility will increase by $25.0 million to $125.0 million and (iii) the Tranche C Facility will increase by $150.0 million to $275.0 million. All other terms and conditions of the API Credit Facility increase will remain unchanged except for minor changes to ACI's permitted ratio of total debt to annualized EBITDA and the margins on which the interest rates on borrowings are based. See "Risk Factors--Risks Related to Arch--Lender Approval and Merger Cash Requirements".

BRIDGE FACILITY

  ACI and The Bear Stearns Companies, Inc. (an affiliate of Bear Stearns), The Bank of New York, TD Securities (USA) Inc. and Royal Bank of Canada (collectively, the "Bridge Lenders") have executed a commitment letter for the Bridge Facility on the following terms. Under the Bridge Facility, a $120.0 million term loan will be available to ACI in a single drawing upon the closing of the Merger (the "Bridge Loan"). The Bridge Loan will bear interest equal to the LIBOR rate plus 500 basis points (currently a total of %), increasing by 50 basis points each quarter after funding to a maximum rate of 18%. If not paid on or before maturity 180 days after the closing of the Merger, the Bridge Loan will convert into a term loan (the "Term Loan") due in December 2006. The Term Loan will bear interest at the interest rate under the Bridge Facility at the maturity of the Bridge Loan plus 50 basis points increasing by 50 basis points each quarter after funding to a maximum rate of 18%. Arch will be required to grant warrants (the "Bridge Warrants") to the Bridge Lenders for the purchase of 5.0% of the Common Stock on a fully diluted basis if the Bridge Loan has not been repaid prior to the Bridge Loan maturity date. Upon notice from the Bridge Lenders given (a) prior to the Merger but subsequent to the earlier to occur of (i) January 29, 1999 and (ii) the 30th day prior to the targeted date of the Merger or (b) at any time after the funding of the Bridge Loan and prior to the Bridge Loan maturity date, ACI will issue and sell Planned ACI Notes in an amount at least sufficient to substitute for or refinance the Bridge Loans on such terms and conditions as may be specified by the Bridge Lenders, provided however that the interest rate on the Planned ACI Notes shall be determined by the Bridge Lenders in light of the then prevailing market conditions, but in no event shall the yield on the Planned ACI Notes exceed a rate equal to an agreed upon margin over the yield to worst on the ACI 12 3/4% Notes. In the event that Planned ACI Notes are issued after the Merger, the Bridge Lenders may direct Arch to issue all or a portion of the Bridge Warrants to the purchasers of the Planned ACI Notes rather than the Bridge Lenders. The Bridge Facility requires payment of certain fees to the Bridge Lenders. The fees will vary based on the amount and timing of the Bridge Facility and the Bridge Loan. The Bridge Lenders have agreed to refund a portion of the fees if the Bridge Loan is repaid prior to maturity. In addition, ACI has agreed to permit the Bridge Lenders to act as placement agents for the conversion of the Bridge Loan into the Term Loan or the issuance of the Planned ACI Notes for a fee equal to 3.0% of the principal amount so converted or issued.

  The Bridge Facility contains restrictions that are substantially similar to those contained in the API Credit Facility, including without limitation restrictions that, among other things, limit additional indebtedness and encumbrances on assets, cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions and mergers; and transactions with affiliates or between Arch and its subsidiaries. In addition, the Bridge Facility requires ACI and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest expense and total indebtedness to EBITDA.

ACI 9 1/2% NOTES

  ACI has outstanding $125.0 million in aggregate principal amount of ACI 9 1/2% Notes. The ACI 9 1/2% Notes accrue interest at the rate of 9.5% per annum, payable semi-annually on February 1 and August 1. The ACI 9 1/2% Notes are scheduled to mature on February 1, 2004.

  ACI, at its option, may redeem the ACI 9 1/2% Notes as a whole, or from time to time in part, on or after February 1, 1999 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning February 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

                                                 REDEMPTION
            YEAR                                   PRICE
            ----                                 ----------
            1999................................  104.750%
            2000................................  103.167%
            2001................................  101.583%
            2002 and thereafter.................  100.000%

  The covenants in the indenture under which the ACI 9 1/2% Notes are outstanding (the "ACI 9 1/2% Notes Indenture") limit the ability of ACI's subsidiaries to pay dividends to ACI. Additionally, the ACI 9 1/2% Notes

Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by ACI and its subsidiaries, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of ACI by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of ACI and on any merger, consolidation or sale of substantially all of the assets of ACI.

  Upon the occurrence of a "Change of Control", as defined in the ACI 9 1/2% Notes Indenture, each holder of ACI 9 1/2% Notes has the right to require that ACI repurchase such holder's ACI 9 1/2% Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the ACI 9 1/2% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of ACI or Arch having the right to vote in the election of directors; (ii) certain changes in the boards of directors of ACI or Arch; (iii) the sale or transfer of all or substantially all of the assets of ACI or (iv) the merger or consolidation of ACI or Arch with or into another corporation with the effect that a person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors.

  The following constitute "Events of Default" under the ACI 9 1/2% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the ACI 9 1/2% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the ACI 9 1/2% Notes as and when the same shall become due and payable either at maturity, upon redemption or repurchase, by declaration or otherwise; (iii) the failure on the part of ACI duly to observe or perform any other of the covenants or agreements on the part of ACI in the ACI 9 1/2% Notes or in the ACI 9 1/2% Notes Indenture for a period or 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" and demanding that ACI remedy the same, shall have been given by registered or certified mail, return receipt requested, to ACI by the Trustee, or to ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 9 1/2% Notes at the time outstanding; (iv) certain events of bankruptcy, insolvency or reorganization in respect of ACI or any of its restricted subsidiaries; (v) (A) a default in payment of the principal of, premium, if any, or interest on any indebtedness for borrowed money of ACI or any restricted subsidiary in principal amount aggregating $5.0 million or more, whether such indebtedness now exists or is hereafter created, when the same shall become due and payable and continuation of such default after any applicable period of grace or (B) an event of default as defined in any indenture or instrument evidencing or under which ACI or any restricted subsidiary has at the date of the indenture or shall thereafter have outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable, and in any case referred to in the foregoing clause (A) or (B) such non-payment or acceleration shall not be rescinded or annulled within 10 days after notice of such default in payment or event of default shall have been given to ACI by the Trustee (if such event is known to it), or to ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 9 1/2% Notes at the time outstanding; (vi) one or more judgments, orders or decrees for the payment of money (provided that the amount of such money judgment shall be calculated net of any insurance coverage that the insurer has irrevocably acknowledged to ACI as covering such money judgment in whole or in part) in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against ACI or any restricted subsidiary of ACI or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or
(vii) the holder of any indebtedness of ACI or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of ACI or any restricted subsidiary (or any agent of such holder of such debt or the trustee or other representative then acting under any indenture or other instrument under which such debt is outstanding) shall commence any proceeding, or take any action (including by way of set-off) to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of ACI or any of its restricted subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate (including funds on deposit or held pursuant to lock-box or other similar arrangements).

ACI 14% NOTES

  ACI has outstanding $100.0 million in aggregate principal amount of ACI 14% Notes. The ACI 14% Notes accrue interest at the rate of ACI 14% per annum, payable semi-annually on May 1 and November. The ACI 14% Notes are scheduled to mature on November 1, 2004.

  ACI may, at its option, redeem the ACI 14% Notes as a whole, or from time to time in part, at the redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning November 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

                                               REDEMPTION
            YEAR                                 PRICE
            ----                               ----------
            1999..............................  107.000%
            2000..............................  104.625%
            2001..............................  102.375%
            2002 and thereafter...............  100.000%

  The covenants in the indenture under which the ACI 14% Notes are outstanding (the "ACI 14% Notes Indenture") limit the ability of ACI and its subsidiaries to pay dividends to Arch. Additionally, the ACI 14% Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by ACI and its subsidiaries, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of ACI by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of ACI and on the merger, consolidation or sale of substantially all of the assets of ACI.

  Upon the occurrence of a "Change of Control", as defined in the ACI 14% Notes Indenture, each holder of ACI 14% Notes has the right to require that ACI repurchase such holder's ACI 14% Notes at a repurchase price in cash equal to 102% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the ACI 14% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of ACI or Arch having the right to vote in the election of directors; (ii) certain changes in the boards of directors of ACI or Arch; (iii) the sale or transfer of all or substantially all of the assets of ACI or (iv) the merger or consolidation of ACI or Arch with or into another corporation or the merger of another corporation with or into ACI or Arch with the effect that (A) a person or group shall have become the beneficial owner of the majority securities of the surviving corporation having the right to vote in the election of directors or
(B) the securities of ACI or Arch outstanding immediately prior to such transaction and which represent 100% of the voting securities having the right to vote in the election of directors are exchanged for cash, securities or property unless such securities are changed into or exchanged for securities of the surviving corporation representing a majority of the voting securities having the right to vote in the election of directors.

  The following constitute "Events of Default" under the ACI 14% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the ACI 14% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the ACI 14% Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise;
(iii) the failure of ACI to comply with the covenants limiting mergers and sales of assets; (iv) the failure of ACI to comply with certain other covenants limiting its ability to incur debt, make restricted payments, impose dividend restrictions on its subsidiaries, dispose of assets, transact with affiliates, grant liens, obtain guarantees from its subsidiaries, permit its subsidiaries to issue stock or suffer a change of control, for a period of 30 days after notice; (v) the failure on the part of ACI duly to observe or perform any other of the covenants or agreements on the part of ACI in the ACI 14% Notes or in the ACI 14% Notes Indenture for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" and demanding that ACI remedy the same, shall have been given by registered or certified mail, return receipt requested, to ACI by the Trustee, or ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 14% Notes at the time outstanding; (vi) certain events of bankruptcy, insolvency or reorganization in respect of

ACI or any of its restricted subsidiaries; (vii) (A) a default in payment of the principal of, premium if any, or interest on any indebtedness for borrowed money of ACI or any restricted subsidiary in principal amount aggregating $5.0 million or more, whether such indebtedness now exists or is hereafter created, when the same shall become due and payable and continuation of such default after any applicable period of grace or (B) an event of default as defined in any indenture or instrument evidencing or under which ACI or any restricted subsidiary has at the date of the indenture of shall thereafter have outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable, and in any case referred to in the foregoing clause (A) or (B) such non-payment or acceleration shall not be rescinded or annulled within 10 days after notice of such default in payment or event of default shall have been given to ACI by the Trustee (if such event is known to it), or to ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the ACI 14% Notes at the time outstanding; (viii) one or more judgments, orders or decrees for the payment of money (provided that the amount of such money judgment shall be calculated net of any insurance coverage that the insurer has irrevocably acknowledged to ACI as covering such money judgment in whole or in part) in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against ACI or any restricted subsidiary of ACI or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or
(ix) the holder of any indebtedness of ACI or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of ACI or any restricted subsidiary (or any agent of such holder of such debt or the trustee or other representative then acting under any indenture or other instrument under which such debt is outstanding) shall commence any proceeding, or take any action (including by way of set-off) to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of ACI or any of its restricted subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate (including funds on deposit or held pursuant to lock-box or other similar arrangements).

ACI 12 3/4% NOTES

  ACI has outstanding $127.5 million in aggregate principal amount of ACI 12 3/4% Notes. The ACI 12 3/4% Notes accrue interest at the rate of 12.75% per annum, payable semi-annually on January 1 and July 1. The ACI 12 3/4% Notes are scheduled to mature on July 1, 2007.

  ACI, at its option, may redeem the ACI 12 3/4% Notes as a whole, or from time to time in part, on or after July 1, 2003 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning July 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            2003........................     106.375%
            2004........................     104.250%
            2005........................     102.125%
            2006 and thereafter.........     100.000%

  In addition, on or prior to July 1, 2001, ACI, at its option, may redeem up to 35% of the original aggregate principal amount of the 12 3/4% Notes, with the proceeds of a qualifying equity offering at a redemption price equal to 112.75% of the principal amount thereof, to the date of redemption provided that, immediately after giving effect to such redemption, 12 3/4% Notes with an aggregate principal amount of at least $84,500,000 remain outstanding. ACI shall not, however, be obligated to redeem any 12 3/4% Notes with the proceeds of any equity offering.

  The covenants in the indenture under which the 12 3/4% Notes were issued (the "ACI 12 3/4% Notes Indenture") limit the ability of ACI and its subsidiaries to pay dividends. Additionally, the ACI 12 3/4% Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by ACI and its subsidiaries, on the occurrence of liens, on the disposition of assets, on transactions with affiliates, on the sale or issuance of stock by the subsidiaries of ACI and on the merger or consolidation of Arch and its subsidiaries or sale of substantially all of the assets of Arch.

  Upon the occurrence of a "Change of Control", as defined in the ACI 12 3/4% Notes Indenture, each holder of 12 3/4% Notes has the right to require Arch to repurchase such holder's 12 3/4% Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages (as defined therein), if any, to the date of repurchase. The following constitute a Change of Control under the ACI 12 3/4% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the voting power of all classes of voting stock of ACI or Arch; (ii) the sale or transfer of all or substantially all of the assets of Arch or ACI or the merger or consolidation of Arch or ACI with or into another corporation with the effect that the outstanding voting stock of Arch or ACI is converted into or exchanged for cash, securities or other property other than certain transactions in which (A) the voting stock of Arch or ACI is exchanged for or converted into either capital stock of the transferee or survivor entity or, under limited circumstances, cash, securities or other property and (B) no person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors; (iii) certain changes in the Arch Board; or (iv) Arch is liquidated or dissolved.

  The following constitute "Events of Default" under the ACI 12 3/4% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the 12 3/4% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the 12 3/4% Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise;
(iii) the failure of ACI to comply with the covenants limiting mergers and sales of assets; (iv) the failure of the part of ACI duly to observe or perform any other of the covenants or agreements on the part of ACI in the 12 3/4% Notes or in the ACI 12 3/4% Notes Indenture for a period of 60 days after the date on which written notice specifying such failure shall have been given by registered or certified mail, return receipt requested, to ACI by the Trustee, or ACI and the Trustee by the holders of at least 25% in aggregate principal amount of the Arch Discount Notes at the time outstanding; (vi) (A) a default in any payment when due at final maturity on any indebtedness for borrowed money of ACI or any restricted subsidiary in principal amount aggregating $5.0 million or (B) an event of default as defined in any indenture or instrument evidencing or under which Arch or any restricted subsidiary has outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which it would otherwise become due and payable; (vii) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against ACI or any restricted subsidiary of Arch and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; (viii) the holder of any indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of ACI or any restricted subsidiary shall notify the Trustee of the intended sale or disposition of any assets of ACI of any restricted subsidiary that have been pledged to or for the benefit of such holder or shall commence any proceeding, or take any action to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of Arch or any of its restricted subsidiaries pursuant to the terms of any agreement or instrument evidencing any such debt of Arch or any restricted subsidiary or in accordance with applicable law; or (ix) certain events of bankruptcy, insolvency or reorganization in respect of ACI or any of its restricted subsidiaries.

ARCH DISCOUNT NOTES

  In March 1996, Arch issued $467.4 million in aggregate principal amount at maturity of Arch Discount Notes. The Arch Discount Notes are scheduled to mature on March 15, 2008. The Arch Discount Notes were issued at a substantial discount from the principal amount due at maturity. Interest does not accrue on the Arch

Discount Notes prior to March 15, 2001. Thereafter, interest on the Arch Discount Notes will accrue at the rate of 10 7/8% per annum, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

  Arch, at its option, may redeem the Arch Discount Notes as a whole or from time to time in part at any time on or after March 15, 2001 at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve month period beginning on March 15 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            2001........................     104.078%
            2002........................     102.719%
            2003........................     101.359%
            2004 and thereafter.........     100.000%

  In addition, on or prior to March 15, 1999, Arch, at its option, may redeem the Arch Discount Notes, in part, with the proceeds of a qualifying equity offering at a redemption price equal to 110.875% of the accreted value (as defined therein) to the date of redemption provided that, immediately after giving effect to such redemption, Arch Discount Notes with an aggregate principal amount at maturity at least equal to 66 2/3% of the original principal amount at maturity of the Arch Discount Notes remain outstanding. Arch shall not, however, be obligated to redeem any Arch Discount Notes with the proceeds of any equity offering.

  The covenants in the indenture under which the Arch Discount Notes were issued (the "Arch Discount Notes Indenture") limit the ability of Arch to pay dividends to its stockholders. Additionally, the Arch Discount Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by Arch and its subsidiaries, on the disposition of assets, on the occurrence of liens, on transactions with affiliates, on the sale or issuance of stock by the subsidiaries of Arch and on the merger or consolidation of Arch and its subsidiaries or sale of substantially all of the assets of Arch.

  Upon the occurrence of a "Change of Control", as defined in the Arch Discount Notes Indenture, each holder of Arch Discount Notes has the right to require Arch to repurchase such holder's Arch Discount Notes at a repurchase price in cash equal to 101% of the accrued principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the Arch Discount Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of Arch having the right to vote in the election of directors; (ii) certain changes in the Arch Board; (iii) the sale or transfer of all or substantially all of the assets of Arch or the merger or consolidation of Arch with or into another corporation with the effect that the outstanding voting stock of Arch is converted into or exchanged for cash, securities or other property other than certain transactions in which (i) the voting stock of Arch is exchanged for or converted into either capital stock of the transferee or survivor entity or, under limited circumstances, cash, securities or other property and (ii) no person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors.

  The following constitute "Events of Default" under the Arch Discount Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the Arch Discount Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the Arch Discount Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise; (iii) the failure of Arch to comply with the covenants limiting mergers and sales of assets; (iv) the failure on the part of Arch duly to observe or perform any other of the covenants or agreements on the part of Arch in the Arch Discount Notes or in the Arch Discount Notes Indenture for a period of 60 days after the date on which written notice specifying such failure shall have been given by registered or certified mail, return receipt requested, to Arch by the Trustee, or Arch and the Trustee by the holders of at least 25% in aggregate principal amount of the Arch Discount Notes at the time outstanding; (v) certain events of bankruptcy, insolvency or reorganization in respect of Arch or any of its restricted subsidiaries; (vii) (A) a default in any payment when due at final maturity on any indebtedness for borrowed money of Arch or any restricted subsidiary in principal amount aggregating $5.0 million or (B) an event of default as defined in any indenture or instrument evidencing or under which Arch or any restricted subsidiary has outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which it would otherwise become due and payable; (viii) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against Arch or any restricted subsidiary of Arch and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or
(ix) the holder of any indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of Arch or any restricted subsidiary shall notify the Trustee of the intended sale or disposition of any assets of Arch of any restricted subsidiary that have been pledged to or for the benefit of such holder or shall commence any proceeding, or take any action to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of Arch or any of its restricted subsidiaries pursuant to the terms of any agreement or instrument evidencing any such debt of Arch or any restricted subsidiary or in accordance with applicable law.

ARCH CONVERTIBLE DEBENTURES

  Arch has outstanding $13.4 million in principal amount of 6 3/4% Convertible Subordinated Debentures due 2003 (the "Arch Convertible Debentures"). The Arch Convertible Debentures accrue interest at the rate of 6.75% per annum, payable semi-annually on June 1 and December 1. The Arch Convertible Debentures are scheduled to mature on December 1, 2003. The principal amount of the Arch Convertible Debentures is convertible into Common Stock at a conversion price of $16.75 per share at any time prior to redemption or maturity.

  The Arch Convertible Debentures may be redeemed at any time at the option of Arch, in whole or from time to time in part, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning December 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            1997........................     104.050%
            1998........................     103.375%
            1999........................     102.700%
            2000........................     102.025%
            2001........................     101.350%
            2002........................     100.675%
            2003 and thereafter.........     100.000%

  Upon the occurrence of a "Fundamental Change", as defined in the indenture under which the Arch Convertible Debentures were issued (the "Arch Debenture Indenture"), each holder of Arch Convertible Debentures has the right, at the holder's option, to require Arch to repurchase all of such holder's Arch Convertible Debentures, or any portion thereof, at a price equal to 100% of the principal amount of the Arch Convertible Debentures, plus accrued interest to the repurchase date. The following constitute a Fundamental Change under the Arch Debenture Indenture: (i) the acquisition by a person or group of beneficial ownership of capital stock of Arch entitled to exercise more than 50% of the total voting power of all capital stock (unless such beneficial ownership is approved by the board of directors of Arch prior to such person or group acquiring such beneficial ownership); (ii) certain changes in the Arch Board; (iii) a share exchange of Arch with, or the merger of Arch into, any other person, any merger of another person into Arch, or any sale or transfer of all or substantially all of the assets of Arch to another person (subject in each case to certain exceptions); (iv) the purchase by Arch of beneficial ownership in shares of its Common Stock if such purchase would result in a default under any senior debt agreements to which Arch is a party; or (v) certain distributions by Arch of Stock.

  The Arch Convertible Debentures represent senior unsecured obligations of Arch and are subordinated to "Senior Indebtedness" of Arch, as defined in the Arch Debenture Indenture. The Arch Debenture Indenture does not contain any limitation or restriction on the incurrence of Senior Indebtedness or other indebtedness or securities of Arch or its subsidiaries.

  The following constitute "Events of Default" under the Arch Debenture
Indenture: (i) a default in the payment of any interest on the Arch Convertible Debentures that continues for 30 days after the date when due;
(ii) a default in the payment of principal of or premium, if any, on any Arch Convertible Debenture when due and payable, whether at maturity, upon redemption or otherwise; (iii) a default in the performance of any other covenant or agreement of Arch that continues for 30 days after written notice of such default, requiring Arch to remedy the same; (iv) a default under any indebtedness for money borrowed by Arch, which default results in such indebtedness in an amount exceeding $5.0 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice of such default, requiring Arch to remedy the same; or (v) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arch.

                                 LEGAL MATTERS

  The validity of the Securities offered hereby will be passed upon for Arch by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of Arch included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. A representative of Arthur Andersen LLP is expected to be at the Special Meeting to answer appropriate questions by stockholders and will have the opportunity to make a statement if so desired.

  The consolidated financial statements of MobileMedia at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about MobileMedia's ability to continue as a going concern as described in Note 1 of MobileMedia's Notes to Consolidated Financial Statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  With the exception of matters unique to MobileMedia, the descriptions of the regulatory requirements under the Communications Act and the regulations thereunder set forth under "Risk Factors--Risks Common to Arch and MobileMedia--Government Regulation, Foreign Ownership and Possible Redemption" and "Industry Overview--Regulation" have been included under the authority of Wilkinson, Barker, Knauer & Quinn, LLP, as experts in telecommunications law. FCC matters unique to MobileMedia included in the description of the regulatory requirements under the Communications Act and the regulations thereunder set forth under "Risk Factors--Risks Common to Arch and MobileMedia--Government Regulation, Foreign Ownership and Possible Redemption" and "Industry Overview--Regulation" have been included under the authority of Wiley, Rein & Fielding as experts in telecommunication law. Stockholders of Arch should not rely on Wilkinson, Barker, Knauer & Quinn, LLP or Wiley, Rein & Fielding with respect to any other matters.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Arch Communications Group, Inc.
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and June
   30, 1998 (unaudited)...................................................  F-3
  Consolidated Statements of Operations for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Six Months Ended June 30,
   1997 and 1998 (unaudited)..............................................  F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for Each of
   the Three Years in the Period Ended December 31, 1997 and for the Six
   Months Ended June 30, 1998 (unaudited).................................  F-5
  Consolidated Statements of Cash Flows for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Six Months Ended June 30,
   1997 and 1998 (unaudited)..............................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
MobileMedia Communications, Inc. and Subsidiaries
  Report of Independent Public Auditors................................... F-22
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and June
   30, 1998 (unaudited)................................................... F-23
  Consolidated Statements of Operations for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Six Months Ended June 30,
   1997 and 1998 (unaudited).............................................. F-24
  Consolidated Statement of Changes in Stockholders' Equity (Deficit) for
   Each of the Three Years in the Period Ended December 31, 1997 and for
   the Six Months Ended June 30, 1998 (unaudited)......................... F-25
  Consolidated Statements of Cash Flows for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Six Months Ended June 30,
   1997 and 1998 (unaudited).............................................. F-26
  Notes to Consolidated Financial Statements.............................. F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Communications Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Arch Communications Group, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                       Arthur Andersen LLP

Boston, Massachusetts
February 9, 1998 (except with respect to the matters discussed in Notes 3, 4 and 8, as to which the date is June 29, 1998)

                        ARCH COMMUNICATIONS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                DECEMBER 31,
                                            ----------------------   JUNE 30,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
                  ASSETS
Current assets:
  Cash and cash equivalents................ $    3,497  $    3,328   $   4,913
  Accounts receivable (less reserves of
   $4,111, $5,744 and $6,182 in 1996, 1997
   and 1998, respectively)                      25,344      30,147      32,483
  Inventories..............................     10,239      12,633      13,278
  Prepaid expenses and other...............      4,531       4,917       3,582
                                            ----------  ----------   ---------
    Total current assets...................     43,611      51,025      54,256
                                            ----------  ----------   ---------
Property and equipment, at cost:
  Land, buildings and improvements.........      8,780      10,089      10,297
  Paging and computer equipment............    339,391     361,713     382,053
  Furniture, fixtures and vehicles.........      9,921      16,233      16,990
                                            ----------  ----------   ---------
                                               358,092     388,035     409,340
  Less accumulated depreciation and
   amortization............................     96,448     146,542     179,478
                                            ----------  ----------   ---------
  Property and equipment, net..............    261,644     241,493     229,862
                                            ----------  ----------   ---------
Intangible and other assets (less
 accumulated amortization of $141,710,
 $260,932 and $311,160 in 1996, 1997 and
 1998, respectively).......................    841,501     728,202     687,431
                                            ----------  ----------   ---------
                                            $1,146,756  $1,020,720   $ 971,549
                                            ==========  ==========   =========
   LIABILITIES AND STOCKHOLDERS' EQUITY
                 (DEFICIT)
Current liabilities:
  Current maturities of long-term debt..... $       46  $   24,513   $     --
  Accounts payable.........................     17,395      22,486      22,951
  Accrued restructuring charge.............        --          --       15,846
  Accrued expenses.........................     14,287      11,894      12,850
  Accrued interest.........................     10,264      11,249       7,453
  Customer deposits........................      6,698       6,150       5,585
  Deferred revenue.........................      7,181       8,787      10,696
                                            ----------  ----------   ---------
    Total current liabilities..............     55,871      85,079      75,381
                                            ----------  ----------   ---------
Long-term debt, less current maturities....    918,150     968,896   1,003,357
                                            ----------  ----------   ---------
Other long-term liabilities................     21,172         --       10,240
                                            ----------  ----------   ---------
Commitments and contingencies
Redeemable preferred stock.................      3,712         --          --
                                            ----------  ----------   ---------
Stockholders' equity (deficit):
  Preferred stock--$.01 par value,
   authorized 10,000,000 shares, 250,000
   shares issued ($25,011 aggregate
   liquidation preference).................        --          --            3
  Common stock--$.01 par value, authorized
   75,000,000 shares, issued and
   outstanding: 20,712,220, 20,863,563 and
   21,067,110 shares in 1996, 1997 and
   1998, respectively......................        207         209         211
  Additional paid-in capital...............    350,444     351,210     376,867
  Accumulated deficit......................   (202,800)   (384,674)   (494,510)
                                            ----------  ----------   ---------
    Total stockholders' equity (deficit)...    147,851     (33,255)   (117,429)
                                            ----------  ----------   ---------
                                            $1,146,756  $1,020,720   $ 971,549
                                            ==========  ==========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                SIX MONTHS ENDED
                              YEARS ENDED DECEMBER 31,              JUNE 30,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Service, rental and
 maintenance revenues...  $  138,466  $  291,399  $  351,944  $  171,978  $  184,280
Product sales...........      24,132      39,971      44,897      22,290      21,305
                          ----------  ----------  ----------  ----------  ----------
    Total revenues......     162,598     331,370     396,841     194,268     205,585
Cost of products sold...     (20,789)    (27,469)    (29,158)    (14,291)    (14,690)
                          ----------  ----------  ----------  ----------  ----------
                             141,809     303,901     367,683     179,977     190,895
                          ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Service, rental and
   maintenance..........      29,673      64,957      79,836      38,111      40,409
  Selling...............      24,502      46,962      51,474      26,632      24,244
  General and
   administrative.......      40,448      86,181     106,041      51,345      56,516
  Depreciation and
   amortization.........      60,205     191,871     232,347     120,167     108,400
  Restructuring charge..         --          --          --          --       16,100
                          ----------  ----------  ----------  ----------  ----------
    Total operating
     expenses...........     154,828     389,971     469,698     236,255     245,669
                          ----------  ----------  ----------  ----------  ----------
Operating income
 (loss).................     (13,019)    (86,070)   (102,015)    (56,278)    (54,774)
Interest expense........     (22,560)    (77,353)    (98,063)    (48,126)    (51,903)
Interest income.........          38       1,426         904         411         780
Equity in loss of
 affiliate..............      (3,977)     (1,968)     (3,872)     (1,812)     (2,219)
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income tax benefit and
 extraordinary item.....     (39,518)   (163,965)   (203,046)   (105,805)   (108,116)
Benefit from income tax-
 es.....................       4,600      51,207      21,172      10,600         --
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before ex-
 traordinary item.......     (34,918)   (112,758)   (181,874)    (95,205)   (108,116)
Extraordinary charge
 from early
 extinguishment of
 debt...................      (1,684)     (1,904)        --          --       (1,720)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......     (36,602)   (114,662)   (181,874)    (95,205)   (109,836)
Accretion of redeemable
 preferred stock........        (102)       (336)        (32)        (32)        --
                          ----------  ----------  ----------  ----------  ----------
Net income (loss) to
 common stockholders....  $  (36,704) $ (114,998) $ (181,906) $  (95,237) $ (109,836)
                          ==========  ==========  ==========  ==========  ==========
Basic income (loss) per
 common share before
 extraordinary item.....  $    (2.60) $    (5.53) $    (8.77) $    (4.60) $    (5.17)
Extraordinary charge
 from early
 extinguishment of debt
 per basic common
 share..................  $     (.12) $     (.09) $      --   $      --   $     (.08)
                          ----------  ----------  ----------  ----------  ----------
Basic net income (loss)
 per common share.......  $    (2.72) $    (5.62) $    (8.77) $    (4.60) $    (5.25)
                          ==========  ==========  ==========  ==========  ==========
Basic weighted average
 number of common shares
 outstanding............  13,497,734  20,445,943  20,746,240  20,713,578  20,918,048
                          ==========  ==========  ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      TOTAL
                                           ADDITIONAL             STOCKHOLDERS'
                          PREFERRED COMMON  PAID-IN   ACCUMULATED    EQUITY
                            STOCK   STOCK   CAPITAL     DEFICIT     (DEFICIT)
                          --------- ------ ---------- ----------- -------------
Balance, December 31,
 1994....................   $--      $ 81   $ 60,823   $ (51,536)   $   9,368
  Exercise of options to
   purchase 475,903
   shares of common
   stock.................    --         5      5,137         --         5,142
  Issuance of 7,994,493
   shares of common stock
   to acquire stock of
   paging companies......    --        80    215,819         --       215,899
  Issuance of 2,706,659
   shares of common stock
   (net of issuance costs
   of $3,016)............    --        27     46,354         --        46,381
  Issuance of 417,311
   shares of common stock
   upon conversion of
   convertible
   subordinated
   debentures (net of
   costs of conversion of
   $192).................    --         4      6,794         --         6,798
  Accretion of redeemable
   preferred stock.......    --       --        (102)        --          (102)
  Net loss...............    --       --         --      (36,602)     (36,602)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1995....................    --       197    334,825     (88,138)     246,884
  Exercise of options to
   purchase 169,308
   shares of common
   stock.................    --         2      1,469         --         1,471
  Issuance of 46,842
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...    --       --         373         --           373
  Issuance of 843,039
   shares of common stock
   upon conversion of
   convertible
   subordinated
   debentures............    --         8     14,113         --        14,121
  Accretion of redeemable
   preferred stock.......    --       --        (336)        --          (336)
  Net loss...............    --       --         --     (114,662)    (114,662)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1996....................    --       207    350,444    (202,800)     147,851
  Issuance of 151,343
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...    --         2        798         --           800
  Accretion of redeemable
   preferred stock.......    --       --         (32)        --           (32)
  Net loss...............    --       --         --     (181,874)    (181,874)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1997....................    --       209    351,210    (384,674)     (33,255)
  Exercise of options to
   purchase 94,032 shares
   of common stock
   (unaudited)...........    --         1        293         --           294
  Issuance of 250,000
   shares of preferred
   stock (unaudited).....      3      --      24,997         --        25,000
  Issuance of 109,515
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan
   (unaudited)...........    --         1        367         --           368
  Net loss (unaudited)...    --       --         --     (109,836)    (109,836)
                            ----     ----   --------   ---------    ---------
Balance, June 30, 1998
 (unaudited).............   $  3     $211   $376,867   $(494,510)   $(117,429)
                            ====     ====   ========   =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               SIX MONTHS
                             YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                           ------------------------------  -------------------
                             1995      1996       1997       1997      1998
                           --------  ---------  ---------  --------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).......  $(36,602) $(114,662) $(181,874) $(95,205) $(109,836)
 Adjustments to reconcile
  net income (loss) to
  net cash provided by
  operating activities:
 Depreciation and
  amortization...........    60,205    191,871    232,347   120,167    108,400
 Deferred income tax
  benefit................    (4,600)   (51,207)   (21,172)  (10,600)       --
 Extraordinary charge
  from early
  extinguishment of
  debt...................     1,684      1,904        --        --       1,720
 Equity in loss of
  affiliate..............     3,977      1,968      3,872     1,812      2,219
 Accretion of discount on
  senior notes...........       --      24,273     33,259    16,189     17,997
 Accounts receivable loss
  provision..............     3,915      8,198      7,181     3,783      3,873
 Changes in assets and
  liabilities, net of
  effect from
  acquisitions of paging
  companies:
  Accounts receivable....    (9,582)   (15,513)   (11,984)   (7,390)    (6,209)
  Inventories............    (3,176)     1,845     (2,394)   (3,674)      (645)
  Prepaid expenses and
   other.................      (511)        89       (386)      817      1,335
  Accounts payable and
   accrued expenses......      (551)   (12,520)     3,683     7,155     13,471
  Customer deposits and
   deferred revenue......       (10)     1,556      1,058     2,443      1,344
  Other long-term
   liabilities...........       --         --         --        --      10,240
                           --------  ---------  ---------  --------  ---------
Net cash provided by
 operating activities....    14,749     37,802     63,590    35,497     43,909
                           --------  ---------  ---------  --------  ---------
Cash flows from investing
 activities:
 Additions to property
  and equipment, net.....   (45,331)  (138,899)   (87,868)  (48,720)   (38,353)
 Additions to intangible
  and other assets.......   (15,137)   (26,307)   (14,901)   (7,724)   (21,584)
 Acquisition of paging
  companies, net of cash
  acquired...............  (132,081)  (325,420)       --        --         --
                           --------  ---------  ---------  --------  ---------
Net cash used for
 investing activities....  (192,549)  (490,626)  (102,769)  (56,444)   (59,937)
                           --------  ---------  ---------  --------  ---------
Cash flows from financing
 activities:
 Issuance of long-term
  debt...................   191,617    676,000     91,000    82,000    450,964
 Repayment of long-term
  debt...................   (63,705)  (225,166)   (49,046)  (56,024)  (459,013)
 Repayment of redeemable
  preferred stock........       --         --      (3,744)   (3,744)       --
 Net proceeds from sale
  of preferred stock.....       --         --         --        --      25,000
 Net proceeds from sale
  of common stock........    51,180      1,844        800       418        662
                           --------  ---------  ---------  --------  ---------
Net cash provided by
 financing activities....   179,092    452,678     39,010    22,650     17,613
                           --------  ---------  ---------  --------  ---------
Net increase (decrease)
 in cash and cash
 equivalents.............     1,292      (146)      (169)     1,703      1,585
Cash and cash
 equivalents, beginning
 of period...............     2,351      3,643      3,497     3,497      3,328
                           --------  ---------  ---------  --------  ---------
Cash and cash
 equivalents, end of
 period..................  $  3,643  $   3,497  $   3,328  $  5,200  $   4,913
                           ========  =========  =========  ========  =========
Supplemental disclosure:
 Interest paid...........  $ 20,933  $  48,905  $  62,231  $ 30,119  $  36,372
                           ========  =========  =========  ========  =========
 Issuance of common stock
  for acquisition of
  paging companies.......  $215,899  $     --   $     --   $    --   $     --
                           ========  =========  =========  ========  =========
 Issuance of common stock
  for convertible
  debentures.............  $  6,990  $  14,121  $     --   $    --   $     --
                           ========  =========  =========  ========  =========
 Accretion of redeemable
  preferred stock........  $    102  $     336  $      32  $     32  $     --
                           ========  =========  =========  ========  =========
 Liabilities assumed in
  acquisition of paging
  companies..............  $314,139  $  58,233  $     --   $    --   $     --
                           ========  =========  =========  ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization--Arch Communications Group, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on EBITDA). The Company had 4.1 million pagers in service at June 30, 1998.

  Unaudited Interim Consolidated Financial Statements--The consolidated balance sheet as of June 30, 1998, the consolidated statements of operations and cash flows for the six months ended June 30, 1997 and 1998 and the consolidated statement of stockholders' equity (deficit) for the six months ended June 30, 1998 are unaudited and, in the opinion of the Company's management, include all adjustments and accruals, consisting only of normal recurring accrual adjustments, which are necessary for a fair presentation of the Company's consolidated financial position, results of operations and cash flows. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

  Inventories--Inventories consist of new pagers which are held specifically for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

  Property and Equipment--Pagers sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                                                                      ESTIMATED
                                                                        USEFUL
       ASSET CLASSIFICATION                                              LIFE
       --------------------                                           ----------
       Buildings and improvements....................................  20 Years
       Leasehold improvements........................................ Lease Term
       Pagers........................................................  3 Years
       Paging and computer equipment................................. 5-8 Years
       Furniture and fixtures........................................ 5-8 Years
       Vehicles......................................................  3 Years

  Effective October 1, 1995, Arch changed its estimate of the useful life of pagers from four years to three years. This change was made to better reflect the estimated period during which pagers will produce equipment rental revenue. The change did not have a material effect on depreciation expense or net loss in the quarter ended December 31, 1995.

                        ARCH COMMUNICATIONS GROUP, INC.

  Depreciation and amortization expense related to property and equipment totaled $25.0 million, $87.5 million and $108.0 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                                    DECEMBER 31,
                                                  -----------------  JUNE 30,
                                                    1996     1997      1998
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
     Goodwill.................................... $351,969 $312,017  $291,898
     Purchased FCC licenses......................  330,483  293,922   275,224
     Purchased subscriber lists..................  120,981   87,281    71,933
     Deferred financing costs....................   12,449    8,752    20,813
     Investment in CONXUS Communications, Inc....    6,500    6,500     6,500
     Investment in Benbow PCS Ventures, Inc......    3,642    6,189     9,942
     Non-competition agreements..................    3,594    2,783     2,268
     Other.......................................   11,883   10,758     8,853
                                                  -------- --------  --------
                                                  $841,501 $728,202  $687,431
                                                  ======== ========  ========

  Amortization expense related to intangible and other assets totaled $35.2 million, $104.4 million and $124.3 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Subscriber lists, Federal Communications Commission ("FCC") licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and FCC application and development costs which are amortized using the straight-line method over their estimated useful lives not exceeding ten years. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of paging systems, and are amortized over a two-year period.

  Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended or renegotiated, unamortized deferred financing costs are written-off as an extraordinary charge. During 1995, 1996 and the six months ended June 30, 1998, charges of $1.7 million, $1.9 million and $1.7 million, respectively, were recognized in connection with the closing of new credit facilities.

  On November 8, 1994, CONXUS Communications, Inc. ("CONXUS"), formerly PCS Development Corporation, was successful in acquiring the rights to a two-way paging license in five designated regions in the United States in the FCC narrowband wireless spectrum auction. As of December 31, 1997, Arch's investment in CONXUS totaled $6.5 million representing an equity interest of 10.5% accounted for under the cost method.

  In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc. ("Westlink") (see Note 2), Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. ("Benbow"). Benbow has exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications license in each of the central and western regions of the United States. Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance the build out of a regional narrowband PCS system. Arch's investment in Benbow is accounted for under the equity method whereby Arch's share of Benbow's losses since the acquisition date of Westlink are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

                        ARCH COMMUNICATIONS GROUP, INC.

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets as compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets. To date, Arch has not had any such impairments.

  Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1996 and 1997.

  As discussed in Note 3, Arch's debt financing primarily consists of (1) senior bank debt, (2) fixed rate senior notes and (3) convertible subordinated debentures. Arch considers the fair value of senior bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following table depicts the fair value of the fixed rate senior notes and the convertible subordinated debentures based on the current market quote as of December 31, 1996 and 1997 (in thousands):

                                           DECEMBER 31, 1996 DECEMBER 31, 1997
                                           ----------------- -----------------
                                           CARRYING   FAIR   CARRYING   FAIR
     DESCRIPTION                            VALUE    VALUE    VALUE    VALUE
     -----------                           -------- -------- -------- --------
     10 7/8% Senior Discount Notes due
      2008................................ $299,273 $265,236 $332,532 $288,418
     9 1/2% Senior Notes due 2004.........  125,000  117,500  125,000  122,488
     14% Senior Notes due 2004............  100,000  115,000  100,000  112,540
     6 3/4% Convertible Subordinated De-
      bentures due 2003...................   13,364   12,211   13,364    7,968

  Arch had off balance sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $165.0 million and $55.0 million, respectively, at December 31, 1996 and $140.0 million and $80.0 million, respectively, at December 31, 1997. The fair values of the interest rate swaps and interest rate caps were $361,000 and $10,000, respectively, at December 31, 1996 and $47,000 and $9,000, respectively, at December 31, 1997.

  Basic Net Income (Loss) Per Common Share -- In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share". The Company adopted this standard in 1997. The adoption of this standard did not have an effect on the Company's financial position, results of operations or income (loss) per share. Basic net income (loss) per common share is based on the weighted average number of common shares outstanding. Shares of stock issuable pursuant to stock options and upon conversion of the subordinated debentures (see Note 3) or the Series C Preferred Stock (see Note 4) have not been considered, as their effect would be anti-dilutive and thus diluted net income (loss) per common share is the same as basic net income (loss) per common share.

  Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1997 presentation.

2. ACQUISITIONS

  In May 1996, Arch completed its acquisition of all the outstanding capital stock of Westlink for $325.4 million in cash, including direct transaction costs. The purchase price was allocated based on the fair values of assets acquired and liabilities assumed (including deferred income taxes arising in purchase accounting), which amounted to $383.6 million and $58.2 million, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

  On September 7, 1995, Arch completed its acquisition of USA Mobile Communications Holdings, Inc. ("USA Mobile"). The acquisition was completed in two steps. First, in May 1995, Arch acquired approximately 37%, or 5,450,000 shares, of USA Mobile's then outstanding common stock for $83.9 million in cash, funded by borrowings under the Arch Enterprises Credit Facility (see
Note 3). Accordingly, Arch accounted for its investment in USA Mobile under the equity method of accounting. Arch recorded a charge of $4.0 million for the year ended December 31, 1995 representing its pro rata share of USA Mobile's net loss from May until the acquisition was completed. Second, on September 7, 1995, the acquisition was completed through the merger of Arch with and into USA Mobile ("the USAM Merger"). Upon consummation of the USAM Merger, USA Mobile was renamed Arch Communications Group, Inc. In the USAM Merger, each share of USA Mobile's outstanding common stock was exchanged for Stock on a .8020-for-one basis (an aggregate of 7,599,493 shares of Stock) and the 5,450,000 USA Mobile shares purchased by Arch in May 1995 were retired. Outstanding shares of USA Mobile's Series A Redeemable Preferred Stock were not affected by the USAM Merger (see Note 4). Arch is treated as the acquirer in the USAM Merger for accounting and financial reporting purposes and the purchase price was allocated based upon the fair market values of assets acquired and liabilities assumed. The aggregate consideration paid or exchanged in the USAM Merger was $582.2 million, consisting of cash paid of $88.9 million, including direct transaction costs, 7,599,493 shares of Stock valued at $209.0 million and the assumption of liabilities of $284.3 million, including $241.2 million of long-term debt.

  During the year ended December 31, 1995, Arch completed five acquisitions of paging companies, in addition to the USAM Merger, for purchase prices aggregating approximately $43.0 million, consisting of cash of $36.1 million and 395,000 shares of Stock valued at $6.9 million. Goodwill resulting from the acquisitions and the USAM Merger is being amortized over a ten-year period using the straight-line method.

  These acquisitions (including the USAM Merger) have been accounted for as purchases, and the results of their operations have been included in the consolidated financial statements from the dates of the respective acquisitions. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred at the beginning of the periods presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the period presented, or of results that may occur in the future.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1995      1996
                                                            --------  ---------
                                                            (UNAUDITED AND IN
                                                             THOUSANDS EXCEPT
                                                              FOR PER SHARE
                                                                 AMOUNTS)
       Revenues............................................ $321,963  $ 358,900
       Income (loss) before extraordinary item.............  (92,395)  (128,444)
       Net income (loss)...................................  (94,079)  (130,348)
       Basic net income (loss) per common share............    (6.97)     (6.39)

                        ARCH COMMUNICATIONS GROUP, INC.

3. LONG-TERM DEBT

  Long-term debt consisted of the following (in thousands):

                                                    DECEMBER 31,
                                                  -----------------  JUNE 30,
                                                    1996     1997      1998
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
     Senior Bank Debt............................ $380,500 $422,500 $  287,000
     10 7/8% Senior Discount Notes due 2008......  299,273  332,532    350,529
     9 1/2% Senior Notes due 2004................  125,000  125,000    125,000
     14% Senior Notes due 2004...................  100,000  100,000    100,000
     12 3/4% Senior Notes due 2007...............      --       --     127,464
     Convertible Subordinated Debentures.........   13,364   13,364     13,364
     Other.......................................       59       13        --
                                                  -------- -------- ----------
                                                   918,196  993,409  1,003,357
     Less-current maturities.....................       46   24,513        --
                                                  -------- -------- ----------
     Long-term debt.............................. $918,150 $968,896 $1,003,357
                                                  ======== ======== ==========

  Senior Bank Debt--The Company, through its operating subsidiaries, entered into two credit agreements. Arch Communications Enterprise, Inc. ("ACE") entered into a credit facility dated May 5, 1995, as amended, with a group of banks and financial institutions who agreed, subject to certain terms and conditions, to provide (i) a $250 million, seven-year reducing revolver facility (the "ACE Revolver"), (ii) a $150 million, seven-year term loan (the "Tranche A Term Loan"), and (iii) a $100 million, eight-year term loan (the "Tranche B Term Loan"). The ACE Revolver, which was available for working capital and other purposes, the Tranche A Term Loan and the Tranche B Term Loan are collectively referred to as the ACE Credit Facility. The ACE Credit Facility is secured by all assets of the operating subsidiaries of ACE and a pledge of all the stock of Arch's direct and indirect subsidiaries. In addition, Arch and the operating subsidiaries of ACE guaranteed all obligations under the ACE Credit Facility.

  The ACE Revolver was subject to scheduled mandatory reductions commencing on December 31, 1999. The Tranche A Term Loan and Tranche B Term Loan were to be amortized in quarterly installments commencing on March 31, 1998.

  Except for the Tranche B Term Loan, borrowings under the ACE Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate, or (ii) the agent bank's LIBOR rate, in each case plus a margin which is based on the ratio of total debt to annualized operating cash flow. Borrowings under the Tranche B Term Loan bear interest at either the agent bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on the ratio of total debt to annualized EBITDA. Interest is payable quarterly in arrears. In addition, an annual commitment fee is payable based on the average daily unused portion of the ACE Revolver.

  ACE is also required to maintain interest rate protection on at least 50% of outstanding borrowings under the ACE Credit Facility, and has therefore entered into interest rate swap and interest rate cap agreements. Entering into interest rate cap and swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of non-performance by the counterparty to these interest rate protection agreements, ACE would be subject to the prevailing interest rates specified in the ACE Credit Facility.

                        ARCH COMMUNICATIONS GROUP, INC.

  Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. The notional principal amount of the interest rate swaps outstanding was $140 million at December 31, 1997. The weighted average fixed payment rate was 5.818% while the weighted average rate of variable interest payments under the ACE Credit Facility was 5.872% at December 31, 1997. At December 31, 1996 and 1997, the Company had a net payable of $124,000 and a net receivable of $18,000, respectively, on the interest rate swaps.

  The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $80 million with cap levels between 7.5% and 8% at December 31, 1997. The transaction fees for these instruments are being amortized over the terms of the agreements.

  The ACE Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of ACE to: incur additional indebtedness, advance funds to Benbow (see Note 1), pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the ACE Credit Facility. As of December 31, 1997, ACE and its operating subsidiaries were in compliance with the covenants of the ACE Credit Facility.

  As of December 31, 1997, $359.5 million was outstanding and $28.7 million was available under the ACE Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.76%.

  USA Mobile Communications, Inc. II ("USAM") and the direct subsidiaries of USAM (the "USAM Borrowing Subsidiaries") are parties to a $110 million reducing revolving credit facility dated March 19, 1997, as amended, with a group of banks pursuant to which the banks have agreed to make advances for working capital and other purposes (the "USAM Credit Facility").

  Upon the closing of the USAM Credit Facility, the banks did not require the contemporaneous grant of a security interest in the assets of USAM and its subsidiaries but they have reserved the right to require such a security interest upon the occurrence of certain triggering events. Arch and USAM have guaranteed the obligations of the USAM Borrowing Subsidiaries under the USAM Credit Facility. Arch's guarantee is secured by the pledge of the stock of ACE and USAM.

  Obligations under the USAM Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate or
(ii) the agent bank's LIBOR rate, in each case plus a margin based on the ratio of USAM's total indebtedness to annualized operating cash flow. The annual commitment fee is payable based on the average daily unused portion of the USAM Credit Facility.

  The USAM Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of USAM to: incur additional indebtedness, pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the USAM Credit Facility. As of December 31, 1997, USAM and the USAM Borrowing Subsidiaries were in compliance with the covenants of the USAM Credit Facility.

  As of December 31, 1997, $63.0 million was outstanding and $4.6 million was available under the USAM Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.55%.

                        ARCH COMMUNICATIONS GROUP, INC.

  On June 29, 1998, ACE was merged (the "ACI Merger") into a subsidiary of USAM named Arch Paging, Inc. ("API"). In connection with the Merger, USAM changed its name to Arch Communications, Inc. ("ACI"). Contemporaneously with the ACI Merger, ACE's existing credit facility was amended and restated to establish senior secured revolving credit and term loan facilities with API, as borrower, in the aggregate amount of $400.0 million (collectively, the "API Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan which was available in a single drawing on the closing date (the "Tranche C Facility").

  The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the API Credit Facility are secured by its pledge of the capital stock of the former ACE operating subsidiaries. The API Credit Facility is guaranteed by Arch, ACI and the former ACE operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of the former ACE operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's former credit facility.

  Borrowings under the API Credit Facility bear interest based on a reference rate equal to either the Bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized EBITDA.

  The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires API and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

  Senior Notes--On March 12, 1996, Arch completed a public offering of 10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes") in the aggregate principal amount at maturity of $467.4 million ($275.0 million initial accreted value). Interest does not accrue on the Senior Discount Notes prior to March 15, 2001. Commencing September 15, 2001, interest on the Senior Discount Notes is payable semi-annually at an annual rate of 10 7/8%. The $266.1 million net proceeds from the issuance of the Senior Discount Notes, after deducting underwriting discounts and commissions and offering expenses, were used principally to fund a portion of the purchase price of Arch's acquisition of Westlink (see Note 2).

  Interest on the ACI 14% Notes and the ACI 9 1/2% Notes (collectively, the "Senior Notes") is payable semiannually. The Senior Discount Notes and Senior Notes contain certain restrictive and financial covenants which, among other things, limit the ability of Arch or ACI to: incur additional indebtedness; pay dividends;

                        ARCH COMMUNICATIONS GROUP, INC.

grant liens on its assets; sell assets; enter into transactions with related parties; merge, consolidate or transfer substantially all of its assets; redeem capital stock or subordinated debt; and make certain investments.

  On June 29, 1998, ACI issued and sold $130.0 million principal amount of 12 3/4% Senior Notes due 2007 (the "Notes") for net proceeds of $122.6 million (after deducting the discount to the Initial Purchasers and estimated offering expenses payable by ACI) in a private placement (the "Note Offering") under Rule 144A under the Securities Act of 1933. The Notes were sold at an initial price to investors of 98.049%. The Notes mature on July 1, 2007 and bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

  The covenants in the indenture under which the 12 3/4% Notes were issued ("the Indenture") contain certain covenants that, among other things, limit the ability of ACI to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of ACI's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

  Convertible Subordinated Debentures--On March 6, 1996, the holders of $14.1 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 ("Arch Convertible Debentures") elected to convert their Arch Convertible Debentures into Stock at a conversion price of $16.75 per share and received approximately 843,000 shares of Stock together with a $1.6 million cash premium.

  Interest on the remaining outstanding Arch Convertible Debentures is payable semiannually on June 1 and December 1. The Arch Convertible Debentures are unsecured and are subordinated to all existing indebtedness of Arch.

  The Arch Convertible Debentures are redeemable, at the option of Arch, in whole or in part, at certain prices declining annually to 100% of the principal amount at maturity plus accrued interest. The Arch Convertible Debentures also are subject to redemption at the option of the holders, at a price of 100% of the principal amount plus accrued interest, upon the occurrence of certain events.

  The Arch Convertible Debentures are convertible at their principal amount into shares of Arch's common stock at any time prior to redemption or maturity at an initial conversion price of $16.75 per share, subject to adjustment.

Maturities of Debt--Scheduled long-term debt maturities at December 31, 1997 and at June 30, 1998, are as follows (in thousands):

                                         DECEMBER 31,  JUNE 30,
         YEAR ENDING DECEMBER 31,            1997        1998
         ------------------------        ------------ -----------
                                                      (UNAUDITED)
         1998...........................   $ 24,513   $      --
         1999...........................     37,750          --
         2000...........................     83,000        1,250
         2001...........................     74,750       23,250
         2002...........................    122,500       41,250
         Thereafter.....................    650,896      937,607
                                           --------   ----------
                                           $993,409   $1,003,357
                                           ========   ==========

                        ARCH COMMUNICATIONS GROUP, INC.

4. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

  Redeemable Preferred Stock--In connection with the USAM Merger (see Note 2), Arch assumed the obligations associated with 22,530 outstanding shares of Series A Redeemable Preferred Stock issued by USA Mobile. The preferred stock is recorded at its accreted redemption value, based on 10% annual accretion through the redemption date. On January 30, 1997, all outstanding preferred stock was redeemed for $3.7 million in cash.

  Redeemable Series C Cumulative Convertible Preferred Stock--On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm ("Sandler"), together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Convertible Preferred Stock of Arch ("Series C Preferred Stock"). The Series C Preferred Stock: (i) is convertible into Common Stock of Arch at an initial conversion price of $5.50 per share, subject to certain adjustments;
(ii) bears dividends at an annual rate of 8.0%, (A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch's Common Stock valued at 95% of the then prevailing market price or (B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch; (iii) permits the holders after seven years to require Arch, at Arch's option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock; (iv) is subject to redemption for cash or conversion into Arch's Common Stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined in the indenture governing Arch's 10 7/8% Senior Discount Notes due 2008 (the "Arch Discount Notes Indenture"), requires Arch, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Arch; (vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the Arch Discount Notes Indenture; and (viii) has certain voting and preemptive rights. Upon an event of redemption or conversion, Arch currently intends to convert such Series C Preferred Stock into shares of Stock.

  Stock Options--Arch has a 1989 Stock Option Plan (the "1989 Plan") and a 1997 Stock Option Plan (the "1997 Plan") which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Arch's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of 10 years. The 1989 Plan provides for the granting of options to purchase a total of 1,128,944 shares of common stock. All outstanding options on September 7, 1995, under the 1989 Plan, became fully exercisable and vested as a result of the USAM Merger. The 1997 Plan provides for the granting of options to purchase a total of 1,500,000 shares of common stock.

  Effective October 23, 1996, the Compensation Committee of the Board of Directors of Arch authorized the grant of new options to each employee who had an outstanding option at a price greater than $12.50 (the fair market value of Arch's common stock on October 23, 1996). The new option would be for the total number of shares (both vested and unvested) subject to each employee's outstanding stock option agreement(s). As a result of this action 424,206 options were terminated and regranted at a price of $12.50. The Company treated this as a cancellation and reissuance under APB opinion No. 25 "Accounting for Stock Issued to Employees".

  As a result of the USAM Merger, Arch assumed a stock option plan originally adopted by USA Mobile in 1994 and amended and restated on January 26, 1995 (the "1994 Plan"), which provides for the grant of up to 601,500 options to purchase Arch's common stock. Under the 1994 Plan, incentive stock options may be granted

                        ARCH COMMUNICATIONS GROUP, INC.

to employees and nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Option duration and vesting provisions are similar to the 1989 Plan. All outstanding options under the 1994 Plan became fully exercisable and vested as a result of the USAM Merger.

  In January 1995, Arch adopted a 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan"), which terminated upon completion of the USAM Merger. Prior to termination of the 1995 Directors' Plan, 15,000 options were granted at an exercise price of $18.50 per share. Options have a duration of ten years and vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter.

  As a result of the USAM Merger, Arch assumed from USA Mobile the Non-Employee Directors' Stock Option Plan (the "Outside Directors Plan"), which provides for the grant of up to 80,200 options to purchase Arch's common stock to non-employee directors of Arch. Outside directors receive a grant of 3,000 options annually under the Outside Directors Plan, and newly elected or appointed outside directors receive options to purchase 3,000 shares of common stock as of the date of their initial election or appointment. Options are granted at fair market value of Arch's common stock on the date of grant. Options have a duration of ten years and vest over a three-year period from the date of grant with the first such vesting (25% of granted options) occurring on the date of grant and future vesting of 25% of granted options occurring on each of the first three anniversaries of the date of grant.

  On December 16, 1997, the Compensation Committee of the Board of Directors of Arch authorized the Company to offer an election to its employees who had outstanding options at a price greater than $5.06 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, the Company canceled 1,083,216 options with exercise prices ranging from $5.94 to $20.63 and granted the same number of new options with an exercise price of $5.06 per share, the fair market value of the stock on December 16, 1997.

  On December 29, 1997, Arch adopted a Deferred Compensation Plan for Nonemployee Directors. Under this plan, outside directors may elect to defer, for a specified period of time, receipt of some or all of the annual and meeting fees which would otherwise be payable for service as a director. A portion of the deferred compensation may be converted into phantom stock units, at the election of the director. The number of phantom stock units granted equals the amount of compensation to be deferred as phantom stock divided by the fair value of Arch's common stock on the date the compensation would have otherwise been paid. At the end of the deferral period, the phantom stock units will be converted to cash based on the fair market value of the Company's common stock on the date of distribution.

                        ARCH COMMUNICATIONS GROUP, INC.

  The following table summarizes the activity under Arch's stock option plans for the periods presented:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                             NUMBER OF  EXERCISE
                                                              OPTIONS    PRICE
                                                             ---------  --------
     Options Outstanding at August 31, 1994................    602,744   $ 7.19
       Granted.............................................     41,740    18.58
       Exercised...........................................     (2,000)    5.94
       Terminated..........................................        --       --
                                                             ---------   ------
     Options Outstanding at December 31, 1994..............    642,484     7.95
       Granted.............................................    278,750    23.46
       Assumed in USAM Merger..............................    571,024    11.59
       Exercised...........................................   (475,903)   10.80
       Terminated..........................................    (10,600)   17.57
                                                             ---------   ------
     Options Outstanding at December 31, 1995..............  1,005,755    13.02
       Granted.............................................    695,206    15.46
       Exercised...........................................   (169,308)    8.69
       Terminated..........................................   (484,456)   21.60
                                                             ---------   ------
     Options Outstanding at December 31, 1996..............  1,047,197    11.37
       Granted.............................................    500,394     6.68
       Exercised...........................................        --       --
       Terminated..........................................   (190,636)   10.58
                                                             ---------   ------
     Options Outstanding at December 31, 1997..............  1,356,955   $ 9.75
                                                             =========   ======
     Options Exercisable at December 31, 1997..............    639,439   $ 9.64
                                                             =========   ======

  The following table summarizes the options outstanding and options exercisable by price range at December 31, 1997:

                                    WEIGHTED
                                     AVERAGE   WEIGHTED             WEIGHTED
                                    REMAINING  AVERAGE              AVERAGE
        RANGE OF         OPTIONS   CONTRACTUAL EXERCISE   OPTIONS   EXERCISE
     EXERCISE PRICES   OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
     ---------------   ----------- ----------- -------- ----------- --------
     $ 3.13 - $ 5.94      186,284     1.58      $ 4.39    169,784    $ 4.36
       6.25 -   8.25      617,654     7.45        7.09    195,010      7.77
      10.29 -  14.10      410,377     8.08       12.34    209,853     12.19
      15.85 -  20.63      124,640     8.10       20.12     51,292     19.66
      23.50 -  27.56       18,000     7.84       25.53     13,500     25.53
     ---------------    ---------     ----      ------    -------    ------
     $ 3.13 - $27.56    1,356,955     6.90      $ 9.75    639,439    $ 9.64
     ===============    =========     ====      ======    =======    ======

  Employee Stock Purchase Plan--On May 28, 1996, the stockholders approved the 1996 Employee Stock Purchase Plan (ESPP). The ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1996 and 1997, 46,842 and 151,343 shares were issued at an average price per share of $7.97 and $5.29, respectively. At December 31, 1997, 51,815 shares are available for future issuance. On May 19, 1998, the stockholders approved an amendment to the plan to increase the number of shares available for future issuance by 250,000.

  Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Since all options have been issued at

                        ARCH COMMUNICATIONS GROUP, INC.

a grant price equal to fair market value, no compensation cost has been recognized in the Statement of Operations. Had compensation cost for these plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation", Arch's net income (loss) and income (loss) per share would have been increased to the following pro forma amounts:

                                              YEAR ENDED DECEMBER 31,
                                            ------------------------------
                                              1995      1996       1997
                                            --------  ---------  ---------
                                             (IN THOUSANDS, EXCEPT PER
                                                   SHARE AMOUNTS)
   Net income (loss):           As reported $(36,602) $(114,662) $(181,874)
                                Pro forma    (36,740)  (115,786)  (183,470)
   Basic net income (loss) per
    common share:               As reported    (2.72)     (5.62)     (8.77)
                                Pro forma      (2.73)     (5.68)     (8.85)

  Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed a risk-free interest rate of 6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50% - 60%.

  The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1995, 1996 and 1997 were $11.89, $4.95 and $3.37, respectively. The weighted average fair value of shares sold under the ESPP in 1996 and 1997 was $5.46 and $2.83, respectively.

  Stockholders Rights Plan--Upon completion of the USAM Merger, Arch's existing stockholders rights plan was terminated. In October 1995, Arch's Board of Directors adopted a new stockholders rights plan (the "Rights") and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock to stockholders of record at the close of business on October 25, 1995. Each Right entitles the registered holder to purchase from Arch one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a cash purchase price of $150, subject to adjustment. Pursuant to the Plan, the Rights automatically attach to and trade together with each share of common stock. The Rights will not be exercisable or transferable separately from the shares of common stock to which they are attached until the occurrence of certain events. The Rights will expire on October 25, 2005, unless earlier redeemed or exchanged by Arch in accordance with the Plan.

5. INCOME TAXES

  Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities given the provisions of enacted laws.

  The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1996 and 1997 are as follows (in thousands):

                                                               1996      1997
                                                             --------  --------
       Deferred tax assets.................................. $ 94,597  $134,944
       Deferred tax liabilities............................. (115,769)  (90,122)
                                                             --------  --------
                                                             (21,172)    44,822
       Valuation allowance..................................      --    (44,822)
                                                             --------  --------
                                                             $(21,172) $    --
                                                             ========  ========

                        ARCH COMMUNICATIONS GROUP, INC.

  The approximate effect of each type of temporary difference and carryforward at December 31, 1996 and 1997 is summarized as follows (in thousands):

                                                              1996       1997
                                                            ---------  --------
       Net operating losses................................ $  89,764  $106,214
       Intangibles and other assets........................  (115,769)  (87,444)
       Depreciation of property & equipment................     3,692    24,388
       Accruals and reserves...............................     1,141     1,664
                                                            ---------  --------
                                                             (21,172)    44,822
       Valuation allowance.................................       --    (44,822)
                                                            ---------  --------
                                                            $(21,172)  $    --
                                                            =========  ========

  The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization. The net operating loss (NOL) carryforwards expire at various dates through 2012. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

  The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future.

6. COMMITMENTS AND CONTINGENCIES

  In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which in the event of an adverse decision, would result in a material adverse change in the financial condition of the Company.

  Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately ten years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

  Future minimum lease payments under noncancellable operating leases at December 31, 1997 are as follows (in thousands):

             YEAR ENDING DECEMBER 31,
             ------------------------
             1998............................. $16,909
             1999.............................   7,706
             2000.............................   4,546
             2001.............................   2,689
             2002.............................     950
             Thereafter.......................   1,680
                                               -------
               Total.......................... $34,480
                                               =======

  Total rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 approximated $6.4 million, $14.7 million, and $19.8 million, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

7. EMPLOYEE BENEFIT PLANS

  Retirement Savings Plan--Arch has a retirement savings plan, qualifying under Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under
Section 401(k) of the Internal Revenue Code. The plan provides for employer matching contributions. Matching contributions for the years ended December 31, 1995, 1996 and 1997 approximated $124,000, $217,000 and $302,000, respectively.

8. TOWER SITE SALE

  In April 1998, Arch announced an agreement to sell certain of its tower site assets (the "Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment), of which $1.3 million will be paid to a subsidiary of Benbow in payment for certain assets owned by such subsidiary and included in the Tower Site Sale. In the Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 134 sites in 22 states and leasing back space on the towers on which it currently operates communications equipment to service its own paging network. Arch will use its net proceeds from the Tower Site Sale (estimated to be $36.0 million) to repay indebtedness under the API Credit Facility. Arch held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to Benbow for certain assets which it sold as part of this transaction) and currently expects to hold the final closing for the balance of the transaction in the third quarter of 1998, although no assurance can be given that the final closing will be held as expected.

9. DIVISIONAL REORGANIZATION (UNAUDITED)

  In June 1998, Arch's Board of Directors approved a reorganization of Arch's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which will be implemented over a period of 18 to 24 months, Arch plans to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other real estate assets and (iii) has recorded a restructuring charge of $16.1 million, or $0.77 per share (basic and diluted) in the second quarter of 1998. The restructuring charge consists of approximately (i) $9.7 million for employee severance and benefits, (ii) $3.5 million for lease obligations and terminations and, (iii) $2.9 million for the writedown of related assets.

  The write-down of fixed assets relates to a non-cash charge which will reduce the carrying amount of certain leasehold improvements and other fixed assets that the Company will not continue to utilize following the Divisional Reorganization, to their estimated net realizable value as of the date such assets are projected to be disposed of or abandoned by the Company. The net realizable value of these assets was determined based on management's estimates, which considered such factors as the nature and age of the assets to be disposed of, the timing of the assets' disposal and the method and potential costs of the disposal. Such estimates are subject to change.

  The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of the Divisional Reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

                        ARCH COMMUNICATIONS GROUP, INC.

  Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 900 personnel. The majority of the positions to be eliminated are in the local and regional offices which will be closed as a result of the Divisional Reorganization. The majority of the severance and benefits costs to be paid by the Company will be paid during the remainder of 1998 and in 1999.

  The Company's restructuring activity as of June 30, 1998 is as follows (in thousands):

                                  RESERVE   UTILIZATION OF RESERVE
                                 INITIALLY  ------------------------- REMAINING
                                ESTABLISHED   CASH        NON-CASH     RESERVE
                                ----------- ----------- ------------- ---------
     Severance costs..........    $ 9,700   $       205   $       --   $ 9,495
     Lease obligation costs...      3,500            20           --     3,480
     Write-down of related as-
      sets....................      2,900            29           --     2,871
                                  -------   -----------   -----------  -------
       Total..................    $16,100   $       254   $       --   $15,846
                                  =======   ===========   ===========  =======

10. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

  Quarterly financial information for the years ended December 31, 1996 and 1997 is summarized below (in thousands, except per share amounts):

                                        FIRST     SECOND    THIRD     FOURTH
                                       QUARTER   QUARTER   QUARTER   QUARTER
                                       --------  --------  --------  --------
   YEAR ENDED DECEMBER 31, 1996:
   Revenues........................... $ 67,171  $ 78,983  $ 90,886  $ 94,330
   Operating income (loss)............  (12,949)  (18,821)  (23,647)  (30,653)
   Income (loss) before extraordinary
    item..............................  (19,377)  (25,678)  (32,178)  (35,525)
   Extraordinary charge...............      --     (1,904)      --        --
   Net income (loss)..................  (19,377)  (27,582)  (32,178)  (35,525)
   Basic net income (loss) per common
    share:
     Income (loss) before extraordi-
      nary item.......................     (.98)    (1.26)    (1.56)    (1.72)
     Extraordinary charge.............      --       (.09)      --        --
     Net income (loss)................     (.98)    (1.35)    (1.56)    (1.72)
   YEAR ENDED DECEMBER 31, 1997:
   Revenues........................... $ 95,539  $ 98,729  $101,331  $101,242
   Operating income (loss)............  (26,632)  (29,646)  (27,208)  (18,529)
   Net income (loss)..................  (45,815)  (49,390)  (47,645)  (39,024)
   Basic net income (loss) per common
    share:
     Net income (loss)................    (2.21)    (2.38)    (2.29)    (1.88)

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
MobileMedia Communications, Inc.

  We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1996 and 1997 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 12, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee, which hearing has been stayed by the FCC until October 6, 1998. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as debtors-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) formulate a plan of reorganization which will gain approval of the creditors and confirmation by the Bankruptcy Court, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
July 31, 1998

  except for Note 15, as to which the date is

  September 3, 1998

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                              DECEMBER 31,
                                         ------------------------   JUNE 30,
                                            1996         1997         1998
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
Current assets
 Cash and cash equivalents.............. $    23,160  $    10,920  $    11,559
 Accounts receivable (less allowance
  for uncollectible accounts of
  $56,189, $26,497 and $20,166 in 1996,
  1997 and 1998, respectively)..........      66,709       55,432       39,890
 Inventories............................      13,382          868          916
 Prepaid expense........................       1,118        5,108        5,837
 Other..................................       1,583        2,783        5,117
                                         -----------  -----------  -----------
   Total current assets.................     105,952       75,111       63,319
                                         -----------  -----------  -----------
Investment in net assets of equity
 affiliate..............................       1,857        1,788        1,734
Property and equipment, net.............     327,757      257,937      227,699
Intangible assets, net..................     325,753      295,358      280,666
Other assets............................      28,911       24,940       22,945
                                         -----------  -----------  -----------
   Total assets......................... $   790,230  $   655,134  $   596,363
                                         ===========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
                (DEFICIT)
Liabilities not subject to compromise
 Debtor-In-Possession (DIP) credit
  facility.............................. $       --   $    10,000  $       --
 Accrued restructuring costs............         --         4,897        5,041
 Accrued wages, benefits and payroll....         --        11,894        7,614
 Accounts payable--post petition........         --         2,362        3,815
 Accrued interest.......................         --         4,777        5,436
 Accrued expenses and other current
  liabilities...........................       6,703       35,959       32,736
 Advance billing and customer
  deposits..............................      37,022       34,252       32,446
                                         -----------  -----------  -----------
   Total liabilities not subject to
    compromise..........................      43,725      104,141       87,088
                                         -----------  -----------  -----------
Liabilities subject to compromise
 Accrued wages, benefits and payroll
  taxes.................................       9,443          562          562
 Accrued interest.......................      31,443       18,450       17,601
 Accounts payable--pre petition.........      45,484       19,646       16,124
 Accrued expenses and other current
  liabilities...........................      48,215       20,663       20,658
 Debt...................................   1,074,196    1,075,681    1,075,681
 Other..................................       3,460        2,915        2,842
                                         -----------  -----------  -----------
   Total liabilities subject to
    compromise..........................   1,212,241    1,137,917    1,133,468
                                         -----------  -----------  -----------
 Deferred tax liabilities...............       2,655        2,655        2,655
Stockholders' equity (deficit)
 Common stock (1 share, no par value,
  issued and outstanding at December
  31, 1996 and 1997 and June 30,
  1998).................................         --           --           --
 Additional paid-in-capital.............     672,629      676,025      676,025
 Accumulated deficit--pre petition......  (1,141,020)  (1,154,420)  (1,154,420)
 Accumulated deficit--post petition.....         --      (111,184)    (148,453)
                                         -----------  -----------  -----------
   Total stockholders' equity
    (deficit)...........................    (468,391)    (589,579)    (626,848)
                                         -----------  -----------  -----------
   Total liabilities and stockholders'
    equity (deficit).................... $   790,230  $   655,134  $   596,363
                                         ===========  ===========  ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                   SIX MONTHS
                               YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                          -----------------------------------  --------------------
                            1995         1996         1997       1997       1998
                          ---------  ------------  ----------  ---------  ---------
                                                                   (UNAUDITED)
Revenue
  Services, rents and
   maintenance..........  $ 220,745  $    568,892  $  491,174  $ 257,420  $ 215,109
  Product sales.........     32,251        71,818      36,218     18,048     13,794
                          ---------  ------------  ----------  ---------  ---------
    Total revenues......    252,996       640,710     527,392    275,468    228,903
Cost of products sold...    (26,885)      (72,595)    (35,843)   (16,948)   (10,774)
                          ---------  ------------  ----------  ---------  ---------
                            226,111       568,115     491,549    258,520    218,129
Operating expenses
  Services, rents and
   maintenance..........     59,800       144,050     139,333     74,009     56,028
  Selling...............     45,203        96,817      69,544     37,201     31,460
  General and
   administrative.......     59,034       218,607     179,599    101,115     68,752
  Impairment of long-
   lived assets.........        --        792,478         --         --         --
  Restructuring costs...        --          4,256      19,811     10,952      9,250
  Depreciation..........     50,399       136,434     110,376     56,275     45,807
  Amortization..........     21,009       212,264      29,862     14,893     14,941
                          ---------  ------------  ----------  ---------  ---------
    Total operating
     expenses...........    235,445     1,604,906     548,525    294,445    226,238
                          ---------  ------------  ----------  ---------  ---------
Operating (loss)........     (9,334)   (1,036,791)    (56,976)   (35,925)    (8,109)
Other income (expense)
  Interest expense, net
   .....................    (31,745)      (92,663)    (67,611)   (35,467)   (29,113)
  Gain (loss) on sale of
   assets...............        --             68           3        --         (47)
                          ---------  ------------  ----------  ---------  ---------
    Total other ex-
     pense..............    (31,745)      (92,595)    (67,608)   (35,467)   (29,160)
                          ---------  ------------  ----------  ---------  ---------
Loss before income taxes
 (benefit)..............    (41,079)   (1,129,386)   (124,584)   (71,392)   (37,269)
Income taxes (benefit)..        --        (69,442)        --         --         --
                          ---------  ------------  ----------  ---------  ---------
Net loss................  $ (41,079) $ (1,059,944) $ (124,584) $ (71,392) $ (37,269)
                          =========  ============  ==========  =========  =========


                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                         ACCUMULATED  ACCUMULATED
                              ADDITIONAL   DEFICIT      DEFICIT
                               PAID IN      PRE-         POST-
                               CAPITAL    PETITION     PETITION      TOTAL
                              ---------- -----------  ----------- -----------
Balance at December 31,
 1994........................  $141,497  $   (39,997)  $       0  $   101,500
Capital contribution from
 MobileMedia.................   518,332                               518,332
Net loss.....................                (41,079)                 (41,079)
                               --------  -----------   ---------  -----------
Balance at December 31,
 1995........................   659,829      (81,076)          0      578,753
Capital contribution from
 MobileMedia.................    12,800                                12,800
Net loss.....................             (1,059,944)              (1,059,944)
                               --------  -----------   ---------  -----------
Balance at December 31,
 1996........................   672,629   (1,141,020)          0     (468,391)
Capital contribution from
 MobileMedia.................     3,396                                 3,396
Net loss.....................                (13,400)   (111,184)    (124,584)
                               --------  -----------   ---------  -----------
Balance at December 31,
 1997........................   676,025   (1,154,420)   (111,184)    (589,579)
Net loss (unaudited).........                            (37,269)     (37,269)
                               --------  -----------   ---------  -----------
Balance at June 30, 1998
 (unaudited).................  $676,025  $(1,154,420)  $(148,453) $  (626,848)
                               ========  ===========   =========  ===========



                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,             JUNE 30,
                          -----------------------------------  ------------------
                             1995         1996        1997       1997      1998
                          -----------  -----------  ---------  --------  --------
                                                                  (UNAUDITED)
Operating activities
 Net loss...............  $   (41,079) $(1,059,944) $(124,584) $(71,392) $(37,269)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
 Depreciation and
  amortization..........       71,408      348,698    140,238    71,168    60,748
 Income tax benefit.....                   (69,442)
 Accretion of note
  payable discount......       15,159       16,792      1,485     1,486
 Provision for
  uncollectible
  accounts..............        4,259       56,556     65,181    40,616     9,671
 Write-off of
  unamortized debt
  issuance costs........        5,391
 Impairment of long-
  lived assets..........                   792,478
 Undistributed earnings
  of affiliate, net.....         (303)         160         69      (144)       54
Change in operating
 assets and liabilities:
 Accounts receivable....      (17,595)     (55,965)   (53,904)  (42,371)    5,871
 Inventories............       (3,353)       2,433     12,514     6,806       (48)
 Prepaid expenses and
  other assets..........          133       12,145       (686)   (1,149)   (1,317)
 Accounts payable,
  accrued expenses and
  other liabilities.....        9,829       13,283    (25,393)  (18,761)  (11,502)
                          -----------  -----------  ---------  --------  --------
 Net cash provided by
  (used in) operating
  activities............       43,849       57,194     14,920   (13,741)   26,208
                          -----------  -----------  ---------  --------  --------
Investing activities:
 Construction and
  capital expenditures,
  including net changes
  in pager assets.......      (86,163)    (161,861)   (40,556)  (23,756)  (15,569)
 Investment in net
  assets of equity
  affiliates............       (1,641)
 Acquisition of
  businesses............     (171,223)    (866,460)
 MAP Mobile channel
  exchange agreement....      (10,175)
 Cash paid to FCC for
  PCS license...........      (42,935)
 Other..................         (561)
                          -----------  -----------  ---------  --------  --------
Net cash used in
 investing activities...     (312,698)  (1,028,321)   (40,556)  (23,756)  (15,569)
                          -----------  -----------  ---------  --------  --------
Financing activities:
 Capital contribution by
  MobileMedia
  Corporation...........      518,332       12,800      3,396     3,396
 Proceeds from sale of
  notes, net............      245,863
 Repayment of Dial
  Page..................      (83,430)
 Payment of debt issue
  costs.................      (22,721)      (6,939)
 Borrowing from
  revolving credit
  facilities............    1,071,000      580,250
 Repayments on revolving
  credit facilities.....   (1,057,250)
 Borrowing from DIP
  credit facilities.....                               47,000    15,000
 Repayments on DIP
  credit facilities.....                              (37,000)            (10,000)
                          -----------  -----------  ---------  --------  --------
Net cash provided by
 (used in) financing
 activities.............      671,794      586,111     13,396    18,396   (10,000)
                          -----------  -----------  ---------  --------  --------
Net (decrease) increase
 in cash, cash
 equivalents designated
 and cash designated for
 the MobileComm
 acquisition............      402,945     (385,016)   (12,240)  (19,101)      639
Cash and cash
 equivalents at
 beginning of period....        5,231      408,176     23,160    23,160    10,920
                          -----------  -----------  ---------  --------  --------
Cash and cash
 equivalents at end of
 period.................  $   408,176  $    23,160  $  10,920  $  4,059  $ 11,559
                          ===========  ===========  =========  ========  ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION

  On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communication's Inc.'s subsidiaries ("MobileMedia") (collectively with Parent and MobileMedia, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

  The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

  Since the Petition date, the Bankruptcy Court has entered orders allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46 million in pre-petition amounts owing to certain essential vendors.

  Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability which may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

  In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). Approximately 2,400 proofs of claim have been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of June 30, 1998, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,260 claims filed in an aggregate amount of approximately $91.4 million to an allowed amount of $3.65 million. The Debtors expect the objection process to continue.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  Confirmation and consummation of a plan of reorganization are the principal objectives of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan requires, among other things, the affirmative vote of creditors holding at least two-thirds in total dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that have voted on the plan, and two-thirds in amount of equity interests in each impaired class of interests that voted on the plan. Section 1129(b) of the Bankruptcy Code--commonly referred to as the "cramdown" provision--permits confirmation of a plan over the objection of an impaired class under certain circumstances. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan.

  MobileMedia filed a Joint Plan of Reorganization with the Bankruptcy Court on January 27, 1998, and its related Disclosure Statement on February 2, 1998. This Plan was filed with the support of the Steering Committee for MobileMedia's secured creditors (the "Secured Creditors Committee"), but without the support of the Official Committee of Unsecured Creditors (the "Unsecured Creditors Committee").

  As addressed below in Footnote 15, "Subsequent Events", the Debtors filed a First Amended Joint Plan of Reorganization (the "Plan"). The Plan contemplates a merger of the Debtors with Arch Communications Group, Inc.

  The consolidated financial statements at December 31, 1996 and 1997 and June 30, 1998 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

2. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

 Consolidation

  The consolidated financial statements include the accounts of MobileMedia and it's wholly-owned subsidiaries (MobileMedia Communications of California, Inc., MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., RadioCall Company of Virginia, Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 Cash Equivalents

  MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

 Concentrations of Credit Risk

  Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its temporary cash investments with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, which has been aggravated due to MobileMedia's operating problems, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

 Inventories

  MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

 Revenue Recognition

  MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

 Reclassifications

  Certain 1995 financial statement items have been reclassified to conform to the 1996 and 1997 presentation.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 Property and Equipment

  Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

  Property and equipment are stated at cost, less accumulated depreciation.

  While several companies manufacture pagers, MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

  Expenditures for maintenance are charged to expense as incurred.

  Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

   Pagers............................................................    3 years
   Radio transmission equipment......................................   10 years
   Computer equipment................................................    4 years
   Furniture and fixtures............................................    5 years
   Leasehold improvements............................................ 1-10 years
   Buildings.........................................................   30 years

 Intangible Assets

  Intangible assets consist primarily of customer lists, FCC licenses, a non-competition agreement, software and the excess of consideration paid over fair values of net assets acquired and are being amortized principally using the straight-line method over periods ranging from 1 to 40 years. In connection with the impairment writedown discussed below, MobileMedia revised the lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

 Impairment of Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their estimated fair value. Fair value was determined through the application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

 Debt Issue Costs

  Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $26,582 at December 31, 1996, $22,939 at December 31, 1997 and $21,117 at June 30, 1998 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

 Restructuring Costs

  Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

 Income Taxes

  Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 Unaudited Interim Financial Statements

  The interim financial information as of June 30, 1998 and the six months ended June 30, 1997 and 1998 contained herein is unaudited but, in the opinion of management, includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year.

 New Authoritative Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS No. 130), which is effective for years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore MobileMedia will adopt the new requirements retroactively in 1998. Management does not anticipate that the adoption of SFAS No. 130 will have a significant effect on MobileMedia's reporting.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this statement will have any effect on MobileMedia's reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on MobileMedia's financial position or results of operations.

3. ACQUISITIONS AND DIVESTITURES

  On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

  The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

   Current assets................................................... $  55,301
   Property and equipment...........................................   112,986
   Intangible assets................................................   934,269
   Other assets.....................................................       143
   Liabilities assumed..............................................  (149,662)
                                                                     ---------
                                                                     $ 953,037
                                                                     =========

  On August 31, 1995, MobileMedia purchased the paging assets and messaging services business (the "Paging Business") of Dial Page, Inc. ("Dial Page"), including the capital stock of two wholly-owned Dial Page subsidiaries, and assumed certain liabilities of the Paging Business (the "Dial Page Acquisition"). The purchase price for the Paging Business was $187,396, comprised of cash and the assumption by MobileMedia of the aggregate principal amount of and accrued interest on certain indebtedness of Dial Page.

  The Dial Page Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to August 31, 1995 reflect the purchase price, including bond tender premium and consent, and fees of $7,444 and transaction costs of $5,339, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of August 31, 1995.

  The allocation of the purchase price is summarized as follows:

   Current assets.................................................... $  3,441
   Property and equipment............................................   37,406
   Intangible assets.................................................  167,101
   Other assets......................................................       74
   Liabilities assumed...............................................   (7,843)
                                                                      --------
                                                                      $200,179
                                                                      ========

  Results of operations for the year ended December 31, 1995 include results of Dial Page subsequent to August 31, 1995. The following unaudited pro forma information reflects the results of operations of MobileMedia assuming the Dial Page and MobileComm acquisitions had occurred as of January 1, 1995.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
   Net revenue................................................     $ 559,236
   Net loss...................................................     $(213,173)

  On October 23, 1995, MobileMedia completed the purchase of additional capacity for its nationwide Private Carrier Paging channel for $10,175 from MAP Mobile Communications, Inc.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1996     1997      1998
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
Pagers............................................ $228,924 $196,791  $179,154
Radio transmission equipment......................  191,952  202,296   204,940
Computer equipment................................   25,641   30,896    31,884
Furniture and fixtures............................   19,435   20,918    21,544
Leasehold improvements............................   14,943   14,652    15,730
Construction in progress..........................    1,494    1,128     2,905
Land, buildings and other.........................   12,947    7,911     8,351
                                                   -------- --------  --------
                                                    495,336  474,592   464,508
Accumulated depreciation..........................  167,579  216,655   236,809
                                                   -------- --------  --------
Property and equipment, net....................... $327,757 $257,937  $227,699
                                                   ======== ========  ========

5. INTANGIBLE ASSETS

                                                 DECEMBER 31,
                  ---------------------------------------------------------------------------
                                     1996                                   1997                JUNE 30, 1998 (UNAUDITED)
                  -------------------------------------------- ------------------------------ ------------------------------
                                           FAS 121
                             ACCUMULATED  IMPAIRMENT           ADJUSTED ACCUMULATED           ADJUSTED ACCUMULATED
                     COST    AMORTIZATION   CHARGE      NET      COST   AMORTIZATION   NET      COST   AMORTIZATION   NET
                  ---------- ------------ ----------  -------- -------- ------------ -------- -------- ------------ --------
FCC Licenses....  $  774,731  $ (22,757)  $(490,651)  $261,323 $261,323   $ (8,918)  $252,405 $261,323   $(12,872)  $248,451
Customer lists..     288,137   (102,735)   (120,972)    64,430   64,430    (21,477)    42,953   64,430    (32,215)    32,215
Software........       3,500     (1,167)     (2,333)       --       --         --         --       --         --         --
Non-competition
 agreement......     125,999   (114,029)    (11,970)       --       --         --         --       --         --         --
Excess of
 consideration
 paid over fair
 value of net
 assets
 acquired.......     176,646    (10,094)   (166,552)       --       --         --         --       --         --         --
                  ----------  ---------   ---------   -------- --------   --------   -------- --------   --------   --------
                  $1,369,013  $(250,782)  $(792,478)  $325,753 $325,753   $(30,395)  $295,358 $325,753   $(45,087)  $280,666
                  ==========  =========   =========   ======== ========   ========   ======== ========   ========   ========

  MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, since the construction of paging networks related to such licenses has not been completed.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

6. DEBT

  Debt is summarized as follows:

                                                 DECEMBER 31,
                                             ---------------------  JUNE 30,
                                                1996       1997       1998
                                             ---------- ---------- -----------
                                                                   (UNAUDITED)
DIP credit facility......................... $      --  $   10,000 $      --
Revolving loan..............................     99,000     99,000     99,000
Term loan...................................    550,000    550,000    550,000
10 1/2% Senior Subordinated Deferred Coupon
 Notes due December 1, 2003.................    172,628    174,125    174,125
9 3/8% Senior Subordinated Notes due
 November 1, 2007...........................    250,000    250,000    250,000
Dial Page Notes.............................      1,570      1,570      1,570
Note Payable................................        998        986        986
                                             ---------- ---------- ----------
  Total debt................................ $1,074,196 $1,085,681 $1,075,681
                                             ========== ========== ==========

  The debt obligations of MobileMedia include:

    1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of June 30, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the debtors drew down $47 million of borrowings and repaid $37 million under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10 million. As of June 30, 1998 there were no borrowings under the DIP Facility and a $0.5 million letter of credit issued in 1997 remained a contingent obligation of the Debtors under the DIP Facility. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On July 28, 1998, the Company received interim approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000. This approval is expected to become final on August 12, 1998.

    2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of June 30, 1998 there was $649,000 outstanding under this facility consisting of term loans of $137,500 and $412,500 and loans under a revolving credit facility totaling $99,000. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. (See Note 15)

    3) $250,000 Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes") issued in November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 11). These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded such

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

    4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semiannually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semiannually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

 Interest Expense on Debt

  Interest paid during the years ended December 31, 1995, 1996 and 1997, and the six months ended June 30, 1997 and 1998 (unaudited) was $9,828, $65,978, $76,624, $41,279 and $27,540, respectively. Total interest cost incurred for the years ended December 31, 1995, 1996 and 1997 was $31,952, $94,231 and
$68,409, respectively of which $1,249, $1,292 and $176 was capitalized. Total interest cost incurred for the six months ended June 30, 1997 and 1998 was $36,017 and $29,517, respectively of which $88 and $59 was capitalized.

  Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 (unaudited) would have been approximately $98,775, $49,386 and $48,514, respectively.

7. RELATED PARTY TRANSACTIONS

  On February 8, 1995 Parent called upon certain investors for an additional $25,000 of capital which was required to be contributed to MobileMedia in exchange for 137,095 shares of Class A and 2,362,900 shares of Class B common stock at $10 per share and warrants to purchase 51,014 shares of Class A Common Stock. On June 13, 1995, MobileMedia received the $25,000 from the exercise of such call.

8. INCOME TAXES

  The components of income tax benefit (expense) are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1995     1996     1997
                                                       ------- --------- -------
   Current:
     Federal.......................................... $   --  $     --  $   --
     State and local..................................     --        --      --
                                                       ------- --------- -------
   Deferred:
     Federal..........................................     --     52,081     --
     State and local..................................     --     17,361     --
                                                       ------- --------- -------
       Total.......................................... $   --  $  69,442 $   --
                                                       ======= ========= =======

  MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  A reconciliation of income tax benefit and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                  1995      1996       1997
                                                --------  ---------  --------
   Tax benefit at federal statutory rate....... $ 14,377  $ 395,285  $ 43,604
   Goodwill and intangible amortization and
    writedown..................................      --     (95,362)      --
   Valuation allowance on federal deferred tax
    assets.....................................  (14,377)  (230,481)  (43,604)
                                                --------  ---------  --------
     Total..................................... $    --   $  69,442  $    --
                                                ========  =========  ========

  The effect of the valuation allowance shown above represents federal tax effects on income from continuing operations.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                            DECEMBER 31,
                                                         --------------------
                                                           1996       1997
                                                         ---------  ---------
   Deferred tax liabilities:
     Difference in book and tax basis of fixed assets... $     --   $  10,206
     Other..............................................       --          68
                                                         ---------  ---------
       Net deferred tax liabilities.....................       --      10,274
   Deferred tax assets:
     Accounts receivable reserves.......................    22,476     10,578
     Differences between the book and tax basis of
      intangible assets.................................   136,492    128,462
     Difference between book and tax basis of accrued
      liabilities.......................................     3,425      5,089
     Net operating loss carryforward....................    80,440    161,840
     Difference between book and tax basis of fixed
      assets............................................     2,208        --
     Other..............................................     1,357        --
                                                         ---------  ---------
       Total deferred assets............................   246,398    305,969
       Valuation allowances for deferred tax assets.....  (249,053)  (298,350)
                                                         ---------  ---------
       Net deferred tax assets..........................    (2,655)     7,619
                                                         =========  =========
       Net deferred tax liabilities..................... $   2,655  $   2,655
                                                         =========  =========

  As of December 31, 1997, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $400,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

  MobileMedia believes consummation of the public offering of 15,525,000 shares of Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40.0 million. If a second ownership change occurred subsequent to November 7, 1995, which has not been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and possibly other tax attributes will be substantially reduced as a result of consummation of the Plan.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

9. LEASES

  Certain facilities and equipment used in operations are held under operating leases. In accordance with the Bankruptcy Code, all lease contracts will be reviewed, and subject to Court approval, are subject to rejection. Rental expenses under operating leases were $14,983, $44,574, $43,453, $22,436, and $20,794 for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 (unaudited), respectively. At December 31, 1997, the aggregate minimum rental commitments under leases were as follows:

   1998................................................................ $ 23,566
   1999................................................................   18,953
   2000................................................................   14,037
   2001................................................................    7,625
   2002................................................................    4,788
   Thereafter..........................................................    7,707
                                                                        --------
                                                                        $ 76,676
                                                                        ========

  On March 23, 1998, MobileMedia moved into a new headquarters facility pursuant to a lease with Miller Freeman, Inc. entered into with Bankruptcy Court approval. On April 1, 1998, MobileMedia, with Bankruptcy Court approval, assigned its prior lease of rental property used for its Headquarters office to Southwestern Bell Yellow Pages, Inc. The lease expires in June, 2001. The estimated annual savings related to this lease assignment and the lease with Miller Freeman, Inc. is approximately $1,400. The cost savings is not reflected in the above minimum rental commitments.

10. EMPLOYEE BENEFIT PLANS

  MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $386 and $327 for the six months ended June 30, 1997 and 1998 (unaudited), respectively.

  Employees of MobileComm and Dial Page who were hired by MobileMedia were eligible to participate in MobileMedia's retirement savings plan based on their recognized MobileComm and Dial Page service date. As of the date of the MobileComm and Dial Page Acquisitions employees with one year and at least 1,000 hours of credited service were eligible to participate.

11. COMMON STOCK, STOCK OPTION PLANS AND STOCK WARRANTS

  On July 6, 1995, Parent issued an aggregate of 8,000,000 shares of Class A Common Stock in a public offering at a price of $18.50 per share. Parent received net proceeds from the sale of approximately $137,975. In addition, on July 25, 1995, the underwriters exercised their over-allotment option to purchase an additional 800,000 shares of Class A Common Stock at the initial public offering price. Accordingly, Parent received additional net proceeds of $13,910 for the over-allotment shares. On November 13, 1995, Parent issued an aggregate of 13,500,000 shares of Class A Common Stock at a public offering price of $23.75 resulting in net proceeds of approximately $308,755. In addition, the underwriters exercised their over-allotment option to purchase an additional 2,025,000 shares of Class A Common Stock at the public offering price resulting in additional net proceeds of approximately $46,170.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

 Non-Employee Directors

  MobileMedia adopted a stock option plan under which options to purchase MobileMedia's Class A Common Stock would be granted to the Company's non-employee directors. Options for a total of 121,800 shares of Class A Common Stock were issued under the Plan since the beginning of the Plan. All exercise prices per share were considered to be the fair market value at the date of grant. The plan was amended in 1997 to provide that no additional options may be granted. Accordingly, no additional options were granted after 1996 under the Plan. At December 31, 1996, options for a total of 92,040 shares of Class A Common Stock, at exercise prices ranging from $10.00 to $26.38, were outstanding. At December 31, 1997, options for a total of 90,290 shares of Class A Common Stock were outstanding.

 Employees

  MobileMedia has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of MobileMedia's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. In light of MobileMedia's current circumstances, the pro forma effect of stock compensation expense pursuant to SFAS No. 123 has not been calculated. MobileMedia adopted the 1993 MobileMedia Corporation Stock Option Plan (the "Option Plan") under which options to purchase shares of MobileMedia's Class A Common Stock may be granted to officers and key employees of MobileMedia.

  Two types of options may be granted under the Option Plan: options intended to qualify as incentive stock options under Section 422 of the Code, and "non-qualified" stock options not specifically authorized or qualified for favorable federal income tax treatment under the Code. The option exercise price for incentive stock options granted under the Option Plan may not be less than the fair market value (as defined in the Option Plan) of Parent's Class A Common Stock on the date the option is granted. The exercise price of non-qualified stock options may be set by the Board of Directors at a discount from fair market value. Prior to the Petition date, qualified and non-qualified options issued to certain current and former officers and key employees of MobileMedia to purchase up to 1,618,740, 1,414,893 and 1,240,518, shares of Class A Common Stock at December 31, 1996 and 1997 and June 30, 1998, respectively, at exercise prices ranging from $6.81 to $10.00 per share, were outstanding.

12. COMMITMENTS AND CONTINGENCIES

  MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

  As announced on September 27, 1996 and October 21, 1996, MobileMedia discovered misrepresentations and other violations that occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 94 applications for fill-in sites

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding for ten months in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The order, which is based on an FCC doctrine known as Second Thursday, provides that if there is a change of control that meets the conditions of Second Thursday, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. MobileMedia believes that a reorganization plan that provides for either a conversion of certain existing debt to equity, in which case existing MobileMedia shares will be eliminated, or a sale or merger of MobileMedia will result in a change of control that will satisfy the Second Thursday doctrine. MobileMedia has requested, and the FCC granted, an extension of the order staying the hearing for an additional six months to October 6, 1998. If MobileMedia is unable to present the FCC with a plan of reorganization that satisfies the conditions of Second Thursday prior to the expiration of the stay of the hearing, MobileMedia may be required to proceed with the hearing, which, if adversely determined, could result in the loss of MobileMedia's licenses or substantial monetary fines, or both. Such an outcome would have a material adverse effect on MobileMedia's financial condition and results of operations.

  Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey. These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

  In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions may conduct only limited discovery in connection with the New Jersey Actions and may not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date pursuant to a plan of reorganization.

  In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

  On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10,

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

  Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

  Three former employees have pre-petition agreements which provide an incentive payment of up to $300 to each of them if MobileMedia's EBITDA for 1996, excluding operations of businesses acquired after Metromedia Paging Services ("AMPS"), equals or exceeds $82,200, subject to certain adjustments (the "1996 Target"), and of up to $1,000 to each of them if MobileMedia's EBITDA for 1998, (excluding operations of businesses acquired after MPS), equals or exceeds $125,100, subject to certain adjustments (the "1998 Target"). One current and four former employees have pre-petition agreements which provide for incentive payments of up to $150 to each of them if MobileMedia meets the 1996 Target and of up to $300 to each of them if MobileMedia meets the 1998 Target. Several former employees have submitted proofs of claim with the Bankruptcy Court with respect to these incentive payments. MobileMedia intends to object to these unsecured claims.

13. OTHER INVESTMENTS

  On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income
(loss) of affiliate, net of distribution, for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998 (unaudited), was $(303), $162, $69, $(144) and $54, respectively.

14. IMPACT OF YEAR 2000 (UNAUDITED)

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  While MobileMedia is aware that certain of its software and paging systems require modification, it is in the process of determining the full extent to which it will be required to modify or replace significant portions of its software and paging systems so that its systems function properly with respect to dates in the year 2000 and thereafter. At present, MobileMedia does not yet have an estimate of the cost that may be incurred to comply with the Year 2000 issue. If such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material adverse effect on the operations of MobileMedia.

15. SUBSEQUENT EVENTS

  On July 7, 1998, MobileMedia entered into an agreement to sell 163 transmission towers and 49 parcels of land related thereto to Pinnacle Towers Inc. ("Pinnacle") for proceeds of $170 million. The transaction also includes the assignment of leases related to towers included in the sale. The aforementioned sale was completed on September 3, 1998 and the proceeds thereof were paid to MobileMedia's secured creditors whose claims total $649 million.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  In connection with the transaction, MobileMedia entered into a lease agreement with Pinnacle under which MobileMedia will lease space on towers for 683 transmitters for a period of fifteen years at a cost of approximately $10.7 million per year.

  On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Concurrently, the Debtors filed a First Amended Joint Plan of Reorganization (the "Plan") that reflects the proposed merger with Arch. The Plan has the support of both the Secured Creditors Committee and the Unsecured Creditors Committee. Under the Plan, most creditors of the Debtors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

                                                                    ANNEX A

                      DISCLOSURE SCHEDULE TO DEBTORS'

                         SECOND AMENDED JOINT PLAN

                             OF REORGANIZATION

                         TO BE FILED BY AMENDMENT

                                                                    ANNEX B



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        ARCH COMMUNICATIONS GROUP, INC.,

                                FARM TEAM CORP.,

                            MOBILEMEDIA CORPORATION

                                      AND

                        MOBILEMEDIA COMMUNICATIONS, INC.


                          DATED AS OF AUGUST 18, 1998
                      AND AMENDED AS OF SEPTEMBER 3, 1998

                                                             COMPOSITE COPY

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I
 THE MERGER
    1.1  The Merger; Effective Time.....................................      2
    1.2  The Closing....................................................      2
    1.3  Actions at the Closing.........................................      3
    1.4  Additional Action..............................................      3
    1.5  Conversion of Securities.......................................      3
         Appointment of Exchange Agent; Distributions in Accordance with
    1.6  Amended Plan...................................................      4
    1.7  Distribution to Holders of Buyer Common Stock..................      4
    1.8  Certificate of Incorporation...................................      4
    1.9  By-laws........................................................      4
    1.10 Directors and Officers.........................................      4
    1.11 Payment of Administrative Claims and Expenses..................      5
 ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE COMPANY
    2.1  Organization, Qualification, Corporate Power and Authority.....      5
    2.2  Capitalization.................................................      6
    2.3  Noncontravention...............................................      6
    2.4  Business Entities..............................................      6
    2.5  Financial Statements; Accounts Receivable; Inventory...........      7
    2.6  Absence of Certain Changes.....................................      7
    2.7  Undisclosed Liabilities........................................      8
    2.8  Tax Matters....................................................      9
    2.9  Tangible Assets................................................      9
    2.10 Owned Real Property............................................      9
    2.11 Intellectual Property..........................................     10
    2.12 Real Property Leases...........................................     11
    2.13 Contracts......................................................     11
    2.14 Licenses and Authorizations....................................     12
    2.15 Litigation.....................................................     13
    2.16 Employees......................................................     13
    2.17 Employee Benefits..............................................     13
    2.18 Environmental Matters..........................................     15
    2.19 Legal Compliance...............................................     16
    2.20 Subscriber Cancellations; Suppliers............................     16
    2.21 Capital Expenditures...........................................     16
    2.22 Brokers' Fees..................................................     16
    2.23 Certain Information............................................     17
    2.24 Disclosure.....................................................     17
 ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE BUYER
    3.1  Organization Qualification, Corporate Power and Authority......     18
    3.2  Capitalization.................................................     19
    3.3  Noncontravention...............................................     20
    3.4  Business Entities..............................................     20

                                                                            PAGE
                                                                            ----
    3.5  Reports and Financial Statements.................................    21
    3.6  Absence of Certain Changes.......................................    21
    3.7  Undisclosed Liabilities..........................................    21
    3.8  Tax Matters......................................................    21
    3.9  Tangible Assets..................................................    23
    3.10 Owned Real Property..............................................    23
    3.11 Intellectual Property............................................    23
    3.12 Real Property Leases.............................................    23
    3.13 Contracts........................................................    24
    3.14 Licenses and Authorizations......................................    24
    3.15 Litigation.......................................................    25
    3.16 Employees........................................................    26
    3.17 Employee Benefits................................................    26
    3.18 Environmental Matters............................................    27
    3.19 Legal Compliance.................................................    28
    3.20 Merger Subsidiary................................................    28
    3.21 Capital Expenditures; Suppliers..................................    28
    3.22 Brokers' Fees....................................................    28
    3.23 Rights Agreement; Section 203....................................    28
    3.24 Opinion of Financial Advisor.....................................    28
    3.25 Required Vote of the Buyer's Stockholders........................    29
    3.26 Certain Information..............................................    29
    3.27 Disclosure.......................................................    29
 ARTICLE IV
 COVENANTS
    4.1  Best Efforts.....................................................    29
    4.2  Approvals; Consents..............................................    29
    4.3  Buyer Not To Control.............................................    30
    4.4  Bankruptcy Covenants.............................................    30
    4.5  Operation of Business............................................    31
    4.6  Notice of Breaches...............................................    34
    4.7  Exclusivity......................................................    34
    4.8  Breakup Fee Provisions...........................................    36
    4.9  Nasdaq National Market Quotation.................................    36
    4.10 Delivery of Financial Statements.................................    37
    4.11 Full Access......................................................    37
    4.12 Stockholders Approval; Meeting...................................    37
    4.13 Proxy Statement, Disclosure Statement, Etc.......................    37
    4.14 Application of Pinnacle Proceeds.................................    38
    4.15 FCC Filing.......................................................    38
    4.16 Indemnification; Director and Officers Insurance.................    39
    4.17 State Takeover Laws..............................................    39
    4.18 Employees........................................................    39
    4.19 Rights Agreement.................................................    40
    4.20 Buyer Rights Offering; Registration Statement....................    40
    4.21 Reimbursement of Buyer's Expenses................................    41
    4.22 Stockholder Rights Offering......................................    41

                                                                        PAGE
                                                                        ----
 ARTICLE V
 CONDITIONS TO CLOSING
    5.1  Conditions to Obligations of Each Party......................    42
    5.2  Conditions to Obligations of the Buyer.......................    44
    5.3  Conditions to Obligations of the Company.....................    44
 ARTICLE VI
 TERMINATION
    6.1  Termination of Agreement.....................................    45
    6.2  Effect of Termination........................................    46
 ARTICLE VII
 DEFINITIONS
 ARTICLE VIII
 GENERAL PROVISIONS
    8.1  Press Releases and Announcements.............................    51
    8.2  No Third Party Beneficiaries.................................    51
    8.3  Entire Agreement.............................................    51
    8.4  Succession and Assignment....................................    51
    8.5  Counterparts.................................................    51
    8.6  Headings.....................................................    51
    8.7  Notices......................................................    51
    8.8  Governing Law................................................    52
    8.9  Amendments and Waivers.......................................    52
    8.10 Severability.................................................    52
    8.11 Expenses.....................................................    52
    8.12 Specific Performance.........................................    52
    8.13 Construction.................................................    52
    8.14 Incorporation of Exhibits and Schedules......................    52
    8.15 Knowledge....................................................    52
    8.16 Survival of Representations..................................    53
    8.17 Bankruptcy Process...........................................    53

LIST OF EXHIBITS

 EXHIBIT A            Second Amended Joint Plan of Reorganization
 EXHIBIT B            Buyer Warrant Agreement
 EXHIBIT B-1          Buyer Participation Warrant Agreement
 EXHIBIT C            Registration Rights Agreement
 EXHIBIT D            Amendment to Buyer's Rights Agreement dated as of August 18, 1998
 EXHIBIT D-1          Amendment to Buyer's Rights Agreement dated as of September 3, 1998
 EXHIBIT E            Opinion of Buyer's Financial Advisor
 EXHIBIT F            Buyer Charter Amendment
 EXHIBITS G,H,I,J,K&L Standby Purchase Commitments

LIST OF SCHEDULES

 SCHEDULE I           Subsidiaries of the Company
 SCHEDULE II          Pricing Mechanism
 SCHEDULE III         Rights Offering Term Sheet
 SCHEDULE IV          Stockholder Rights Offering Term Sheet

                    COMPOSITE AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement") entered into as of August 18, 1998 (the date of this Agreement or the "Agreement Date") and amended as of September 3, 1998 by and among Arch Communications Group, Inc., a Delaware corporation (the "Buyer"), Farm Team Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (the "Merger Subsidiary"), MobileMedia Corporation, a Delaware corporation (the "Parent"), and MobileMedia Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Company" and, together with the Buyer, the Merger Subsidiary and the Parent, the "Parties").

                             PRELIMINARY STATEMENT

  A. The Parent, the Company and those subsidiaries of the Company set forth in Schedule I attached hereto (collectively, the "Debtors" and each, individually, a "Debtor") are debtors in possession in Chapter 11 cases (Case Nos. 97-174 (PJW) through and including 97-192 (PJW)) (collectively the "Chapter 11 Proceeding") pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors have previously filed a proposed Joint Plan of Reorganization dated January 27, 1998 (the "Prior Plan") with the Bankruptcy Court.

  B. This Agreement contemplates a merger of the Company into the Merger Subsidiary. As a result of such merger, the separate corporate existence of the Company shall cease and the Merger Subsidiary shall continue as the Surviving Corporation (as defined in Section 1.1). For federal income tax purposes, it is intended that such merger will qualify as a reorganization under the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

  C. The merger contemplated by this Agreement shall constitute the basis for the Debtor's Second Amended Joint Plan of Reorganization in the form attached hereto as Exhibit A, as amended from time to time as permitted hereby and thereby (the "Amended Plan"). Pursuant to the Amended Plan, which shall be filed with the Bankruptcy Court as soon as practicable after the date of this Agreement (but not later than August 20, 1998 in any event): (i) all the outstanding equity interests in the Company and the Parent shall be canceled without consideration, and the Parent shall be dissolved; (ii) all allowed prepetition claims against, and prepetition obligations and indebtedness of, the Debtors (the "Allowed Claims") shall be (a) satisfied by the distribution of cash, shares of capital stock of the Buyer, Rights (as defined in paragraph
(E) below) and/or certain other consideration to the holders of the Allowed Claims or (b) otherwise discharged; (iii) the commitments under the DIP Loan Agreement (as defined in Section 1.11) shall be terminated and all amounts owed under or in respect of the DIP Loan Agreement shall be paid in full in cash; and (iv) the Merger Subsidiary shall remain a wholly owned subsidiary of the Buyer.

  D. This Agreement contemplates that the Buyer shall cause the Surviving Corporation (as defined in Section 1.1) to pay or assume all allowed administrative and priority claims and expenses of the Debtors and shall make available to the Surviving Corporation the monies necessary for the timely payment thereof.

  E. In connection with the Merger (as defined in Section 1.1) and as part of the Amended Plan, the Buyer intends to conduct the Rights Offering (as defined in Section 4.20), in which it will issue to holders of certain Allowed Claims transferable Rights to purchase (i) if a Rights Offering Adjustment (as defined in Schedule II attached hereto) shall not have occurred, units consisting of (a) shares of Common Stock, $0.01 par value per share, of the Buyer ("Buyer Common Stock") or shares of Buyer Class B Common Stock, if applicable, and (b) warrants to purchase shares of Buyer Common Stock ("Buyer Warrants"), such Buyer Warrants to be issued pursuant to a warrant agreement in the form attached hereto as Exhibit B (the "Buyer Warrant Agreement"), or
(ii) if a Rights Offering Adjustment shall have occurred, shares of Buyer Common Stock or shares of Buyer
Class B Common Stock, if applicable. Contemporaneously with the execution and delivery of this Agreement, certain holders of Allowed Claims (the "Standby Purchasers") are making certain commitments in connection with the Rights Offering (as the same may be amended from time to time, the "Standby Purchase Commitments"), copies of which are attached as Exhibits G, H, I, J, K & L hereto. In partial consideration for the Standby Purchase Commitments, the Buyer will issue to the Standby Purchasers (x) if a Rights Offering Adjustment shall not have occurred, Buyer Warrants, or (y) if a Rights Offering Adjustment shall have occurred, warrants to purchase shares of Buyer Common Stock ("Buyer Participation Warrants"), such Buyer Participation Warrants to be issued pursuant to a warrant agreement in the form attached hereto as Exhibit B-1 (the "Buyer Participation Warrant Agreement"), as provided in the Standby Purchase Commitments. In addition, in connection with the Standby Purchase Commitments, the Buyer and the Standby Purchasers will enter into a registration rights agreement in the form attached hereto as Exhibit C (as the same may be amended from time to time, the "Registration Rights Agreement").

  F. If a Rights Offering Adjustment shall not have occurred, immediately following the Merger, the Buyer will issue Buyer Warrants to the stockholders of the Buyer that were holders of record immediately prior to such Merger. The Buyer will conduct the Stockholder Rights Offering (as defined in Section 4.22), in which it will issue to holders of Buyer Stock (as defined in Section 1.7) as of a record date to be determined by the Board of Directors of the Buyer (the "Buyer Record Date"), such holders being referred to herein as the "Stockholder Rights Holders", non-transferable rights ("Stockholder Rights") (except that, at the Buyer's election, the Stockholder Rights will transfer with the underlying shares in respect of which the Stockholder Rights are distributed) to acquire shares of Buyer Common Stock if a Rights Offering Adjustment shall have occurred. In connection therewith, if a Rights Offering Adjustment shall have occurred, immediately following the Merger, the Buyer will issue to the stockholders of the Buyer one Buyer Participation Warrant for each Stockholder Right issued to such Stockholder Rights Holder that was not exercised.

  G. The transactions contemplated by this Agreement, including the Merger, shall be consummated pursuant to the Amended Plan as confirmed by an order of the Bankruptcy Court entered pursuant to Section 1129 of the Bankruptcy Code (as defined in Section 2.1(a)) (the "Confirmation Order"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Amended Plan.

  NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties further agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger; Effective Time. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall merge with and into the Merger Subsidiary (such merger being referred to herein as the "Merger") at the Effective Time (as defined below in this Section 1.1). The Merger shall have the effects set forth in Section 259 of the DGCL. At the Effective Time, the separate corporate existence of the Company shall cease and thereafter the Merger Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and all the rights, privileges, immunities, powers and franchises (of a public as well as of a private nature) of the Company and the Merger Subsidiary and all property (real, personal and mixed) of the Company and the Merger Subsidiary shall vest in the Surviving Corporation. The "Effective Time" shall be the time at which the Company and the Merger Subsidiary file a certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware or such later time as may be specified in the Certificate of Merger.

  1.2 The Closing. Unless this Agreement shall have been terminated pursuant to Article VI hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 10:00 a.m., local time, on a date to be mutually agreed by the Company and the Buyer, which date shall be at least seven, but no more than ten, business days after the date upon which all the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 5.1 (other than Section 5.1(j)) have first been satisfied or waived, which date shall be the same date as the Effective Date under the Amended Plan (the "Closing Date"); provided that the Closing shall not occur until the condition set forth in Section 5.1(j) shall have been satisfied and the conditions set forth in Sections 5.2 and 5.3 shall have been satisfied or waived. Notwithstanding anything contained herein to the contrary, in no event will the Closing be earlier than twelve business days after the Buyer delivers to the Standby Purchasers the written notice required pursuant to Section 4(c)(i) of the Standby Purchase Commitments.

  1.3 Actions at the Closing. At the Closing, (a) the Parent and the Company shall deliver to the Buyer and the Merger Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Merger Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Buyer shall file with the Secretary of State of the State of Delaware the Buyer Charter Amendment (as defined in Section 4.12), (d) the Company and the Merger Subsidiary shall immediately thereafter file with the Secretary of State of the State of Delaware the Certificate of Merger, (e)(i) the Buyer shall deliver (A) to the Pre-Petition Agent, for the benefit of the Pre-Petition Lenders, immediately available funds equal to the excess of (x) $649,000,000 over (y) the Company Tower Sale Proceeds (as defined in Section 5.2(f)), (B) to the Company immediately available funds when and as required in amounts sufficient to pay allowed administrative and priority claims and expenses of the Debtors, whether allowed prior to or after the Effective Time, as set forth in the Amended Plan (collectively, the "Plan Cash") and (C) to a bank trust company or other entity reasonably satisfactory to the Company and the Buyer appointed by the Buyer to act as the exchange agent (the "Exchange Agent") pursuant to Section 1.6(a), certificates representing an aggregate number of shares of Buyer Common Stock determined in accordance with the pricing mechanism set forth in Schedule II attached hereto (the "Plan Shares") to be distributed as contemplated by Section 1.6(b), (ii) the Buyer shall issue the Buyer Common Stock (and Buyer Class B Common Stock, if applicable) and, if a Rights Offering Adjustment shall not have occurred, (A) Buyer Warrants purchased through the exercise of Rights and (B) Buyer Warrants purchased by or otherwise issued to the Standby Purchasers in connection with the Standby Purchase Commitments, and (iii) if a Rights Offering Adjustment shall have occurred, the Buyer shall issue the Buyer Common Stock purchased through the exercise of the Stockholder Rights and, to the extent such Stockholder Rights are not exercised, the Buyer shall issue the Buyer Participation Warrants.

  1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Merger Subsidiary, in order to consummate the transactions contemplated by this Agreement.

  1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and the Amended Plan and without any further action on the part of any person or entity:

    (a) Each share of common stock, $0.01 par value per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     (b) Each share of capital stock of the Parent (collectively, the "Company Stock") that is either outstanding or held in the treasury of the Parent immediately prior to the Effective Time, each share of capital stock of the Company, each share of capital stock of each of the other Debtors held by any person or entity other than the Debtors, and each option, warrant or other right issued by any of the Debtors to acquire any such capital stock and outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration therefor and shall cease to exist. Pursuant to Section 303 of the DGCL and the Amended Plan, holders of the Company Stock shall have no statutory right of appraisal in connection with the Merger, and such holders shall have no right to approve or disapprove the Merger or this Agreement.

  1.6 Appointment of Exchange Agent; Distributions in Accordance with Amended Plan.

  (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect, pursuant to and in accordance with the Amended Plan, the distribution of Plan Shares in exchange for, and in satisfaction of, certain Allowed Class 6 Claims.

  (b) The Buyer and the Surviving Corporation shall cause the Exchange Agent, promptly after the Effective Time, to commence the distribution of Plan Shares (which Plan Shares are defined in the Amended Plan as the "Creditor Stock Pool") to holders of Allowed Class 6 Claims in exchange for, and in satisfaction of, such Allowed Class 6 Claims, all as provided in the Amended Plan.

  1.7 Distribution to Holders of Buyer Common Stock

    (a) If a Rights Offering Adjustment shall not have occurred, the Buyer shall, as soon as practicable after receipt of the Confirmation Order, declare and make, subject to and effective immediately after the occurrence of the Effective Time, a distribution of Buyer Warrants on the shares of Buyer Common Stock and the Buyer's Series C Convertible Preferred Stock, $.01 par value per share (the "Buyer Preferred Stock" and, together with the Buyer Common Stock, the "Buyer Stock"), outstanding immediately prior to the Effective Time . The Buyer Warrants to be distributed pursuant to this Section 1.7(a) will entitle the holders thereof to purchase, in the aggregate, a number of shares of Buyer Common Stock equal to 7.00% of the aggregate number of shares of issued and outstanding Buyer Common Stock and, if applicable, Buyer Class B Common Stock on the date the Initial Buyer Market Price is determined in accordance with Schedule II attached hereto, computed on a Fully Diluted Basis after giving effect to the Amended Plan as if the Effective Date had occurred on such date and assuming 21,067,110 shares of Buyer Common Stock were issued and outstanding immediately prior thereto.

    (b) The Buyer shall conduct the Stockholder Rights Offering in accordance with Section 4.22, and, if a Rights Offering Adjustment shall have occurred, the Buyer shall, as soon as practicable after the occurrence of the Effective Time, declare and make a distribution to each Stockholder Rights Holder of one Buyer Participation Warrant for each Stockholder Right of such Stockholder Rights Holder that shall not have been exercised.

    (c) Notwithstanding the foregoing, no fractional Buyer Warrants or Buyer Participation Warrants, as the case may be, shall be issued in the distribution of Buyer Warrants or Buyer Participation Warrants to be made pursuant to this Section 1.7 (the "Buyer Distribution"); in lieu thereof, fractional Buyer Warrants or Buyer Participation Warrants, as the case may be, that would otherwise be issued in the Buyer Distribution will be rounded up to the nearest whole number of Buyer Warrants or Buyer Participation Warrants, as the case may be.

  1.8 Certificate of IncorporationI. From and after the Effective Time, the Certificate of Incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time (except that the name of the corporation set forth therein shall be changed to the name of the Company) and as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter further amended as provided by law and such Certificate of Incorporation.

  1.9 By-laws. From and after the Effective Time, the By-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time (except that the name of the corporation set forth therein shall be changed to the name of the Company), shall be the By-Laws of the Surviving Corporation, until thereafter further amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

  1.10 Directors and Officers. From and after the Effective Time, the directors and officers of the Merger Subsidiary immediately prior to the Effective Time shall be and continue as directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until thereafter changed in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

  1.11 Payment of Administrative Claims and Expenses. At the Effective Time, the Buyer shall cause the Surviving Corporation to pay or assume the allowed administrative and priority claims and expenses of the Debtors, whether allowed prior to or after the Effective Time (including, without limitation, (a) the payment of obligations under the existing debtor-in-possession financing facility (the "DIP Loan Agreement") and (b) the assumption of post-petition trade payables arising in the Ordinary Course of Business (as defined in Section 2.3)), as specified in the Amended Plan. The Buyer shall make available to the Surviving Corporation any monies necessary for the Surviving Corporation to make timely payment of such claims and expenses.

                                  ARTICLE II

         Representations and Warranties of the Parent and the Company

  Each of the Parent and the Company represents and warrants to the Buyer that the statements contained in this Article II are true and complete, except as set forth in the disclosure schedule of the Company delivered to the Buyer simultaneously with the execution and delivery hereof (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any section or paragraph of the Company Disclosure Schedule shall qualify other sections or paragraphs in this Article II only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Debtor Material Adverse Effect" shall mean a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Debtors, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Company conducts its business.

  2.1 Organization, Qualification, Corporate Power and Authority.

  (a) Each of the Debtors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Debtors is duly qualified to conduct business and is in good standing under the laws of each jurisdiction (each such jurisdiction being set forth in Section 2.1(a) of the Company Disclosure Schedule) in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not in the aggregate have a Debtor Material Adverse Effect. Subject to supervision by the Bankruptcy Court in accordance with Title 11 of the United States Code (the "Bankruptcy Code"), each of the Debtors has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Debtors has furnished to the Buyer true and complete copies of its charter and by-laws, each as amended and as in effect on the date hereof. Each of the Debtors has at all times complied with, and is not in default under or in violation of, any provision of its charter or by-laws, other than where the failure to so comply and such defaults and violations would not in the aggregate have a Debtor Material Adverse Effect.

  (b) Subject to the entry of the Initial Merger Order (as defined in Section 4.4(a)), with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement (each as defined in Article 4), and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, each of the Parent and the Company has all requisite power and authority to execute and deliver this Agreement. Subject to the entry of the Initial Merger Order, with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement, and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, this Agreement has been (i) duly and validly executed and delivered by the Parent and the Company and (ii) duly and validly authorized by all necessary corporate action on the part of the Parent and the Company. Subject to the entry of the Initial Merger Order, with respect to the Company Breakup Fee, the Buyer Breakup Fee and the Buyer Reimbursement, and subject to the entry of the Confirmation Order, with respect to the remaining terms and conditions of this Agreement, this Agreement constitutes a valid and binding obligation of the Parent and the Company enforceable against the Parent and the Company in accordance with its terms.

  (c) Each of the Debtors has the requisite power and authority to execute and file with the Bankruptcy Court the Amended Plan. The Amended Plan has been (i) duly and validly executed by each Debtor and (ii) duly and validly authorized by all necessary corporate action on the part of each Debtor. Upon the entry of the Confirmation Order, the Amended Plan will constitute a valid and binding obligation of each Debtor enforceable against each Debtor in accordance with its terms.

  2.2 Capitalization. On the Closing Date, after giving effect to the Amended Plan (but immediately prior to the Merger), the authorized capital stock of each Debtor will be as set forth in Section 2.2 of the Company Disclosure Schedule. On the Closing Date, after giving effect to the Amended Plan, there will be no outstanding Company Stock and no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which any of the Debtors is a party or which are binding upon any of the Debtors providing for the issuance, disposition or acquisition of any of its capital stock or stock appreciation, phantom stock or similar rights.

  2.3 Noncontravention. Except for the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any applicable state and foreign securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act of 1934, as amended (the "Communications Act"), and the regulations of the Federal Communications Commission (the "FCC"), state public utility, telecommunication or public service laws, and the Bankruptcy Code, the Confirmation Order and the Amended Plan, none of the execution and delivery of this Agreement by the Parent and the Company, the execution and filing with the Bankruptcy Court of the Amended Plan by the Debtors or the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the charter or by-laws of any Debtor; (b) require on the part of any Debtor any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals would not in the aggregate have a Debtor Material Adverse Effect or materially adversely affect the ability of the Reorganized Debtors (which, for purposes of this Agreement, shall mean the "Reorganized Debtors" as defined in the Amended Plan, together with "License Co. L.L.C." as defined in the Amended Plan) to operate the business of the Debtors following the Effective Time; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any post-petition contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below in this Section 2.3) or other arrangement to which any Debtor is a party or by which any Debtor is bound or to which any of their respective assets is subject or any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to any Debtor or any of their respective properties or assets, other than such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, cancellations or notices, consents or waivers as would not in the aggregate have a Debtor Material Adverse Effect; or (d) result in the imposition of any Security Interest upon any assets of any Debtor. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than liens arising in the ordinary course of business consistent with past custom and practice, including with respect to frequency and amount (the "Ordinary Course of Business").

  2.4 Business Entities.

  (a) Section 2.4(a) of the Company Disclosure Schedule sets forth a true and complete list of each corporation, partnership, limited liability company or other form of business association (a "Business Entity") in which any Debtor, directly or indirectly, owns any equity interest or any security convertible into or exchangeable for an equity interest (each a "Debtor Business Entity") which is material to the Parent and the Company.

  (b) The Debtor Business Entities listed in Section 2.4(b) of the Company Disclosure Schedule are the only Debtor Business Entities which have conducted any operations, trade or businesses of the Debtors since January 30, 1997, hold any Debtor Authorizations (as defined in Section 2.14(a)) or own any assets necessary for the conduct of the businesses of the Debtors as currently conducted.

  (c) The Debtors own all the outstanding equity interests in each Debtor Business Entity.

  (d) No Debtor is in default under or in violation of any provision of its organizational documents. To the knowledge of the Parent or the Company, all the issued and outstanding equity interests of each Debtor Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. On the Closing Date, after giving effect to the effectiveness of the Amended Plan, all equity interests of each Debtor Business Entity that are held of record or owned beneficially by the Parent, the Company or another Debtor immediately prior to the Effective Time will be held or owned by the respective Reorganized Debtors free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

  (e) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Debtor Business Entity to which any Debtor is a party or by which it is bound, or, to the Parent's or the Company's knowledge, any other such trusts, proxies, agreements or understandings.

  2.5 Financial Statements; Accounts Receivable; Inventory.

  (a) The Debtors have previously provided to the Buyer (i) the audited consolidated balance sheets and statements of operations and changes in stockholders' equity and cash flows of the Company as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 (the "Audited Company Financial Statements") and (ii) the unaudited consolidated balance sheet (which indicates separately liabilities arising on or after January 30, 1997 (the "Filing Date")) (the "June 30 Unaudited Company Balance Sheet") and the unaudited consolidated statements of operations and changes in stockholders' equity and cash flows of the Company as of and for the six-month period ended June 30, 1998 (the "Company Balance Sheet Date"). Such financial statements (collectively, the "Company Financial Statements"), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the U. S. Securities and Exchange Commission (the "SEC") with respect thereto; (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange
Act); (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein; and (iv) are consistent with the books and records of the Company, subject, in the case of clauses (i), (ii) and (iii), (a) to the paragraph in the report of independent auditors on the Audited Company Financial Statements describing conditions that raise substantial doubt about the Company's ability to continue as a going concern, and (b) to the Company Financial Statements not including any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

  (b) The accounts receivable of the Debtors reflected on the June 30 Unaudited Company Balance Sheet, and those arising since the date of the June 30 Unaudited Company Balance Sheet, are valid receivables subject to no set-offs or counterclaims, net of a reserve for bad debts, which reserve is reflected on the June 30 Unaudited Company Balance Sheet. The inventories of the Debtors reflected on the June 30 Unaudited Company Balance Sheet are of a quality and quantity useable and/or saleable in the Ordinary Course of Business, except as written down to net realizable value on the June 30 Unaudited Company Balance Sheet. All inventory shown on the June 30 Unaudited Company Balance Sheet has been priced at the lower of cost or net realizable value.

  2.6 Absence of Certain Changes. Since the Company Balance Sheet Date, (a) there has not been any Debtor Material Adverse Effect, nor has there occurred any event or development that would have a Debtor Material Adverse Effect, and
(b) no Debtor has taken any action that would be prohibited by subsection (a) of

Section 4.5 below if taken from and after the date of this Agreement. Except as set forth in amendments thereto currently being prepared that decrease the Debtors' liabilities thereunder, the Statement of Affairs and Schedules of Assets and Liabilities and Executory Contracts of the Debtors filed with the Bankruptcy Court in the Chapter 11 Proceeding, as amended, includes a list which is true and complete in all material respects of all the material creditors, whether secured or unsecured, of the Debtors at the Filing Date.

  2.7 Undisclosed Liabilities. None of the Debtors has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due and whether arising prior to or subsequent to the Filing Date), except for (a) liabilities that will be fully discharged in the Chapter 11 Proceeding at the Effective Time, paid from the Plan Cash and the Plan Shares in accordance with the terms of the Amended Plan or, with respect to obligations arising under the DIP Loan Agreement, otherwise paid in full in cash; (b) liabilities arising after the Filing Date separately shown or expressly reserved for separately on the June 30 Unaudited Company Balance Sheet; (c) liabilities that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business of the Debtors and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period; and (d) liabilities incurred in the Ordinary Course of Business of the Debtors that are not required by GAAP to be reflected on the June 30 Unaudited Company Balance Sheet and that are not in the aggregate material. Section 2.7 of the Company Disclosure Statement sets forth all amounts due under the Dial Page Indenture at June 30, 1998.

  2.8 Tax Matters.

  (a) (i) Each of the Debtors has filed all Tax Returns (as defined below in this Section 2.8(a)) that it was required to file, and all such Tax Returns were true and complete in all material respects. (ii) No Debtor is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Debtors are or were members. (iii) The Debtors have paid all Taxes (as defined below in this Section 2.8(a)) of the Debtors that were due and payable prior to the date hereof. (iv) All Taxes that any Debtor is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

  (b) (i) The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all federal income Tax Returns for the "affiliated group" (as defined in Section 1504(a) of the Code) of which the Parent is the common parent and the Debtors are members (the "Company Group"), together with all related examination reports and statements of deficiency, for all periods commencing on or after December 1, 1993 and, to the extent in the possession of the Debtors, true and complete copies of the portion of the federal income Tax Returns of any member of a Debtor Affiliated Group (as defined below), together with all related examination reports and statements of deficiency, relating to the activities of any Debtor for all Debtor Affiliated Periods (as defined below). For purposes of this Section 2.8, "Debtor Affiliated Group" means each group of corporations with which any Debtor has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns and "Debtor Affiliated Period" means a period in which a Debtor was a member of a Debtor Affiliated Group. (ii) The federal income Tax Returns of the Company Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.8(b) of the Company Disclosure Schedule. (iii) The Debtors have made available to the Buyer true and complete copies of all other Tax Returns of the Debtors in the possession of the Debtors, together with all related examination reports and statements of deficiency, and, to the extent in the possession of the Debtors, true and complete copies of the portion of all other Tax Returns of any member of a Debtor Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of any Debtor for all Debtor Affiliated Periods. (iv) No examination or audit of any Tax Return of any Debtor by any Governmental Entity is currently in progress, threatened or contemplated. (v) No Debtor has been informed by any jurisdiction that the jurisdiction believes that the Debtor was required to file any Tax Return that has not since been timely filed or, if not timely filed, with respect to which an assessed amount has not since been paid. (vi) No Debtor has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency which waiver or extension of time is still in effect.

  (c) No Debtor (i) is a "consenting corporation" within the meaning of
Section 341(f) of the Code and none of the assets of the Debtors is subject to an election under Section 341(f) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iii) has any actual or potential liability for any Taxes of any person (other than the Debtors) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b) other than a reduction required by reason of the transactions contemplated by this Agreement, if any.

  (d) None of the assets of any Debtor: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

  (e) No Debtor will have undergone a change in its method of accounting requiring an inclusion in its taxable income of an adjustment pursuant to
Section 481(c) of the Code for any taxable period beginning on or after the Closing Date other than a change occurring by reason of the transactions contemplated by this Agreement, if any.

  (f) No state or federal "net operating loss" of the Debtors determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

  (g) Section 2.8(g) of the Company Disclosure Schedule sets forth in reasonable detail the following information with respect to the Debtors as of the most recent practicable date: (i) the basis of the Debtors in their assets; (ii) the basis of the stockholder(s) of the Debtors (other than the Company) in its stock (or the amount of any "excess loss account"); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Debtors; and (iv) the amount of any deferred gain or loss allocable to the Debtors arising out of any "deferred intercompany transaction."

  (h) Neither the Parent nor the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

  2.9 Tangible Assets. The Debtors own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used, other than where the failures or defects would not in the aggregate have a Debtor Material Adverse Effect.

  2.10 Owned Real Property. The Company has previously made available to the Buyer a true and complete listing of all material real property that has been owned by the Debtors at any time on or after January 30, 1997 (other than the real property that the Debtors have agreed to sell pursuant to the Purchase Agreement dated as of July 7, 1998 among the Debtors and Pinnacle Towers Inc. ("Pinnacle") (as approved by order of the Bankruptcy Court entered on August 10, 1998, and as such agreement may be amended in accordance with the terms hereof and thereof and in accordance with the terms of such order of the Bankruptcy Court, the "Debtor Tower Agreement"). With respect to each such parcel of real property which is currently owned by the Debtors, the identified owner has good record and marketable title to such parcel, free and clear of any Security Interest, easement, covenant or other restriction, except for Security Interests in favor of the lenders under the DIP Loan Agreement, and Security Interests, easements, covenants and other restrictions which do not materially impair the use, occupancy or value of such parcel as presently used in the Debtors' businesses.

  2.11 Intellectual Property.

  (a) The Debtors own, license or otherwise have the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material used in the operation of the businesses of the Debtors or necessary for the operation of the businesses of the Debtors as presently conducted by the Debtors (collectively, "Debtors' Intellectual Property"). Each such item of Debtors' Intellectual Property owned or available for use by the Debtors immediately prior to Closing will be owned or available for use by the Reorganized Debtors and the Buyer on substantially similar terms and conditions immediately following the Closing. No other person or entity has any rights to any of the Debtors' Intellectual Property, and no other person or entity is infringing, violating or misappropriating any of the Debtors' Intellectual Property used in the businesses of the Debtors, other than such infringements, violations or misappropriations as would not in the aggregate have a Debtor Material Adverse Effect.

  (b) The business, operations and activities of each Debtor as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not materially infringed or violated, or constituted a material misappropriation of, and do not now materially infringe or violate, or constitute a material misappropriation of, any intellectual property rights of any other person or entity. Since January 30, 1997, no Debtor has received any written, or to its knowledge, verbal, complaint, claim or notice alleging any such infringement, violation or misappropriation which has not been disposed of through a settlement agreement described in Section 2.11(b) of the Company Disclosure Schedule.

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth each patent or trademark registration which has been issued to or is owned by any Debtor with respect to any Debtors' Intellectual Property, identifies each pending patent or trademark application or application for registration which any Debtor has made or which any Debtor owns with respect to any Debtors' Intellectual Property, identifies, with respect to each such patent or trademark registration or application: (i) the jurisdiction or jurisdictions where such filings have been made; and (ii) an estimate of the aggregate application, renewal, continuation or other fees payable with respect to such patent or trademark registrations and applications within six months of the date of this Agreement, and identifies each license or other agreement pursuant to which any Debtor has granted (other than in the Ordinary Course of Business) any rights to any third party with respect to any Debtors' Intellectual Property. The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all such licenses and agreements (each as amended to date) and have made available to the Buyer true and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item, as well as all patents and trademark registrations and applications.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth each item of Debtors' Intellectual Property (other than commercially available software generally available to the public at a license fee of less than $10,000) used by any Debtor in the operation of its business that is owned by a party other than the party using it. The Debtors have delivered or otherwise made available to the Buyer true and complete copies of all licenses, sublicenses or other agreements (each as amended to date) pursuant to which any Debtor uses such Debtors' Intellectual Property, all of which are set forth in
Section 2.11(d) of the Company Disclosure Schedule.

  (e) The Debtors have previously delivered or otherwise made available to the Buyer true and complete copies of all internal reports, investigations, analyses or other documents concerning the Debtors' Year 2000 compliance.

  2.12 Real Property Leases. Section 2.12 of the Company Disclosure Schedule lists all real property (other than tower sites) leased or subleased to the Debtors, indicating, in each case, the term of the lease and any extension and expansion options and the rent payable under such lease. The Debtors have made available to the Buyer true and complete copies of all such leases and subleases (each as amended to date), together with true and complete lists of the tower sites omitted from Section 2.12 of the Company Disclosure Schedule. With respect to each such lease and sublease:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of the Chapter 11 Proceeding and bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (b) if assumed pursuant to the Amended Plan, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (c) none of the Debtors, nor, to the Parent's or the Company's knowledge, any other party to the lease or sublease, is in material breach or default, and no event (other than (i) the nonpayment of rent or other charges by the Debtors with respect to periods prior to the Filing Date or (ii) the commencement of the Chapter 11 Proceeding) has occurred which, with notice or lapse of time, would constitute a material breach or default by the Debtors or, to the Parent's or the Company's knowledge, by any such other party, or permit termination, modification or acceleration thereunder;

    (d) to the knowledge of the Debtors, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (e) none of the Debtors has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (g) other than in the Ordinary Course of Business, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Debtors (except amounts owing for periods prior to the Filing Date).

  2.13 Contracts.

  (a) Section 2.13 of the Company Disclosure Schedule sets forth a true and complete list of all written arrangements (including, without limitation, written agreements) to which any Debtor is a party which, pursuant to the rules and regulations of the SEC, would have to be attached as exhibits as material contracts to an Annual Report on Form 10-K filed by the Parent or the Company if such Annual Report were filed on the date of this Agreement.

  (b) The Debtors have delivered or otherwise made available to the Buyer a true and complete copy of each written arrangement (each as amended to date) required to be listed in Section 2.13 of the Company Disclosure Schedule. With respect to each written arrangement so listed: (i) as to a prepetition agreement susceptible of assumption, upon the assumption thereof by the Debtors pursuant to Section 365 of the Bankruptcy Code as specified in the Amended Plan, the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) none of the Debtors nor, to the Parent's or the Company's knowledge, any other party, is in material breach or default, and no event (other than (x) the failure by the Debtor to pay an amount due thereunder with respect to goods or services rendered prior to the Filing Date, (y) the failure by the Debtor to render goods or services thereunto prior to the Filing Date or (z) the commencement of the Chapter 11 Proceeding) has occurred which with notice or lapse of time would constitute a material breach or default by the Debtors or, to the Parent's or the Company's knowledge, by any such other party, or permit termination, modification or acceleration, under the written arrangement. None of the Debtors is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.13 of the Company Disclosure Schedule under the terms of this Section 2.13. None of the Debtors is restricted by any arrangement from carrying on its business anywhere in the United States.

  2.14 Licenses and Authorizations.

  (a) The Debtors hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including, without limitation, the FCC or any state or local regulatory authorities or any state or local public service commission or public utility commission (each, a "State Authority") asserting jurisdiction over any Debtor or its businesses or assets, that are required for the conduct of their businesses as currently being conducted (each as amended to date) (collectively, the "Debtor Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not in the aggregate materially impair the ability of either the Parent or the Company to consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing. Section 2.14(a) of the Company Disclosure Schedule contains a true and complete list of such Debtor Authorizations.

  (b) Section 2.14(b) of the Company Disclosure Schedule contains a true and complete list of (i) each application of the Debtors pending before the FCC (collectively, the "Debtor FCC Applications"); (ii) each FCC permit and FCC license which is not a Debtor Authorization but in which any Debtor, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "Indirect Debtor Authorizations"); and (iii) all licenses, certificates, consents, permits, approvals and authorizations for the benefit of the Debtors pending before any State Authority (collectively, the "Debtor State Applications"). The Debtor Authorizations, the Debtor FCC Applications, the Indirect Debtor Authorizations and the Debtor State Applications (collectively, the "Debtor Licenses and Authorizations") are the only federal, state or local licenses, certificates, consents, permits, approvals and authorizations that are required for the conduct of the business and operations of the Debtors as presently conducted, other than such consents, permits, approvals or authorizations the absence of which would not in the aggregate materially impair the ability of either the Parent or the Company to either consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  (c) The Debtor Authorizations and, to the Parent's and the Company's knowledge, the Indirect Debtor Authorizations are in full force and effect and, other than Security Interests in favor of the lenders under the DIP Loan Agreement and the Pre-Petition Lenders, have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and each Debtor has operated in compliance with all terms thereof or any renewals thereof applicable to it, other than where the failure to so comply would not in the aggregate have a Debtor Material Adverse Effect or materially impair the ability of either the Parent or the Company to consummate the transactions contemplated hereby or of the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing. No event has occurred with respect to any of the Debtor Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Debtor Authorizations. To the knowledge of the Parent or the Company, there is not pending any application, petition, objection or other pleading with the FCC, any State Authority or any similar body having jurisdiction or authority over the operations of the Debtors which questions the validity of or contests any Debtor Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Debtor Authorization.

  (d) Except for approval by the Bankruptcy Court or by the FCC as contemplated by Section 4.15 or as set forth in Section 2.14(d) of the Company Disclosure Schedule, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be obtained or made by any Debtor in connection with the transfer or deemed transfer of the Debtor Licenses and Authorizations to the Buyer as a result of the consummation of the transactions contemplated hereby, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not materially impair the ability of the Company to consummate the transactions contemplated hereby or the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  2.15 Litigation. Except as to claims arising prior to the Filing Date that are within the jurisdiction of the Bankruptcy Court or are to be resolved in the Chapter 11 Proceeding or by force of the discharge granted to the Debtors in connection with the Chapter 11 proceeding, as of the date of this
Agreement: (a) there is no action, suit, proceeding or investigation to which any Debtor is a party (either as a plaintiff or defendant) pending or, to the Parent's or the Company's knowledge, threatened before any court, Governmental Entity or arbitrator, and, to the Parent's or the Company's knowledge, there is no basis for any such action, suit, proceeding or investigation; (b) none of the Debtors nor, to the Parent's or the Company's knowledge, any officer, director or employee of any Debtor has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Debtors; and (c) no order, judgment or decree of any court or Governmental Entity has been issued in any proceeding to which any Debtor is or was a party or, to the Parent's or the Company's knowledge, in any other proceeding, that enjoins or requires any Debtor to take action of any kind with respect to its businesses, assets or properties. Except for the regulatory matters addressed in Section 2.14, none of the actions, suits, proceedings or investigations listed in
Section 2.15 of the Company Disclosure Schedule, individually or collectively, if determined adversely to the interests of the Debtors, would have a Debtor Material Adverse Effect.

  2.16 Employees.

  (a) Section 2.16(a) of the Company Disclosure Schedule sets forth a true and complete list as of the most recent practicable date of all employment contracts or agreements relating to employment to which any of the Debtors is a party which are not terminable by the Debtors without penalty upon less than 30 or fewer days' notice.

  (b) There are no collective bargaining agreements to which any of the Debtors is a party. No Debtor has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Parent's or the Company's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the knowledge of the Parent or the Company, there is no reasonable basis to believe that any Debtor will be subject to any labor strike or other organized work force disturbance following the Closing.

  2.17 Employee Benefits.

  (a) Section 2.17(a) of the Company Disclosure Schedule contains a true and complete list of all Employee Benefit Plans (as defined below in this Section 2.17(a)) maintained, or contributed to, by any Debtor or any ERISA Affiliate (as defined below in this Section 2.17(a)) of any Debtor ("Company Employee Benefit Plans"). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect employee compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the
Code). True and complete copies of (i) all Company Employee Benefit Plans that have been reduced to writing; (ii) written summaries of all unwritten Company Employee Benefit Plans; (iii) all trust agreements, insurance contracts and summary plan descriptions related to the Company Employee Benefit Plans; (iv) the annual report filed on IRS Form 5500, 5500C or 5500R, if applicable, for the most recent plan year for each Company Employee Benefit Plan; and (v) the most recent qualification letter issued by the Internal Revenue Service with respect to each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, have been made available to the Buyer. Each Company Employee Benefit Plan has been administered in accordance with its terms in all material respects, and each Debtor and, to the Parent's or the Company's knowledge, each ERISA Affiliate of any Debtor has in all material respects met its obligations (if any) with respect to each Company Employee Benefit Plan and has made all required contributions (if any) thereto. The Debtors and all Company Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Company Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been reviewed for compliance with, and has satisfied the requirements of, said Sections for each plan year ending prior to the Closing.

  (b) To the Parent's or the Company's knowledge, as of the date of this Agreement, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Company Employee Benefit Plan or asserting any rights or claims to benefits under any Company Employee Benefit Plan.

  (c) Neither any Debtor nor, to the Parent's or the Company's knowledge, any ERISA Affiliate of any Debtor has ever maintained a Company Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA. At no time has any Debtor or, to the Parent's or the Company's knowledge, any ERISA Affiliate of any Debtor been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. No act or omission has occurred and no condition exists with respect to any Company Employee Benefit Plan that would subject any Debtor or, to the Company's knowledge, any ERISA Affiliate of any Debtor to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Benefit Plan that is subject to ERISA or the Code. No Company Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits any Debtor from amending or terminating any such Company Employee Benefit Plan and any Company Employee Benefit Plan may be terminated without liability to any Debtor or the Buyer, except for benefits accrued through the date of termination. Except as may be required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits, no former employees participate in any employee welfare benefit plans listed in Section 2.17(a) of the Company Disclosure Schedule beyond the month of the termination of his employment. No Company Employee Benefit Plan includes in its assets any securities issued by the Debtors. No Company Employee Benefit Plan has been subject to tax under Section 511 of the Code.

  (d) Section 2.17(d) of the Company Disclosure Schedule lists each: (i) agreement with any director, executive officer or other key employee of the Debtors (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Debtors of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits upon the consummation of any transaction or after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive a payment from any Debtor that may be subject to the tax imposed by
Section 4999 of the Code or may constitute a "parachute payment" under Section 280G of the Code;

and (iii) agreement or plan binding any Debtor, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Company Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  2.18 Environmental Matters.

  Except for Sections 2.5(a), 2.23 and 2.24, this Section 2.18 contains the exclusive representations and warranties of the Parent and the Company concerning environmental matters, including but not limited to Environmental Laws and Materials of Environmental Concern (as both of those terms are defined below in this Section 2.18). Each of the Parent and the Company represents and warrants as follows:

  (a) Each of the Debtors is in compliance with all applicable Environmental Laws (as defined below in this Section 2.18(a)), other than where the failure to be in compliance would not in the aggregate have a Debtor Material Adverse Effect. There is no pending or, to the Parent's or the Company's knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law involving any Debtors or their respective assets and properties. For purposes of this Agreement, "Environmental Law" means any foreign, federal, state or local law, statute, permits, orders, rule or regulation or the common or decisional law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. For the purposes of this Agreement, the terms "release" and "environment" shall have the meaning set forth in the United States Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

  (b) There have been no releases of any Materials of Environmental Concern (as defined below in this Section 2.18(b)) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by any Debtor for which any Debtor may be liable under any Environmental Law of the jurisdiction in which such property or facility is located, other than such releases as would not in the aggregate have a Debtor Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Debtor has given all required notices (if any) to Governmental Entities (copies of which have been provided to the Buyer). There have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Debtors that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Debtors, other than such impacts as would not in the aggregate have a Debtor Material Adverse Effect. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA or any Environmental Law), solid wastes and hazardous wastes (as such terms are defined under the United States Resources Conservation and Recovery Act or any Environmental Law), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law, except for normal office and cleaning products.

  (c) Set forth in Section 2.18 of the Company Disclosure Schedule is a list of all environmental reports, investigations and audits which to the knowledge of the Parent or the Company (whether conducted by or on behalf of the Debtors or a third party, and whether done at the initiative of the Debtors or directed by a Governmental Entity or other third party) were issued during the past five years relating to premises formerly or currently owned, operated or controlled by the Debtors. True and complete copies of any such report, or the results of any such investigation or audit, which to the knowledge of the Parent or the Company are in the possession of the Parent or the Company (or can be obtained by the Company through reasonable efforts), have been delivered or otherwise made available to the Buyer.

  (d) Neither the Parent nor the Company has any knowledge of any material environmental liability of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by Debtors.

  (e) The Debtors hold all Environmental Authorizations (as defined below in this Section 2.18(e)) that are legally required for the conduct of their businesses as currently conducted, other than where the failure to hold such Environmental Authorizations would not in the aggregate have a Debtor Material Adverse Effect, and such Environmental Authorizations (if any) are listed in
Section 2.18 of the Company Disclosure Schedule. For purposes of this Agreement, the term "Environmental Authorization" means any license, permit, certificate, or other authorization from a Governmental Entity under any applicable Environmental Law. Each of the Debtors is and has been in compliance with all such Environmental Authorizations, other than such noncompliance as would not in the aggregate have a Debtor Material Adverse Effect.

  (f) None of the transactions contemplated by this Agreement or the Amended Plan will require the Company or the Debtors to comply with an Environmental Property Transfer Act (as defined below in this Section 2.18(f)). For purposes of this Agreement, the term "Environmental Property Transfer Act" means any applicable law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government that requires any notification or disclosure of environmental conditions in connection with the transfer, sale, lease or closure of any property.

  2.19 Legal Compliance. Each Debtor and the conduct and operation of its respective business is and has been in compliance with each law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Debtors or their respective businesses, other than where the failure to be or to have been in compliance would not in the aggregate have a Debtor Material Adverse Effect or materially impair the ability of the Parent or the Company to consummate the transactions contemplated hereby or the Reorganized Debtors to own and operate the properties, assets and businesses of the Debtors following the Closing.

  2.20 Subscriber Cancellations; Suppliers. The Debtors have previously delivered or otherwise made available to the Buyer true and complete reports of the number of paging units the Debtors had in service on a quarterly basis for its most recent fiscal year and the interim period covered by the Company Financial Statements, and the number of subscriber cancellations the Debtors had for each such period. To the knowledge of the Parent or the Company, no material supplier of any Debtors has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them.

  2.21 Capital Expenditures. The Debtors have previously delivered to the Buyer a true and complete list of all capital expenditures in an amount in excess of $300,000 incurred by the Debtors during 1997, which list is attached as Section 4.5(a) of the Company Disclosure Schedule.

  2.22 Brokers' Fees. None of the Debtors has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

  2.23 Certain Information. None of the information supplied by the Debtors for inclusion or incorporation by reference in (i) the Proxy Statement and Registration Statement (each as defined in Section 4.13) or (ii) any document to be filed with the SEC, the FCC or any other Governmental Entity in connection with the transactions contemplated hereby will, at the respective times filed with the SEC, the FCC or other Governmental Entity and, in addition, (A) in the case of the Proxy Statement, at the time it or any amendment or supplement thereto is mailed to the Buyer's stockholders and at the time of the Meeting (as defined in Section 4.12) and at the Closing and,
(B) in the case of the Registration Statement, at the time it becomes effective under the Securities Act, contain any untrue statement of the Debtors of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Debtors with respect to statements made in any of the foregoing documents based upon information supplied by the Buyer.

  2.24 Disclosure. No representation or warranty by the Debtors contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Debtors pursuant to this Agreement, contains or will as of the Closing Date contain any untrue statement of a material fact or omits or will as of the Closing Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III

                  Representrations and Warrants of the Buyer

  The Buyer represents and warrants to the Parent and the Company that the statements contained in this Article III are true and complete, except as set forth in the disclosure schedule of the Buyer delivered to the Company simultaneously with the execution and delivery hereof (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosures in any section or paragraph of the Buyer Disclosure Schedule shall qualify other sections or paragraphs in this Article III only to the extent that it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs. For purposes of this Agreement, a "Buyer Material Adverse Effect" shall mean a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Buyer and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Buyer conducts its business.

  3.1 Organization Qualification, Corporate Power and Authority.

  (a) Each of the Buyer and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Merger Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction (each such jurisdiction being set forth in Section 3.1(a) of the Buyer Disclosure Schedule) in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, other than where the failure to be so qualified would not in the aggregate have a Buyer Material Adverse Effect. Each of the Buyer and the Merger Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished to the Company true and complete copies of the Buyer's and the Merger Subsidiary's respective certificates of incorporation and by-laws, each as amended and as in effect on the date hereof. Each of the Buyer and the Merger Subsidiary has at all times complied with, and is not in default under or in violation of, any provision of its certificate of incorporation or by-laws, other than where the failure to so comply and such defaults and violations would not in the aggregate have a Buyer Material Adverse Effect.

  (b) Each of the Buyer and the Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by the Buyer and the Merger Subsidiary and, subject to the approval of the Buyer Charter Amendment (as defined in Section 4.12) and the Buyer Share Issuance (as defined below in this Section 3.1(b)) by the stockholders of the Buyer, the performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and the Merger Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Merger Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Merger Subsidiary and constitutes a valid and binding obligation of the Buyer and the Merger Subsidiary, enforceable against the Buyer and the Merger Subsidiary in accordance with its terms. For purposes of this Agreement, "Buyer Share Issuance" means the issuance by the Buyer of shares of its capital stock as contemplated by this Agreement and the Amended Plan, including (i) the issuance of the Plan Shares as contemplated by the Merger Agreement and the Amended Plan, (ii) the issuance of shares of Buyer Common Stock and, if applicable, shares of Class B Common Stock, par value $0.01 per share, of the Buyer ("Buyer Class B Common Stock") having the terms specified in the Buyer Charter Amendment upon exercise of Rights issued pursuant to the Rights Offering or issued to the Standby Purchasers (or their assignees or persons in substitution therefor) pursuant to the Standby Purchase Commitments in connection with the Rights Offering and, if a Rights Offering Adjustment shall have occurred, the issuance of shares of Buyer Common Stock upon exercise of Stockholder Rights issued pursuant to the Stockholder Rights Offering, and (iii) (A) if a Rights Offering Adjustment shall not have occurred, the issuance of the Buyer Warrants by the Buyer (x) pursuant to the Rights Offering, (y) to the Standby Purchasers in connection with the Rights Offering, and (z) pursuant to the Buyer Distribution, and the issuance of shares of Buyer Common Stock upon exercise of any of the foregoing

Buyer Warrants, or (B) if a Rights Offering Adjustment shall have occurred, the issuance of the Buyer Participation Warrants by the Buyer (x) to the Standby Purchasers in connection with the Rights Offering and (y) pursuant to the Buyer Distribution, and the issuance of shares of Buyer Common Stock upon exercise of any of the foregoing Buyer Participation Warrants.

  3.2 Capitalization.

  (a) The authorized capital stock of the Buyer consists of 75,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, $.01 par value ("Buyer Preferred Stock"), of which 100,000 shares have been designated as Series B Junior Participating Preferred Stock and 250,000 shares have been designated as Series C Convertible Preferred Stock. As of the date hereof, (i) 21,067,110 shares of Buyer Common Stock are issued and outstanding, (ii) no shares of Buyer Common Stock are held in the treasury of the Buyer, (iii) 2,740,381 shares of Buyer Common Stock are issuable upon exercise of certain outstanding options or are reserved for issuance pursuant to the Buyer's existing stock option and purchase plans, and (iv) 5,343,305 shares of Buyer Common Stock are reserved for issuance upon exercise of other convertible securities of the Buyer. As of the date hereof, no shares of Series B Junior Participating Preferred Stock and 250,000 shares of Series C Convertible Preferred Stock are issued and outstanding, and no shares of Buyer Preferred Stock are held in the treasury of the Buyer. Except for such options and such other convertible securities and except for the rights to purchase shares of Series B Junior Participating Preferred Stock of the Buyer (the "Preferred Rights") issued pursuant to the Rights Agreement dated as of October 13, 1995 (the "Rights Agreement"), between the Buyer and The Bank of New York, as Rights Agent, there are no options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Buyer or any Buyer Subsidiary is a party or which are binding upon any of them (other than this Agreement) providing for the issuance, disposition or acquisition of any of its capital stock or stock appreciation, phantom stock or similar rights. All the issued and outstanding shares of the Buyer's capital stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

  (b) All the outstanding shares of capital stock of each of the Buyer Subsidiaries are beneficially owned by the Buyer, directly or indirectly, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities or demands, and all such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

  (c) There are no voting trusts, proxies or other agreements or understandings to which the Buyer or any of the Buyer Subsidiaries is a party with respect to the voting of the capital stock of the Buyer or any Buyer Subsidiary. None of the Buyer or the Buyer Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock or debt securities of the Buyer or of any Buyer Subsidiary as a result of the transactions contemplated by this Agreement.

  (d) The authorized capital stock of the Merger Subsidiary consists of 1,000 shares of common stock, $.01 par value, all of which are issued and outstanding and held beneficially and of record by the Buyer.

  (e) (i) The Plan Shares to be issued and distributed as contemplated by Sections 1.3(e) and 1.6 of this Agreement, (ii) the shares of Buyer Common Stock to be issued and distributed pursuant to the Stockholder Rights Offering, (iii) the shares of Buyer Common Stock and the shares of Buyer Class B Common Stock, if applicable, to be issued and delivered pursuant to the Rights Offering (as defined in Section 4.20(a)) or as contemplated by the Standby Purchase Commitments, (iv) the shares of Buyer Common Stock to be issued and delivered upon conversion of shares of Buyer Class B Common Stock, if applicable, when so converted in accordance with the Buyer Charter Amendment (as defined in Section 4.12), (v) either (A), if a Rights Offering Adjustment shall not have occurred, the Buyer Warrants to be issued and distributed pursuant to the Rights Offering or as otherwise contemplated by the Standby Purchase Commitments or (B) if a Rights Offering Adjustment shall have occurred, the Buyer Participation Warrants to be issued and delivered as contemplated by the Standby Purchase Commitments, in either case when so issued and distributed or delivered, as the case may be, and (vi) either (A), if a Rights Offering Adjustment shall not have occurred, the shares of Buyer Common

Stock to be issued and delivered upon exercise of Buyer Warrants, when issued, paid for and delivered as provided in the Buyer Warrant Agreement or (B) if a Rights Offering Adjustment shall have occurred, the shares of Buyer Common Stock to be issued and delivered upon exercise of Buyer Participation Warrants, when issued, paid for and delivered as provided in the Buyer Participation Warrant Agreement, will all be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

  3.3 Noncontravention. Except for the applicable requirements of the Securities Act and the Exchange Act, any applicable state and foreign securities laws, the HSR Act, the Communications Act and the regulations of the FCC, and state public utility, telecommunication or public service laws, neither the execution and delivery of this Agreement by each of the Buyer and the Merger Subsidiary nor the consummation of the transactions contemplated hereby will (a) conflict with or violate any provision of the Buyer's or Merger Subsidiary's respective certificate of incorporation or by-laws, (b) require on the part of the Buyer and/or the Merger Subsidiary any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than where the failure to make or obtain such filings, permits, authorizations, consents or approvals would not in the aggregate have a Buyer Material Adverse Effect or materially adversely affect the ability of the Buyer to operate the business of the Buyer following the Effective Time, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or any Buyer Subsidiary is a party or by which the Buyer or any Buyer Subsidiary is bound or to which any of their respective assets are subject or any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any Buyer Subsidiary or any of their respective properties or assets, other than such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, cancellations or notices, consents or waivers as would not in the aggregate have a Buyer Material Adverse Effect, or (d) result in the imposition of any Security Interest upon any assets of the Buyer or any Buyer Subsidiary.

  3.4 Business Entities.

  (a) Section 3.4(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each corporation, partnership, limited liability company or other form of business association in which the Buyer, directly or indirectly, owns any equity interest or any security convertible into or exchangeable for an equity interest (each a "Buyer Business Entity") which is material to the Buyer.

  (b) The Buyer Business Entities listed in Section 3.4(b) of the Buyer Disclosure Schedule are the only Buyer Business Entities which have conducted any operations, trade or businesses of the Buyer since January 30, 1997, hold any Buyer Authorizations (as defined in Section 3.14(a)) or own any assets necessary for the conduct of the businesses of the Buyer as currently conducted.

  (c) The Buyer owns all the outstanding equity interests in each Buyer Business Entity. For purposes of this Agreement, "Buyer Subsidiary" means any Buyer Business Entity in which the Buyer, directly or indirectly, owns a majority of the equity interests.

  (d) No Buyer Business Entity is in default under or in violation of any provision of its organizational documents. To the knowledge of the Buyer, all the issued and outstanding equity interests of each Buyer Business Entity are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity interests of each Buyer Business Entity are held of record or owned beneficially by the Buyer free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or foreign securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands.

  (e) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of any Buyer Business Entity to which the Buyer or any Buyer Subsidiary is a party or by which it is bound, or, to the Buyer's knowledge, any other such trusts, proxies, agreements or understandings.

  3.5 Reports and Financial Statements.

  (a) The Buyer has previously furnished to the Debtors true and complete copies, each as amended or supplemented to date, of (i) the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed by the Buyer with the SEC, and (ii) all other reports, statements, exhibits and other documents filed by the Buyer with the SEC under Section 13 or 15 of the Exchange Act (which are all the reports, statements, exhibits and other documents required to be so filed) since December 31, 1997 (such materials, together with any amendments or supplements thereto, collectively being referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer Reports and the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and, in the case of interim financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

  (b) The accounts receivable of the Buyer and its subsidiaries reflected on the consolidated balance sheet of the Buyer as of June 30, 1998 (the "Buyer Balance Sheet Date"), filed by the Buyer as part of its Quarterly Report on Form 10-Q for the quarter that ended on such date (the "Most Recent Buyer Balance Sheet"), and those arising since the date of the Most Recent Buyer Balance Sheet, are valid receivables subject to no set-offs or counterclaims, net of a reserve for bad debts, which reserve is reflected on the Most Recent Buyer Balance Sheet. The inventories of the Buyer and its subsidiaries reflected on the Most Recent Buyer Balance Sheet are of a quality and quantity useable and/or saleable in the Ordinary Course of Business, except as written down to net realizable value on the Most Recent Buyer Balance Sheet. All inventory shown on the Most Recent Buyer Balance Sheet has been priced at the lower of cost or net realizable value.

  3.6 Absence of Certain Changes. Since the Buyer Balance Sheet Date, (a) there has not been any Buyer Material Adverse Effect, nor has there occurred any event or development that would have a Buyer Material Adverse Effect and
(b) the Buyer has not taken any action that would be prohibited by subsection
(b) of Section 4.5 below if taken from and after the date of this Agreement.

  3.7 Undisclosed Liabilities. Neither the Buyer nor any Buyer Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for
(a) liabilities separately shown or expressly reserved on the Most Recent Buyer Balance Sheet, (b) liabilities that have arisen since the Buyer Balance Sheet Date in the Ordinary Course of Business of the Buyer or any Subsidiary and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period; and
(c) liabilities incurred in the Ordinary Course of Business of the Buyer that are not required by GAAP to be reflected on the Most Recent Buyer Balance Sheet and that are not in the aggregate material.

  3.8 Tax Matters.

  (a) Each of the Buyer and the Buyer Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were true and complete in all material respects. Neither the Buyer nor any Buyer Subsidiary is or has even been a member of a group of corporations which has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Buyer and the Buyer Subsidiaries are or were members. Except as described in Section 3.8(a) of the Buyer Disclosure Schedule, (i) each group of corporations with which the Buyer has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns

(a "Buyer Affiliated Group") has filed all Tax Returns that it was required to file with respect to any period in which the Buyer was a member of such Buyer Affiliated Group (a "Buyer Affiliated Period") and (ii) all such Tax Returns were true and complete in all material respects. Each of the Buyer and the Buyer Subsidiaries has paid on a timely basis all Taxes (as defined below) that were due and payable and, to the Buyer's knowledge, each member of a Buyer Affiliated Group has paid all Taxes that were due and payable with respect to all Buyer Affiliated Periods. The unpaid Taxes of the Buyer for tax periods through the Most Recent Buyer Balance Sheet do not exceed the accruals and reserves (other than accruals and reserves established to reflect timing differences between book and tax income) for Taxes reflected on the Most Recent Buyer Balance Sheet. All Taxes that the Buyer or any Buyer Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

  (b) The Buyer has delivered or otherwise made available to the Company true and complete copies of all federal income Tax Returns of the Buyer and the Buyer Subsidiaries, together with all related examination reports and statements of deficiencies, for all periods commencing after December 31, 1993 and, to the extent in the possession of the Buyer, true and complete copies of the portion of the federal income Tax Returns of any member of a Buyer Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of the Buyer or any Buyer Subsidiary for all Buyer Affiliated Periods commencing after December 31, 1993. The federal income Tax Returns of each of the Buyer, any Buyer Subsidiary and, each member of a Buyer Affiliated Group have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Buyer Disclosure Schedule. The Buyer has delivered or otherwise made available to the Company true and complete copies of all other Tax Returns of the Buyer and each Buyer Subsidiary, together with all related examination reports and statements of deficiency, for all periods commencing after December 31, 1993 and, to the extent in the possession of the Buyer, true and complete copies of the portion of all other Tax Returns, of any member of a Buyer Affiliated Group, together with all related examination reports and statements of deficiency, relating to the activities of the Buyer or any Buyer Subsidiary for all Affiliated Periods commencing after December 31, 1993. No examination or audit of any Tax Return of the Buyer, any Buyer Subsidiary or, to the Buyer's knowledge, any member of a Buyer Affiliated Group with respect to an Affiliated Period by any Governmental Entity is currently in progress or, to the knowledge of the Buyer, threatened or contemplated. Neither the Buyer, any Buyer Subsidiary nor, to the Buyer's knowledge, any member of a Buyer Affiliated Group has been informed by any jurisdiction that the jurisdiction believes that the Buyer or any Buyer Subsidiary or any member of a Buyer Affiliated Group was required to file any Tax Return that was not filed on a timely basis. Neither the Buyer, any Buyer Subsidiary nor, to the Buyer's Knowledge, any member of a Buyer Affiliated Group has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

  (c) Neither the Buyer nor any Buyer Subsidiary (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Buyer or any Buyer Subsidiary is subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Buyer or any Buyer Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

  (d) None of the assets of the Buyer or any Buyer Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

  (e) Neither the Buyer nor any Buyer Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

  (f) No state or federal "net operating loss" of the Buyer or any Buyer Subsidiary determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

  (g) Section 3.8(g) of the Buyer Disclosure Schedule sets forth in reasonable detail the following information with respect to the Buyer and each Buyer Subsidiary as of the most recent practicable date: (i) the basis of the Buyer and each Buyer Subsidiary in their respective assets; (ii) the basis of the stockholder(s) in its stock (or the amount of any "excess loss account");
(iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable; and (iv) the amount of any deferred gain or loss allocable arising out of any "deferred intercompany transaction."

  3.9 Tangible Assets. The Buyer and the Buyer Subsidiaries own or lease all tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used, other than where the failures or defects would not in the aggregate have a Buyer Material Adverse Effect.

  3.10 Owned Real Property. The Buyer has previously made available to the Company a true and complete listing of all material real property that has been owned by the Buyer or any Buyer Subsidiary at any time on or after January 30, 1997. With respect to each parcel of real property which is currently owned by the Buyer or any Buyer Subsidiary, the identified owner has good record and marketable title to such parcel, free and clear of any Security Interest, easement, covenant or other restriction, except for Security Interests, easements, covenants and other restrictions which do not materially impair the use, occupancy or value of such parcel as presently used in the Buyer's or Buyer Subsidiaries' businesses.

  3.11 Intellectual Property.

  (a) The Buyer owns, licenses or otherwise has the legally enforceable right to use all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material used in the operation of the business of the Buyer or any Buyer Subsidiary or necessary for the operation of the business of the Buyer or any Buyer Subsidiary as presently conducted by the Buyer or any Buyer Subsidiary (collectively "Buyer Intellectual Property"). Each such item of Buyer Intellectual Property owned or available for use by the Buyer or a Buyer Subsidiary immediately prior to Closing will be owned or available for use by the Buyer or the Buyer Subsidiary on substantially similar terms and conditions immediately following the Closing. No other person or entity has any rights to any of the Buyer Intellectual Property, and no other person or entity is infringing, violating or misappropriating any of, the Buyer Intellectual Property used in the business of the Buyer, other than such infringements, violations or misappropriations as would not in the aggregate have a Buyer Material Adverse Effect.

  (b) The business, operations and activities of the Buyer and each Buyer Subsidiary as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not materially infringed or violated, or constituted a material misappropriation of, and do not now materially infringe or violate, or constitute a material misappropriation of, any intellectual property rights of any other person or entity. Since January 30, 1997, neither the Buyer nor any Buyer Subsidiary has received any written, or to its knowledge, verbal, complaint, claim or notice alleging any such infringement, violation or misappropriation which has not been disposed of through a settlement agreement described in Section 3.11(b) of the Buyer Disclosure Schedule.

  3.12 Real Property Leases. Section 3.12 of the Buyer Disclosure Schedule lists all real property (other than tower sites) leased or subleased to the Buyer or any Buyer Subsidiary, indicating, in each case, the term of the lease and the rent payable under such lease. The Buyer has made available to the Company true and complete copies of all such leases and subleases (each as amended to date). With respect to each such lease and sublease:

    (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;

    (b) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any other party to the lease or sublease, is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, by any such other party, or permit termination, modification or acceleration thereunder;

    (c) to the knowledge of the Buyer, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

    (d) neither the Buyer nor any Buyer Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

    (e) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (f) other than in the Ordinary Course of Business, no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Buyer or any Buyer Subsidiary.

  3.13 Contracts. The Buyer has delivered or otherwise made available to the Company a true and complete copy of each written arrangement (each as amended to date) filed as an exhibit to any Buyer Report. With respect to each written arrangement (i) each written agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing with the same terms as in effect immediately prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, by any such other party, or permit termination, modification or acceleration, under the written arrangement. Neither the Buyer nor any Buyer Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be filed as an exhibit as a material contract to an Annual Report on Form 10-K filed by the Buyer. Neither the Buyer nor any Buyer Subsidiary is restricted by any arrangement from carrying on its business anywhere in the United States.

  3.14 Licenses and Authorizations

  (a) The Buyer and the Buyer Subsidiaries hold all licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including, without limitation, the FCC or any State Authority asserting jurisdiction over the Buyer or any Buyer Subsidiary or its business or assets, that are required for the conduct of their businesses as currently being conducted (each as amended to date) (the "Buyer Authorizations"), other than such licenses, permits, certificates, franchises, ordinances, registrations or other rights, applications and authorizations the absence of which would not in the aggregate materially impair the ability of the Buyer to consummate the transactions contemplated hereby or of the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing. The Buyer has heretofore delivered to the Company a true and complete list of such Buyer Authorizations.

  (b) The Buyer has previously made available to the Company a true and complete list of (i) each application of the Buyer and/or any Buyer Subsidiary pending before the FCC (collectively, the "Buyer FCC Applications"); (ii) each FCC permit and FCC license which is not a Buyer Authorization but in which the Buyer or any Buyer Subsidiary, directly or indirectly, holds an interest, including as a stakeholder in the licensee (collectively, the "Indirect Buyer Authorizations"); and (iii) all licenses, certificates, consents, permits, approvals and authorizations for the benefit of the Buyer and the Buyer Subsidiaries, as applicable, pending before any State Authority (collectively, the "Buyer State Applications"). The Buyer Authorizations, the Buyer FCC Applications, the Indirect Buyer Authorizations and the Buyer State Applications (collectively, the "Buyer Licenses and Authorizations") are the only federal, state or local licenses, certificates, consents, permits, approvals and authorizations that are required for the conduct of the business and operations of the Buyer and the Buyer Subsidiaries as presently conducted, other than such consents, permits, approvals or authorizations the absence of which would not in the aggregate materially impair the ability of the Buyer and the Merger Subsidiary to either consummate the transactions contemplated hereby or of the Buyer and the Buyer Subsidiaries to own and operate the properties, assets and businesses of the Buyer and the Buyer Subsidiaries following the Closing.

  (c) The Buyer Authorizations and, to the Buyer's knowledge, the Indirect Buyer Authorizations are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified in any material adverse respect, canceled or revoked, and the Buyer and the Buyer Subsidiaries have each operated in compliance with all terms thereof or any renewals thereof applicable to them, other than where the failure to so comply would not in the aggregate have a Buyer Material Adverse Effect or materially impair the ability of the Buyer to consummate the transactions contemplated hereby or of the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing. No event has occurred with respect to any of the Buyer Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Buyer Authorizations. To the knowledge of the Buyer, there is not pending any application, petition, objection or other pleading with the FCC, any State Authority or any similar body having jurisdiction or authority over the operations of the Buyer and the Buyer Subsidiaries which questions the validity of or contests any Buyer Authorization or which could reasonably be expected, if accepted or granted, to result in the revocation, cancellation, suspension or any materially adverse modification of any Buyer Authorization.

  (d) Except for approval by the Bankruptcy Court or by the FCC as contemplated by Section 4.15, or as set forth in Section 3.14(d) of the Buyer Disclosure Schedule, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any Governmental Entity is required to be obtained or made by the Buyer or any Buyer Subsidiary in connection with the transfer or deemed transfer of the Buyer Licenses and Authorizations as a result of the consummation of the transactions contemplated hereby, except where the failure to obtain or make such permit, consent, approval, authorization, qualification, registration, declaration or filing would not materially impair the ability of the Buyer to consummate the transactions contemplated hereby or the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing.

  3.15 Litigation. Except as described in the Buyer Reports, as of the date of this Agreement: (a) there is no action, suit, proceeding or investigation to which the Buyer or any Buyer Subsidiary is a party (either as a plaintiff or defendant) pending or, to the Buyer's knowledge, threatened before any court, Governmental Entity or arbitrator, and, to the Buyer's knowledge, there is no basis for any such action, suit, proceeding or investigation; (b) neither the Buyer nor any Buyer Subsidiary nor, to the Buyer's knowledge, any officer, director or employee of the Buyer or any Buyer Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Buyer or any Buyer Subsidiary; and (c) no order, judgment or decree of any court or Governmental Entity has been issued in any proceeding to which the Buyer or any Buyer Subsidiary is or was a party or, to the Buyer's knowledge, in any other proceeding, that enjoins or requires the Buyer or any Buyer Subsidiary to take action of any kind with respect to its business, assets or properties. None of the actions, suits, proceedings or investigations listed in Section 3.15 of the Buyer Disclosure Schedule, individually or collectively, if determined adversely to the interests of the Buyer or any Buyer Subsidiary, would have a Buyer Material Adverse Effect.

  3.16 Employees.

  (a) There are no collective bargaining agreements to which Buyer or any Buyer Subsidiary is a party. Neither the Buyer nor any Buyer Subsidiary has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes and, to the Buyer's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to its employees. To the knowledge of the Buyer or any Buyer Subsidiary there is no reasonable basis to believe that the Buyer or any Buyer Subsidiary will be subject to any labor strike or other organized work force disturbance following the Closing.

  3.17 Employee Benefits.

  (a) Section 3.17(a) of the Buyer Disclosure Schedule contains a true and complete list of all Employee Benefit Plans maintained, or contributed to, by the Buyer or any Buyer Subsidiary or any ERISA Affiliate of the Buyer or any Buyer Subsidiary (the "Buyer Employee Benefit Plan"). True and complete copies of (i) all Buyer Employee Benefit Plans that have been reduced to writing;
(ii) written summaries of all unwritten Buyer Employee Benefit Plans; (iii) all trust agreements, insurance contracts and summary plan descriptions related to the Buyer Employee Benefit Plans; (iv) the annual report filed on IRS Form 5500, 5500C or 5500R, if applicable, for the most recent plan year for each Buyer Employee Benefit Plan; and (v) the most recent qualification letter issued by the Internal Revenue Service with respect to each Buyer Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, have been made available to the Company. Each Buyer Employee Benefit Plan has been administered in accordance with its terms in all material respects, and the Buyer and each Buyer Subsidiary and, to the Buyer's knowledge, each ERISA Affiliate of the Buyer or any Buyer Subsidiary has in all material respects met its obligations (if any) with respect to each Buyer Employee Benefit Plan and has made all required contributions (if any) thereto. The Buyer, all Buyer Subsidiaries and all Buyer Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions (if any) of ERISA, the Code and other applicable federal, state and foreign laws and the regulations thereunder. Each Buyer Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified. Each Buyer Employee Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been reviewed for compliance with, and has satisfied the requirements of, said Sections for each plan year ending prior to the Closing.

  (b) To the Buyer's knowledge, as of the date of this Agreement, there are no inquiries or investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Buyer Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Buyer Employee Benefit Plan or asserting any rights or claims to benefits under any Buyer Employee Benefit Plan.

  (c) Neither the Buyer or any Buyer Subsidiary nor, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary has ever maintained an Buyer Employee Benefit Plan subject to Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA. At no time has the Buyer or any Buyer Subsidiary or, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. No act or omission has occurred and no condition exists with respect to any Buyer Employee Benefit Plan that would subject the Buyer, any Buyer Subsidiary or, to the Buyer's knowledge, any ERISA Affiliate of the Buyer or any Buyer Subsidiary to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Buyer Employee Benefit Plan that is subject to ERISA or the Code. No Buyer Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Buyer from amending or terminating any such Buyer Employee Benefit Plan and any Buyer Employee Benefit Plan may be terminated without liability to the Buyer or any Buyer Subsidiary, except for benefits accrued through the date of termination. Except as may be required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits, no former employees participate in any employee welfare benefit plans listed in Section 3.17(a) of the Buyer Disclosure Schedule beyond the month of the termination of his employment. No Buyer Employee Benefit Plan includes in its assets any securities issued by the Buyer. No Employee Benefit Plan has been subject to tax under Section 511 of the Code.

  (d) Section 3.17(d) of the Buyer Disclosure Schedule lists each: (i) agreement with any director, executive officer or other key employee of the Buyer or any Buyer Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Buyer or any Buyer Subsidiary of the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits upon the consummation of any transaction or after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Buyer or any Buyer Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or may constitute a "parachute payment" under
Section 280G of the Code; and (iii) agreement or plan binding the Buyer or any Buyer Subsidiary, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

  3.18 Environmental Matters.

  Except for Sections 3.5(a), 3.26, and 3.27, this Section 3.18 contains the exclusive representations and warranties of the Buyer concerning environmental matters, including but not limited to Environmental Laws and Materials of Environmental Concern. The Buyer represents and warrants as follows:

  (a) Each of the Buyer and each Buyer Subsidiary is in compliance with all applicable Environmental Laws, other than where the failure to be in compliance would not in the aggregate have a Buyer Material Adverse Effect. There is no pending or, to the knowledge of the Buyer or any Buyer Subsidiary, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written notice of investigation or inquiry or written information request by any Governmental Entity, relating to any Environmental Law involving the Buyer or any Buyer Subsidiary or their respective assets and properties.

  (b) There have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Buyer or any Buyer Subsidiary for which the Buyer or any Buyer Subsidiary may be liable under any Environmental Law of the jurisdiction in which such property or facility is located, other than such releases as would not in the aggregate have a Buyer Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Buyer or such Buyer Subsidiary has given all required notices (if any) to Governmental Entities (copies of which have been provided to the Company). There have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Buyer or any Buyer Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Buyer or any Buyer Subsidiary other than such impacts as would not in the aggregate have a Debtor Material Adverse Effect.

  (c) Set forth in Section 3.18 of the Buyer Disclosure Schedule is a list of all environmental reports, investigations and audits which to the knowledge of the Buyer (whether conducted by or on behalf of the Buyer or any Buyer Subsidiary or a third party, and whether done at the initiative of the Buyer or any Buyer Subsidiary or directed by a Governmental Entity or other third party) were issued during the past five years relating to premises formerly or currently owned, operated or controlled by the Buyer or any Buyer Subsidiary. True and complete copies of any such report, or the results of any such investigation or audit, which to the knowledge of the Buyer are in the possession of Buyer or any Buyer Subsidiary (or can be obtained by Buyer or any Buyer Subsidiary through reasonable efforts), have been delivered or otherwise made available to the Company.

  (d) Neither the Buyer nor any Buyer Subsidiary has any knowledge of any material environmental liability of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Buyer or any Buyer Subsidiary.

  (e) The Buyer and the Buyer Subsidiaries hold all Environmental Authorizations that are legally required for the conduct of their businesses as currently conducted, other than where the failure to hold such Environmental Authorizations would not in the aggregate have a Buyer Material Adverse Effect, and such Environmental Authorizations (if any) are listed in
Section 3.18 of the Buyer Disclosure Schedule. The Buyer and each of the Buyer Subsidiaries is and has been in compliance with all such Environmental Authorizations, other than such noncompliance as would not in the aggregate have a Buyer Material Adverse Effect.

  (f) None of the transactions contemplated by this Agreement or the Amended Plan will require the Buyer or any Buyer Subsidiary to comply with an Environmental Property Transfer Act.

  3.19 Legal Compliance. Each of the Buyer and each Buyer Subsidiary and the conduct and operation of its respective business, is and has been in compliance with each law (including rules, regulations and administrative orders thereunder) of any federal, state, local or foreign government, or any Governmental Entity, that (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Buyer or any Buyer Subsidiary or their respective businesses, other than where the failure to be or to have been in compliance would not in the aggregate have a Buyer Material Adverse Effect or materially impair the ability of the Buyer to consummate the transactions contemplated hereby or the Buyer to own and operate the properties, assets and businesses of the Buyer following the Closing.

  3.20 Merger Subsidiary. The Merger Subsidiary was formed solely for the purpose of effecting the transactions contemplated by this Agreement and, except for such obligations or liabilities incurred in connection with its incorporation or organization, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, the Merger Subsidiary has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  3.21 Capital Expenditures; Suppliers. The Buyer has previously delivered to the Company a true and complete accounting of all capital expenditures incurred by it or the Buyer Subsidiaries during 1997 and their projected capital expenditure budget for calendar years 1998 and 1999. To the knowledge of the Buyer or any Buyer Subsidiary no material supplier of the Buyer or any Buyer Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them.

  3.22 Brokers' Fees. Neither the Buyer nor any Buyer Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except to Bear, Stearns & Co. Inc. ("Bear Stearns"), the financial advisor to the Buyer.

  3.23 Rights Agreement; Section 203.

  (a) The Buyer has executed amendments dated as of August 18, 1998 and September 3, 1998 to its Rights Agreement dated as of October 13, 1995 in the forms attached hereto as Exhibit D, and Exhibit D-1, respectively.

  (b) The Board of Directors of the Buyer has approved this Agreement, the Merger and the Amended Plan together with the transactions contemplated hereby and thereby (including without limitation the acquisition by the Standby Purchasers of Buyer Warrants or Buyer Participation Warrants, as the case may be, and Buyer Common Stock or Buyer Class B Common Stock, if applicable, pursuant to this Agreement, the Amended Plan and the Standby Purchase Commitments, or of Buyer Common Stock pursuant to the Buyer Warrants or Buyer Participation Warrants, as the case may be), including for purposes of Section 203 of the DGCL.

  3.24 Opinion of Financial Advisor. The Buyer has received an opinion of Bear Stearns & Co. Inc., a copy of which is attached hereto as Exhibit E.

  3.25 Required Vote of the Buyer's Stockholders. The affirmative vote of a majority of the votes cast by holders of Buyer Stock is required to approve the Buyer Share Issuance and the affirmative vote of a majority of the votes entitled to be cast by holders of Buyer Stock is required to approve the Buyer Charter Amendment. No other vote of the security holders of the Buyer or of any Buyer Subsidiary is required by law, the respective organization documents thereof or otherwise in order for the Buyer to consummate the Merger and the other transactions contemplated hereby and by the Amended Plan.

  3.26 Certain Information. None of the information supplied by the Buyer or any Buyer Subsidiary for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 4.13(a)) and Registration Statement (as defined in Section 4.20(c)) or (ii) any document to be filed with the SEC, the FCC or any other Governmental Entity in connection with the transactions contemplated hereby will, at the respective times filed with the SEC, the FCC or other Governmental Entity and, in addition, (A) in the case of the Proxy Statement, at the time it or any amendment or supplement thereto is mailed to the Buyer's stockholders and at the time of the Meeting (as defined in Section 4.12) and at the Closing and, (B) in the case of the Registration Statement, at the time it becomes effective under the Securities Act, contain any untrue statement of the Buyer or any Buyer Subsidiary of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Buyer or any Buyer Subsidiary with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

  3.27 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the Buyer Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will as of the Closing Date contain any untrue statement of a material fact or omits or will as of the Closing Date omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                                   Covenants

  4.1 Best Efforts. Except, in the case of the Parent and the Company, to the extent required by Bankruptcy-Related Requirements (as defined in Section 4.5), each Party shall use its best efforts to cause the transactions contemplated by this Agreement and the Amended Plan to be consummated in accordance with the terms hereof and thereof, and without limiting the generality of the foregoing shall use its best efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with this Agreement and the Amended Plan and the transactions contemplated hereby and thereby and, in the case of the Buyer, to assist the Parent and the Company in the preparation of a Disclosure Statement related to the Amended Plan and, in the case of the Parent and the Company, to assist the Buyer in the preparation of the Proxy Statement and Registration Statement, including, without limitation, entry of the Confirmation Order, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of it in order to consummate the transactions contemplated hereby and thereby, provided, however, that actions taken by the Parent and the Company in compliance with
Section 4.7(b) and actions taken by the Buyer in accordance with Section 4.7(e) shall not be deemed a breach by the Parent or the Company, on the one hand, or the Buyer, on the other hand, of this Section 4.1.

  4.2 Approvals; Consents. Each Party shall obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations from all Governmental Entities reasonably necessary or required for the operation of their respective businesses as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required, except where the failure to do so would not have a Debtor Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or materially impair the ability of the Company or the Buyer to consummate the transactions contemplated hereby or the

Reorganized Debtors or the Buyer to own and operate the properties, assets and businesses of the Debtors following the Closing. Without limiting the generality of the foregoing, each Party shall maintain its respective authorizations in full force and effect, shall not take any action which could reasonably be expected to have a material adverse effect on such authorizations or any licenses and authorizations, shall diligently pursue all applications and shall, prior to the expiration date of any material authorization, timely file for the renewal of any such authorization. Neither Party shall make any material commitments to any Governmental Entity relating to any material approval, consent, permit, license or other authorization without the prior written consent of the other Parties. The Parties shall consult with one another as to the approach to be taken with any Governmental Entity with respect to obtaining any necessary consent to the transactions contemplated hereby and by the Amended Plan, and each of the Parties shall keep the other Parties reasonably informed as to the status of any such communications with any Governmental Entity. Without limiting the generality of the foregoing, the Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to make the necessary preliminary filings under the HSR Act no later than ten days following the date of this Agreement and shall seek early termination of all applicable waiting periods. The Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR Act, the Buyer, the Parent and the Company shall, and shall cause each of the Buyer Subsidiaries or each of the other Debtors, as applicable, to use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Buyer to divest or hold separate any portion of its business or otherwise take any action, which divestiture or holding separate or taking such action would be materially adverse to the continued conduct of the Buyer's or the Debtor's businesses. The Buyer shall pay all filing fees payable by any Party in connection with the HSR Act.

  4.3 Buyer Not To Control. Notwithstanding any provision of this Agreement that may be construed to the contrary, pending the consummation of the transactions contemplated hereby, the Buyer shall not obtain actual (de facto) or legal (de jure) control over the Debtors. Specifically, and without limitation, the responsibility for the operation of the Debtors shall, pending the consummation of the transactions contemplated hereby, reside with the Boards of Directors of the Debtors (subject to the jurisdiction of the Bankruptcy Court), including, but not limited to, responsibility for the following matters: access to and the use of the facilities of and equipment owned by the Debtors; control of the daily operation of the Debtors; creation and implementation of policy decisions; employment and supervision of employees; payment of financing obligations and expenses incurred in the operation of the Debtors; receipt and distribution of monies and profits derived from the operation of the Debtors; and execution and approval of all contracts and applications prepared and filed before regulatory agencies. Notwithstanding the foregoing, the Parties shall consult and cooperate with one another, and consider in good faith the views of one another with respect to the assumption or rejection by the Debtors prior to Closing of any unexpired lease, license or other executory contract.

  4.4 Bankruptcy Covenants.

  (a) Promptly after the execution of this Agreement, the Parent and the Company shall, and shall cause each of the other Debtors to, file a motion (the "Initial Merger Motion") for expedited determination of approval of the Exclusivity Provisions (as defined in Section 4.7(a)), the Company Breakup Fee and the Buyer Breakup Fee (as defined in Section 4.8(a)) and the Buyer Reimbursement (as defined in Section 4.21) provided for in this Agreement in form and substance acceptable to the Buyer. The Parent and the Company shall, and shall cause each of the other Debtors to, use its best efforts to obtain an order approving the Initial Merger Motion (the

"Initial Merger Order") within 15 days after the date of this Agreement, which order shall be in form and substance acceptable to the Buyer, the Parent and the Company with only such changes as shall be agreed to by all the Parties in writing.

  (b) As soon as practicable following the execution of this Agreement (and in no event later than August 20, 1998), the Parent and the Company shall, and shall cause each of the other Debtors to, file with the Bankruptcy Court the Amended Plan. As soon as practicable following the filing of the Amended Plan (and in no event later than August 24, 1998), the Parent and the Company shall, and shall cause each of the Debtors to, file with the Bankruptcy Court a Disclosure Statement related thereto in form and substance reasonably acceptable to the Buyer and the Company (the "Disclosure Statement"). Thereafter, without the prior written consent of the Buyer, the Parent and the Company shall not, and shall cause each of the other Debtors not to, amend or modify any material provision of the Amended Plan or the Disclosure Statement or, except as provided in Section 4.7(b), withdraw the Amended Plan or file any other plan of reorganization of the Debtors.

  (c) The Parent and the Company shall, and shall cause each of the other Debtors to, promptly provide the Buyer with drafts of all documents, motions, orders, filings or pleadings that the Parent, the Company or any other Debtor proposes to file with the Bankruptcy Court which relate to the consummation or approval of the Amended Plan, this Agreement or any provision therein or herein, and will provide the Buyer with reasonable opportunity to review such filings to the extent reasonably practicable. The Parent and the Company shall, and shall cause each of the other Debtors to, consult and cooperate with the Buyer, and consider in good faith the views of the Buyer, as contemplated by the Amended Plan, with respect to all such filings and the acceptance or rejection prior to Closing of any unexpired lease, license or other executory contract. The Parent and the Company shall, and shall cause each of the other Debtors to, promptly (and, in any event, within 48 hours after receipt of such pleadings by the Debtors) provide the Buyer with copies of all pleadings (other than proofs of claim below $10,000 in amount) received by or served by or upon any of the Debtors in connection with the Chapter 11 Proceeding after the date hereof, which either the Parent or the Company knows have not otherwise been served on the Buyer.

  4.5 Operation of Business. Except as otherwise contemplated by this Agreement or the Amended Plan and, in the case of the Debtors, to the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee, and any orders entered or approvals or authorizations granted by the Bankruptcy Court in the Chapter 11 Proceeding during the period prior to the Closing (collectively, "Bankruptcy-Related Requirements"), each of the Company, the Parent or the Company, on the one hand, or the Buyer, on the other hand, shall, and shall cause each of the other Debtors or each of the Buyer Subsidiaries, as applicable, to, conduct its operations in the Ordinary Course of Business and in compliance with all other applicable laws and regulations, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, pay all Taxes (all post-petition Taxes in the case of the Debtors) as they become due and payable, maintain insurance on its business and assets (in amounts and types consistent with past practice), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

  (a) Without limiting the generality of the foregoing, prior to the Closing, and, except to the extent required by any Bankruptcy-Related Requirements, the Parent and the Company shall not and shall not permit any other Debtor to, without the prior written consent of the Buyer and except as otherwise contemplated by this Agreement or the Amended Plan, or as otherwise provided in Section 4.5 of the Company Disclosure Schedule:

    (i) except for assets not in excess of $2,500,000 in aggregate fair market value, sell, lease, mortgage, pledge, encumber or dispose (collectively, "Dispose") of any of its assets, other than in the Ordinary Course of Business;

    (ii) except for borrowings under the existing DIP Loan Agreement in an aggregate amount outstanding at any one time equal to the sum of (x) amounts representing costs incurred or committed as of the date hereof in connection with the Company's NPCS network construction as set forth in
  Section 4.5(a) of the

  Company Disclosure Schedule ("NPCS Construction") plus any additional costs for NPCS Construction approved by the Buyer (which approval shall be given or withheld in writing within ten (10) business days after the written request for such approval) and (y) (1) at any time on or before December 31, 1998 up to a maximum of $20 million, and (2) at any time between January 1, 1999 and June 30, 1999 up to a maximum of $30 million, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

    (iii) except for changes to Debtors' payroll program as previously disclosed to the Buyer, enter into, adopt or amend any Company Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.17, or (except for normal adjustments in the Ordinary Course of Business) increase in any material respect the compensation or fringe benefits of, or modify the employment terms of its directors, officers or employees generally or pay any benefit not required by the terms in effect on the date hereof of any existing Company Employee Benefit Plan;

    (iv) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (v) pay any pre-petition liability other than (x) liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that the Debtors are authorized to pay by the Bankruptcy Court and (y) adequate protection payments and the payment of the Net Cash Proceeds (as defined in the DIP Loan Agreement) under the Debtor Tower Agreement to the Pre-Petition Lenders, in each case as authorized by the Bankruptcy Court;

    (vi) amend its certificate of incorporation, by-laws or other comparable organizational documents;

    (vii) sell, assign, transfer or license any material Debtor Licenses and Authorizations or Debtors' Intellectual Property, other than in the Ordinary Course of Business;

    (viii) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any of the Debtor Licenses and Authorizations, or any contract or agreement which, if existing on the date hereof, would be required to be set forth in Section 2.13 of the Company Disclosure Schedule, other than in the Ordinary Course of Business; provided, that (x) without such consent, the Company may enter into the Master Lease (as defined in the Debtor Tower Agreement) and (y) with such consent, which shall not be unreasonably withheld, terminate the Debtor Tower Agreement and, in connection therewith, enter into a Replacement Tower Agreement and a Comparable Tower Lease;

    (ix) make or commit to make any capital expenditure not set forth in the capital expense budget set forth as Section 4.5(a) to the Company Disclosure Schedule;

    (x) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Debtor other than the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

    (xi) issue, sell, grant or pledge any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of this Agreement;

    (xii) settle or compromise any material Tax liability or any pending or threatened suit or action other than consistent with the Company's practice since the Filing Date or pursuant to the terms of the Amended Plan or make any material Tax election;

    (xiii) establish, or transfer any assets to, a trust for purposes of funding any Debtor Employee Benefit Plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or

    (xiv) agree in writing or otherwise to take any of the foregoing actions.

  (b) Without limiting the generality of the foregoing, prior to the Closing, the Buyer shall not, and shall not permit any Buyer Subsidiary to, without the prior written consent of the Company, and except as otherwise contemplated by this Agreement or the Amended Plan, or as otherwise provided in Section 4.5 of the Buyer Disclosure Schedule:

    (i) Dispose of any of its assets or acquire or Dispose of any assets or shares or other equity interests in or securities of any Business Entity, other than in the Ordinary Course of Business, except for (A) the mortgage, pledge or encumbering of such assets, shares, equity interests or securities pursuant to agreements existing as of the date of this Agreement or agreements entered into to provide funding, in whole or in part, for the amounts payable by the Buyer under this Agreement or the Amended Plan or
  (B) the acquisition of such assets, shares, equity interests or securities of any other Person with an aggregate purchase price not exceeding $25,000,000;

    (ii) except for borrowings under the terms of its Second Amended and Restated Credit Agreement (Tranche A and Tranche C Facilities), dated as of June 29, 1998, by and among Arch Paging, Inc., The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and the other parties thereto, and its Second Amended and Restated Credit Agreement (Tranche B Facility), dated as of June 29, 1998, by and among Arch Paging, Inc., The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and the other parties thereto, each as amended from time to time, or borrowings to provide funding for the amounts payable by Buyer under this Agreement or the Amended Plan, create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

    (iii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

    (iv) amend its certificate of incorporation, by-laws or other comparable organizational documents;

    (v) sell, assign, transfer or license any material Buyer Licenses and Authorizations or Buyer Intellectual Property, other than in the Ordinary Course of Business;

    (vi) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any of the Buyer Licenses and Authorizations or any contract or agreement which, if existing on the date hereof, would be required to be set forth in Section 3.13 of the Buyer Disclosure Schedule, other than in the Ordinary Course of Business;

    (vii) make or commit to make any capital expenditure not set forth in the capital expense budget attached as Section 4.5(b) to the Buyer Disclosure Schedule;

    (viii) except as required under agreements existing as of the date of this Agreement, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to any Buyer Subsidiary, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options;

    (ix) issue, sell, grant, pledge or, if outstanding as of the date hereof, change the material terms of, any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than pursuant to the terms of any benefit plan as in effect on the date of this Agreement in accordance with past practice or upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of this Agreement;

    (x) make any material Tax election or settle or compromise any material Tax liability or any pending or threatened suit or action;

    (xi) establish, or transfer any assets to, a trust for purposes of funding any Buyer Employee Benefit Plan, including, without limitation, a so-called "rabbi trust," except as required by applicable law; or

    (xii) agree in writing or otherwise to take any of the foregoing actions.

  4.6 Notice of Breaches. Each Party shall promptly deliver to the other Parties written notice of any event or development that would (a) render any statement, representation or warranty of such Party in this Agreement (including its respective Disclosure Schedule) inaccurate or incomplete in any respect, or (b) constitute or result in a breach by such Party of, or a failure by such Party to comply with, any agreement or covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

  4.7 Exclusivity.

  (a) Except as contemplated by the Debtor Tower Agreement, from and after the date hereof, the Parent and the Company shall not, and shall cause each other Debtor and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by any Debtor, proxy solicitation or other business combination involving any Debtor (collectively, "Company Acquisition Proposals") or (ii) provide any non-public information concerning the business, properties or assets of any Debtor to any person or entity (other than to the Buyer and to the Debtors' creditors in accordance with existing confidentiality arrangements). The Parent and the Company shall, and shall cause each of the other Debtors to, immediately cease any and all existing activities, discussions or negotiations with any person other than the Buyer with respect to any Company Acquisition Proposal. The Parent and the Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section
4.7. The provisions of this Section 4.7 are referred to in this Agreement as the "Exclusivity Provisions".

  (b) Notwithstanding the provisions of subsection (a) above, prior to the entry of the Confirmation Order, the Debtors may, to the extent required by the Bankruptcy-Related Requirements, or to the extent that the Board of Directors of the Company determines, in good faith after consultation with outside legal counsel, that such Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish information to any person, entity or group after such person, entity or group has delivered to the Debtors, in writing, an unsolicited bona fide offer to effect a Company Acquisition Proposal that the Board of Directors of the Company in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stakeholders of the Debtors from a financial point of view than the transactions contemplated hereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of such Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "Company Superior Proposal"). In the event the Debtors receive a Company Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Company from approving such Company Superior Proposal or requesting authorization of such Company Superior Proposal from the Bankruptcy Court, if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may terminate this Agreement pursuant to Section 6.1(e) hereof; provided, however, that the Company shall not terminate this Agreement until at least 48 hours after the Buyer's receipt of a copy of such Company Superior Proposal.

  (c) Notwithstanding anything to the contrary in this Section 4.7, the Parent and the Company shall not, and shall cause each of the other Debtors not to, provide any non-public information to a third party unless: (i) the Debtors provide such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreements between the Parent and the Buyer dated March 26, 1998 and June 10, 1998 (the "Confidentiality Agreement"); and (ii) such non-public information has previously been delivered or made available to the Buyer.

  (d) Except as contemplated by the Asset Purchase and Sale Agreement between certain subsidiaries of Arch Communications Group, Inc., and OmniAmerica, Inc., dated April 10, 1998, from and after the date hereof the Buyer shall not, and shall cause each Buyer Subsidiary and each of their respective directors, officers, employees, financial advisors, representatives or agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than the Parent, the Company and, in connection with the transactions contemplated by this Agreement, the Official Committee of Unsecured Creditors of the Company) concerning any merger (other than mergers of the Buyer Subsidiaries in connection with acquisitions of other businesses by the Buyer
(x) with a fair market value not in excess of $25,000,000 and (y) that would not upon the closing thereof be in breach of the Buyer's obligations under
Section 4.5), consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by the Buyer or any of the Buyer Subsidiaries, proxy solicitation or other business combination (other than business combinations of the Buyer Subsidiaries in connection with acquisitions of other businesses by the Buyer (x) with a fair market value not in excess of $25,000,000 and (y) that would not upon the closing thereof be in breach of the Buyer's obligations under Section 4.5), involving the Buyer or any Buyer Subsidiary (collectively, "Buyer Acquisition Proposals") or (ii) except as permitted by the foregoing clause (i), provide any non-public information concerning the business, properties or assets of the Buyer or any Buyer Subsidiary to any person or entity (other than the Debtors or any of the Buyer's financing sources). The Buyer and the Buyer Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any person other than the Company with respect to any Buyer Acquisition Proposal. The Buyer shall immediately notify the Company of, and shall disclose to the Company all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.7(d).

  (e) Notwithstanding the provisions of subsection (d) above, prior to the Meeting (as defined in Section 4.12), the Buyer may, to the extent that the Board of Directors of the Buyer determines, in good faith, after consultation with outside legal counsel, that such Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (f) below, furnish information to any person, entity or group after such person, entity or group has delivered to the Buyer, in writing, an unsolicited bona fide offer to effect a Buyer Acquisition Proposal that the Board of Directors of the Buyer in its good faith judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the shareholders of the Buyer from a financial point of view than the transactions contemplated hereby and for which financing, to the extent required, is then committed (or which, in the good faith judgment of such Board, is reasonably capable of being obtained) and which (in the good faith judgment of such Board) is likely to be consummated (a "Buyer Superior Proposal"). In the event the Buyer receives a Buyer Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Buyer from recommending to the Buyer's shareholders such Buyer Superior Proposal if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law.

  (f) Notwithstanding anything to the contrary in this Section 4.7, the Buyer shall not provide any non-public information to a third party unless: (i) the Buyer provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has previously been delivered or made available to the Company.

  4.8 Breakup Fee Provisions. (a) In the event that (i) the Buyer terminates this Agreement pursuant to Section 6.1(b) or Section 6.1(i) or (ii) the Company or the Buyer terminates this Agreement pursuant to Section 6.1(c) or 6.1(d) (in either case as a result of the failure of the condition set forth in Section 5.1(h) to be satisfied due to (A) the failure of the creditors of the Debtors entitled to vote on the Amended Plan (other than holders of Class 7, 8 or 9 Claims) to vote in favor of the Amended Plan, (B) the withdrawal of the Amended Plan by the Debtors, the filing of any other plan of reorganization by the Debtors, or the modification or amendment of any material provision of the Amended Plan by the Debtors, in each case without the prior written consent of the Buyer, or (C) the confirmation of any other plan of reorganization filed by any person other than the Debtors), (iii) except as set forth in Section 4.8(a) of the Company Disclosure Schedule, the Debtors sell or otherwise transfer (other than to the Buyer or the Buyer Subsidiaries) all or any substantial portion of their assets as part of a sale approved pursuant to Section 363 of the Bankruptcy Code, (iv) the Company has terminated this Agreement pursuant to Section 6.1(e) (a termination under (i), (ii), (iii) or (iv) being herein called a "Major Breakup Event"), or (v) the Buyer or the Company terminates this Agreement pursuant to Section 6.1(j) (a "Minor Breakup Event"; together with the Major Breakup Events, the "Breakup Events"), and at the time of any such Breakup Event the Buyer is not in material breach of any material covenant or obligation required to be performed by the Buyer hereunder at or before such time, and is not in breach of its representations and warranties contained in this Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Buyer Material Adverse Effect), then the Company shall pay to the Buyer as promptly as practicable after demand therefor (but in no event later than the third Business Day thereafter and, in the case of a Minor Breakup Event, only if and when any Pinnacle Breakup Amount referred to below is actually received by the Debtors) (x) in the case of a Major Breakup Event, the amount of $25,000,000, and (y) in the case of a Minor Breakup Event, an amount equal to one-half of any amount ("Pinnacle Breakup Amount") actually received by the Debtors pursuant to
Section 7.05 of the Debtor Tower Agreement (or pursuant to a settlement with Pinnacle in lieu thereof) (in either case, the "Buyer Breakup Fee"). The claims of the Buyer to the Buyer Breakup Fee shall constitute a first priority administrative expense under 11 U.S.C. (S)507(a)(1).

  (b) In the event that (i) the Company terminates this Agreement pursuant to
Section 6.1(b) or (g), or (ii) the Buyer or the Company terminates this Agreement after June 30, 1999 pursuant to Section 6.1(c) or (d) (in either case as a result of the Closing not occurring due to the Buyer's failure to obtain the financing necessary to effect the transactions contemplated hereby and by the Amended Plan under circumstances when all the conditions set forth in Section 5.1 (other than the condition set forth in Section 5.1(j)) and
Section 5.2 are satisfied, or would have been satisfied had such financing been obtained) and at the time of such termination each of the Company and the Parent is not in material breach of any material covenant or obligation required to be performed by the Company or the Parent hereunder at or before such time and is not in breach of its representations and warranties contained in this Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Debtor Material Adverse Effect), then the Buyer shall pay to the Company as promptly as practicable after demand therefor (but in no event later than the third Business Day thereafter) the amount of $32,500,000 (the "Company Breakup Fee").

  (c) This Section 4.8 shall be effective only from and after the date the Initial Merger Order is signed by the Bankruptcy Court.

  4.9 Nasdaq National Market Quotation. The Buyer shall use its best efforts to have the shares of Buyer Common Stock (including all such shares issuable upon conversion of the Buyer Class B Common Stock and upon exercise of the Buyer Warrants or Buyer Participation Warrants, as the case may be) and Buyer Warrants or Buyer Participation Warrants, as the case may be, to be issued as contemplated by the Amended Plan and this Agreement approved for quotation on the Nasdaq National Market prior to the Closing.

  4.10 Delivery of Financial Statements. As promptly as possible following the last day of each month after the date of this Agreement until the Closing Date, and in any event within 35 days after the end of each such month, each of the Buyer and the Company shall deliver to the other its unaudited consolidated balance sheet and the related consolidated statements of operations and cash flows for the one-month period then ended, all certified by its chief financial officer to the effect that such interim financial statements are prepared in accordance with GAAP (except as otherwise described therein) on a consistent basis as with each Party's audited financial statements and fairly present the consolidated financial condition and results of operations of each Party as of the date thereof and for the period covered thereby (collectively, the "Interim Monthly Financial Statements"). As promptly as possible following the last day of each fiscal quarter, and in any event within 45 days after the end of each such quarter, each of the Buyer and the Company shall deliver to the other its unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and cash flows for the year-to-date period then ended, prepared in accordance with GAAP (except as otherwise described therein) applied on a consistent basis as with the Audited Financial Statements, which comply as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (collectively, the "Unaudited Quarterly Financial Statements"). The Company shall furnish the Buyer with all information (including, without limitation, the Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action including obtaining any necessary consents and comfort letters (in customary form and scope) from its accountants, as the Buyer may reasonably request in connection with any offering of securities of the Buyer used to fund the amounts to be paid by the Buyer under the Amended Plan or the working capital requirements of the Buyer following the Closing.

  4.11 Full Access. Each of the Buyer, the Parent and the Company shall permit representatives of the other to have full access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such Party. Each of the Buyer, the Parent and the Company shall cause its officers and management to cooperate fully with the representatives and agents of such other Party and shall make themselves available to the extent reasonably necessary to complete the due diligence process and the consummation of the transactions contemplated hereby. The Parent and the Company shall, at the request of the Buyer, introduce the Buyer to its principal suppliers and employees to facilitate discussions between such persons and the Buyer in regard to the conduct of the businesses of the Surviving Corporation following the Closing.

  4.12 Stockholders Approval; Meeting. The Buyer shall take all action reasonably necessary in accordance with applicable law, the rules of the Nasdaq National Market, this Agreement and the Buyer's Restated Certificate of Incorporation, as amended, and By-laws, as amended, duly to convene a meeting of its stockholders (the "Meeting") as promptly as practicable to consider and vote upon (i) the Buyer Charter Amendment in the form attached as Exhibit F hereto (the "Buyer Charter Amendment") and (ii) the Buyer Share Issuance. The Buyer will (i) subject to Section 4.7(e), recommend in the Proxy Statement (as defined in Section 4.13(a)) that its stockholders vote in favor of the Buyer Charter Amendment and the Buyer Share Issuance (the "Buyer Recommendation") and (ii) subject to Section 4.7(e), use its best efforts to cause to be solicited proxies from stockholders of the Buyer to be voted at the Meeting in favor of the Buyer Charter Amendment and the Buyer Share Issuance and to take all other actions necessary or advisable to secure the vote or consent of stockholders required to approve the Buyer Charter Amendment and the Buyer Share Issuance.

  4.13 Proxy Statement, Disclosure Statement, Etc.

  (a) The Buyer shall promptly after execution of this Agreement prepare and file with the SEC under the Exchange Act, and shall use its best efforts to have declared effective by the SEC as soon as practicable thereafter and shall thereafter promptly mail to its stockholders, a proxy statement/prospectus for the Meeting and to effect the Stockholder Rights Offering (the "Proxy Statement"). The Buyer shall also take any action required to be taken under state blue sky laws or other securities laws in connection with the Stockholder Rights Offering. The Proxy Statement shall be mailed to stockholders of the Buyer at least 20 business days in advance of the date of the Meeting. The Company shall furnish the Buyer with all information (including, without limitation, its

Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action (including obtaining any necessary consents from the accountants) as the Buyer may reasonably request in connection with the Proxy Statement. The Buyer shall consult with the Company and its counsel in connection with, and shall permit the Company and its counsel to participate in, the preparation of the Proxy Statement and any amendments or supplements thereto.

  (b) The Buyer shall promptly notify the Company of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall promptly supply the Debtors with copies of all correspondence between it (or its representatives) and the SEC (or its staff) with respect thereto, and shall permit counsel for the Company to participate in any telephone conferences or meetings with the staff of the SEC. If, at any time prior to the Meeting, any event should occur relating to or affecting a Party or its officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, such Party shall promptly inform the other Party and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities law, mailing to the Buyer's stockholders, as the case may be, such amendment or supplement.

  (c) The Buyer shall furnish the Company with all information (including historical and pro forma financial information and projections of the Buyer) and shall take such other action as the Company may reasonably request in connection with the Disclosure Statement. The Company shall consult with the Buyer and its counsel in connection with, and shall permit the Buyer and its counsel to participate in, the preparation and Bankruptcy Court approval process of the Disclosure Statement and any amendments or supplements thereto.

  4.14 Application of Pinnacle Proceeds Application of Pinnacle Proceeds. The Buyer, the Parent and the Company agree that the net proceeds from the Closing (as defined in the Debtor Tower Agreement) shall promptly be paid to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders.

  4.15 FCC Filing. As soon as practicable following the date of this Agreement and in no event later than the later to occur of the date fifteen days following the execution hereof or the date ten days following the filing with the Bankruptcy Court of the Amended Plan, the Parties shall jointly prepare and file applications (the "FCC Applications") on the appropriate FCC forms in accordance with all applicable FCC rules and regulations requesting (i) the FCC's consent to the transfer of the control of the Debtor Authorizations to the Buyer, (ii) to the extent that such consent is required, the FCC's consent to the transfer of control of the Buyer Authorizations from the Buyer's current stockholders to the Buyer's stockholders immediately following the consummation of the transactions contemplated hereby in accordance with the Amended Plan, (iii) the termination of the hearing in WT Docket No. 97-115, In the Matter of MobileMedia Corporation, et al. (the "Hearing") without any further findings adverse to the Debtors, or to the Debtor Authorizations or otherwise materially restricting the Buyer's or the Reorganized Debtors' ability to own or operate the properties, assets and businesses of the Debtors following the Closing, and (iv) the grant to the Buyer of permanent license authority to operate those stations listed on Attachment C of Public Notice DA 97-78 (January 13, 1997) (the "Attachment C Stations"), as to which Debtors are currently operating under a grant of interim operating authority, or in the Ralternative, a determination by the FCC that as to such stations, the Buyer will enjoy protection from, and rights of incumbency as to, any future Market Area Licensee authorized to operate on the frequencies licensed under interim operating authority. The Parties shall cooperate in providing all information and taking all steps necessary to expedite the preparation, filing and prosecution of the FCC Applications with the FCC. In the event any person or entity petitions the FCC to deny any FCC Application, or petitions for any further proceedings in the Hearing, or otherwise challenges the grant of any FCC Application before the FCC, or in the event the FCC approves the transfer of control of the Debtor Authorizations (and, if necessary, the Buyer Authorizations), and any person requests reconsideration or judicial review of such order, then the Parties shall take such reasonable actions as are necessary to oppose such petition or challenge before the FCC or defend such action and the order of the FCC before the judiciary diligently and in good faith; provided, however, that nothing contained herein shall be deemed to require the Buyer to intervene in the Hearing or otherwise to defend the Debtors as to any allegations or proceedings relating to the allegations before the FCC in the Hearing, except as reasonably required to support the transfer of control of the Debtor Authorizations to the Buyer. The Company shall provide the Buyer (whether or not the Buyer intervenes or otherwise participates in the Hearing) with reasonable advance notice of, and a right to participate in, any meetings or hearings relating to the FCC Applications or the Hearing, and a right to review in advance any correspondence, agreements, or pleadings which may be submitted by the Debtors to the FCC or any other party to the Hearing with regard to the FCC Applications or any proceedings relating to the Hearing. In each such case, each Party shall bear its own costs and expenses of prosecuting such application to a favorable conclusion, to the end that the transactions contemplated by this Agreement and the Amended Plan may be consummated.

  The Parent and the Company each covenants that it will continue to use reasonable best efforts to complete the program, voluntarily undertaken by the Debtors and monitored by its independent regulatory consultant, to inspect and audit the Debtors' transmitter site facilities and license data, within the time frames established by Debtors' independent regulatory consultant and reported to the FCC, and will provide Buyer with periodic updates of the progress of the program, including copies of status reports prepared by the Debtors' independent regulatory consultant and furnished to the Company's Board of Directors.

  4.16 Indemnification; Director and Officers Insurance. (a) The Buyer agrees that, to the extent set forth in the Amended Plan and only to such extent, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Debtors as provided in their respective charters or by-laws (or comparable organization documents) and any indemnification agreements of the Debtors (including with Alvarez & Marsal, Inc.) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than three years from the Effective Time and the obligations of the Debtors in connection therewith shall be assumed by the Buyer. To the extent set forth in the Amended Plan and only to such extent, the Buyer shall provide, or shall cause the Surviving Corporation to provide, the Debtors' current directors and officers an insurance and indemnification policy (including any fiduciary liability policy) that provides coverage with respect to any claims made during the three-year period following the Effective Time for events occurring prior to the Effective Time.

  (b) The provisions of this Section 4.16 are intended to be for the benefit of, and shall be enforceable by, each person who is or has been a director or officer of any of the Debtors (except for such Persons who are not entitled to indemnification as provided for in the Amended Plan) and such director's or officer's heirs and personal representatives and shall be binding on all successors and assigns of the Buyer and the Surviving Corporation.

  4.17 State Takeover Laws. If any "fair price", "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Buyer, the Parent and the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

  4.18 Employees.

  (a) Buyer's Benefits for Affected Employees. As promptly as practicable following the Effective Time, the Buyer shall transfer to one or more employee benefit plans maintained by the Buyer any employee of the Parent, the Company or any of the Company's Subsidiaries who becomes an employee of the Buyer or any of its Subsidiaries (collectively, the "Affected Employees"). Prior to such transfer, the Buyer shall maintain, or shall cause the Company and its Subsidiaries to maintain, compensation and employee benefits plans and arrangements for the Affected Employees that are comparable to those provided for under the compensation arrangements and Company Employee Benefit Plans as in effect on the date hereof; provided, that for such period, the Buyer shall not reduce the severance benefits payable to any terminated employee or Affected Employee below the level currently provided to such terminated employee or Affected Employee by the Company. Notwithstanding the foregoing, the Buyer shall have the right, following the Effective Time, in the good faith exercise of its managerial discretion, to terminate the employment of any employee. Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment.

  (b) Honoring Accrued Vacation and 1998 Employee Incentive Plan. Without limiting the generality of the foregoing subsection, and to the extent permitted by law, the Buyer shall (i) honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Parent, the Company and its Subsidiaries ("Former Employees") as of the Effective Time and (ii) for purposes of the Company's 1998 Employee Incentive Plan, in the event the payments under the 1998 Employee Incentive Plan would be paid or payable after the Closing, (x) use the evaluations of the executives covered by such plan prepared in good faith, and to be provided by the Company to the Buyer at least five business days prior to the Closing and (y) calculate the Company's 1998 EBITDA in a manner consistent with the Company's current accounting practices, in connection with the 1998 Employee Incentive Plan and without deduction for any restructuring or other special or one-time charge relating to the transactions contemplated by this Agreement.

  (c) Participation in Benefit Plans. Employees and, to the extent applicable, Former Employees shall be given credit, to the extent permitted by law, for all service with the Parent, the Company and its Subsidiaries (or service credited by the Company or such Subsidiaries) under all Buyer Employee Benefit Plans currently maintained by the Buyer or any of its Subsidiaries in which they are or become participants for purposes of eligibility, vesting, level of participant contributions and benefit accruals (but subject to an offset, if necessary, to avoid duplication of benefits) to the same extent as if rendered to the Buyer or any of its Subsidiaries other than as otherwise provided in clause (a) or (b) of this Section 4.18. The Buyer shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to an Affected Employee or, to the extent applicable, a Former Employee. The Buyer agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Affected Employees or, to the extent applicable, Former Employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year under the relevant benefit plans of the Buyer and the Buyer Subsidiaries.

  4.19 Rights Agreement. The Buyer shall not (i) amend the Rights Agreement other than as contemplated by Section 3.23 or (ii) take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Preferred Rights) with the purpose of facilitating a Buyer Acquisition Proposal.

  4.20 Buyer Rights Offering; Registration Statement. (a) As specified in the Amended Plan, the Buyer will issue (the "Rights Offering") to the holders of certain Allowed Claims as specified in the Amended Plan Rights to purchase, for an aggregate consideration of $217 million, shares of Buyer Common Stock, Buyer Class B Common Stock, if applicable, and, if a Rights Offering Adjustment shall not have occurred, Buyer Warrants. The Rights Offering will be made substantially on the terms set forth in Schedule III hereto.

  (b) Concurrently with the execution of this Agreement, the Company and the Buyer have entered into a Standby Purchase Commitment with each Standby Purchaser and, prior to or at the Closing, the Buyer will execute and deliver to each of the Standby Purchasers the Registration Rights Agreement.

  (c) The Buyer will file with the SEC a registration statement as required under the Securities Act to effect the Rights Offering as contemplated hereby (the "Registration Statement") as promptly as practicable (in any event within 15 days) after the date of this Agreement, and the Buyer will use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. The Buyer shall also take any action required to be taken under state blue sky laws or other securities laws in connection with the Rights Offering. The Parent and the Company shall furnish the Buyer with all information (including, without limitation, the Audited Financial Statements and the Unaudited Quarterly Financial Statements, pro forma financial information and projections included in the Disclosure Statement) and shall take such other action, including obtaining any necessary consents and comfort letters (in customary form and scope) from its accountants, as the Buyer may reasonably request in connection with the Registration Statement. The Buyer shall consult with the Parent and the Company and its counsel in connection with, and shall permit the Parent and the

Company and its counsel to participate in, the preparation of the Registration Statement. The Buyer shall cause the Rights to be issued as specified in the Amended Plan as soon as practicable after the date the Registration Statement becomes effective but not before approval of Disclosure Statement by the Bankruptcy Court.

  (d) The Buyer shall promptly notify the Parent and the Company of the receipt of the comments of the SEC and of any requests by the SEC for amendment or supplements to the Registration Statement or for additional information, and shall promptly supply the Parent and the Company with copies of all correspondence between it (or its representatives) and the SEC (or its staff) with respect thereto, and shall permit counsel for the Parent and the Company to participate in any telephone conferences or meetings with the staff of the SEC. If, at any time prior to the Effective Date, any event should occur relating to or affecting a Party or its officers or directors, which event should be described in an amendment or supplement to the Registration Statement, such Party shall promptly inform the other Party and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities law, distributing such amendment or supplement.

  4.21 Reimbursement of Buyer's Expenses. As soon as practicable after the date of receipt of the Initial Merger Order (but in no event later than the third Business Day thereafter), the Company shall pay to the Buyer, by wire transfer to a bank account of the Buyer specified in a prior written notice from the Buyer to the Company, $500,000 in next day funds in partial reimbursement of the Buyer's expenses in connection with the negotiation and execution of this Agreement (the "Buyer Reimbursement").

  4.22 Stockholder Rights Offering. If a Rights Offering Adjustment shall have occurred, the Buyer will offer (the "Stockholder Rights Offering") to the Stockholder Rights Holders Stockholder Rights to purchase for cash shares of Buyer Common Stock. The Stockholder Rights Offering will be made substantially on the terms set forth in Schedule IV hereto.

                                   ARTICLE V

                             Conditions to Closing

  5.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by such Parties, of the following conditions:

    (a) each of the Buyer Charter Amendment and the Buyer Share Issuance shall have been approved by the requisite vote of the holders of Buyer Stock in accordance with the DGCL and the restated certificate of incorporation, as amended, and by-laws, as amended, of the Buyer;

    (b) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity which prohibits the consummation of the transactions contemplated hereby and all consents, orders and approvals from all Governmental Entities and other persons or entities listed in Section 2.3 of the Company Disclosure Schedule or Section 3.3 of the Buyer Disclosure Schedule shall have been obtained and shall be in effect;

    (c) there shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated hereby;

    (d) the expiration or early termination of any waiting period under the HSR Act shall have occurred;

    (e) (1) the FCC shall have issued an order (the "FCC Grant") both (i) consenting to the transfer of the Debtor Authorizations and, to the extent requested by the Parties, to the transfer of the Buyer Authorizations without any conditions that would have a Buyer FCC Material Adverse Effect (as defined below in this Section 5.1(e)) or a Debtor FCC Material Adverse Effect (as defined below in this Section 5.1(e)) and (ii) terminating the Hearing without any findings or conclusions (x) that are materially adverse to the Reorganized Debtors or the Debtor Authorizations or which would have a material adverse effect on the use of the Debtor Authorizations by the Reorganized Debtors following the Closing, or (y) which impose any material monetary forfeiture on the Debtors or the Reorganized Debtors or retain jurisdiction to impose any material monetary forfeitures in the future on the Buyer or the Reorganized Debtors based on the activities of the Debtors prior to the Closing, or (z) which would have a Buyer FCC Material Adverse Effect or a Debtor FCC Material Adverse Effect; and (2) either (i) the FCC Grant has become a Final Order (as defined below in this Section 5.1(e)) or
  (ii)(a) any condition or conditions under the Bank Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect) and (b) any condition or conditions under the Other Lending Documents to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); it being agreed that, for purposes of this Section 5.1(e) and Section 5.1(h), (A) "Bank Lenders" shall mean, collectively, the Existing Lenders (as defined in the Bank Commitment Letter) and the Credit Parties (as so defined), as the same in each case shall exist at the Closing, (B) "Bank Lending Documents" shall mean the Existing Credit Agreements (as defined in the Bank Commitment Letter) as amended and modified by the Amendments (as so defined), (C) "Bank Commitment Letter" shall mean the Commitment Letter of even date herewith between Arch Paging, Inc. and the Credit Parties, including the Term Sheet (as defined in such Bank Commitment Letter), copies of which has been delivered to the Company by the Buyer, as the same may be amended or modified, (D) "Other Lenders" shall mean the Lenders (as defined in the Bridge Commitment Letter), as the same shall exist at the Closing, or, if applicable, any other lenders which lend funds to Arch Communications, Inc. (or the Buyer or any other Buyer Subsidiary) pursuant to a Substitute Loan Agreement (as defined below), (E) "Other Lending Documents" shall mean the Bridge Commitment Letter, Bridge Loan Agreement (as defined in the Bridge Commitment Letter) or any other loan agreement, indenture or similar agreement (the "Substitute Loan Agreement") entered into by the Buyer or any Buyer Subsidiary in lieu thereof for purposes of funding a material portion of the consideration required by the Buyer for the transactions contemplated by this Agreement, (F) "Bridge Commitment Letter" shall mean the Bridge Commitment Letter, the Bridge Fee Letter and the Bridge Engagement Letter, each of even date herewith, between the Buyer and Arch Communications, Inc., on the one hand, and the Other Lenders, on the other hand, a copy of which has been delivered by the Buyer to the Company, as the same may be amended or modified, (G) "Buyer FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of the Buyer and its subsidiaries, taken as a whole, excluding any effect generally applicable to the economy or the industry in which Buyer conducts its business, and (H) "Debtor FCC Material Adverse Effect" shall mean a material adverse effect on the financial condition and operating income of the Debtors, taken as a whole, excluding any effect generally applicable to the economy or the industry in which the Company conducts its business; and it being further agreed that, for purposes of this Section 5.1(e), the FCC Grant shall become a "Final Order" when no request for a stay is pending, no stay is in effect and any deadline for filing such a request that may be designated by statute or regulation is past; no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application is passed; the FCC does not have the action or decision under reconsideration on its own motion and the time for initiating any such reconsideration that may be designated by statute or rule has passed; and no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed;

    (f) each of the Registration Statement and the Proxy Statement shall have been declared effective and no stop order with respect to either of the Registration Statement or the Proxy Statement shall be in effect;

    (g) the shares of Buyer Common Stock (including all such shares issuable upon conversion of the Buyer Class B Common Stock and the Buyer Warrants or Buyer Participation Warrants, as the case may be) to be issued as contemplated by the Amended Plan and this Agreement shall have been approved for quotation on the Nasdaq National Market;

    (h) (1) the Confirmation Order (which shall authorize and approve the assumption by the Debtors of the Assumed Contracts), in a form reasonably satisfactory to each of the Parties, shall have been entered by the Bankruptcy Court; and (2) either (i) the Confirmation Order has become a Final Order (as defined below in this Section 5.1(h)) or (ii) (a) any condition or conditions under the Bank Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Bank Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), and (b) any condition or conditions under the Other Lending Documents to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, the Other Lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect), it being agreed that, for purposes of this Section 5.1(h), the Confirmation Order shall become a "Final Order" when it shall have been in full force and effect for eleven days without any stay or material modification or amendment thereof, and when the time to appeal or petition for certiorari designated by statute or regulation has expired and no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari designated by statute or regulation has expired;

    (i) no action, suit or proceeding shall be pending or threatened by any Governmental Entity challenging the validity of the actions taken by the Buyer, the Debtors or any of their respective Subsidiaries in connection with the confirmation of the Amended Plan;

    (j) the Effective Date (as defined in the Amended Plan) shall have occurred; and

    (k) the Plan Shares to be issued and distributed as contemplated by
  Section 1.3(e) and Section 1.6 shall, when so issued and distributed, be
  (i) issued and distributed pursuant to the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code,
  (ii) freely tradeable by holders thereof who are not then affiliates of the Buyer or "underwriters" under the Securities Act or 1145(b)(1) of the Bankruptcy Code and, (iii) except for certificates issuable to such affiliates or underwriters, represented by certificates bearing no restrictive legend.

  5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

    (a) the representations and warranties of the Parent and the Company contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 5.2(a) not to include any qualification or limitation with respect to materiality (whether by reference to a "Debtor Material Adverse Effect" or otherwise), shall be true and correct as of the Effective Time, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct, result from actions permitted by this Agreement or would not in the aggregate have a Debtor Material Adverse Effect;

    (b) the Parent and the Company shall each have performed or complied with its material agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing in all material respects;

    (c) there shall not have occurred between the Agreement Date and the Closing Date a Debtor Material Adverse Effect;

    (d) the Parent and the Company shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses
  (a) through (c) of this Section 5.2 is satisfied in all respects;

    (e) after each of the Registration Statement and the Proxy Statement has been declared effective, each of the Rights Offering and the Stockholder Rights Offering shall have expired and the Buyer shall have received aggregate proceeds therefrom (and/or from the closings contemplated by the Standby Purchase Commitments) of at least $217.0 million; and

    (f) the Debtors shall have on or prior to the Closing Date paid to the Pre-Petition Agent for the benefit of the Pre-Petition Lenders at least $165 million in net proceeds under the Debtor Tower Agreement or a Replacement Tower Agreement (the "Company Tower Sale Proceeds").

  5.3 Conditions to Obligations of the Company. The obligations of the Parent and the Company to consummate the transactions to be performed by each of them in connection with the Closing is subject to the satisfaction, or waiver by the Parent and the Company, of the following conditions:

    (a) the representations and warranties of the Buyer contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 5.3(a) not to include any qualification or limitation with respect to materiality (whether by reference to a "Buyer Material Adverse Effect" or otherwise), shall be true and correct as of the Effective Time with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct result from actions permitted by this Agreement or would not in the aggregate have a Buyer Material Adverse Effect;

    (b) the Buyer shall have performed or complied with its material agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing in all material respects;

    (c) there shall not have occurred between the Agreement Date and the Closing Date a Buyer Material Adverse Effect;

    (d) the Preferred Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement; and

    (e) the Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this
  Section 5.3 is satisfied in all respects.

                                  ARTICLE VI

                                  Termination

  6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing Date only as provided below:

    (a) the Parties may terminate this Agreement by mutual written consent;

    (b) either the Buyer or the Company may terminate this Agreement by giving written notice to the other in the event the other is in breach (i) of its representations and warranties contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 6.1(b) not to include any qualification or limitation with respect to materiality (whether by reference to a "Debtor Material Adverse Effect", "Buyer Material Adverse Effect" or otherwise), except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a Debtor Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, or (ii) of its material covenants or agreements contained in this Agreement in any material respect, and in either case such breach is not remedied within 20 business days of delivery of such written notice thereof (which notice shall specify in reasonable detail the nature of such breach);

    (c) (i) after March 31, 1999, the Buyer may terminate this Agreement by written notice to the Company if the Confirmation Order has not been entered by the Bankruptcy Court on or prior to such date (unless such failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement) or (ii) after June 30, 1999, the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

    (d) (i) after March 31, 1999, the Company may terminate this Agreement by written notice to the Buyer if the Confirmation Order has not been entered by the Bankruptcy Court on or prior to such date (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement) or (ii) after June 30, 1999, the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before such date (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

    (e) the Company may terminate this Agreement pursuant to and in accordance with the provisions of Section 4.7 by giving written notice to the Buyer, provided that on or before such termination the Debtors shall have paid to the Buyer the applicable Buyer Breakup Fee;

    (f) the Buyer may terminate this Agreement by giving written notice to the Company if the Initial Merger Order has not been entered by the Bankruptcy Court on or prior to September 4, 1998, provided, however, that such termination shall not be effective unless such notice is delivered on or before October 4, 1998;

    (g) The Company may terminate this Agreement by giving written notice to the Buyer if (i) the Buyer's Board of Directors does not issue the Buyer Recommendation prior to the Meeting or withdraws or amends in a manner adverse to the Company the Buyer Recommendation or otherwise materially breaches the first sentence of Section 4.12 or of Section 4.13(a) or (ii) at the Meeting the Buyer Charter Amendment or the Buyer Share Issuance is not approved by the requisite vote of the holders of Buyer Common Stock;

    (h) the Buyer may terminate this Agreement by giving written notice to the Company if the Company or any other Debtor files either an amendment to the Amended Plan or any other plan of reorganization in violation of
  Section 4.4(b);

    (i) the Buyer may terminate this Agreement by giving written notice to the Company if (x) the Company takes any action (or omits to take any action) that would constitute a material breach of any of its material covenants or agreements contained in Section 4.1 or 4.5 but for the language of such Sections that permits the Company to take actions (or omit to take actions) required by a Bankruptcy-Related Requirement, and (y) such action (or omission to take action) is not remedied within 20 business days of delivery of written notice thereof (which notice shall specify in reasonable detail the nature of such action (or omission to take action) and the nature of the resulting breach (but for such language)); and

    (j) either the Buyer or the Company may terminate this Agreement by giving written notice to the other (i) if at the time of giving such notice the Debtor Tower Agreement shall have been terminated in accordance with its terms, unless, prior to or simultaneously with such termination, the Company shall have entered into a definitive agreement (which agreement (herein called a "Replacement Tower Agreement") shall be comparable in form and substance to the Debtor Tower Agreement, and any lease (herein called a "Comparable Tower Lease") entered into in connection therewith shall be comparable in form and substance to the Master Lease (as defined in the Debtor Tower Agreement), and a copy of which shall be delivered to Arch promptly following execution thereof) with a bona fide third-party purchaser providing for a sale to such third party of the assets or substantially all the assets to be sold to Pinnacle Towers Inc. pursuant to the Debtor Tower Agreement and which results in net proceeds to the Company of not less than $165,000,000 (an "Acceptable Sale"), or (ii) on or after December 31, 1998 if the Closing (as defined in the Debtor Tower Agreement) or the closing of an Acceptable Sale shall not have occurred on or before such date.

  6.2 Effect of Termination If any Party terminates this Agreement pursuant to
Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party for willful or intentional breaches of this Agreement, and except for the Company's obligation to pay the Buyer Breakup Fee, if applicable, and the Buyer's obligation to pay the Company Breakup Fee, if applicable, each pursuant to Section 4.8, which shall survive any such termination; provided that Article VIII shall also survive any such termination. Any claims arising out of or in connection with the Company's willful or intentional breach of any covenant or agreement herein after entry of the Confirmation Order shall be treated as a claim for an expense of administration under 11 U.S.C.
(S)503(b)(1) of each of Debtor's bankruptcy estate.

                                  ARTICLE VII

                                  Definitions

  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

      DEFINED TERM                                         SECTION
      ------------                                         -------
      Affected Employees.................................. 4.18(a)
      Agreement........................................... Introduction
      Agreement Date...................................... Introduction
      Allowed Claims...................................... Preliminary Statement
      Amended Plan........................................ Preliminary Statement
      Attachment C Stations............................... 4.15
      Audited Company Financial Statements................ 2.5(a)
      Bank Commitment Letter.............................. 5.1(e)
      Bank Lenders........................................ 5.1(e)
      Bank Lending Documents.............................. 5.1(e)
      Bankruptcy Code..................................... 2.1(a)
      Bankruptcy Court.................................... Preliminary Statement
      Bankruptcy-Related Requirements..................... 4.5
      Bear Stearns........................................ 3.22
      Breakup Events...................................... 4.8(a)
      Bridge Commitment Letter............................ 5.1(e)
      Business Entity..................................... 2.4(a)
      Buyer............................................... Introduction
      Buyer Acquisition Proposals......................... 4.7(d)
      Buyer Affiliated Group.............................. 3.8(a)
      Buyer Affiliated Period............................. 3.8(a)
      Buyer Authorizations................................ 3.14(a)
      Buyer Balance Sheet Date............................ 3.5(b)
      Buyer Breakup Fee................................... 4.8(a)
      Buyer Business Entity............................... 3.4(a)
      Buyer Class B Common Stock.......................... 3.1(b)
      Buyer Common Stock.................................. Preliminary Statement
      Buyer Charter Amendment............................. 4.12
      Buyer Disclosure Schedule........................... Article III
      Buyer Distribution.................................. 1.7(c)
      Buyer Employee Benefit Plan......................... 3.17(a)
      Buyer FCC Applications.............................. 3.14(b)
      Buyer FCC Material Adverse Effect................... 5.1(e)
      Buyer Intellectual Property......................... 3.11(a)
      Buyer Licenses and Authorizations................... 3.14(b)
      Buyer Material Adverse Effect....................... Article III
      Buyer Participation Warrant Agreement............... Preliminary Statement
      Buyer Participation Warrants........................ Preliminary Statement
      Buyer Preferred Stock............................... 1.7(a)
      Buyer Recommendation................................ 4.12
      Buyer Record Date................................... Preliminary Statement
      Buyer Reimbursement................................. 4.21
      Buyer Reports....................................... 3.5(a)
      Buyer Share Issuance................................ 3.1(b)
      Buyer State Applications............................ 3.14(b)

      DEFINED TERM                                         SECTION
      ------------                                         -------
      Buyer Stock......................................... 1.7(a)
      Buyer Subsidiary.................................... 3.4(c)
      Buyer Superior Proposal............................. 4.7(e)
      Buyer Warrant Agreement............................. Preliminary Statement
      Buyer Warrants...................................... Preliminary Statement
      CERCLA.............................................. 2.18(a)
      Certificate of Merger............................... 1.1
      Chapter 11 Proceeding............................... Preliminary Statement
      Closing............................................. 1.2
      Closing Date........................................ 1.2
      Code................................................ Preliminary Statement
      Communications Act.................................. 2.3
      Company............................................. Introduction
      Company Acquisition Proposals....................... 4.7(a)
      Company Balance Sheet Date.......................... 2.5(a)
      Company Breakup Fee................................. 4.8(b)
      Company Disclosure Schedule......................... Article II
      Company Employee Benefit Plans...................... 2.17(a)
      Company Financial Statements........................ 2.5(a)
      Company Group....................................... 2.8(b)(i)
      Company Stock....................................... 1.5(b)
      Company Superior Proposal........................... 4.7(b)
      Company Tower Sale Proceeds......................... 5.2(f)
      Comparable Tower Lease.............................. 6.1(j)
      Confidentiality Agreement........................... 4.7(c)
      Confirmation Order.................................. Preliminary Statement
      Debtor.............................................. Preliminary Statement
      Debtor Affiliated Group............................. 2.8(b)
      Debtor Affiliated Period............................ 2.8(b)
      Debtor Authorizations............................... 2.14(a)
      Debtor Business Entity.............................. 2.4(a)
      Debtor FCC Applications............................. 2.14(b)
      Debtor FCC Material Adverse Effect.................. 5.1(e)
      Debtor Licenses and Authorizations.................. 2.14(b)
      Debtor Material Adverse Effect...................... Article II
      Debtor State Applications........................... 2.14(b)
      Debtor Tower Agreement.............................. 2.10
      Debtors............................................. Preliminary Statement
      Debtors' Intellectual Property...................... 2.11(a)
      DGCL................................................ 1.1
      DIP Loan Agreement.................................. 1.11
      Disclosure Statement................................ 4.4(b)
      Dispose............................................. 4.5(a)(i)
      Effective Time...................................... 1.1
      Employee Benefit Plan............................... 2.17(a)
      Environmental Authorization......................... 2.18(e)
      Environmental Law................................... 2.18(a)
      Environmental Property Transfer Act................. 2.18(f)
      ERISA............................................... 2.17(a)
      ERISA Affiliate..................................... 2.17(a)
      Exchange Act........................................ 2.3

      DEFINED TERM                                         SECTION
      ------------                                         -------
      Exchange Agent...................................... 1.3
      Exclusivity Provisions.............................. 4.7(a)
      FCC................................................. 2.3
      FCC Applications.................................... 4.15
      FCC Grant........................................... 5.1(e)
      Filing Date......................................... 2.5(a)
      Final Order......................................... 5.1(e)
      Former Employees.................................... 4.18(b)
      GAAP................................................ 2.5(a)
      Governmental Entity................................. 2.3
      Hearing............................................. 4.15
      HSR Act............................................. 2.3
      Indirect Buyer Authorizations....................... 3.14(b)
      Indirect Debtor Authorizations...................... 2.14(b)
      Initial Merger Motion............................... 4.4(a)
      Initial Merger Order................................ 4.4(a)
      Interim Monthly Financial Statements................ 4.10
      June 30 Unaudited Company Balance Sheet............. 2.5(a)
      knowledge........................................... 8.15
      Major Breakup Event................................. 4.8(a)
      Materials of Environmental Concern.................. 2.18(b)
      Meeting............................................. 4.12
      Merger.............................................. 1.1
      Merger Subsidiary................................... Introduction
      Minor Breakup Event................................. 4.8(a)
      Most Recent Buyer Balance Sheet..................... 3.5(b)
      Ordinary Course of Business......................... 2.3
      Other Lenders....................................... 5.1(e)
      Other Lending Documents............................. 5.1(e)
      Parties............................................. Introduction
      Parent.............................................. Introduction
      Pinnacle............................................ 2.10
      Pinnacle Breakup Amount............................. 4.8(a)
      Plan Cash........................................... 1.3
      Plan Shares......................................... 1.3
      Preferred Rights.................................... 3.2(a)
      Prior Plan.......................................... Preliminary Statement
      Proxy Statement..................................... 4.13(a)
      Registration Rights Agreement....................... Preliminary Statement
      Registration Statement.............................. 4.20(c)
      Replacement Tower Agreement......................... 6.1(j)
      Rights Agreement.................................... 3.2(a)
      Rights Offering..................................... 4.20(a)
      Rights Offering Adjustment.......................... Schedule II
      SEC................................................. 2.5(a)
      Securities Act...................................... 2.3
      Security Interest................................... 2.3
      Standby Purchase Commitments........................ Preliminary Statement
      Standby Purchasers.................................. Preliminary Statement
      State Authority..................................... 2.14(a)
      Stockholder Rights Offering......................... 4.22

      DEFINED TERM                                                       SECTION
      ------------                                                       -------
      Substitute Loan Agreement......................................... 5.1(e)
      Surviving Corporation............................................. 1.1
      Tax Returns....................................................... 2.8(a)
      Taxes............................................................. 2.8(a)
      Unaudited Quarterly Financial Statements.......................... 4.10

                                 ARTICLE VIII

                              General Provisions

  8.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it determines in good faith, after consultation with counsel, is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

  8.2 No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

  8.3 Entire Agreement. This Agreement and the exhibits and schedules attached hereto, including the Amended Plan, and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of the Agreement.

  8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that the Buyer may assign its rights under this Agreement to another wholly owned subsidiary of the Buyer by notice to the Company; provided, further, that the Buyer shall remain liable for all its obligations hereunder.

  8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two business days after it is sent via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company:                         Copy to:
     MobileMedia Communications, Inc.           Sidley & Austin
     Fort Lee Executive Park                    875 Third Avenue
     One Executive Drive, Suite 500             New York, NY 10022
     Fort Lee, NJ 07024                         Attn: James D. Johnson
     Attn: Chairman--Restructuring

     If to the Parent:                          Copy to:
     MobileMedia Corporation                    Sidley & Austin
     Fort Lee Executive Park                    875 Third Avenue
     One Executive Drive, Suite 500             New York, NY 10022
     Fort Lee, NJ 07024                         Attn: James D. Johnson
     Attn: Chairman--Restructuring

     If to the Buyer:                           Copy to:
     Arch Communications Group, Inc.            Hale and Dorr LLP
     1800 West Park Drive, Suite 250            60 State Street
     Westborough, MA 01581                      Boston, MA 02109
     Attn: Chairman and Chief Executive         Attn: Jay E. Bothwick
        Officer


Any Party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

  8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time by a written instrument signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  8.10 Severability. If any court of competent jurisdiction determines that any material provision of this Agreement is invalid or unenforceable, then, only to the extent the Parties agree, such provision shall be severable and null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Agreement.

  8.11 Expenses. Except as otherwise set forth in this Agreement, each of the Parties shall bear its or their own costs and expenses (including fees and expenses of their respective legal, accounting and financial advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

  8.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

  8.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

  8.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  8.15 Knowledge. For purposes of this Agreement, the term "knowledge" of the Company and the Buyer shall mean the actual knowledge, after due inquiry, of the senior executive officers of the Buyer and each of its Subsidiaries and the Parent, the Company and each other Debtor, respectively.

  8.16 Survival of Representations. None of the representations and warranties made by the Parties herein or the documents or certificates contemplated hereby, nor the covenants set forth in Article IV, shall survive the Closing.

  8.17 Bankruptcy Process. Nothing contained in this Agreement shall be deemed to limit in any manner the ability of any Debtor to take any position before or make any motion to the Bankruptcy Court in connection with the Chapter 11 Proceeding; provided, however, that no Debtor shall take any such position or make any such motion in support of any action or inaction by such Debtor that would constitute a breach of any covenant of the Company contained in this Agreement.

  IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

                                          ARCH COMMUNICATIONS GROUP, INC.

                                                 /s/ J. Roy Pottle
                                          By: _________________________________

                                            Name:  J. ROY POTTLE

                                            Title: Executive Vice President
                                            and

                                                Chief Financial Officer

                                          FARM TEAM CORP.

                                                 /s/ J. Roy Pottle
                                          By: _________________________________

                                            Name: J. ROY POTTLE

                                            Title: Executive Vice President
                                            and

                                                Chief Financial Officer

                                          SUBJECT TO ENTRY OF THE PROVISION
                                          ORDER AS TO THE PROVISIONS HEREOF
                                          COVERED THEREBY AND TO THE RECEIPT
                                          OF THE CONFIRMATION ORDER FROM THE
                                          BANKRUPTCY COURT WITH RESPECT TO THE
                                          AMENDED PLAN AS DESCRIBED HEREIN:

                                          MOBILEMEDIA CORPORATION

                                               /s/  Joseph A. Bondi
                                          By: _________________________________

                                            Name: JOSEPH A. BONDI

                                            Title: Chairman-Restructuring

                                          MOBILEMEDIA COMMUNICATIONS, INC.

                                                /s/ Joseph A. Bondi
                                          By: _________________________________

                                            Name: JOSEPH A. BONDI

                                            Title: Chairman-Restructuring

                                                                         ANNEX C

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:

                                                    Chapter 11

MobileMedia Communications,                         Case No. 97-174 (PJW)

Inc., et al.,

                                                    (Jointly Administered)
       Debtors.

              DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION

                            DATED: SEPTEMBER 3, 1998

J. Ronald Trost                           James L. Patton, Jr. (No. 2202)
James D. Johnson                          Joel A. Waite (No. 2925)
Shelley C. Chapman                        YOUNG CONAWAY STARGATT
Lee M. Stein                              & TAYLOR, LLP
SIDLEY & AUSTIN                           P.O. Box 391
875 Third Avenue                          Wilmington, Delaware 19899
New York, New York 10022                  (302) 571-6600
(212) 906-2000

                           CO-COUNSEL TO DEBTORS AND
                             DEBTORS-IN-POSSESSION

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 INTRODUCTION.............................................................     1
 ARTICLE I
 DEFINITIONS; INTERPRETATION..............................................     1
    1.1  Definitions.....................................................      1
    1.2  Interpretation..................................................     10
    1.3  Computation of Time.............................................     10
 ARTICLE II
 CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.....................    10
    2.1  Administrative Claims...........................................     11
    2.2  Priority Tax Claims.............................................     11
    2.3  Class 1 Claims (Priority Claims)................................     11
    2.4  Class 2 Claims (Miscellaneous Secured Claims)...................     12
    2.5  Class 3 Claims (Customer Refund Claims).........................     12
         Class 4 Claims (Claims arising under or related to the 1995
    2.6  Credit Agreement)...............................................     12
         Class 5 Claims (Claims arising under or related to the Dial Page
    2.7  Notes)..........................................................     12
    2.8  Class 6 Claims (Non-Priority Unsecured Claims)..................     13
    2.9  Class 7 Claims (Note Litigation Claims).........................     14
    2.10 Class 8 Claims and Interests (Common Stock Claims and Interests
         and Subordinated Indemnification Obligation Claims).............     14
    2.11 Class 9 Claims and Interests (Subsidiary Claims and Interests)..     14
 ARTICLE III
 TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................    15
    3.1  Rejection.......................................................     15
    3.2  Assumption......................................................     15
    3.3  Post-Petition Contracts and Leases..............................     16
 ARTICLE IV
 IMPLEMENTATION OF PLAN...................................................    16
    4.1  Actions Occurring Prior to the Effective Date...................     16
    4.2  Actions Occurring on the Effective Date.........................     16
    4.3  Distributions Occurring On and After the Effective Date.........     18
    4.4  Procedure For Determination of Claims and Interests.............     21
    4.5  Issuance of Arch Capital Shares.................................     22
    4.6  Issuance of Warrants............................................     22
    4.7  Issuance of Rights..............................................     22
    4.8  Exemption from Securities Laws..................................     23
    4.9  Registration Rights Agreement...................................     23
         Effectuating Documents; Further Transactions; Exemption From
    4.10 Certain Transfer Taxes..........................................     23
    4.11 Release of Security Interests...................................     23
 ARTICLE V
 CONDITIONS TO EFFECTIVE DATE.............................................    23
    5.1  Conditions to Occurrence of Effective Date......................     23
    5.2  Effect of Non-occurrence of Conditions to the Effective Date....     23
    5.3  Non-consensual Confirmation.....................................     24

 ARTICLE VI
 DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS..............  24
    6.1  Discharge of Claims and Termination of Interests................   24
    6.2  Injunctions.....................................................   24
         Termination of Subordination Rights and Settlement of Related
    6.3  Claims and Controversies........................................   25
 ARTICLE VII
 MISCELLANEOUS............................................................  25
    7.1  Retention of Jurisdiction.......................................   25
    7.2  Retention and Enforcement Of Causes Of Action...................   26
    7.3  Limitation of Liability.........................................   26
    7.4  Releases........................................................   27
          Indemnification Obligations; Directors' and Officers' Liability
    7.5  Insurance.......................................................   28
    7.6  Terms Binding...................................................   29
    7.7  Additional Terms of Securities and Other Instruments............   29
    7.8  Post-Consummation Effect of Evidences of Claims or Interests....   29
    7.9  Payment Dates...................................................   29
    7.10 Successors and Assigns..........................................   29
    7.11 Inconsistencies.................................................   29
    7.12 Compliance with Applicable Law..................................   29
    7.13 Governing Law...................................................   29
    7.14 Severability....................................................   29
    7.15 Incorporation by Reference......................................   30

Exhibit A                 Registration Rights Agreement (10% Holders)
Exhibits B-1 through B-6  Standby Purchase Commitments
Schedule 1                Assumed Employment and Benefit Agreements

  MobileMedia Corporation, a Delaware corporation ("MobileMedia"), MobileMedia Communications, Inc., a Delaware corporation ("Communications"), MobileMedia Communications, Inc. (California), a California corporation, MobileMedia DP Properties, Inc., a Delaware corporation, MobileMedia PCS, Inc., a Delaware corporation, Dial Page Southeast, Inc., a Delaware corporation, Radio Call Company of Va., Inc., a Virginia corporation, MobileMedia Paging, Inc., a Delaware corporation, Mobile Communications Corporation of America, a Mississippi corporation, MobileComm of the Southeast, Inc., a Delaware corporation, MobileComm of the Northeast, Inc., a Delaware corporation, MobileComm Nationwide Operations, Inc., a Delaware corporation, MobileComm of Tennessee, Inc., a Tennessee corporation, MobileComm of the Southeast Private Carrier Operations, Inc., a Georgia corporation, MobileComm of the Southwest, Inc., a Texas corporation, MobileComm of Florida, Inc., a Florida corporation, MobileComm of the Midsouth, Inc., a Missouri corporation, FWS Radio, Inc., a Texas corporation, and MobileComm of the West, Inc., a California corporation, each a debtor and debtor-in-possession herein (collectively, the "Debtors"), propose the following First Amended Joint Plan of Reorganization (the "Plan").

                                 INTRODUCTION

  This Plan encompasses a reorganization of the Debtors pursuant to which Communications will merge with and into Farm Team Corp., a Delaware corporation ("Merger Subsidiary") and a subsidiary of Arch Communications Group, Inc. ("Arch"), with Merger Subsidiary being the surviving company. The Debtors' creditors will receive cash or equity securities of Arch. There will be no recovery for the Debtors' equity security holders.

  Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits thereto, for a discussion of the Debtors' and Arch's history, business, results of operations and properties, and for a summary and analysis of this Plan. All creditors are encouraged to consult the Disclosure Statement and to read this Plan carefully before voting to accept or reject this Plan.

  NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

                                   ARTICLE I

                          Definitions; Interpretation

  1.1 Definitions.

  In addition to such other terms as are defined in other Sections of this Plan, the following terms (which appear in this Plan as capitalized terms) shall have the meanings set forth below. A term used in this Plan and not defined in this Plan but that is defined in the Code has the meaning set forth in the Code.

  "9 3/8% Note Indenture" means the Indenture dated as of November 13, 1995, between Communications, as Issuer, and State Street Bank and Trust Company, as Trustee.

  "9 3/8% Notes" means the Senior Subordinated Notes due November 1, 2007, issued pursuant to the 9d% Note Indenture.

  "10 1/2% Note Indenture" means the Indenture dated as of December 1, 1993, between Communications, as Issuer, and First Trust USA (as successor to BankAmerica National Trust Company), as Trustee, as amended.

  "10 1/2% Notes" means the 10 1/2% Senior Subordinated Deferred Coupon Notes due December 1, 2003, issued pursuant to the 10 1/2% Note Indenture.

  "1995 Credit Agreement" means the Credit Agreement dated as of December 4, 1995, as amended, among Communications, the Pre-Petition Lenders and the Pre-Petition Agent.

  "Administrative Claim" means a Claim to the extent that it is of the kind described in section 503(b) of the Code and is entitled to priority under section 507(a)(1) of the Code.

  "Allowed" means as to any Claim (whether an Administrative Claim, Priority Claim, Priority Tax Claim, Secured Claim or Unsecured Claim), the extent to which such Claim:

    (a) (i) was timely filed or listed in the Schedules and not listed as disputed, contingent or unliquidated as to amount; and

      (ii) the Debtors, the Reorganized Debtors or any other party in interest entitled to do so has not and does not file an objection to such Claim within the time period set forth for objecting in Section 4.4;

    (b) is allowed by a Final Order of the Bankruptcy Court; or

    (c) is allowed by this Plan.

  "Arch Capital Shares" means, collectively, the Arch Common Shares and the Arch Class B Common Shares.

  "Arch Class B Common Shares" means the shares of Class B Common Stock of Arch, par value $0.01 per share, to be authorized and issued as and when contemplated by the Merger Agreement.

  "Arch Common Shares" means the shares of Common Stock of Arch, par value $0.01 per share, which are issued and outstanding plus additional shares which will be authorized and issued as and when contemplated by the Merger Agreement.

  "Arch Participation Warrants" means, if a Rights Offering Adjustment shall have occurred, warrants for the purchase of Arch Common Shares, which warrants will be issued pursuant to a Warrant Agreement governing their issuance and exercise that will be in the form set forth in Exhibit B-1 to the Merger Agreement.

  "Arch Series C Convertible Preferred Shares" means the shares of Series C Convertible Preferred Stock of Arch, par value $0.01 per share.

  "Arch Stockholder Rights" means non-transferable rights issued by Arch (except that, at Arch's election, the rights will transfer with the underlying shares in respect of which the rights are distributed) for the purchase of Arch Common Shares.

  "Arch Stockholder Rights Offering" means the issuance of Arch Stockholder Rights to the holders of Arch Common Stock on a date to be determined by the Board of Directors of Arch, as more fully described in Schedule IV to the Merger Agreement.

  "Arch Stockholder Rights Offering Commencement Date" has the meaning set forth in Schedule IV to the Merger Agreement.

  "Arch Warrants" means, if a Rights Offering Adjustment shall not have occurred, warrants for the purchase of Arch Common Shares, which warrants will be issued pursuant to a Warrant Agreement governing their issuance and exercise that will be in the form set forth in Exhibit B to the Merger Agreement.

  "Ballot" means the ballot for voting to accept or reject this Plan distributed by the Debtors to all holders of impaired Claims entitled to vote on this Plan.

  "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware in which the Cases were filed on January 30, 1997, or any other court with jurisdiction over the Cases.

  "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time to the extent applicable to the Cases.

  "Benefit Plan Indemnification Obligations" means Indemnification Obligations with respect to any officer or employee serving as a fiduciary of any employee benefit plan or program of the Debtors, pursuant to charter, by law, contract or applicable state law for any actions taken or not taken in the discharge of such officer's or employee's duties as a fiduciary of such employee benefit plans or programs.

  "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in the city of New York, New York or the States of New Jersey or Delaware are authorized or required to close.

  "Capped Administrative Claims" means the Debtors' good faith estimate of the sum of (i) Priority Tax Claims, (ii) Administrative Claims for (x) bonuses payable to employees and professionals on or as a result of the Effective Date, (y) amounts necessary to cure any defaults in executory contracts or unexpired leases assumed pursuant to this Plan as required by section 365(b) of the Code and (z) any accrued and unpaid fees and expenses of professionals retained by the Debtors or the Committee pursuant to orders of the Bankruptcy Court, and (iii) Claims for (x) the Allowed Class 4 Claims described in
Section 2.6(B)(ii), (iii) and (iv), (y) the Allowed Class 5 Claims described in Section 2.7(B), and (z) Allowed Class 6 Claims of the indenture trustees under the Subordinated Indentures described in Section 2.8(C)(3), in each case (other than those Claims in clause (iii)(z) hereof which shall be payable until such professionals no longer provide services to their respective constituencies on account of the Cases), accrued and unpaid or payable as of the Effective Date, which estimate shall be in reasonable detail (which in the case of professional fees, shall be in substantially the same form as would be submitted to the Bankruptcy Court) and shall be delivered to Arch (with a copy to the Committee) twenty days prior to the Effective Date. If no objection is made by Arch to the Debtors' estimate within ten days after receipt thereof, the estimate shall be deemed to be the amount of Capped Administrative Claims for purposes of Section 2.1(D). If Arch delivers to the Debtors (with a copy to the Committee) a written objection to the Debtors' estimate within ten days after receipt of such estimate, and the Debtors and Arch are unable to resolve such objection, it shall be submitted to the Bankruptcy Court to be determined on or as soon as practicable after the Effective Date.

  "Cash Equivalent" means, with respect to any Right, an amount equal to the value of such Right as determined based on the actual proceeds received from the sale of Rights from the Rights Reserve pursuant to Section 4.1(B)(5) (or, if the Rights Reserve is then fully depleted, the fair value thereof as of the time such sale would have occurred based on the market price for such Right or, if no such price is available, as determined by the Debtors, Arch and the Committee in good faith or determined by the Bankruptcy Court if no agreement can be reached).

  "Cases" means the reorganization proceedings of the Debtors under chapter 11 of the Code, jointly administered as Case No. 97-174 (PJW).

  "Causes of Action" means all claims and causes of action now owned or hereafter acquired by the Debtors, whether arising under any contract or under the Code or other federal or state law, including, without limitation, any causes of action arising under sections 544, 545, 547, 548, 549, 550, 551, 553(b) or other sections of the Code.

  "Claim" means "claim" as defined in section 101(5) of the Code, as supplemented by section 102(2) of the Code, and shall, in each case, mean a Claim against any Debtor (whether or not so designated).

  "Class" means each class of Claims or Claims and Interests created under this Plan.

  "Class 6 Adjusted Pro Rata Share" means, as to any Allowed Class 6 Claim, as of the date that is five Business Days prior to the Final Distribution Date, a fraction (i) the numerator of which is the amount of such Allowed Class 6 Claim and (ii) the denominator of which is the aggregate amount of all Allowed Class 6 Claims as of such date.

  "Class 6 Pro Rata Share" means, as to any Allowed Claim in Class 6 on the Effective Date or such later date (prior to the Final Distribution Date) as such Claim becomes Allowed, a fraction (i) the numerator of which is the amount of such Allowed Claim and (ii) the denominator of which is the sum of
(x) the Effective Date Disputed Claims, (y) the Effective Date Allowed Claims and (z) an estimate of the aggregate amount of Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch in good faith or determined by the Bankruptcy Court if no such agreement can be reached.

  "Code" means the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101 et seq., as amended from time to time to the extent applicable to the Cases.

  "Committee" means the Official Committee of Unsecured Creditors appointed by the United States Trustee for the District of Delaware on February 10, 1997.

  "Common Stock" means, collectively, (i) the Class A common stock of MobileMedia, par value $.001, issued and outstanding immediately prior to the Effective Date, (ii) the Class B common stock of MobileMedia, par value $.001, issued and outstanding immediately prior to the Effective Date and (iii) all options, warrants and other rights to purchase the Class A common stock or the Class B common stock of MobileMedia.

  "Common Stock Claim" means any Claim with respect to the Common Stock of the kind described in section 510(b) of the Code, including, without limitation, any such Claim asserted in or by the parties to the Securities Actions and any Claim by an officer, director or underwriter for contribution, reimbursement or indemnification related thereto.

  "Confirmation" means "confirmation" as used in section 1129 of the Code.

  "Confirmation Date" means the date on which the Confirmation Order is entered by the Bankruptcy Court.

  "Confirmation Hearing" means the hearing at which the Bankruptcy Court considers Confirmation of this Plan.

  "Confirmation Order" means an order of the Bankruptcy Court confirming this Plan, which order shall be reasonably satisfactory to Arch and, as to the provisions relating to the treatment of Allowed Class 4 Claims, the Pre-Petition Agent.

  "Creditor" means "creditor" as defined in section 101(10) of the Code and shall mean a creditor of any Debtor.

  "Creditor Stock Pool" means a number of newly-issued Arch Common Shares determined in accordance with Schedule II to the Merger Agreement, as such number of shares constituting the Creditor Stock Pool may be adjusted pursuant to Section 2.1(D).

  "Customer Refund Claim" means a Claim by a customer or subscriber of any of the Debtors for refund of amounts improperly paid or billed, or for the return of a deposit.

  "Dial Page Indenture" means the Indenture dated as of February 1, 1993, between Dial Page, Inc., a Delaware corporation, as Issuer, and the Dial Page Indenture Trustee, as amended.

  "Dial Page Indenture Trustee" means Norwest Bank Minnesota, N.A. (as successor to First Union Bank of South Carolina), as Trustee under the Dial Page Indenture.

  "Dial Page Notes" means the 12 1/4% Senior Notes due 2000, issued pursuant to the Dial Page Indenture.

  "Diluted Basis" means after giving effect to (i) the issuance and distribution pursuant to this Plan of the Arch Capital Shares (including the Arch Capital Shares issued upon exercise of the Rights issued pursuant to the Rights Offering but excluding Arch Capital Shares issued or issuable upon exercise of the Arch Warrants or the

Arch Participation Warrants, as the case may be) and (ii) the assumed issuance of all Arch Common Shares issuable upon conversion of all convertible preferred stock (including the Arch Series C Convertible Preferred Shares) and convertible debt securities of Arch outstanding as of the date the "Buyer Market Price" is determined in accordance with Schedule II to the Merger Agreement.

  "DIP Agent" means The Chase Manhattan Bank, in its capacity as agent for the DIP Lenders under the DIP Credit Agreement.

  "DIP Approval Orders" means, collectively, (i) the Final Order (I) Authorizing (A) Secured Post-Petition Financing On A Super Priority Basis Pursuant To 11 U.S.C. (S) 364, (B) Use Of Cash Collateral Pursuant to 11 U.S.C. (S) 363 and (C) Grant of Adequate Protection Pursuant To 11 U.S.C.
(S)(S) 363 And 364, dated February 19, 1997, (ii) Order (I) Authorizing Extension of (A) Secured Post-Petition Financing On A Super Priority Basis Pursuant To 11 U.S.C. (S) 364, (B) Use Of Cash Collateral Pursuant To 11 U.S.C. (S) 363 And (C) Grant Of Adequate Protection Pursuant To 11 U.S.C.
(S)(S) 363 And 364 And (II) Scheduling A Final Hearing Pursuant To Bankruptcy Rule 4001(c), dated January 27, 1998 and (iii) Order (I) Authorizing Extension of (A) Secured Post-Petition Financing On A Super Priority Basis Pursuant To 11 U.S.C. (S) 364, (B) Use Of Cash Collateral Pursuant To 11 U.S.C. (S) 363 And (C) Grant Of Adequate Protection Pursuant To 11 U.S.C. (S)(S) 363 And 364 And (II) Scheduling A Final Hearing Pursuant To Bankruptcy Rule 4001(c), dated July 28, 1998.

  "DIP Credit Agreement" means the Revolving Credit and Guarantee Agreement dated as of January 30, 1997, as amended, among Communications, as Borrower, MobileMedia, as Parent and Guarantor, each of the direct and indirect subsidiaries of Communications designated as Guarantor in Schedule 3.5 thereto, as Guarantors, the DIP Agent and the DIP Lenders.

  "DIP Lenders" means those financial institutions from time to time party to the DIP Credit Agreement as lenders.

  "Director Indemnification Obligations" means Indemnification Obligations with respect to any present or former director of any of the Debtors.

  "Disclosure Statement" means the Disclosure Statement respecting this Plan approved by order of the Bankruptcy Court, and all supplements and exhibits thereto.

  "Disputed Claim" means a Claim against any of the Debtors to the extent that such Claim is not Allowed.

  "Effective Date" means the date on which this Plan becomes effective which date shall be ten Business Days after all the conditions to the Effective Date set forth in Section 5.1 have first been satisfied or waived, or such earlier date (but not less than seven Business Days after such conditions have first been satisfied or waived) as the Debtors, Arch, the Pre-Petition Agent, the DIP Agent and the Committee shall agree.

  "Effective Date Allowed Claims" means those Class 6 Claims that have been Allowed by order of the Bankruptcy Court prior to the Effective Date or that are Allowed pursuant to this Plan, as set forth in a schedule delivered by the Debtors to the Exchange Agent and Arch two Business Days prior to the Effective Date, which schedule, absent manifest error, shall be conclusive for the purposes of calculating Class 6 Pro Rata Share and Class 6 Adjusted Pro Rata Share.

  "Effective Date Disputed Claims" means, on and as of the Effective Date, any Class 6 Claim that is a Disputed Claim on and as of such date, in the full amount set forth in any timely filed proof of claim or listed by the Debtors in the Schedules, as set forth in a schedule delivered by the Debtors to the Exchange Agent and Arch two Business Days prior to the Effective Date, which schedule, absent manifest error, shall be conclusive for purposes of calculating Class 6 Pro Rata Share and Class 6 Adjusted Pro Rata Share.

  "Estate Representative" has the meaning given such term in Section
4.2(C)(5).

  "Exchange Agent" means a bank trust company or other entity reasonably satisfactory to MobileMedia and the Committee, appointed by Arch to act as the exchange agent for making distributions to the holders of Allowed Class 6 Claims.

  "Excluded Indemnification Obligations" means Indemnification Obligations with respect to (i) any present or former officer of the Debtors considered as of the Effective Date by the FCC to be an alleged wrongdoer for purposes of the FCC Proceeding, (ii) any present or former officer of the Debtors now or hereafter named as a defendant in the Securities Actions, as to claims arising out of the matters alleged in the Securities Actions, (iii) any present or former officer of the Debtors named as a defendant in any action initiated after the date hereof based upon similar factual allegations, or alleging similar causes of action, to the Securities Actions, as to claims arising out of the matters alleged therein, (iv) any officer or employee of the Debtors that is not an officer or employee as of the Effective Date, (v) present or former professionals or advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or attorneys, other than Indemnification Obligations arising out of post-petition agreements approved by the Bankruptcy Court, and (vi) any Indemnification Obligation of the kind described in section 510(b) of the Code.

  "FCC" means the Federal Communications Commission or any governmental authority succeeding to the rights and powers thereof.

  "FCC Proceeding" means the hearing in WT Docket No. 97-115, In the Matter of MobileMedia Corporation, et al.

  "Final Distribution Date" means the tenth Business Day after the day on which no Class 6 Claim remains a Disputed Claim.

  "Final Order" means, as to any court, administrative agency or other tribunal, an order or judgment of such tribunal as entered on its docket as to which the time to appeal or petition for certiorari has expired and as to which no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari has expired.

  "Fully Diluted Basis" means after giving effect to (i) the issuance and distribution pursuant to this Plan of the Arch Capital Shares (including the Arch Capital Shares issued upon exercise of the Rights issued pursuant to the Rights Offering and upon exercise of the Stockholder Rights issued pursuant to the Arch Stockholder Rights Offering), (ii) the assumed issuance of all Arch Common Shares issuable upon conversion of all convertible preferred stock (including the Arch Series C Convertible Preferred Shares) and convertible debt securities of Arch outstanding as of the date the "Buyer Market Price" is determined in accordance with Schedule II to the Merger Agreement, and (iii) the assumed issuance of all Arch Common Shares issuable upon the exercise of the Arch Warrants or the Arch Participation Warrants, as the case may be.

  "Indemnification Obligations" means the obligation of any of the Debtors to indemnify, reimburse or provide contribution to any present or former officer, director or employee, or any present or former professionals or advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or attorneys, whether pursuant to charter, by law, contract or statute, regardless of whether the indemnification is owed in connection with a pre-Petition Date or post-Petition occurrence.

  "Interest" means all rights (including unpaid dividends) arising from any equity security (as defined in section 101(16) of the Code) of the Debtors, including, without limitation, the Common Stock, but excluding Common Stock Claims.

  "License Co. L.L.C." means the limited liability company formed as a wholly owned subsidiary of MCCA that will hold the Reorganized Debtors' Licenses after the Effective Date.

  "Licenses" means the licenses and other authorizations of the Debtors to operate their paging networks.

  "Lien" means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.

  "Merger" means the merger of Communications into Merger Subsidiary contemplated by the Merger Agreement and Section 4.2(B).

  "Merger Agreement" means the Agreement and Plan of Merger by and among Arch, the Merger Subsidiary, MobileMedia and Communications dated as of August 18, 1998, as amended by the First Amendment thereto dated as of September 3, 1998, and as the same may be further amended from time to time.

  "MCCA" means Mobile Communications Corporation of America, a Mississippi corporation.

  "Miscellaneous Secured Claim" means a Secured Claim not classified in Class 4 under this Plan.

  "Net Tower Sale Proceeds" shall be the Net Cash Proceeds (as defined in the DIP Credit Agreement) from the Debtors' sale of their towers and certain related assets, as set forth in the Tower Sale Agreement, which Net Cash Proceeds shall be at least $165 million.

  "Non-Priority Unsecured Claim" means any Unsecured Claim not classified in Class 3, 5, 7, 8 or 9 under this Plan.

  "Note Litigation Claim" means any Claim with respect to the Notes of the kind described in section 510(b) of the Code, including, without limitation, any such Claim asserted in or by the parties to the Securities Actions and any Claim by an officer, director or underwriter for contribution, reimbursement or indemnification related thereto.

  "Notes" means, collectively, the Dial Page Notes, the 9 3/8% Notes and the 10 1/2% Notes.

  "Person" means any person, including, without limitation, any individual, partnership, joint venture, corporation, company, trust, estate, unincorporated organization and any governmental unit.

  "Personal Injury Claim" means a Claim against any of the Debtors that is unliquidated or contingent as of the Confirmation Date and is of the kind described in 28 U.S.C. (S) 157(b)(5).

  "Petition Date" means January 30, 1997, the date on which the petitions initiating the Cases were filed with the Bankruptcy Court.

  "Plan" means this Second Amended Joint Plan of Reorganization, as amended from time to time, and all addenda, exhibits, schedules and other attachments hereto, as the same may be amended from time to time, pursuant to this Plan or the Code, all of which are incorporated herein by reference.

  "Pre-Petition Agent" means The Chase Manhattan Bank, in its capacity as the agent for the Pre-Petition Lenders under the 1995 Credit Agreement.

  "Pre-Petition Lenders" means those financial institutions from time to time party to the 1995 Credit Agreement as lenders.

  "Priority Claim" means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(3), (a)(4) or
(a)(6) of the Code.

  "Priority Tax Claim" means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(8) of the Code.

  "Pro Rata Share" means proportionately, so that with respect to an Allowed Claim other than an Allowed Class 6 Claim, the ratio of (i) the amount of payments or other property distributable on account of a particular Allowed Claim in a particular Class under this Plan to (ii) the amount of such Allowed Claim in such Class is the same as the ratio of (a) the amount of payments or other property distributable on account of all Allowed Claims in such Class to
(b) the amount of all Allowed Claims in such Class.

  "Registration Rights Agreement" means a registration rights agreement to be entered into pursuant to Section 4.9 between Arch and any Person entitled to become a party to such registration rights agreement under Section 4.9, which shall be in substantially the form attached as Exhibit A.

  "Reorganized Communications" means, on and after the Effective Date, Merger Subsidiary, the successor to Communications (as reorganized under and pursuant to this Plan) and a wholly owned subsidiary of Arch as a result of the Merger.

  "Reorganized Debtors" means, on and after the Effective Date, Reorganized Communications and Reorganized MCCA.

  "Reorganized Debtor's Certificate of Incorporation" means, (i) as to Reorganized Communications, the Certificate of Incorporation of Merger Subsidiary, as amended by the Certificate of Merger relating to the Merger and except that the name of the corporation set forth therein shall be changed to "MobileMedia Communications, Inc.", and (ii) as to Reorganized MCCA, the Certificate of Incorporation of Delaware Subsidiary Co.

  "Reorganized Debtor's Bylaws" means, as to Reorganized Communications, the Bylaws of Merger Subsidiary, and as to Reorganized MCCA, the Bylaws of Delaware Subsidiary Co.

  "Reorganized MCCA" means Delaware Subsidiary Co., the successor to MCCA (as reorganized under and pursuant to this Plan) and a wholly owned subsidiary of Reorganized Communications.

  "Rights" means certificated, transferable rights issued by Arch. The securities to be offered pursuant to the Rights will be (i) an aggregate number of Arch Common Shares determined in accordance with Schedule II to the Merger Agreement and (ii) if there has been no Rights Offering Adjustment, Arch Warrants entitling the holders thereof to purchase an aggregate number of Arch Common Shares determined as described in Schedule II to the Merger Agreement. Each Right will be exercisable for one Unit.

  "Rights Offering" means the issuance of the Rights by Arch to holders of Allowed Class 6 Claims on the Rights Offering Commencement Date.

  "Rights Offering Adjustment" has the meaning set forth in Schedule II to the Merger Agreement.

  "Rights Offering Commencement Date" means the date on which Arch commences the Rights Offering by mailing to holders of Allowed Class 6 Claims as of the Rights Offering Initial Record Date certificates representing the Rights and instructions for the exercise thereof, which date shall be as soon as practicable after the later to occur of (i) approval by the Bankruptcy Court of the Disclosure Statement and (ii) the effectiveness of the Registration Statement (as defined in the Merger Agreement).

  "Rights Offering Distribution Pool" means all of the Rights minus the Rights included in the Rights Reserve.

  "Rights Offering Expiration Date" means 5:00 p.m., New York City time, on the date on which the Rights Offering terminates, which date shall be established by Arch and Communications, on or prior to the Confirmation Date, but shall be not less than 15 calendar days after the later to occur of (x) the Rights Offering Adjustment Determination Date (as defined in Schedule II to the Merger Agreement) and (y) the date on which all the conditions to effectiveness of this Plan shall have been satisfied or waived (other than (i) the requirement that the order entered by the FCC has become a Final Order in connection with the condition set forth in Section 5.1(e) of the Merger Agreement, and (ii) such conditions that by their nature are to be satisfied on the Effective Date).

  "Rights Offering Initial Record Date" means the date that is the record date to determine which holders of Claims are entitled to vote on this Plan.

  "Rights Offering Pro Rata Share" means, as to any Allowed Class 6 Claim, a fraction, (i) the numerator of which is the amount of such Allowed Class 6 Claim as of the date of determination and (ii) the denominator of which is the aggregate amount of Allowed Class 6 Claims as of the Rights Offering Initial Record Date.

  "Rights Offering Supplemental Record Date" means the Confirmation Date.

  "Rights Reserve" means, as of the Rights Offering Initial Record Date, a number of Rights equal to the product of (i) the total number of Rights, and
(ii) a fraction, (A) the numerator of which is the sum of the estimated aggregate amount of (x) Class 6 Claims that are Disputed Claims and (y) Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and (B) the denominator of which is the sum of the estimated aggregate amount of (x) Class 6 Claims that are Disputed Claims, (y) Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and (z) all Allowed Class 6 Claims as of such date.

  "Schedules" means the joint Schedules of Assets, Liabilities and Executory Contracts filed by the Debtors with the Clerk of the Bankruptcy Court for the District of Delaware pursuant to Bankruptcy Rule 1007, as such schedules have been or may be amended or supplemented by the Debtors from time to time.

  "Secured Claim" means a Claim that is secured by a Lien on, or interest in, property of any of the Debtors, or that is subject to setoff under section 553 of the Code, but only to the extent of the value of the Creditor's interest (directly or by enforceable subrogation) in the Debtor's interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506(a) of the Code or as provided in this Plan.

  "Securities Actions" means, collectively, the actions styled In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (D. N.J. 1996), Allen T. Gilliland Trust v. Hellman & Friedman Capital Partners II, L.P., et al., Civil Action No. 97-3543 (N.D. Cal. 1997) and Allen T. Gilliland Trust v. Hellman & Friedman MobileMedia Partners, L.L.C., et al., Case No. 989891 (Cal. Super. Ct. 1997).

  "Semi-Annual Distribution Date" means the last Business Day of each June and December after the Effective Date and prior to the Final Distribution Date; provided, that if the Effective Date is within 60 days before the end of June or December, the first Semi-Annual Distribution Date will be the last Business Day of the next succeeding June (if the Effective Date is in December) or December (if the Effective Date is in June).
  "Standby Purchase Commitment" means the various commitments of the Standby Purchasers to purchase Units in the event any Rights are not exercised in the Rights Offering, as evidenced by the letters attached hereto as Exhibits B-1 through B-6, as such letters may be amended from time to time.

  "Standby Purchasers" means those creditors of the Debtors that have executed a Standby Purchase Commitment.

  "Subordinated Indemnification Obligation Claims" means Indemnification Obligations that are rejected pursuant to Section 7.5(A) and any Claims arising therefrom.

  "Subordinated Indentures" means, collectively, the 9 3/8% Note Indenture and the 10 1/2% Note Indenture.

  "Subordinated Noteholder Claims" means all Claims arising under or relating to the Subordinated Notes, the Subordinated Indentures and related agreements, other than Note Litigation Claims.

  "Subordinated Notes" means, collectively, the 9 3/8% Notes and the 10 1/2% Notes.

  "Subsidiary Claim" means any Claim by a Debtor against another Debtor.

  "Subsidiary Interest" means any Interest held by a Debtor in another Debtor, including all options, warrants and other rights to purchase any such Interest in a Debtor held by another Debtor.

  "Tower Sale Agreement" means the Purchase Agreement between the Debtors and Pinnacle Towers Inc. dated July 7, 1998, as approved by the Bankruptcy Court on August 10, 1998, or as amended in accordance therewith and in accordance with the order of the Bankruptcy Court.

  "Unit" means (i) if there has not been a Rights Offering Adjustment, (x) one Arch Capital Share and (y) 0. of an Arch Warrant/1/ and (ii) if there has been a Rights Offering Adjustment, one Arch Capital Share.

  "Unsecured Claim" means a Claim that is not an Administrative Claim, a Priority Claim, a Priority Tax Claim or a Secured Claim.

  "Voting Deadline" means that date set in an order of the Bankruptcy Court as the deadline for the return of Ballots accepting or rejecting this Plan.

  1.2 Interpretation. For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) unless otherwise provided in this Plan, any reference in this Plan to an existing document or Exhibit means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) unless otherwise specified herein, any reference to an entity as a holder of a Claim includes that entity's successors, assigns and affiliates; (e) unless otherwise specified, all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan;
(f) the words "herein" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Plan; and
(h) the rules of construction set forth in section 102 of the Code will apply.

  1.3 Computation of Time. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                  ARTICLE II

             Classification and Treatment of Claims and Interests

  The following is a designation of the Classes of Claims and Interests classified under this Plan, and the treatment to be provided to each such Class.

  A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. Administrative Claims and Priority Tax Claims have not been classified in accordance with section 1123(a)(1) of the Code, although the treatment for such unclassified Claims is set forth below.
--------
(1) The fraction of an Arch Warrant that will be included in each Unit will equal the fraction obtained by dividing (i) the total number of Arch Warrants purchasable upon exercise of Rights by (ii) the total number of Arch Capital Shares purchasable upon exercise of Rights (which will be determined based on the pricing mechanism set forth in Schedule II to the Merger Agreement).

  The treatment of and consideration to be provided on account of Claims and Interests pursuant to this Plan shall be in full settlement, release and discharge of such Claims and Interests; provided, that such discharge shall not affect the liability of any other entity on, or the property of any other entity encumbered to secure payment of, any such Claim or Interest, except as otherwise provided in this Plan; and provided, further, that such discharge shall not affect the Reorganized Debtors' obligations under and pursuant to this Plan. The treatment of and consideration to be provided to Allowed Claim and Interest holders in each Class shall apply to all of the Cases.

  No Claim shall entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to this Plan unless, and only to the extent that, such Claim is an Allowed Claim.

UNCLASSIFIED CLAIMS

  2.1 Administrative Claims.

  A. General. Subject to the provisions of Section 4.4(A) and unless otherwise agreed by the holder of an Allowed Administrative Claim (in which event such other agreement shall govern), each holder of an Allowed Administrative Claim shall receive on account of such Administrative Claim: (i) cash equal to the unpaid amount of such Allowed Administrative Claim; or (ii) at the option of Reorganized Communications, payment in accordance with the ordinary business terms of such Allowed Administrative Claim.

  B. Statutory Fees. On or before the Effective Date, Administrative Claims for fees payable pursuant to section 1930 of title 28 of the United States Code, 28 U.S.C. (S) 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash in an amount equal to the amount of such Administrative Claims. All such fees payable after the Effective Date will be assumed by the Reorganized Debtors.

  C. Ordinary Course Liabilities. Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses will be assumed and paid by Reorganized MCCA pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

  D. Funding of Certain Administrative Claims. Arch shall make available to Reorganized Communications any monies necessary for Reorganized Communications to make timely payment of all Administrative Claims; provided, that in the event the sum of Capped Administrative Claims and the costs and expenses of the Standby Purchasers as provided in the Standby Purchase Commitment exceeds $34,000,000, the number of Arch Common Shares constituting the Creditor Stock Pool shall be reduced by a number of shares equal to (i) the excess of the sum of (x) Capped Administrative Claims and (y) the costs and expenses of the Standby Purchasers as provided in the Standby Purchase Commitment over $34,000,000, divided by (ii) $25.315.

  2.2 Priority Tax Claims. Unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement shall govern), each holder of an Allowed Priority Tax Claim against any of the Debtors shall, on the Effective Date, receive, at Arch's option, either (a) cash equal to the amount of such Allowed Priority Tax Claim or (b) a promissory note payable by Reorganized Communications in a principal amount equal to the amount of such Allowed Priority Tax Claim on which interest shall accrue from and after the Effective Date at the rate of 7% or such higher or lower rate as is determined by the Bankruptcy Court to be appropriate under section 1129(a)(9)(C) of the Code and shall be paid semiannually in arrears; the principal amount of the promissory note shall be paid in full on a date or dates six (6) years after the date of assessment of such Allowed Priority Tax Claim.

CLASSIFIED CLAIMS AGAINST AND INTERESTS IN THE DEBTORS

  2.3 Class 1 Claims (Priority Claims).

  A. Classification. Class 1 consists of all Priority Claims against any of the Debtors.

  B. Allowance. Claims in Class 1 shall be allowed or disallowed in accordance with Section 4.4(B) of this Plan and applicable provisions of the Code and Bankruptcy Rules.

  C. Treatment. Allowed Claims in Class 1 shall be paid in full in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

  D. Impairment and Voting. Class 1 Claims are unimpaired and are not entitled to vote on this Plan.

  2.4 Class 2 Claims (Miscellaneous Secured Claims).

  A. Classification. Class 2 consists of all Miscellaneous Secured Claims against any of the Debtors, if any.

  B. Allowance. Claims in Class 2 shall be allowed or disallowed in accordance with Section 4.4(B) of this Plan and applicable provisions of the Code and Bankruptcy Rules.

  C. Treatment. The legal, equitable and contractual rights to which each holder of an Allowed Claim in Class 2 is entitled shall be left unaltered or, at the option of the Reorganized Debtors, shall be left unimpaired in the manner described in section 1124(2) of the Code.

  D. Impairment and Voting. Class 2 Claims are unimpaired and are not entitled to vote on this Plan.

  2.5 Class 3 Claims (Customer Refund Claims).

  A. Classification. Class 3 consists of all Customer Refund Claims against any of the Debtors not otherwise classified in Class 1 or Class 2.

  B. Allowance. Claims in Class 3 shall be allowed or disallowed in accordance with Section 4.4(B) of this Plan and applicable provisions of the Code and Bankruptcy Rules.

  C. Treatment. The legal, equitable and contractual rights to which each holder of an Allowed Claim in Class 3 is entitled shall be left unaltered or, at the option of the Reorganized Debtors, shall be left unimpaired in the manner described in section 1124(2) of the Code.

  D. Impairment and Voting. Class 3 Claims are unimpaired and are not entitled to vote on this Plan.

  2.6 Class 4 Claims (Claims arising under or related to the 1995 Credit Agreement).

  A. Classification. Class 4 consists of all Secured Claims against any of the Debtors arising under or related to the 1995 Credit Agreement.

  B. Allowance. Allowed Class 4 Claims shall consist of the following unpaid obligations arising under the 1995 Credit Agreement, and shall be Allowed in an aggregate amount equal to: (i) $649,000,000 minus the Net Tower Sale Proceeds actually paid to the Pre-Petition Agent on behalf of the holders of Allowed Class 4 Claims; (ii) reasonable accrued and unpaid commitment, letter of credit and similar fees under the 1995 Credit Agreement, in an amount, as of the Petition Date, equal to $179,148.29, together with any such amounts accrued after the Petition Date and unpaid as of the Effective Date; (iii) the unpaid, reasonable costs and expenses of the Pre-Petition Agent, to the extent provided in the 1995 Credit Agreement; and (iv) the unpaid, reasonable costs and expenses of the members of the Steering Committee for the Pre-Petition Lenders, other than the Pre-Petition Agent, up to the aggregate amount of $1,000,000. Adequate protection payments in connection with, and the costs and expenses of the Pre-Petition Agent arising under, the 1995 Credit Agreement shall continue to be paid in cash through the Effective Date at the rate and in the manner set forth under the DIP Approval Orders. Class 4 Claims shall not include interest accrued at the default rate under Section 5.4(c) of the 1995 Credit Agreement or otherwise.

  C. Treatment. Each holder of an Allowed Claim in Class 4 shall receive, in full satisfaction of its Claim, cash equal to the amount of its Allowed Claim, payable in accordance with Section 4.3(A).

  D. Impairment and Voting. Class 4 Claims are impaired and are entitled to vote on this Plan.

  2.7 Class 5 Claims (Claims arising under or related to the Dial Page Notes).

  A. Classification. Class 5 consists of all Claims against any of the Debtors arising under or related to the Dial Page Notes, the Dial Page Indenture and related agreements, other than Note Litigation Claims.

  B. Allowance. Class 5 Claims shall be Allowed Claims in the sum of: (i) the outstanding principal amount of the Dial Page Notes; (ii) unpaid interest on the Dial Page Notes accrued to the Effective Date calculated at the non-default rate set forth in the Dial Page Notes; and (iii) the unpaid reasonable fees and expenses of the trustee for the Dial Page Notes incurred prior to the Petition Date, to the extent provided for in the Dial Page Indenture.

  C. Treatment. Each holder of an Allowed Claim in Class 5 shall receive, in full satisfaction of its Claim, cash equal to the full amount of its Allowed Claim, payable in accordance with Section 4.3(B).

  D. Impairment and Voting. Class 5 Claims are impaired and are entitled to vote on this Plan.

  2.8 Class 6 Claims (Non-Priority Unsecured Claims).

  A. Classification. Class 6 consists of all Non-Priority Unsecured Claims against any of the Debtors, including the Subordinated Noteholder Claims.

  B. Allowance. (i) Class 6 Claims other than Subordinated Noteholder Claims and Personal Injury Claims shall be allowed or disallowed in accordance with
Section 4.4(B) and applicable provisions of the Code and Bankruptcy Rules,
(ii) Subordinated Noteholder Claims other than Claims of the indenture trustees under the Subordinated Indentures shall be Allowed Claims in the sum of: (x) the outstanding principal amount (or outstanding accreted principal amount, as the case may be) of the Subordinated Notes and (y) unpaid interest on the Subordinated Notes accrued prior to the Petition Date calculated at the non-default rate set forth in the Subordinated Notes, (iii) Subordinated Noteholder Claims for the indenture trustees under the Subordinated Indentures shall be Allowed Claims in an amount equal to the unpaid reasonable fees and expenses of each such indenture trustee incurred prior to and after the Petition Date through the Effective Date, to the extent provided for in the Subordinated Indentures, and (iv) Personal Injury Claims shall be liquidated and allowed or disallowed in the district court in which the Cases are pending, or in the district court in the district in which the claim arose, as determined by the district court in which the Cases are pending.

  C. Treatment.

  1. Each holder of an Allowed Claim in Class 6 (other than the indenture trustees under the Subordinated Indentures) shall receive:

    (a) for each holder of an Allowed Claim as of the Rights Offering Initial Record Date, from Arch on the Rights Offering Commencement Date, its Rights Offering Pro Rata Share of the Rights Offering Distribution Pool;

    (b) for each holder of a Claim that becomes an Allowed Claim after the Rights Offering Initial Record Date but before the Rights Offering Supplemental Record Date, (i) from Arch, as soon as practicable after the Rights Offering Supplemental Record Date, an amount of Rights from the Rights Reserve equal to the amount of Rights that would have been such holder's Rights Offering Pro Rata Share of the Rights Offering Distribution Pool if such holder's Claim had been an Allowed Claim as of the Rights Offering Initial Record Date or, (ii) if the number of Rights in the Rights Reserve on the Rights Offering Supplemental Record Date is insufficient to make the distribution set forth in clause (i), from Arch, (x) its ratable share (based on such holders' respective amounts of Allowed Class 6 Claims) of the Rights in the Rights Reserve on such date and (y) its Cash Equivalent of each Right (or portion thereof) that would have been distributed pursuant to clause (i) if sufficient Rights had been available in the Rights Reserve on the Rights Offering Supplemental Record Date;

    (c) from Arch on the Effective Date, if such holder has exercised any or all of its Rights in accordance with the terms and conditions thereof, for each Right so exercised, a Unit;

    (d) for each holder of a Claim in Class 6 that is not Allowed as of the Rights Offering Supplemental Record Date, from Arch, instead of receiving any Rights, as soon as reasonably practical after such Claim becomes an Allowed Claim (but no sooner than the Effective Date), its Cash Equivalent;

    (e) from the Exchange Agent (x) if such Claim is an Allowed Claim on the Effective Date, on or as soon as practicable after the Effective Date, its Class 6 Pro Rata Share of the Creditor Stock Pool or (y) if such Claim is not an Allowed Claim on the Effective Date, on a later date after which the Claim is Allowed, its Class 6 Pro Rata Share of the Creditor Stock Pool; and

    (f) from the Exchange Agent on the Final Distribution Date, its Class 6 Adjusted Pro Rata Share of the Arch Common Shares remaining in the Creditor Stock Pool, if any, on such date; provided, that if there are fewer than 10,000 Arch Common Shares remaining in the Creditor Stock Pool on the Final Distribution Date, no distribution will be made to holders of Allowed Class 6 Claims on such date, and the Arch Common Shares remaining in the Creditor Stock Pool on such date shall be returned to Arch and become treasury shares.

  2. In lieu of the foregoing treatment, any holder of a Claim in Class 6 of $1,000 or less may elect, by marking the appropriate box on the Ballot sent to such holder, to receive cash equal to 50% of its Allowed Claim, or, if such holder's claim is in excess of $1,000, such holder may elect to have its Claim reduced to and Allowed at $1,000 and receive cash with respect to such reduced Claim in accordance with this Section 2.8(C)(2).

  3. On the Effective Date, the Reorganized Debtors shall pay to the indenture trustees under the Subordinated Indentures cash equal to the amount of fees and expenses of the indenture trustees (including the reasonable fees and expenses of counsel retained by the indenture trustees), in accordance with and to the extent provided for in the Subordinated Indentures, whether incurred prior or subsequent to the Petition Date, without application by or on behalf of the indenture trustees or their respective counsel to the Bankruptcy Court.

  D. Impairment and Voting. Class 6 Claims are impaired and are entitled to vote on this Plan.

  2.9 Class 7 Claims (Note Litigation Claims).

  A. Classification. Class 7 consists of all Note Litigation Claims against any of the Debtors.

  B. Treatment. The holders of Claims in Class 7 shall not be entitled to receive or retain any property pursuant to this Plan on account of their Claims.

  C. Impairment and Voting. Class 7 Claims are impaired and are deemed not to have accepted this Plan.

  2.10 Class 8 Claims and Interests (Common Stock Claims and Interests and Subordinated Indemnification Obligation Claims).

  A. Classification. Class 8 consists of all Interests arising from or related to the Common Stock, all Common Stock Claims and all Subordinated
Indemnification Obligation Claims against any of the Debtors.

  B. Treatment. Interests in Class 8 shall be canceled, and the holders of Claims and Interests in Class 8 shall not be entitled to receive or retain any property on account of their Claims and Interests.

  C. Impairment and Voting. Class 8 Claims and Interests are impaired and are deemed not to have accepted this Plan.

  2.11 Class 9 Claims and Interests (Subsidiary Claims and Interests).

  A. Classification. Class 9 consists of all Subsidiary Claims and Subsidiary Interests.

  B. Treatment. The Interests in Class 9 shall be canceled, except that, in accordance with Section 4.2(B), Reorganized Communications shall retain its Interests in Reorganized MCCA, and the holders of Claims and Interests in Class 9 shall not be entitled to receive or retain any property on account of such Claims and Interests.

  C. Impairment and Voting. Class 9 Claims and Interests are impaired and are deemed not to have accepted this Plan.

                                  ARTICLE III

             Treatment of Executory Contracts and Unexpired Leases

  3.1 Rejection. No later than 25 days prior to the Voting Deadline, the Debtors, at the direction of Arch, shall prepare a schedule of the executory contracts and unexpired leases to be rejected on the Effective Date (the "Rejection Schedule"). The Rejection Schedule shall be filed and served on each party to an executory contract or unexpired lease listed thereon to be rejected by the Debtors no later than twenty days prior to the Voting Deadline. Any claims for damages arising from the rejection of an executory contract or unexpired lease listed on the Rejection Schedule must be filed by the Voting Deadline and shall be determined, if necessary, at Confirmation. The Rejection Schedule may be amended from and after the Confirmation Date for sixty days thereafter (but in no event after the Effective Date) by the Debtors at the direction of Arch and with notice to any party to an executory contract or unexpired lease added to or removed from such schedule. Any claims for damages arising from the rejection of an executory contract or unexpired lease rejected after the Confirmation Date pursuant to this Section 3.1 must be filed within 20 days after receipt of notice of rejection of such contract. Any such Claims not filed within the applicable 20-day period shall be barred and may not thereafter be asserted.

  3.2 Assumption.

  A. Assumed Contracts. Each executory contract or unexpired lease of the Debtors that has not expired by its own terms prior to the Effective Date, has not been rejected during the Cases prior to Confirmation, is not subject to a notice of rejection and is not rejected under this Plan shall, by the terms of this Plan, be assumed by Reorganized MCCA pursuant to sections 365 and 1123(b)(2) of the Code on the Effective Date. All such assumed contracts, unexpired leases, franchises and permits, and any contracts or unexpired leases assumed by the Debtors by order of the Bankruptcy Court prior to the Confirmation Date, shall be vested in and continue in effect for the benefit of the Reorganized Debtors.

  B. Cure Payments and Release of Liability. The Debtors shall, at least twenty days prior to the Voting Deadline, file and serve on all parties to executory contracts and unexpired leases to be assumed as of the Effective Date, and on the Pre-Petition Agent, the Committee and Arch a schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which schedule shall be acceptable to Arch. Objections to any such proposed cure payment must be made by the Voting Deadline, and shall be determined, if necessary, at the Confirmation Hearing. In the event the Debtors amend the Rejection Schedule pursuant to Section 3.1 after the Confirmation Date to remove an executory contract or unexpired lease therefrom, the Debtors shall, within five days after such amendment to the Rejection Schedule, file and serve on all parties to executory contracts and unexpired leases to be assumed as a result of any such Schedule amendment, and on the Pre-Petition Agent, the Committee and Arch, a supplemental schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which supplemental schedule of cure payments shall be reasonably acceptable to Arch. Objections to any proposed cure payment set forth in the supplemental schedule must be made within 20 days after receipt thereof. A party to an assumed executory contract or unexpired lease that has not filed an appropriate pleading with the Bankruptcy Court on or before the applicable 20-day period shall be deemed to have waived its right to dispute such amount. All unpaid cure and compensation payments under any executory contracts or unexpired leases that are assumed or assumed and assigned under this Plan (including, without limitation, Claims filed in the Cases or listed in the Schedules and Allowed by order of the Bankruptcy Court prior to the Confirmation Date that relate to executory contracts or unexpired leases that are assumed or assumed and assigned under this Plan) shall be made by the Reorganized Debtors as soon as practicable after the Effective Date, but not later than thirty days after the Effective Date; provided, that, in the event of a dispute regarding the amount of any cure and compensation payments, the Reorganized Debtors shall make such cure and compensation payments as may be required by section 365(b)(1) of the Code following the entry of a Final Order resolving such dispute.

  C. Continuation of Employment Agreements and Benefits Agreements. On the Effective Date, the Debtors shall assume pursuant to sections 365 and 1123(b)(2) of the Code the employment and benefit agreements set forth on
Schedule 1.

  3.3 Post-Petition Contracts and Leases. All contracts and leases entered into by the Debtors after the Petition Date, including (a) the Tower Sale Agreement and (b) the Master Lease between Communications and Pinnacle Towers Inc. to be entered into pursuant to the Tower Sale Agreement, but excluding the DIP Credit Agreement, shall be deemed assigned by the Debtors to Reorganized MCCA on the Effective Date.

                                  ARTICLE IV

                            Implementation of Plan

  4.1 Actions Occurring Prior to the Effective Date.

  A. Actions Occurring Before the Confirmation Date.

  1. Rights Offering. Pursuant to the Merger Agreement, Arch will commence the Rights Offering and the Arch Stockholder Rights Offering.

  2. Standby Purchase Commitments. Each of the Standby Purchasers has executed the Standby Purchase Commitment, copies of which are attached hereto as Exhibits B-1 through B-6.

  B. Actions Occurring Between the Confirmation Date and the Effective Date.

  1. Management and Operation of Debtors. After the Confirmation Date and until the Effective Date, the Debtors shall be managed by substantially the same personnel that managed and operated the Debtors on the Confirmation Date, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the Bylaws and Articles or Certificate of Incorporation of such Debtor. During such period, the Debtors will conduct their business in the usual, regular and ordinary course, in a manner consistent with past practice, sound business practice and the terms of this Plan and the Merger Agreement, and subject to their obligations as debtors-in-possession pursuant to the Code.

  2. Continuation of Committee. The Committee shall continue to exist after the Confirmation Date until the Effective Date with the same power and authority, and the same ability to retain and compensate professionals, as it had prior to the Confirmation Date, and shall be dissolved on the Effective Date.

  3. Rights of Creditors and Committee. Between the Confirmation Date and the Effective Date, the Committee, the holders of Claims against and Interests in the Debtors and the indenture trustees for the Notes shall be parties-in-interest in all proceedings in the Bankruptcy Court with the same rights to participate in such proceedings as such persons had prior to Confirmation.

  4. Term of Injunctions or Stays. All injunction or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Cases pursuant to sections 105 or 362 of the Code or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

  5. Sale of Rights Reserve. Arch shall select an agent independent of Arch (as such term is defined in Regulation M promulgated under the Securities Exchange Act of 1934), which independent agent shall be reasonably acceptable to the Debtors and the Committee, to sell Rights from the Rights Reserve in the over-the-counter market on a date or dates no more than five business days in advance of the Rights Offering Expiration Date. All proceeds derived from such sale shall be distributed to Arch.

  4.2 Actions Occurring on the Effective Date.

  A. Revesting of Assets. Except as provided in this Plan, all property of the estate, to the full extent of section 541 of the Code, and any and all other rights and assets of the Debtors of every kind and nature shall, on the Effective Date of this Plan, revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than those Liens, Claims and Interests retained or created pursuant to this Plan.

  B. Merger. Effective as of the Effective Date but immediately following the discharge of the Debtors described in Section 6.1, each of the following transactions shall occur in the order listed: (i) MobileMedia shall contribute all of its assets to Communications and thereafter immediately dissolve, at which time the separate corporate existence of MobileMedia shall cease; (ii) Communications shall merge with and into Merger Subsidiary, and the separate corporate existence of Communications shall cease as contemplated by the Merger Agreement; (iii) MCCA shall merge with and into Delaware Subsidiary Co., a Delaware corporation originally a wholly owned direct subsidiary of Communications and a wholly owned direct subsidiary of Merger Subsidiary as a result of the merger described in clause (ii) of this Section 4.2(B), and the separate corporate existence of MCCA shall cease; (iv) all wholly owned direct subsidiaries of MCCA shall be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (v) Merger Subsidiary (as successor to Communications) shall contribute its interest in the common stock of FWS Radio, Inc. to Delaware Subsidiary Co. (as successor to MCCA), and FWS Radio, Inc. shall then be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (vi) MobileComm of the West, Inc., a wholly owned direct subsidiary of Delaware Subsidiary Co. (as successor to MCCA) as a result of the mergers described in clause (iv) of this
Section 4.2(B), shall be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (vii) Dial Page Southeast, Inc., MobileMedia Communications, Inc. (California), MobileMedia DP Properties, Inc., MobileMedia Paging, Inc., MobileMedia PCS, Inc. and Radio Call Co. of Virginia, Inc., all wholly owned direct subsidiaries of Merger Subsidiary (as successor to Communications) shall be merged with and into Delaware Subsidiary Co. (as successor to MCCA); (viii) Merger Subsidiary shall transfer its assets (other than its shares of Delaware Subsidiary Co.) to Delaware Subsidiary Co.; and (ix) Delaware Subsidiary Co. shall organize License Co. L.L.C. as a wholly owned limited liability company of Delaware Subsidiary Co. and shall transfer the Licenses then held by it to License Co. L.L.C. It is anticipated that License Co. L.L.C. will be taxed as a branch of Delaware Subsidiary Co. Notwithstanding the foregoing, Arch and the Reorganized Debtors retain their right to make such changes in the post-Effective Date corporate structure of Arch and the Reorganized Debtors as is determined in the business judgment of Arch and Reorganized Communications.

  C. Amended Certificates of Incorporation and Corporate Governance.

  1. Certificates of Incorporation. As of the Effective Date, each Reorganized Debtor's Certificate of Incorporation shall comply with section 1123(a)(6) of the Code.

  2. Bylaws. As of the Effective Date, the bylaws of Reorganized Communications shall be the same as the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein shall be changed to "MobileMedia Communications, Inc."), and the bylaws of Reorganized MCCA shall be the same as the by laws of Delaware Subsidiary Co. as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein shall be changed to "Mobile Communications Corporation of America"). Each Reorganized Debtor's Bylaws will be effective as of the Effective Date.

  3. Corporate Governance. The directors and officers of each Debtor shall continue to serve in such capacities until the Effective Date. As of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated, the directors and officers of Merger Subsidiary immediately prior to the Effective Date shall become the directors and officers of Reorganized Communications, the directors of Merger Subsidiary immediately prior to the Effective Date shall become the directors of Reorganized MCCA and the officers of Delaware Subsidiary Co. immediately prior to the Effective Date shall become the officers of Reorganized MCCA. The Debtors shall file with the Bankruptcy Court no later than ten (10) Business Days prior to the Voting Deadline a statement setting forth the office, the names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor, as well as of Arch, on and after the Effective Date. On and after the Effective Date, each Reorganized Debtor shall be governed in accordance with such Reorganized Debtor's Certificate of Incorporation and such Reorganized Debtor's Bylaws.

  4. Amendments after the Effective Date. After the Effective Date, each Reorganized Debtor's Certificate of Incorporation, each Reorganized Debtor's Bylaws and the officers and directors of each Reorganized Debtor shall be subject to such amendments or changes as may be made by law, or by such Reorganized Debtor's Certificate of Incorporation or such Reorganized Debtor's Bylaws.

  5. Estate Representative. Within 15 days after the Confirmation Date, the Committee shall designate a person, subject to Arch's and the Debtors' consent (which consent shall not be unreasonably withheld) (the "Estate Representative"), who shall be responsible for the winding up of the Debtors' estates after the Effective Date. The Estate Representative shall have the authority to hire counsel and other advisors, to prosecute and settle Disputed Claims, to oversee distributions by the Exchange Agent, to pursue any preserved Causes of Action and otherwise to effect the closing of the Cases. The Estate Representative shall be reimbursed for all reasonable expenses incurred in the performance of his or her duties as Estate Representative by Arch based on a monthly budget to be submitted to Arch no later than ten Business Days prior to the end of each month after the Effective Date for the succeeding month, which Budget shall set forth in reasonable detail the proposed activities to be undertaken by the Estate Representative during such month and the estimated costs and expenses therefor. If Arch does not object to such Budget within five Business Days after receipt thereof, it shall be the final budget for such month. At least once every calendar quarter, the Estate Representative shall report to Arch on the material activities taken in the prior quarter and to be taken in the succeeding quarter, which activities shall be reasonably acceptable to Arch.

  D. Cancellation of Stock. On and as of the Effective Date, the Common Stock, and each share of capital stock of each Debtor other than MobileMedia not owned, beneficially and of record, by MobileMedia or one of the other Debtors, shall be canceled and rendered null and void.

  4.3 Distributions Occurring On and After the Effective Date.

  A. Distributions to Holders of Allowed Class 4 Claims. The cash distribution to be made to the holders of Allowed Class 4 Claims shall be made by wire transfer by Arch on the Effective Date or the first Business Day thereafter to the Pre-Petition Agent, which shall, subject to the rights of the Pre-Petition Agent, if any, against the other holders of Allowed Class 4 Claims under the 1995 Credit Agreement, promptly transmit to each such holder its Pro Rata Share of the cash provided by Arch; provided, that, if requested by a Standby Purchaser in writing at least two days prior to the Effective Date, any cash to be distributed to the Standby Purchaser on account of such Standby Purchaser's Allowed Class 4 Claim shall, in accordance with the instructions included in such written request, be applied on behalf of the Standby Purchaser first to the payment of any amounts required to be paid by such Standby Purchaser in accordance with its Standby Purchase Commitment.

  B. Distributions to Holders of Dial Page Notes.

  1. Exchange of Notes. The cash distribution to be made to the holders of Allowed Class 5 Claims shall be made by Reorganized Communications to the Dial Page Indenture Trustee on the Effective Date or the first Business Day thereafter, which shall, subject to the rights of such Dial Page Indenture Trustee as against holders of the Dial Page Notes under the Dial Page Indenture, transmit, upon surrender by a holder of its Dial Page Notes, the cash to which such holder is entitled under Section 2.7(C). The reasonable fees and expenses of the Dial Page Indenture Trustee incurred solely in connection with making such distributions, unless otherwise paid hereunder, shall be paid by Reorganized Communications to the extent so required by the Dial Page Indenture or as otherwise agreed between Reorganized Communications, the Dial Page Indenture Trustee and Arch, and in any case subject to required approvals of the Bankruptcy Court, if any.

  2. Lost Notes. If a holder of a Dial Page Note is unable to surrender such Note because it has been destroyed, lost or stolen, such holder may receive a distribution with respect to such Note upon request to the Dial Page Indenture Trustee in an acceptable form with: (i) proof of such holder's title to such Note; (ii) proof of the destruction or theft of such Note, or an affidavit to the effect that the same has been lost and after diligent search cannot be found; and (iii) such indemnification as may reasonably be required by the Reorganized Debtors to indemnify Arch, the Reorganized Debtors, the Dial Page Indenture Trustee and all other persons deemed appropriate by the Reorganized Debtors, against any loss, action, suit or other claim whatsoever that may be made as a result of such holder's receipt of a distribution on account of such Dial Page Note under this Plan.

  C. Distributions from Arch. Arch will distribute to each holder of an Allowed Class 6 Claim and each Standby Purchaser that exercised its Rights in accordance with the terms thereof (and, in the case of the Standby

Purchasers, in accordance with the terms of the Standby Purchase Commitment), on the Effective Date, for each Right so exercised, the Arch Common Shares or Arch Class B Shares, as applicable, and, if no Rights Offering Adjustment shall have occurred, Arch Warrants together comprising the Units subscribed for. Arch will distribute to each holder of an Allowed Class 6 Claim that was not Allowed as of the Rights Offering Supplemental Record Date, as soon as practicable after such Claim is Allowed (but no sooner than the Effective
Date), its Cash Equivalent, as provided in Section 2.8(C)(1)(d). In the event the exercise of Rights and the purchase of the Units would cause (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934) or (ii) the Standby Purchasers collectively, on the Effective Date, in the aggregate, to beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (a) more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors or (b) more than 49.0% of the total voting power of the capital stock of Arch, then, the "person" or "group" or the Standby Purchasers, shall receive in lieu of the Arch Common Shares included in such Units, Arch Class B Common Shares such that (x) such "person" or "group" or (y) the Standby Purchasers collectively, on the Effective Date, in the aggregate, beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (i) no more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors and (ii) no more than 49.0% of the total voting power of the capital stock of Arch on the Effective Date. For purposes of calculating the percentages referred to above, it will be assumed that no additional Class 6 Claims are Allowed after the Effective Date and all of the Arch Common Shares in the Creditor Stock Pool are distributed to the Allowed Class 6 Claims as of the Effective Date.

  D. Distributions from the Exchange Agent. On the Effective Date, Arch will deliver to the Exchange Agent a certificate, in the name of the Exchange Agent, for the number of Arch Common Shares comprising the Creditor Stock Pool. Distributions to the holders of Allowed Class 6 Claims other than on account of the Rights, on the Effective Date and thereafter, shall be made by the Exchange Agent on behalf of Reorganized Communications from the Arch Common Shares evidenced by the certificate so delivered by Arch.

  1. Holders of the Subordinated Notes. As soon as practicable after the Effective Date, Reorganized Communications shall cause the Exchange Agent to send a notice and a transmittal form (which shall specify that delivery shall be effected and risk of loss and title to the Subordinated Notes shall pass, only upon delivery of the Subordinated Notes to the Exchange Agent, and shall be in such form and have such other reasonable provisions as Arch may reasonably specify) to each holder of a Subordinated Note advising such holder of the effectiveness of the Merger and this Plan and the procedure for surrendering to the Exchange Agent such Subordinated Note in exchange for the Arch Common Shares issuable to it pursuant to Section 2.8(C).

  Commencing on the Effective Date, the Exchange Agent shall distribute to each holder of an Allowed Claim that constitutes a Subordinated Noteholder Claim, upon proper surrender of its Subordinated Notes, its Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Pro Rata Share of the Creditor Stock Pool shall be made to the holders of Allowed Class 6 Claims that constitute Subordinated Noteholder Claims who have surrendered their Subordinated Notes since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch Common Shares shall be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim constituting a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of the remaining shares in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f)).

  In the event of a transfer of ownership of Subordinated Notes that is not registered on the transfer records of the indenture trustee for such Subordinated Notes, the securities to be distributed may be distributed to a transferee of the Subordinated Notes if an executed letter of transmittal in form satisfactory to the Exchange Agent is presented to the Exchange Agent, accompanied by such documents as are required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid.

  After the Effective Date, there shall be no further registration of transfers on the record books of Reorganized Communications of the Subordinated Notes outstanding prior to the Effective Date. If, after the Effective Date, the Subordinated Notes are presented to Reorganized Communications for any reason, they shall be canceled and exchanged as provided in this Section 4.3(D)(1).

  If any Arch Common Shares are to be issued in the name of a person other than the person in whose name the Subordinated Note surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Arch Common Shares that (i) the Subordinated Note so surrendered shall be transferable, and shall be properly assigned and endorsed, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Person shall be liable to a holder of Subordinated Notes for any Arch Common Shares issuable to such holder pursuant to Section 2.8(C) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  No dividends or other distributions that are payable to the holders of record of Arch Common Shares as of a date on or after the Effective Date shall be paid to holders of Allowed Class 6 Claims entitled to receive Arch Common Shares pursuant to Section 2.8(C) until such holders surrender their Subordinated Notes in accordance with this Section 4.3(D)(1). Upon such surrender, Arch shall pay or deliver to the persons in whose name the certificates representing such Arch Common Shares are issued any dividends or other distributions that have been paid or are payable to the holders of record of Arch Common Shares as of a date on or after the Effective Date and which were paid or delivered between the Effective Date and the time of such surrender; provided, that no such person shall be entitled to receive any interest on such interest payments, dividends or other distributions.

  If a holder of a Subordinated Note is unable to surrender such Note because it has been destroyed, lost or stolen, such holder may receive a distribution with respect to such Note upon request to the Exchange Agent in an acceptable form with: (i) proof of such holder's title to such Note; (ii) proof of the destruction or theft of such Note, or an affidavit to the effect that the same has been lost and after diligent search cannot be found; and (iii) such indemnification as may reasonably be required by the Reorganized Debtors to indemnify Arch, the Reorganized Debtors, the Exchange Agent and all other persons deemed appropriate by the Reorganized Debtors against any loss, action, suit or other claim whatsoever that may be made as a result of such holder's receipt of a distribution on account of such Subordinated Note under this Plan.

  2. Holders of Allowed Class 6 Claims other than the Subordinated Noteholder Claims. On the Effective Date, the Exchange Agent shall distribute to each holder of an Effective Date Allowed Claim other than a Subordinated Noteholder Claim its Class 6 Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Pro Rata Share of the Creditor Stock Pool shall be made to each holder of a Class 6 Claim other than a Subordinated Noteholder Claim whose Claim has been Allowed (as certified by the Estate Representative to the Exchange Agent) since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch Common Shares shall be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim other than a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of any shares remaining in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f)).

  3. Fractional Interests. The Arch Capital Shares shall be issued and distributed in whole shares, and not in fractional shares. To the extent that any holder would be entitled to a fractional Arch Capital Share but for this provision, such holder shall, at Arch's option, (i) be paid by Reorganized Communications cash in an amount equal to the fraction of said share multiplied by the price of an Arch Capital Share on the Effective Date, or
(ii) receive the number of whole shares determined by rounding up to the next whole number of shares. Arch Warrants shall be issued and distributed in whole units, and not in fractional units. To the extent that any holder would be entitled to a fractional Arch Warrant but for this provision, such holder shall receive the number of whole warrants determined by rounding up to the next whole number of warrants. For purposes of this Section 4.3(D), holders of Allowed Claims under or evidenced by the Notes shall, in the case of Notes held in street name, mean the beneficial holders thereof.

  E. Undeliverable Distributions.

  1. Method of Distribution. All property under this Plan to be distributed by mail shall be sent to the latest mailing address filed of record with the Bankruptcy Court for the party entitled thereto or, if no such mailing address has been so filed, the mailing address reflected in the Schedules or, in the case of the holder of Notes, to the latest mailing address maintained of record by the pertinent indenture trustee or, if no mailing address is maintained of record, to the pertinent indenture trustee.

  2. Holding and Investment of Undeliverable Distributions. If any Allowed Claim holder's distribution is returned to the Debtors, Reorganized Debtors, Arch or the Exchange Agent as undeliverable, no further distributions will be made to such holder unless the Debtors, Reorganized Debtors, Arch or the Exchange Agent, as applicable, are notified in writing of such holder's then-current address. Undeliverable distributions will remain in the possession of the Debtors, Reorganized Debtors, Arch or the Exchange Agent, as applicable, pursuant to this Section 4.3(E)(2) until such time as a distribution becomes deliverable. Undeliverable cash will be held in a segregated bank account in the name of the Reorganized Debtors for the benefit of the potential claimants of such funds and, until such time as such cash becomes property of Arch pursuant to Section 4.3(E)(4), such cash will not constitute property of Arch. The Reorganized Debtors will invest any undeliverable cash in a manner consistent with the Reorganized Debtors' investment and deposit practices. Undeliverable shares of newly-issued Arch Common Shares will be held by the Exchange Agent for the benefit of the potential claimants of such securities until the expiration of the time period set forth in Section 4.3(E)(4).

  3. After Distributions Become Deliverable. On each Semi-Annual Distribution Date and on the Final Distribution Date, the Debtors, Reorganized Debtors, Arch or the Exchange Agent, as applicable, will make all distributions that have, prior to such date, become deliverable to holders of Allowed Claims. Each such distribution will include, to the extent applicable, dividends or other distributions, if any, that would have been paid in respect of the shares of Arch Common Shares or Arch Class B Common Shares distributed to such holder from the Effective Date through the date of such distribution (without any interest thereon).

  4. Undistributed Property. Any property that remains undeliverable to the holders of Allowed Claims as of the later of the Final Distribution Date and the date that is two years after the Effective Date shall be delivered to, and become the property of, Arch.

  F. Compliance with Tax Requirements.

  1. In connection with this Plan, to the extent applicable, the Reorganized Debtors will comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to this Plan that may be necessary or appropriate to comply with such withholding and reporting requirements.

  2. Notwithstanding any other provision of this Plan, each entity that has received any distribution pursuant to this Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

  4.4 Procedure For Determination of Claims and Interests.

  A. Bar Date For Administrative Claims.

  1. All applications for compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Confirmation Date and all other requests for payment of administrative costs and expenses incurred prior to the Confirmation Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) shall be served on the Reorganized Debtors, the DIP Agent, the Pre-Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Confirmation Date. Any such claim that is not filed and served within this time shall be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided, that Arch shall have no right to object to any such application for professional fees. From and after the hearing on such applications, the Debtors (or the Reorganized Debtors if the hearing is after the Effective Date) shall be authorized to pay all of its and the Committee's professionals in full based on monthly statements delivered to the Debtors subject to the final hearing described in Section 4.4(A)(2).

  2. All applications for final compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered on or after the Confirmation Date and prior to the Effective Date and all other requests for payment of administrative costs and expenses incurred on or after the Confirmation Date and prior to the Effective Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) shall be served on the Reorganized Debtors, the DIP Agent, the Pre-Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Effective Date. Any such claim that is not served and filed within this time shall be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided, that Arch shall have no right to object to any such application for professional fees.

  B. Objections To Claims.

  1. Objections to any Administrative Claim (other than Administrative Claims governed by Section 4.4(A)) and to any other Claim (other than Class 6 Claims governed by the next sentence of this Section 4.4(B)(1)) must be filed no later than the Effective Date. Objections must be filed no later than the Rights Offering Commencement Date as to any Class 6 Claim other than Class 6 Claims relating to the rejection of executory contracts or unexpired leases pursuant to this Plan. Objections shall be served on the holder of any Claim being objected to and counsel for each of Arch, the Pre-Petition Agent, the DIP Agent and the Committee. No distribution shall be made on account of any Claim that is not Allowed. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property shall be held in trust for and shall promptly be returned to the Reorganized Debtors.

  2. On and after the Effective Date, only the Estate Representative shall have authority to continue to prosecute, settle or withdraw objections to Claims. After the Effective Date, the Estate Representative shall be entitled to compromise or settle any Disputed Claim without seeking approval of the Bankruptcy Court. The Estate Representative shall be paid subject to the budget described in Section 4.2(C)(5), but without seeking approval of the Bankruptcy Court.

  3. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, payments and distributions on account of such Allowed Claim shall be made in accordance with the provisions of this Plan governing the Class of Claims to which such Claim belongs. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, any property that would have been distributed prior to the date on which a Disputed Claim becomes an Allowed Claim shall be distributed, together with any dividends, payments or other distributions made on account of such property from the date such distributions would have been due had such Claim then been an Allowed Claim to the date such distributions are made (without any interest thereon).

  4.5 Issuance of Arch Capital Shares. On and as of the Effective Date, Arch will issue the Arch Common Shares and, if applicable pursuant to Section 4.3(C), Arch Class B Common Shares to be distributed to the holders of Allowed Class 6 Claims, to all persons that exercised Rights and, if applicable, the Standby Purchasers.

  4.6 Issuance of Warrants. On and as of the Effective Date, Arch will issue, as applicable, the Arch Warrants or the Arch Participation Warrants, as contemplated by this Plan, the Rights, the Standby Purchase Commitment and the Merger Agreement.

  4.7 Issuance of Rights. On and as of the Rights Offering Commencement Date, Arch will issue the Rights, as contemplated by this Plan and the Merger Agreement. On and as of the Arch Stockholder Rights Offering Commencement Date, Arch will issue the Arch Stockholder Rights, as contemplated by this Plan and the Merger Agreement.

  4.8 Exemption from Securities Laws. All notes, instruments, stock and other securities distributed pursuant to this Plan (other than the Rights and the Units) are entitled to the benefits and exemptions provided by section 1145 of the Code.

  4.9 Registration Rights Agreement. Each Person (other than the Standby Purchasers) that, as a result of the transactions contemplated by this Plan, becomes the beneficial owner (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of at least 10% of the outstanding Arch Capital Shares, shall be entitled to become a party to the Registration Rights Agreement.

  4.10 Effectuating Documents; Further Transactions; Exemption From Certain Transfer Taxes. The Chief Executive Officer, President, Chief Financial Officer or any Vice President of Reorganized Communications or the Debtors, or such other persons as the Bankruptcy Court may designate at the request of the Debtors, will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan. The Secretary or any Assistant Secretary of each Debtor or the Reorganized Debtors or such other persons as the Bankruptcy Court may designate at the request of the Debtors will be authorized to certify or attest to any of the foregoing actions.

  Pursuant to section 1146(c) of the Code (a) the issuance, transfer or exchange of Arch Capital Shares, (b) the creation of any mortgage deed or trust or other security interest and (c) the making of any agreement or instrument in furtherance of, or in connection with, this Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, or assignments executed in connection with the Merger Agreement, will not be subject to any stamp, real estate transfer tax or similar tax.

  4.11 Release of Security Interests. Within ten Business Days after the Confirmation Date, the Pre-Petition Agent shall deliver to Communications UCC-3 termination statements and such other documents as are reasonably requested by Communications to evidence the termination of the security interests granted to the Pre-Petition Agent to secure amounts outstanding under the 1995 Credit Agreement, which statements and other documents shall be held by Communications in escrow and released for filing only upon receipt by the Pre-Petition Agent of the distribution provided for in Section 4.3(A).

                                   ARTICLE V

                         Conditions to Effective Date

  5.1 Conditions to Occurrence of Effective Date. Each of the following is a condition to the Effective Date:

    A. That the Confirmation Order has been entered by the Bankruptcy Court, more than ten (10) days have elapsed since the Confirmation Date, no stay of the Confirmation Order is in effect and the Confirmation Order has not been reversed, modified or vacated;

    B. That all conditions to the Closing under the Merger Agreement (other than the condition set forth in Section 5.1(j) of the Merger Agreement) have been satisfied or waived by the party entitled thereto, and the Merger shall occur as contemplated by Section 4.2(B)(ii); and

    C. The commitments under the DIP Credit Agreement shall have terminated, all amounts owing under or in respect of the DIP Credit Agreement shall have been paid in full in cash and any outstanding letters of credit issued under and in connection with the DIP Credit Agreement or the 1995 Credit Agreement shall have been terminated or satisfied, or the Debtors shall have provided cash collateral therefor in accordance with the terms of the DIP Credit Agreement or the 1995 Credit Agreement, as applicable.

  5.2 Effect of Non-occurrence of Conditions to the Effective Date. If the Merger Agreement is terminated in accordance with its terms, then the Confirmation Order shall be vacated by the Bankruptcy Court unless the

Debtors, Arch or the Committee files a motion opposing the vacation of the Confirmation Order within ten Business Days after termination of the Merger Agreement. The Confirmation Order may not be vacated after all the conditions to the Effective Date have either occurred or been waived.

  5.3 Non-consensual Confirmation. Because Classes 7, 8 and 9 are deemed not to have accepted this Plan pursuant to section 1126(g) of the Code, as to such Classes and any other Class that votes to reject this Plan, the Debtors are seeking confirmation of this Plan in accordance with section 1129(b) of the Code either under the terms provided herein or upon such terms as may exist if this Plan is modified in accordance with section 1127(d) of the Code. In the event Class 4 votes to reject this Plan, the Debtors, the Committee and Arch each reserves the right to contest all or any portion of the amount of the Allowed Class 4 Claims as set forth in Section 2.6(B).

                                  ARTICLE VI

          Discharge, Termination, Injunction and Subordination Rights

  6.1 Discharge of Claims and Termination of Interests.

  A. Except as provided in the Confirmation Order, the rights afforded under this Plan and the treatment of Claims and Interests under this Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from the Petition Date. Except as provided in this Plan or the Confirmation Order, Confirmation will, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Code, whether or not (x) a proof of claim based on such debt is filed or deemed filed pursuant to section 501 of the Code, (y) a Claim based on such debt is allowed pursuant to section 502 of the Code, or (z) the holder of a Claim based on such debt has accepted this Plan and (ii) satisfy or terminate all Interests and other rights of equity security holders in the Debtors.

  B. As of the Effective Date, except as provided in this Plan or the Confirmation Order, all entities will be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction or termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

  6.2 Injunctions.

  A. Except as provided in this Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

  B. As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to this Plan are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

  C. By accepting a distribution pursuant to this Plan, each holder of an Allowed Claim receiving such distribution pursuant to this Plan will be deemed to have specifically consented to the injunctions set forth in this Section 6.2.

  6.3 Termination of Subordination Rights and Settlement of Related Claims and Controversies.

  A. The classification and manner of satisfying all Claims and Interests under this Plan takes into consideration all contractual, legal and equitable subordination and turnover rights, whether arising under general principles of equitable subordination, section 510(c) of the Code or otherwise, that a holder of a Claim or Interest or the Debtors may have against other Claim holders with respect to any distribution made pursuant to this Plan. On the Effective Date, all contractual, legal, equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any distribution to be made pursuant to this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to this Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

  B. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the enforcement or termination of all contractual, legal and equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to this Plan on account of such Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors and the Reorganized Debtors and their respective property and Claim and Interest holders, and is fair, equitable and reasonable.

                                  ARTICLE VII

                                 Miscellaneous

  7.1 Retention of Jurisdiction. Following the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is set forth in this Plan. Without in any manner limiting the scope of the foregoing, the Bankruptcy Court shall retain jurisdiction for the following purposes:

  A. To determine the allowability, classification, priority or subordination of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date, or to hear proceedings to subordinate Claims or Interests brought by any party in interest with standing to bring such objection or proceeding;

  B. To construe and to take any action authorized by the Code and requested by the Reorganized Debtors or any other party in interest to enforce this Plan and the documents and agreements filed in connection with this Plan, issue such orders as may be necessary for the implementation, execution and consummation of this Plan, including, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of this Plan and to ensure conformity with the terms and conditions of this Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

  C. To determine any and all applications for allowance of compensation and expense reimbursement of professionals retained by the Debtors, the Reorganized Debtors or the Committee, and for members of the Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

  D. To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

  E. To resolve any dispute regarding the implementation or interpretation of this Plan, the Merger Agreement or any related agreement or document that arises at any time before the Cases are closed, including determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors' obligations to cure defaults under assumed contracts, leases, franchises and permits;

  F. To determine any and all applications pending on the Confirmation Date for the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, and the allowance of any Claim resulting therefrom;

  G. To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought on or before the Effective Date;

  H. To determine matters concerning local, state and federal taxes in accordance with sections 346, 505 and 1146 of the Code, and to determine any tax claims that may arise against the Debtors or Reorganized Debtors as a result of the transactions contemplated by this Plan;

  I. To resolve any dispute arising out of actions taken by the Estate Representative;

  J. To modify this Plan pursuant to section 1127 of the Code, or to remedy any apparent nonmaterial defect or omission in this Plan, or to reconcile any nonmaterial inconsistency in this Plan so as to carry out its intent and purposes; and

  K. For such other purposes as may be provided for in the Confirmation Order.

  Prior to the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.

  7.2 Retention and Enforcement Of Causes Of Action. Pursuant to section 1123(b)(3)(B) of the Code, but subject to Sections 7.3 and 7.4 of this Plan, the Reorganized Debtors, on behalf of themselves and holders of Allowed Claims and Interests, shall retain all Causes of Action that the Debtors had or had power to assert immediately prior to the Effective Date, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such Causes of Action. All Causes of Action shall remain the property of the Reorganized Debtors. Nothing contained in this Plan shall constitute a waiver of the rights, if any, of the Debtors or the Reorganized Debtors to a jury trial with respect to any Cause of Action or objection to any Claim or Interest.

  7.3 Limitation of Liability. None of the Debtors, the Reorganized Debtors, Arch or any affiliate thereof, the Committee, the Pre-Petition Agent, the Pre-Petition Lenders, the DIP Agent, the DIP Lenders, the Standby Purchasers, the indenture trustees for the Notes, Arch's financing sources, nor any of their respective officers, directors, employees, members, agents, underwriters or investment bankers, nor any other professional Persons employed by any of them (collectively, the "Exculpated Persons"), shall have or incur any liability to any

Person for any act taken or omission made in good faith in connection with or related to formulating, negotiating, implementing, confirming or consummating this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan. The Exculpated Persons shall have no liability to any Debtor, holder of a Claim, holder of an Interest, other party in interest in the Cases or any other Person for actions taken or not taken under this Plan, in connection herewith or with respect hereto, or arising out of their administration of this Plan or the property to be distributed under this Plan, in good faith, including, without limitation, failure to obtain Confirmation of this Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date, and in all respects such Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

  7.4 Releases.

  A. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, each of the Debtors' (1) present officers and directors, (2) former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding), (3) the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such directors and (4) their respective professional advisers (collectively, the "Officer and Director Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the Debtors (before, on or after the Petition Date), the Cases or this Plan (collectively, the "Released Matters"); provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior; and provided, further, that such release shall not be granted to any Officer or Director Releasee who has a Disputed Claim as of the Effective Date.

  B. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, each of (1) the Pre-Petition Lenders, the Pre-Petition Agent, the DIP Lenders and the DIP Agent and (2) their respective professional advisers (collectively, the "Lender Releasees"), from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

  C. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, (1) each member of the Committee, the Committee and their respective present or former members, officers, directors, employees, affiliates, advisors, attorneys or agents (collectively, the "Representatives"), (2) the Standby Purchasers and their Representatives, and
(3) their respective professional advisers (collectively, the "Creditor Releasees"), from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

  D. On the Effective Date, the Reorganized Debtors, on their own behalf and as representatives of the Debtors' estates, in consideration of services rendered in the Cases and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, release unconditionally, and are deemed to release unconditionally, Arch, any affiliate of Arch, or Arch's financing sources, agents, underwriters and investment bankers and their respective professional advisers (collectively, the "Arch Releasees") from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

  E. On the Effective Date, Arch and its subsidiaries shall be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees and the Creditor Releasees from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior; and provided, further, that such release shall not be granted to any Officer or Director Releasee who has a Disputed Claim as of the Effective Date.

  F. On the Effective Date, each holder of a Claim that is entitled to vote on this Plan shall be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees and the Arch Releasees from the Released Matters; provided, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior and shall not constitute a release of any recovery such holder would be entitled to as a plaintiff or putative plaintiff in the Securities Actions or any action initiated after the date hereof based upon similar factual allegations or alleging similar causes of action to the Securities Actions; and provided, further, that a holder (other than Arch) may elect, by checking the appropriate box or boxes provided on the Ballot, not to grant such release as to the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees or the Arch Releasees, or all of them.

  G. The Confirmation Order shall contain a permanent injunction to effectuate the releases granted in the foregoing Sections 7.4(A), (B), (C), (D), (E) and
(F). Any release granted pursuant to the foregoing Sections 7.4(A), (B), (C),
(D), (E) and (F) shall be ineffective and null and void automatically and immediately upon the assertion by any released party of any claim in any manner or in any forum against any party that granted the release, and all Causes of Action that the Debtors had or had the power to assert immediately prior to the Effective Date with respect to any such party shall be preserved and become the property of the Reorganized Debtors pursuant to Section 7.2.

  7.5 Indemnification Obligations; Directors' and Officers' Liability
Insurance.

  A. Director Indemnification Obligations and Excluded Indemnification Obligations shall be deemed to be, and shall be treated as if they are, executory contracts that are rejected pursuant to section 365 of the Code. Any Claims arising out of the rejection of the Indemnification Obligations pursuant to this Section 7.5(A) shall be subordinated in full under sections 510(b) and 510(c) of the Code.

  B. Benefit Plan Indemnification Obligations and Indemnification Obligations with respect to officers and employees who are officers and employees of the Debtors as of the Effective Date (other than Excluded Indemnification Obligations) shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed agreements under this Plan and such obligations (subject to any defenses thereto) shall remain unaffected and shall not be discharged or impaired hereby, and any Claim for indemnification filed by any such party shall not be an Allowed Claim hereunder; provided, that the foregoing assumption shall not affect any release of any such obligation given in writing to the Debtors before the Effective Date or to the Reorganized Debtors on or after the Effective Date or any other releases under
Section 7.4.

  C. On the Effective Date, the Reorganized Debtors shall purchase a "run-off" policy for the Debtors' current and former directors and officers (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding), which policy shall provide for aggregate coverage up to $40 million (or such lesser amount as can be purchased for a premium of $750,000) for claims made during a period of at least three (3) years following the Effective Date based on alleged "wrongful acts" through the Effective Date, and shall contain such other usual and customary terms and conditions as are approved by the Board of Directors of MobileMedia.

  D. As of the Effective Date, Arch shall make available up to an aggregate amount of $1,000,000 (the "Defense Fund") to be used by present and former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding) of the Debtors solely for the costs and expenses (including reasonable attorneys' fees and expenses) of defending the Securities Actions not otherwise covered by the Debtors' insurance. The Defense Fund is being provided by Arch at its election and not in exchange for any Claim or

Interest by any officer or director. Provision of the Defense Fund hereunder shall not negate, constitute a waiver or modification of or otherwise impair the discharge of the Debtors and the Reorganized Debtors under sections 524 and 1141 of the Code and this Plan. As a condition to any officer or director obtaining amounts from the Defense Fund, such officer or director shall deliver to Arch, at Arch's request, a release, in form and substance reasonably acceptable to Arch, confirming the unconditional release and discharge of the Arch Releasees and the Reorganized Debtors from the Released Matters. Any officer or director shall be required to reimburse Arch for any amounts obtained from the Defense Fund that are subsequently covered by insurance.

  7.6 Terms BindingVII.6 Terms Binding. Upon the entry of the Confirmation Order, all provisions of this Plan, including all agreements, instruments and other documents filed in connection with this Plan and executed by the Debtors, Arch or the Reorganized Debtors in connection with this Plan, shall be binding upon the Debtors, Arch, the Reorganized Debtors, all Claim and Interest holders and all other entities that are affected in any manner by this Plan. All agreements, instruments and other documents filed in connection with this Plan shall have full force and effect, and shall bind all parties thereto as of the entry of the Confirmation Order, whether or not such exhibits actually shall be executed by parties other than the Debtors or the Reorganized Debtors, or shall be issued, delivered or recorded on the Effective Date or thereafter.

  7.7 Additional Terms of Securities and Other Instruments. Any modification of the Merger Agreement, the Arch Warrants, Arch Common Shares and Arch Class B Common Shares, and all other securities or agreements issued or entered into pursuant to this Plan after the Voting Deadline, shall be treated as a Plan modification and shall be governed by section 1127 of the Code.

  7.8 Post-Consummation Effect of Evidences of Claims or Interests. Notes, stock certificates and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by this Plan.

  7.9 Payment Dates. Whenever any payment to be made under this Plan is due on a day other than a Business Day, such payment shall instead be made, without interest, on the next succeeding Business Day.

  7.10 Successors and Assigns. The rights, benefits and obligations of any person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assignee of such person.

  7.11 Inconsistencies. In the event that there is any inconsistency between this Plan and the Disclosure Statement, any exhibit to this Plan or any other instrument or document created or executed pursuant to this Plan, this Plan shall govern.

  7.12 Compliance with Applicable Law. It is intended that the provisions of this Plan (including the implementation thereof) shall be in compliance with applicable law, including, without limitation, the Code, the Delaware General Corporation Law, as amended, the Communications Act of 1934, as amended, the Securities Act of 1933, as amended, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as, in each case, any rules and regulations promulgated thereunder. If the Debtors shall conclude that this Plan may not comply with any of the foregoing, then and in such event the Debtors intend to amend this Plan in such respects as they deem necessary to bring this Plan into compliance therewith.

  7.13 Governing Law. Except to the extent that the Code or any other federal law is applicable or to the extent the law of a different jurisdiction is validly elected by the Debtors, the rights, duties and obligations arising under this Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the laws of the State of Delaware.

  7.14 Severability. If the Bankruptcy Court determines at the Confirmation Hearing that any material provision of this Plan is invalid or unenforceable, such provision, to the extent the Debtors, Arch and the Committee agree, but subject to section 1127 of the Code, shall be severable from this Plan and null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Plan.

  7.15 Incorporation by Reference. Each Exhibit or Schedule hereto is incorporated herein by reference.

                                          MOBILEMEDIA COMMUNICATIONS, INC.
                                          MOBILEMEDIA CORPORATION
                                          MOBILEMEDIA COMMUNICATIONS, INC.
                                           (CALIFORNIA)
                                          MOBILEMEDIA DP PROPERTIES, INC.
                                          MOBILEMEDIA PCS, INC.
                                          DIAL PAGE SOUTHEAST, INC.
                                          RADIO CALL COMPANY OF VA. INC.
                                          MOBILEMEDIA PAGING, INC.
                                          MOBILE COMMUNICATIONS CORPORATION OF
                                           AMERICA
                                          MOBILECOMM OF THE SOUTHEAST, INC.
                                          MOBILECOMM OF THE NORTHEAST, INC.
                                          MOBILECOMM NATIONWIDE OPERATIONS,
                                           INC.
                                          MOBILECOMM OF TENNESSEE, INC.
                                          MOBILECOMM OF THE SOUTHEAST PRIVATE
                                           CARRIER OPERATIONS, INC.
                                          MOBILECOMM OF THE SOUTHWEST, INC.
                                          MOBILECOMM OF FLORIDA, INC.
                                          MOBILECOMM OF THE MIDSOUTH, INC.
                                          FWS RADIO, INC.
                                          MOBILECOMM OF THE WEST, INC.

                                          Debtors and Debtors-in-Possession

                                             /s/ Joseph A. Bondi
                                          By:__________________________________
                                            Joseph A. Bondi
                                            Chairman--Restructuring of
                                            MobileMedia Corporation

J. Ronald Trost
James D. Johnson
Shelley C. Chapman
Lee M. Stein
SIDLEY & AUSTIN
875 Third Avenue
New York, New York 10022
(212) 906-2000

James L. Patton, Jr. (No. 2202)
Joel A. Waite (No. 2925)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
11th Floor--Rodney Square North
P.O. Box 391
Wilmington, Delaware 19899
(302) 571-6600

COUNSEL TO DEBTORS AND DEBTORS-IN-POSSESSION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ARCH SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                           SUMMARY TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  14
The Rights Offering......................................................  26
Use of Proceeds..........................................................  34
Dilution.................................................................  34
Selected Historical Consolidated Financial and Operating Data............  35
Unaudited Selected Pro Forma Consolidated Financial Data.................  39
Comparative Per Share Data...............................................  40
Market Price Information and Dividend Policy.............................  41
The Merger and the Reorganization........................................  42
The Merger Agreement.....................................................  49
The MobileMedia Plan of Reorganization...................................  64
The Combined Company.....................................................  69
Unaudited Pro Forma Condensed Consolidated Financial Statements..........  76
Industry Overview........................................................  82
Business.................................................................  88
Certain Federal Income Tax Considerations................................ 134
Description of Securities................................................ 139
Description of Certain Arch Indebtedness................................. 146
Legal Matters............................................................ 155
Experts.................................................................. 155
Index to Financial Statements............................................ F-1
Disclosure Statement to Debtors' Second Amended Joint Plan of
 Reorganization.......................................................... A-1
Agreement and Plan of Merger
 (Composite Copy)........................................................ B-1
Debtors' Second Amended Joint Plan of Reorganization .................... C-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    [LOGO]

                        ARCH COMMUNICATIONS GROUP, INC.

                          SHARES OF COMMON STOCK

                      SHARES OF CLASS B COMMON STOCK

                         STOCK PURCHASE WARRANTS

         TRANSFERABLE RIGHTS TO PURCHASE SUCH STOCK AND WARRANTS

                                ---------------

                                  PROSPECTUS

                                ---------------

                                       , 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Arch's Restated Certificate of Incorporation provides that Arch will, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

  Arch's Restated Certificate of Incorporation also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

    2.1** Agreement and Plan of Merger, dated as of August 18, 1998, by and among Arch Communications Group, Inc., Farm Team Corp., MobileMedia
          Corporation and MobileMedia Communications, Inc.,
    2.2** First Amendment to Agreement and Plan of Merger, dated as of September 3, 1998, by and among Arch Communications Group, Inc., Farm
          Team Corp. and MobileMedia Communications, Inc.
    3.1   Restated Certificate of Incorporation. (1)
    3.2   Certificate of Designations establishing the Series B Junior
          Participating Preferred Stock. (2)
    3.3 Certificate of Correction, filed with the Secretary of State of Delaware on February 15, 1996. (1)
    3.4   Certificate of Designations establishing the Series C Convertible
          Preferred Stock. (3)
    3.5** Form of Certificate of Amendment to the Restated Certificate of
          Incorporation
    3.6** Form of Certificate of Amendment to the Restated Certificate of
          Incorporation
    3.7   By-laws, as amended. (1)
    4.1   Indenture, dated February 1, 1994, between Arch Communications, Inc.
          (formerly known as USA Mobile Communications, Inc. II) and United
          States Trust Company of New York, as Trustee, relating to the 9 1/2%
          Senior Notes due 2004 of Arch Communications, Inc.(4)
    4.2   Indenture, dated December 15, 1994, between Arch Communications, Inc.
          (formerly known as USA Mobile Communications, Inc. II) and United
          States Trust Company of New York, as Trustee, relating to the 14%
          Senior Notes due 2004 of Arch Communications, Inc. (5)
    4.3   Indenture, dated June 29, 1998, between Arch Communications, Inc. and
          U.S. Bank Trust National Association, as Trustee, relating to the 12
          3/4% Senior Notes due 2007 of Arch Communications, Inc. (3)
    5.1*  Opinion of Hale and Dorr LLP
    8.1*  Tax opinion of Hale and Dorr LLP
   10.1   Second Amended and Restated Credit Agreement (Tranche A and Tranche C
          Facilities), dated June 29, 1998, among Arch Paging, Inc., the
          Lenders party thereto, The Bank of New York, Royal Bank of Canada and
          Toronto Dominion (Texas), Inc. (3)
   10.2 Second Amended and Restated Credit Agreement (Tranche B Facility), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto. The Bank of New York, Royal Bank of Canada and Toronto
          Dominion (Texas), Inc. (3)
   10.3   Asset Purchase and Sale Agreement, dated April 10, 1998, among
          OmniAmerica, Inc. and certain subsidiaries of Arch Communications
          Group, Inc. (3)
   10.4   Letter agreement, dated June 10, 1998, between Arch Communications
          Group, Inc. and Motorola, Inc. (3)(6)
   10.5** Debtors' Second Amended Joint Plan of Reorganization, dated as of
          September 3, 1998, included as Annex C to the Prospectus which is a part of this Registration Statement.

    10.6**  Commitment Letters to Purchase Stock and Warrants, dated as of
            August 18, 1998, by and among Arch Communications Group, Inc.,
            MobileMedia Communications Inc. and W. R. Huff Asset Management
            Co., L.L.C., The Northwestern Mutual Life Insurance Company,
            Northwestern Mutual Series Fund, Inc., Credit Suisse First Boston
            Corporation and Whippoorwill Associates, Inc.
    10.7**  Amendments to Commitment Letters to Purchase Stock and Warrants,
            dated as of September 3, 1998, by and among Arch Communications
            Group, Inc., MobileMedia Communications Inc. and W.R. Huff Asset
            Management Co., L.L.C., The Northwestern Mutual Life Insurance
            Company, Northwestern Mutual Series Fund, Inc., Credit Suisse First
            Boston Corporation and Whippoorwill Associates, Inc.
    10.8**  Form of Registration Rights Agreement among Arch Communications
            Group, Inc. and W. R. Huff Asset Management Co., L.L.C., The
            Northwestern Mutual Life Insurance Company, Northwestern Mutual
            Series Fund, Inc., Credit Suisse First Boston Corporation and
            Whippoorwill Associates, Inc.
    10.9**  Form of Registration Rights Agreement among Arch Communications
            Group, Inc. and certain Stockholders.
    10.10   Amendment No. 1 to Rights Agreement, dated June 29, 1998, between
            Arch Communications Group, Inc. and the Bank of New York. (3)
    10.11** Amendment No. 2 to Rights Agreement, dated as of August 18, 1998, amending the Rights Agreement between Arch Communications Group,
            Inc. and the Bank of New York.
    10.12** Amendment No. 3 to Rights Agreement, dated September 3, 1998, amending the Rights Agreement between Arch Communications Group,
            Inc. and the Bank of New York.
    10.13*  Disclosure Statement to Debtors' Second Amended Joint Plan of
            Reorganization, dated September 3, 1998.
    10.14** Form of Warrant Agreement, between Arch Communications Group, Inc.
            and the Bank of New York, as provided for in the First Amendment to
            Agreement and Plan of Merger dated as of September 3, 1998, by and among Arch Communications Group, Inc, Farm Team Corp. and
            MobileMedia Communication Inc.
    10.15** Commitment Letter, dated as of August 18, 1998, by and among Arch
            Paging, Inc. and The Bank of New York, BNY Capital Markets, Inc.,
            Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank
            of Canada and Barclays Bank PLC amending the Second and Amended
            Restated Credit Agreements, dated June 29, 1998 (Tranche A, B and C
            Facilities).
    10.16** Bridge Commitment Letter, dated as of August 20, 1998, among Arch
            Communications, Inc., Arch Communications Group, Inc. and The Bear
            Stearns Companies, Inc., The Bank of New York, TD Securities (USA)
            Inc. and the Royal Bank of Canada.
    10.17** Amendment No. 1 to Registration Rights Agreement, dated August 19,
            1998, amending the Registration Rights Agreement dated as of June
            29, 1998 by and among Arch Communications Group, Inc. and the
            Sandler Capital Partners IV, LP, Sandler Capital Partners IV, FTE
            LP, South Fork Partners, The Georgica International Fund Limited,
            Aspen Partners and Consolidated Press International Limited.
   +10.18   Amended and Restated Stock Option Plan (8)
   +10.19   Non-Employee Directors' Stock Option Plan (9)
   +10.20   1989 Stock Option Plan, as amended (1)
   +10.21   1995 Outside Directors' Stock Option Plan (10)
   +10.22   1996 Employee Stock Purchase Plan (11)
   +10.23   1997 Stock Option Plan (12)
   +10.24   Deferred Compensation Plan for Nonemployee Directors (13)
   +10.25   Form of Executive Retention Agreement by and between Messrs. Baker,
            Daniels, Kuzia, Pottle and Saynor (13)
    10.26   Stock Purchase Agreement, dated June 29, 1998, among Arch
            Communications Group, Inc., Sandler Capital Partners IV, L.P.,
            Sandler Capital Partners IV FTE, L.P., Harvey Sandler, John
            Kornreich, Michael J. Marocco, Andrew Sandler, South Fork Partners,
            the Georgica International Fund Limited, Aspen Partners and
            Consolidated Press International Limited (3)
    10.27   Registration Rights Agreement, dated June 29, 1998, among Arch
            Communications Group, Inc., Sandler Capital Partners IV, L.P.,
            Sandler Capital Partners IV FTE, L.P., Harvey Sandler, John
            Kornreich, Michael J. Marocco, Andrew Sandler, South Fork Partners,
            The Georgica International Fund Limited, Aspen Partners and
            Consolidated Press International Limited (3)
    10.28   Exchange Agreement, dated June 29, 1998, between Adelphia
            Communications Corporation and Benbow PCS Ventures, Inc. (3)
    10.29   Promissory Note, dated June 29, 1998, in the Principal amount of
            $285,015, issued by Benbow PCS Ventures, Inc. to Lisa-Gaye Shearing
            (3)

   10.30  Guaranty, dated June 29, 1998, given by Arch Communications Group,
          Inc. to Adelphia Communications Corporation (3)
   10.31  Guaranty, dated June 29, 1998, given by Arch Communications Group,
          Inc. to Lisa-Gaye Shearing (3)
   10.32  Registration Rights Agreement, dated June 29, 1998, among Arch
          Communications Group, Inc., Adelphia Communications Corporation and
          Lisa-Gaye Shearing (3)
   12.1*  Statement re computation of earnings per share
   21.1*  Subsidiaries of the Registrant
   23.1* Consent of Hale and Dorr LLP (contained in its opinion filed as Exhibit 5.1)
   23.2** Consent of Arthur Andersen LLP
   23.3** Consent of Ernst & Young LLP
   23.4** Consent of Wilkinson, Barker, Knauer & Quinn, LLP
   23.5** Consent of Wiley, Rein & Fielding
   24.1   Power of Attorney (included on signature page to this Registration
          Statement)
   27.1   Financial Data Schedule (7)
   99.1** Form of Subscription Certificate and related documents
   99.2** Forms of Notices of Guaranteed Delivery

  --------
  *  To be filed by amendment.
  ** Filed herewith.

  + Identifies exhibits constituting a management contract or compensation plan.

  (1) Incorporated by reference from the Registration Statement on Form S-3 (File No. 333-542) of Arch Communications Group, Inc.
  (2) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated October 13, 1995 and filed on October 24, 1995.

  (3) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998 and filed on July 23, 1998.
  (4) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.
  (5) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.
  (6) A Confidential Treatment Request has been filed with respect to portions of this exhibit so incorporated by reference.
  (7) Incorporated by reference from the Quarterly Report on Form 10-Q of Arch Communications Group, Inc. for the quarter ended June 30, 1998.

  (8) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group. Inc. (then known as USA Mobile Communications Inc. II) for the fiscal year ended December 31, 1994.

  (9) Incorporated by reference from the Registration Statement on Form S-4 (File No. 33-83648) of Arch (then known as USA Mobile Communications Inc. II).

  (10) Incorporated by reference from the Registration Statement on Form S-3 (File No. 33-87474) of Arch Communications Group, Inc.

  (11) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1995.

  (12) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1996.

  (13) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1997.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  (g) The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WESTBOROUGH, COMMONWEALTH OF MASSACHUSETTS ON SEPTEMBER 16, 1998.

                                          Arch Communications, Inc.

                                              /s/ C. Edward Baker, Jr.
                                          By: _________________________________
                                              C. EDWARD BAKER, JR.CHAIRMAN OF
                                               THE BOARD AND CHIEF EXECUTIVE
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                  TITLE
                                                                   DATE

/s/ C. Edward Baker, Jr.    Chairman of the Board and           September 16,
-------------------------   Chief Executive Officer             1998
  C. EDWARD BAKER, JR.      Director (principal executive officer)

   */s/ J. Roy Pottle       Executive Vice President and        September 16,
-------------------------   Chief Financial Officer             1998
      J. ROY POTTLE         (principal financial officer and
                            principal accounting officer)

  */s/ R. Schorr Berman     Director                            September 16,
-------------------------                                       1998
    R. SCHORR BERMAN

  */s/ James S. Hughes      Director                            September 16,
-------------------------                                       1998
     JAMES S. HUGHES

   */s/ John Kornreich      Director                            September 16,
-------------------------                                       1998
     JOHN KORNREICH

 */s/ Allan L. Rayfield     Director                            September 16,
-------------------------                                       1998
    ALLAN L. RAYFIELD

   */s/ John B. Saynor      Director                            September 16,
-------------------------                                       1998
     JOHN B. SAYNOR

   */s/ John A. Shane       Director                            September 16,
-------------------------                                       1998
      JOHN A. SHANE

 */s/ Gerald J. Cimmino
-------------------------
    GERALD J. CIMMINO
    ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  (A) EXHIBITS

    2.1**  Agreement and Plan of Merger, dated as of August 18, 1998, by and among Arch Communications Group, Inc., Farm Team Corp., MobileMedia
           Corporation and MobileMedia Communications, Inc.,
    2.2**  First Amendment to Agreement and Plan of Merger, dated as of
           September 3, 1998, by and among Arch Communications Group, Inc.,
           Farm Team Corp. and MobileMedia Communications, Inc.
    3.1    Restated Certificate of Incorporation. (1)
    3.2    Certificate of Designations establishing the Series B Junior
           Participating Preferred Stock. (2)
    3.3    Certificate of Correction, filed with the Secretary of State of
           Delaware on February 15, 1996. (1)
    3.4    Certificate of Designations establishing the Series C Convertible
           Preferred Stock. (3)
    3.5**  Form of Certificate of Amendment to the Restated Certificate of
           Incorporation
    3.6**  Form of Certificate of Amendment to the Restated Certificate of
           Incorporation
    3.7    By-laws, as amended. (1)
    4.1    Indenture, dated February 1, 1994, between Arch Communications, Inc.
           (formerly known as USA Mobile Communications, Inc. II) and United
           States Trust Company of New York, as Trustee, relating to the 9 1/2%
           Senior Notes due 2004 of Arch Communications, Inc.(4)
    4.2    Indenture, dated December 15, 1994, between Arch Communications,
           Inc. (formerly known as USA Mobile Communications, Inc. II) and
           United States Trust Company of New York, as Trustee, relating to the
           14% Senior Notes due 2004 of Arch Communications, Inc. (5)
    4.3    Indenture, dated June 29, 1998, between Arch Communications, Inc.
           and U.S. Bank Trust National Association, as Trustee, relating to the 12 3/4% Senior Notes due 2007 of Arch Communications, Inc. (3)
    5.1*   Opinion of Hale and Dorr LLP
    8.1*   Tax opinion of Hale and Dorr LLP
   10.1    Second Amended and Restated Credit Agreement (Tranche A and Tranche
           C Facilities), dated June 29, 1998, among Arch Paging, Inc., the
           Lenders party thereto, The Bank of New York, Royal Bank of Canada and Toronto Dominion (Texas), Inc. (3)
   10.2    Second Amended and Restated Credit Agreement (Tranche B Facility),
           dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto. The Bank of New York, Royal Bank of Canada and Toronto
           Dominion (Texas), Inc. (3)
   10.3    Asset Purchase and Sale Agreement, dated April 10, 1998, among
           OmniAmerica, Inc. and certain subsidiaries of Arch Communications
           Group, Inc. (3)
   10.4    Letter agreement, dated June 10, 1998, between Arch Communications
           Group, Inc. and Motorola, Inc. (3)(6)
   10.5**  Debtors' Second Amended Joint Plan of Reorganization, dated as of
           September 3, 1998, included as Annex C to the Prospectus which is a part of this Registration Statement.
   10.6**  Commitment Letters to Purchase Stock and Warrants, dated as of
           August 18, 1998, by and among Arch Communications Group, Inc.,
           MobileMedia Communications Inc. and W. R. Huff Asset Management Co.,
           L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
           Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
           Whippoorwill Associates, Inc.
   10.7**  Amendments to Commitment Letters to Purchase Stock and Warrants,
           dated as of September 3, 1998, by and among Arch Communications
           Group, Inc., MobileMedia Communications Inc. and W.R. Huff Asset
           Management Co., L.L.C., The Northwestern Mutual Life Insurance
           Company, Northwestern Mutual Series Fund, Inc., Credit Suisse First
           Boston Corporation and Whippoorwill Associates, Inc.
   10.8**  Form of Registration Rights Agreement among Arch Communications
           Group, Inc. and W. R. Huff Asset Management Co., L.L.C., The
           Northwestern Mutual Life Insurance Company, Northwestern Mutual
           Series Fund, Inc., Credit Suisse First Boston Corporation and
           Whippoorwill Associates, Inc.
   10.9**  Form of Registration Rights Agreement among Arch Communications
           Group, Inc. and certain Stockholders
   10.10   Amendment No. 1 to Rights Agreement, dated June 29, 1998, between
           Arch Communications Group, Inc. and the Bank of New York. (3)
   10.11** Amendment No. 2 to Rights Agreement, dated as of August 18, 1998, amending the Rights Agreement between Arch Communications Group,
           Inc. and the Bank of New York.

    10.12** Amendment No. 3 to Rights Agreement, dated September 3, 1998, amending the Rights Agreement between Arch Communications Group,
            Inc. and the Bank of New York.
    10.13*  Disclosure Statement to Debtors' Second Amended Joint Plan of
            Reorganization, dated September 3, 1998.
    10.14** Form of Warrant Agreement, between Arch Communications Group, Inc.
            and the Bank of New York, as provided for in the First Amendment to
            Agreement and Plan of Merger dated as of September 3, 1998, by and among Arch Communications Group, Inc, Farm Team Corp. and
            MobileMedia Communications Inc.
    10.15** Commitment Letter, dated as of August 18, 1998, by and among Arch
            Paging, Inc. and The Bank of New York, BNY Capital Markets, Inc.,
            Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank
            of Canada and Barclays Bank PLC amending the Second and Amended
            Restated Credit Agreements, dated June 29, 1998 (Tranche A, B and C
            Facilities).
    10.16** Bridge Commitment Letter, dated as of August 20, 1998, among Arch
            Communications, Inc., Arch Communications Group, Inc. and The Bear
            Stearns Companies, Inc., The Bank of New York, TD Securities (USA)
            Inc. and the Royal Bank of Canada.
    10.17** Amendment No. 1 to Registration Rights Agreement, dated August 19,
            1998, amending the Registration Rights Agreement dated as of June
            29, 1998 by and among Arch Communications Group, Inc. and the
            Sandler Capital Partners IV, LP, Sandler Capital Partners IV, FTE
            LP, South Fork Partners, The Georgica International Fund Limited,
            Aspen Partners and Consolidated Press International Limited.
   +10.18   Amended and Restated Stock Option Plan (8)
   +10.19   Non-Employee Directors' Stock Option Plan (9)
   +10.20   1989 Stock Option Plan, as amended (1)
   +10.21   1995 Outside Directors' Stock Option Plan (10)
   +10.22   1996 Employee Stock Purchase Plan (11)
   +10.23   1997 Stock Option Plan (12)
   +10.24   Deferred Compensation Plan for Nonemployee Directors (13)
   +10.25   Form of Executive Retention Agreement by and between Messrs. Baker,
            Daniels, Kuzia, Pottle and Saynor (13)
    10.26   Stock Purchase Agreement, dated June 29, 1998, among Arch
            Communications Group, Inc., Sandler Capital Partners IV, L.P.,
            Sandler Capital Partners IV FTE, L.P., Harvey Sandler, John
            Kornreich, Michael J. Marocco, Andrew Sandler, South Fork Partners,
            the Georgica International Fund Limited, Aspen Partners and
            Consolidated Press International Limited (3)
    10.27   Registration Rights Agreement, dated June 29, 1998, among Arch
            Communications Group, Inc., Sandler Capital Partners IV, L.P.,
            Sandler Capital Partners IV FTE, L.P., Harvey Sandler, John
            Kornreich, Michael J. Marocco, Andrew Sandler, South Fork Partners,
            The Georgica International Fund Limited, Aspen Partners and
            Consolidated Press International Limited (3)
    10.28   Exchange Agreement, dated June 29, 1998, between Adelphia
            Communications Corporation and Benbow PCS Ventures, Inc. (3)
    10.29   Promissory Note, dated June 29, 1998, in the Principal amount of
            $285,015, issued by Benbow PCS Ventures, Inc. to Lisa-Gaye Shearing
            (3)
    10.30   Guaranty, dated June 29, 1998, given by Arch Communications Group,
            Inc. to Adelphia Communications Corporation (3)
    10.31   Guaranty, dated June 29, 1998, given by Arch Communications Group,
            Inc. to Lisa-Gaye Shearing (3)
    10.32   Registration Rights Agreement, dated June 29, 1998, among Arch
            Communications Group, Inc., Adelphia Communications Corporation and
            Lisa-Gaye Shearing (3)
    12.1*   Statement re computation of earnings per share
    21.1*   Subsidiaries of the Registrant
    23.1*   Consent of Hale and Dorr LLP (contained in its opinion filed as
            Exhibit 5.1)
    23.2**  Consent of Arthur Andersen LLP
    23.3**  Consent of Ernst & Young LLP
    23.4**  Consent of Wilkinson, Barker, Knauer & Quinn, LLP
    23.5**  Consent of Wiley, Rein & Fielding
    24.1    Power of Attorney (included on signature page to this Registration
            Statement)
    27.1    Financial Data Schedule (7)
    99.1**  Form of Subscription Certificate and related documents
    99.2**  Forms of Notices of Guaranteed Delivery

  --------

  *  To be filed by amendment.

  ** Filed herewith.

  + Identifies exhibits constituting a management contract or compensation plan.

  (1) Incorporated by reference from the Registration Statement on Form S-3 (File No. 333-542) of Arch Communications Group, Inc.

  (2) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated October 13, 1995 and filed on October 24, 1995.

  (3) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998 and filed on July 23, 1998.

  (4) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.

  (5) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.

  (6) A Confidential Treatment Request has been filed with respect to portions of this exhibit so incorporated by reference.

  (7) Incorporated by reference from the Quarterly Report on Form 10-Q of Arch Communications Group, Inc. for the quarter ended June 30, 1998.

  (8) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group. Inc. (then known as USA Mobile Communications, Inc. II) for the fiscal year ended December 31, 1994.

  (9) Incorporated by reference from the Registration Statement on Form S-4 (File No. 33-83648) of Arch (then known as USA Mobile Communications, Inc. II).

  (10) Incorporated by reference from the Registration Statement on Form S-3 (File No. 33-87474) of Arch Communications Group, Inc.

  (11) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1995.

  (12) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1996.

  (13) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1997.